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INDEX TO FINANCIAL STATEMENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

FTD Companies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
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	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

[    •    ], 2014

Dear Fellow Stockholder:

        FTD Companies, Inc. ("FTD," "we," "us" or "our"), Liberty Interactive Corporation ("LIC") and Provide Commerce, Inc., an indirect wholly owned subsidiary of LIC ("Provide Commerce") have entered into a Stock Purchase Agreement, dated July 30, 2014 (the "stock purchase agreement"), pursuant to which FTD (through a wholly owned subsidiary) proposes to acquire from a wholly owned subsidiary of LIC all of the issued and outstanding shares of common stock, par value $0.001 per share, of Provide Commerce, for an aggregate purchase price of approximately $430 million (the "transaction"). The purchase price consists of (i) cash consideration of $121 million and (ii) 10.2 million shares (the "FTD shares") of FTD's common stock, par value $0.0001 per share. The FTD shares represent the number of shares of FTD common stock that would equal 35% of the post-closing issued and outstanding shares of FTD common stock (based on the number of shares issued and outstanding on July 29, 2014), valued for purposes of the transaction at the volume weighted average closing price of FTD common stock for the ten trading days ended July 28, 2014.

        On behalf of the Board of Directors of FTD, we cordially invite you to attend a special meeting of our stockholders, which will be held on [    •    ], 2014 at [    •    ] Central Time, at our corporate offices located at 3113 Woodcreek Drive, Downers Grove, IL 60515. At the special meeting, you will be asked to consider and vote upon: (1) a proposal to approve the issuance of the FTD shares to a wholly owned subsidiary of LIC in the transaction (the "stock issuance") and (2) a proposal to adjourn the special meeting, if necessary or appropriate, for the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to constitute a quorum or to approve the stock issuance.

        Our common stock is listed on the NASDAQ Global Select Market under the symbol "FTD". We are seeking stockholder approval of the stock issuance in connection with the transaction to satisfy NASDAQ Listing Rule 5635(a), which requires stockholder approval prior to the issuance of securities in connection with the acquisition of stock or assets of another company if the issuance would constitute more than 20% of the total number of shares of FTD common stock outstanding before the issuance. If the stock issuance is approved, the FTD shares will be issued to a wholly owned subsidiary of LIC in a private placement transaction under the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and will be subject to certain restrictions on transfer.

        The stock issuance must be approved by the holders of a majority of the shares of FTD common stock represented in person or by proxy and entitled to vote on the matter, provided that a quorum is present in person or by proxy at the special meeting. Adjournment of the special meeting, if necessary or appropriate, for the solicitation of additional proxies requires the affirmative vote of the holders of a majority of the shares of FTD common stock represented in person or by proxy and entitled to vote on the matter, whether or not a quorum is present at the special meeting.

        Stockholders of record at the close of business on October 30, 2014 are entitled to receive notice of, and to vote at, the special meeting and any adjournment or postponement thereof.

        AFTER CAREFUL CONSIDERATION, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE STOCK ISSUANCE AND FOR THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

        This proxy statement provides you with detailed information about FTD, Provide Commerce, the stock issuance and the transaction. You may obtain additional information about us from documents that we have filed with the Securities and Exchange Commission as described under "Where You Can Find More Information" beginning on page 122 of the accompanying proxy statement. We strongly encourage you to carefully read the accompanying proxy statement and the information incorporated by reference into the accompanying proxy statement. Before deciding how to vote on the proposal to authorize the stock issuance, you should consider the information contained in the section entitled "Risk Factors" beginning on page 26 of the accompanying proxy statement.

        It is very important that your vote be represented at the special meeting regardless of the number of shares of FTD common stock you own. Even if you plan to attend the special meeting, we urge you to submit your vote promptly. You may vote your shares via a toll-free telephone number, over the Internet, or by marking, signing and dating your proxy card and returning it in the envelope provided, as described in further detail herein. Voting by telephone, over the Internet or by proxy card will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend the special meeting.

        Thank you for your cooperation and continued support.

On behalf of the Board of Directors,
Robert Berglass Chairman of the Board of Directors
Robert S. Apatoff President, Chief Executive Officer and Director

        Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the proposed issuance of shares of FTD common stock in connection with the transaction or determined whether the accompanying proxy statement is truthful or complete. Any representation to the contrary is a criminal offense.

        These proxy materials are being mailed to stockholders of record on or about [    •    ], 2014.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
[    •    ], 2014

        A special meeting of stockholders of FTD Companies, Inc. ("FTD," "we," "us" or "our") will be held on [    •    ], 2014 at [    •    ] Central Time, at our corporate offices located at 3113 Woodcreek Drive, Downers Grove, IL 60515, for the following purposes:

  •
  to approve the issuance (the "stock issuance") of 10,203,010 shares of FTD common stock, par value $0.0001 per share ("FTD common stock"), to a wholly owned subsidiary of Liberty Interactive Corporation ("LIC"), pursuant to the Stock Purchase Agreement, dated July 30, 2014 (the "stock purchase agreement"), by and among FTD, LIC and Provide Commerce, Inc., an indirect wholly owned subsidiary of LIC ("Provide Commerce"), pursuant to which FTD (through a wholly owned subsidiary) proposes to acquire from a wholly owned subsidiary of LIC all of the issued and outstanding shares of common stock, par value $0.001 per share, of Provide Commerce (the "transaction"); and

  •
  to adjourn the special meeting, if necessary or appropriate, for the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to constitute a quorum or to approve the stock issuance.

        The accompanying proxy statement provides you detailed information about these items of business.

        Stockholders will also transact such other business as may properly come before the special meeting or any adjournment or postponement thereof. At this time, our board of directors knows of no other proposals or matters that will be presented at the special meeting.

        Only stockholders of record of FTD common stock at the close of business on October 30, 2014, the record date, are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Our stockholders must approve the stock issuance in accordance with the terms of the stock purchase agreement in order for us to complete the transaction.

        AFTER CAREFUL CONSIDERATION, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE STOCK ISSUANCE AND FOR THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

 YOUR VOTE IS IMPORTANT!

        Your vote is very important. Whether or not you plan to attend the special meeting, we hope you will vote as soon as possible. Please vote before the special meeting using the Internet, telephone or by signing, dating and mailing the proxy card in the pre-paid envelope, to ensure that your vote will be counted. Please review the instructions on each of your voting options described in the accompanying proxy statement. Your proxy may be revoked before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement.

On behalf of the Board of Directors,
Robert Berglass Chairman of the Board of Directors
Robert S. Apatoff President, Chief Executive Officer and Director

Downers Grove, Illinois
[    •    ], 2014

ADDITIONAL INFORMATION

        Additional business and financial information about FTD can be found in documents previously filed by us with the U.S. Securities and Exchange Commission (the "SEC"). This information is available to you without charge at the SEC's website at www.sec.gov. In addition to receiving the proxy statement from FTD in the mail or obtaining the information on the SEC's website, FTD stockholders will also be able to obtain a proxy statement, free of charge, from FTD at its website, www.ftdcompanies.com, or by requesting copies in writing or by e-mail using the following contact information:

FTD Companies, Inc.
c/o Investor Relations
3113 Woodcreek Drive
Downers Grove, IL 60515
ir@ftdi.com

        You may also request additional copies from our proxy solicitor, D.F. King & Co., Inc., using the following contact information:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Collect: (212) 269-5550
Toll free: (800) 714-3313
Email address: FTD@dfking.com

        If you would like to request any documents, please do so by [    •    ], 2014 in order to receive them before the special meeting.

        See "Where You Can Find More Information" beginning on page 122 for more information about the documents previously filed by us with the SEC and incorporated herein by reference.

        In addition, if you have questions about the transaction, you may contact our proxy solicitor, D.F. King & Co., Inc., by telephone at (800) 714-3313 (toll-free) or via email at FTD@dfking.com.

        All information contained in the accompanying proxy statement regarding Provide Commerce was provided by Provide Commerce and LIC.

i

ii

iii

 SUMMARY

        This summary highlights some of the information in the annexes attached to, and the documents incorporated by reference into, this proxy statement. It does not contain all of the information that is important to you. We urge you to read this proxy statement, as well as the annexes to and the documents incorporated by reference into, this proxy statement, carefully and in their entirety to understand fully the stock purchase agreement, the investor rights agreement, the transaction and the stock issuance. The parenthetical page references included below direct you to a more complete description of the topics presented in this summary. See "Where You Can Find More Information" beginning on page 122 of this proxy statement.

Special Meeting of FTD Stockholders (See page 35)

        The special meeting of the stockholders of FTD Companies, Inc. ("FTD," "we," "us" and "our") will be held on [    •    ], 2014 at [    •    ] Central Time, at our corporate offices located at 3113 Woodcreek Drive, Downers Grove, IL 60515, for the following purposes:

  •
  to approve the issuance (the "stock issuance") of 10,203,010 shares (the "FTD shares") of FTD common stock, par value $0.0001 per share ("FTD common stock"), to a wholly owned subsidiary of Liberty Interactive Corporation ("LIC"), pursuant to the Stock Purchase Agreement, dated July 30, 2014 (the "stock purchase agreement"), by and among FTD, LIC and Provide Commerce, Inc., an indirect wholly owned subsidiary of LIC ("Provide Commerce"), pursuant to which FTD (through a wholly owned subsidiary) proposes to acquire from a wholly owned subsidiary of LIC all of the issued and outstanding shares of common stock, par value $0.001 per share, of Provide Commerce (the "transaction"); and

  •
  to adjourn the special meeting, if necessary or appropriate, for the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to constitute a quorum or to approve the stock issuance.

        Our stockholders must approve the stock issuance in accordance with the terms of the stock purchase agreement in order for us to complete the transaction.

        Only stockholders of record of FTD common stock at the close of business on October 30, 2014, the record date, are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. You are entitled to one vote on each matter submitted to stockholders at the special meeting for each share of FTD common stock held as of the record date. At the close of business on the record date, [    •    ] shares of FTD common stock were issued and outstanding.

        The affirmative vote of the holders of a majority of the shares of FTD common stock represented in person or by proxy and entitled to vote on the matter is required for the approval of the stock issuance, provided that a quorum is present in person or by proxy at the special meeting. A properly executed proxy marked "Abstain" with respect to such matter will be counted for purposes of determining whether there is a quorum and will have the effect of a vote AGAINST the stock issuance.

        The affirmative vote of the holders of a majority of the shares of FTD common stock represented in person or by proxy and entitled to vote on the matter is required for the approval of the adjournment of the special meeting, if necessary or appropriate, for the solicitation of additional proxies whether or not a quorum is present at the special meeting. A properly executed proxy marked "Abstain" with respect to such matter will be counted for purposes of determining whether there is a quorum and will have the effect of a vote AGAINST the adjournment of the special meeting.

        If you do not provide voting instructions to your brokerage firm, bank, broker-dealer or other similar organization with respect to the proposal to approve the stock issuance or the proposal to adjourn the special meeting, such organization may not exercise discretion and would be prohibited from voting your shares of FTD common stock with respect to those proposals. In such case, if such organization signs and returns a proxy with respect to your shares of FTD common stock, but does not vote on such proposals, your shares will be reflected as "broker non-votes." Such "broker non-votes" will not be counted for purposes of determining whether there is a quorum. Assuming a quorum is present, "broker non-votes" will have no effect on the proposal to approve the stock issuance or the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

        This solicitation is made on behalf of our board of directors, and we will pay the costs of solicitation. Copies of solicitation materials will be furnished to banks, brokerage firms and other custodians, nominees and fiduciaries holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners upon request. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to our stockholders. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies by telephone, facsimile or personal interview. No additional compensation will be paid to these individuals for any such services. We have engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the special meeting and will pay D.F. King & Co., Inc. a fee of approximately $12,500, plus reimbursement of out-of-pocket expenses.

The Transaction (See page 40)

        On July 30, 2014, FTD, LIC and Provide Commerce entered into the stock purchase agreement. Pursuant to the stock purchase agreement, FTD, Inc., a wholly owned subsidiary of FTD, will acquire from a wholly owned subsidiary of LIC all of the issued and outstanding shares of common stock, par value $0.001 per share, of Provide Commerce for an aggregate purchase price of approximately $430 million. The purchase price consists of (1) cash consideration of $121 million, and (2) the FTD shares, totaling 10,203,010 shares of FTD common stock. The cash portion of the purchase price is subject to adjustment for changes in Provide Commerce's working capital as of the date of closing of the transaction, certain transaction expenses and other customary adjustments that may be determined at or after the closing. The stock portion of the purchase price consists of the number of shares of FTD common stock that would equal 35% of the post-closing issued and outstanding shares of FTD common stock (based on the number of shares issued and outstanding on July 29, 2014), valued for purposes of the transaction at the volume weighted average closing price of FTD common stock for the ten trading days ended July 28, 2014.

        The parties have also agreed that prior to closing the transaction, LIC will separate, by means of a distribution, the RedEnvelope business from the Provide Commerce business. The RedEnvelope business will be retained by LIC and will not be part of the transaction.

        Concurrent with the closing of the transaction, FTD and LIC also will enter into an Investor Rights Agreement (the "investor rights agreement") governing certain rights of and restrictions on LIC in connection with the shares of FTD common stock that LIC will own following the transaction.

        As of June 30, 2014, FTD and Provide Commerce incurred transaction costs of $1.7 million each. FTD expects to incur approximately $13 to $15 million in total transaction costs. Provide Commerce expects to incur approximately $4 to $5 million in total transaction costs. We also expect to incur integration costs associated with combining the companies and the achievement of synergies, which may be material. We are in the process of assessing such costs.

 The Companies (See page 41)

FTD Companies, Inc.

        FTD is a premier floral and gifting company. FTD provides floral, gift and related products and services to consumers, retail florists, and other retail locations primarily in the United States ("U.S."), Canada, the United Kingdom ("U.K."), and the Republic of Ireland. The business uses the highly-recognized FTD® and Interflora® brands, both supported by the iconic Mercury Man logo that is displayed in nearly 40,000 floral shops in 150 countries. FTD's portfolio of brands also includes Flying Flowers, Flowers Direct, and Drake Algar in the U.K. We maintain our principal executive offices at 3113 Woodcreek Drive, Downers Grove, IL 60515. Our telephone number is (630) 719-7800.

Provide Commerce, Inc.

        Provide Commerce, acquired by LIC in February 2006, is a leading ecommerce retailer of high quality gifts backed by superior customer service. With a portfolio of brands that offer fresh flowers, gourmet food products, unique personalized gifts, and other gifting items, Provide Commerce presents a wide assortment of gifting options for consumers at a variety of price points. Provide Commerce utilizes proprietary technology to power its websites, manage the supply chain for its perishable products, and conduct light manufacturing operations for its personalized products. Provide Commerce derives a large portion of its revenue from the sale of flowers and plants on its ProFlowers and ProPlants websites, and the remainder primarily from the sale of gourmet foods and gifts from its branded websites and mobile apps: Cherry Moon Farms, for fresh premium fruits; Shari's Berries, for gourmet-dipped berries and related gifting products; Personal Creations, for personalized and unique gifts; Gifts.com, for a wide variety of everyday gifting searchable through its proprietary gifting tools; Kalla, for unique high-end floral gifting and delivery experiences in select locales; and Sincerely, for mobile gifting apps. The principal executive offices of Provide Commerce are located at 4840 Eastgate Mall, San Diego, CA 92121. Provide Commerce's telephone number is (858) 729-2800.

Liberty Interactive Corporation

        LIC operates and owns interests in a broad range of digital commerce businesses. Those interests are currently attributed to two tracking stock groups: the Liberty Interactive Group and the Liberty Ventures Group. The Liberty Interactive Group is primarily focused on digital commerce and consists of Liberty Interactive Corporation's subsidiaries QVC, Provide Commerce, Backcountry.com, Bodybuilding.com, Evite, and CommerceHub and its interest in HSN. The businesses and assets attributed to the Liberty Venture Group consist of all of Liberty Interactive Corporation's businesses and assets other than those attributed to the Liberty Interactive Group and include its interest in Expedia, and minority interests in Time Warner and Time Warner Cable. LIC owns Provide Commerce indirectly through Liberty Interactive, LLC, a wholly owned subsidiary of LIC. The principal executive offices of LIC are located at 12300 Liberty Boulevard, Englewood, CO 80112. LIC's telephone number is (720) 875-5300.

Board Recommendation (See page 49)

        After discussion and deliberation based on the information considered during its evaluation of the proposed transaction with LIC, the FTD board of directors unanimously determined that the transaction is fair to and in the best interests of FTD and its stockholders, approved the stock purchase agreement and the investor rights agreement and directed that the stock issuance be submitted for consideration by FTD stockholders at the special meeting. Accordingly, the FTD board recommends that you vote FOR the proposal to approve the stock issuance and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. For more information regarding the factors considered by the FTD board in reaching its decision, see the section entitled "The Transaction—Reasons for the Transaction" beginning on page 49.

 Reasons for the Transaction (See page 49)

        In developing its recommendation that FTD stockholders vote in favor of the stock issuance, the FTD board of directors considered many factors, including the benefits described in this proxy statement and the positive and negative factors described in the section of this proxy statement entitled "The Transaction—Reasons for the Transaction" beginning on page 49, unanimously determined that the transaction is fair to and in the best interests of FTD and its stockholders and approved the stock purchase agreement and the investor rights agreement. The FTD board believes that the transaction will be beneficial because it is expected to enhance FTD's consumer floral and gifting category, diversify revenue streams and broaden consumer demographics, enhance the consumer shopping experience and strengthen FTD's floral network. In addition, the transaction is expected to generate significant cost synergies that will increase stockholder value, including approximately $25 million in annual synergies that are expected within 36 months of the closing of the transaction, and strengthen FTD's financial position.

Opinion of FTD's Financial Advisor (See page 54)

        In connection with the transaction, the FTD board of directors received a written opinion, dated July 28, 2014, from FTD's financial advisor, Moelis & Company LLC ("Moelis"), as to the fairness, from a financial point of view and as of the date of such opinion, to FTD of the consideration to be paid by FTD in the transaction. The full text of Moelis' written opinion dated July 28, 2014, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. Moelis has consented to the inclusion of its written opinion dated July 28, 2014 in this proxy statement, and to the description of such opinion and the references to Moelis contained in this proxy statement. Stockholders are urged to read Moelis' written opinion carefully and in its entirety. Moelis' opinion was provided for the use and benefit of the FTD board (in its capacity as such) in its evaluation of the transaction. Moelis' opinion is limited solely to the fairness, from a financial point of view and as of the date of such opinion, to FTD of the consideration to be paid by FTD in the transaction, and does not address FTD's underlying business decision to effect the transaction or the relative merits of the transaction as compared to any alternative business strategies or transactions that might be available with respect to FTD. Moelis' opinion does not constitute a recommendation to any FTD stockholder as to how such stockholder should vote or act with respect to the transaction or any other matter.

Interests of Certain Persons in the Transaction (See page 62)

        Except as described below, none of our directors or executive officers have any interests in the transaction that may be different from, or in addition to, the interests of FTD's stockholders generally. The FTD board of directors was aware of the interests described below and considered them, among other matters, in evaluating the transaction, approving the stock purchase agreement and the investor rights agreement and recommending that FTD stockholders vote in favor of the issuance of the FTD shares to LIC in accordance with the terms of the stock purchase agreement.

        In connection with FTD's entry into the stock purchase agreement, on July 28, 2014, FTD entered into amended and restated employment agreements (the "new employment agreements") with its current President and Chief Executive Officer, Robert S. Apatoff, Executive Vice President and Chief Financial Officer, Becky A. Sheehan, and Executive Vice President, General Counsel and Secretary, Scott D. Levin. Each new employment agreement amends and restates in its entirety each executive's employment agreement (the "prior employment agreements") entered into with FTD in connection with FTD's separation from United Online, Inc. on November 1, 2013.

        The new employment agreements will be effective on the date of the closing of the transaction, with a term expiring on December 31, 2019. If the transaction is not completed, the new employment agreements will be deemed null and void, will terminate effective as of the termination of the stock purchase agreement and the prior employment agreements will continue in full force and effect.

        Pursuant to the new employment agreements, immediately upon their effectiveness, Mr. Apatoff's, Ms. Sheehan's and Mr. Levin's then-current annual base salaries will be increased by $100,000, $50,000 and $50,000, respectively. Upon the new employment agreements' effectiveness, Mr. Apatoff, Ms. Sheehan and Mr. Levin will be granted an award of restricted stock units with a value of $730,000, $438,000 and $306,000, respectively, which awards will vest at the rate of one-third on each of the first three anniversaries of the grant date. In addition, the new employment agreements provide that each of Mr. Apatoff, Ms. Sheehan and Mr. Levin will remain eligible to participate in each of FTD's employee benefit plans that are generally available to all employees or senior executives and to participate in an annual bonus program with a target bonus set by the FTD board of directors in an amount of up to 100% of the executive's annual base salary. Each new employment agreement also provides for certain payments in connection with the termination of an executive's employment, including in connection with a change of control. For purposes of the new employment agreements, "change of control" includes completion of the transaction.

        The new employment agreements and related award of restricted stock units are described in more detail under the section entitled "The Transaction—Interests of Certain Persons in the Transaction" beginning on page 62.

FTD Board of Directors Following the Transaction (See page 65)

        In connection with the closing of the transaction, the FTD board of directors will be increased from seven to eleven directors, with LIC selecting four new directors for appointment to the board. In addition, at the closing of the transaction, we will be required to appoint one of those directors to each of the Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee of the FTD board. Such appointments will be subject in all respects to the terms and conditions contained in the investor rights agreement. Two such directors will be appointed to the 2016 class of the FTD board, with terms expiring at our 2016 annual meeting, and one such director will be appointed to each of the 2015 and 2017 classes, with terms expiring at our 2015 and 2017 annual meetings, respectively.

Impact of the Stock Issuance on Existing FTD Stockholders (See page 66)

        The stock issuance will dilute the ownership and voting interests of our existing stockholders. As of July 29, 2014, there were 18,948,447 shares of FTD common stock issued and outstanding. Assuming the approval of the stock issuance, consisting of 10,203,010 shares, and no other change to the number of shares of FTD common stock issued and outstanding as of July 29, 2014, LIC would own 35% of the post-closing issued and outstanding shares of FTD common stock. Therefore, the ownership and voting interests of our existing stockholders will be proportionately reduced.

        In addition, concurrent with the execution of the stock purchase agreement, the FTD board of directors resolved to waive Section 203 of the General Corporation Law of the State of Delaware (the "DGCL") with respect to LIC and its affiliates, thereby exempting LIC and its affiliates from the restrictions on business combinations set forth in Section 203. The continued effectiveness of this waiver is a condition to closing of the transaction, and FTD is prohibited from rescinding this waiver under the terms of the investor rights agreement. Further, under the terms of the investor rights agreement, FTD will be prohibited from implementing a stockholder rights plan, unless the plan exempts certain actions by LIC in accordance with the terms of the investor rights agreement.

 Material United States Federal Income Tax Consequences of the Transaction to FTD Stockholders (See page 66)

        Because existing FTD stockholders do not participate in the transaction, they will not recognize gain or loss in connection with the transaction with respect to their FTD common stock.

Accounting Treatment of the Transaction (See page 66)

        We prepare our financial statements in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Under GAAP, the transaction will be accounted for by applying the acquisition method with FTD treated as the acquirer.

Appraisal Rights (See page 66)

        None of FTD's stockholders will be entitled to exercise appraisal rights or to demand payment for his, her or its shares of FTD common stock in connection with the transaction.

Regulatory Approvals and Clearances (See page 66)

        Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations thereunder, the transaction may not be completed until required information and materials have been furnished to the Antitrust Division of the United States Department of Justice (the "DOJ") and the United States Federal Trade Commission (the "FTC") and certain waiting period requirements have expired or been terminated. On August 14, 2014, each of FTD, LIC and Provide Commerce filed a pre-merger notification and report form pursuant to the HSR Act with the DOJ and the FTC. On September 4, 2014, the DOJ and the FTC granted the parties' requests for early termination of the waiting period.

Federal Securities Law Consequences; Restrictions on Transfer (See page 66)

        If the stock issuance is approved, the FTD shares will be issued to a wholly owned subsidiary of LIC in a private placement transaction under the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, as the offer and sale of the FTD shares does not involve a public offering of FTD common stock. LIC has represented, and we have determined, that it is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act. The certificate representing the FTD shares will bear legends that such securities have not been registered under the Securities Act or the securities laws of any state and may not be sold or transferred in the absence of an effective registration statement under the Securities Act and applicable state securities laws or an exemption from registration thereunder.

        In addition, the FTD shares will be subject to further restrictions on transfer and LIC will be entitled to certain registration rights as described in more detail in "The Investor Rights Agreement—Other General Standstill Provisions" and "—Registration Rights" on pages 81 and 86, respectively.

Financing of the Transaction (See page 67)

        Concurrent with the execution of the stock purchase agreement, FTD entered into a financing commitment letter (as amended, amended and restated, supplemented or otherwise modified, the "commitment letter") with Bank of America, N.A. ("Bank of America"), Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Bank, National Association, Wells Fargo Securities, LLC ("WF Securities"), and subsequently by joinder to the commitment letter, BMO Harris Bank, N.A., Bank of Montreal and Compass Bank. The commitment letter provided, on the terms and subject to the conditions set forth in the commitment letter, for a new term loan facility to be added to FTD's existing $350 million revolving credit facility under the credit agreement, dated as of July 17, 2013 (the "2013 credit agreement"), by and among FTD, Interflora British Unit ("Interflora"), the material wholly owned domestic subsidiaries of FTD party thereto as guarantors, the financial institutions party thereto from time to time, Bank of America Merrill Lynch and WF Securities, as joint lead arrangers and book managers, and Bank of America, as administrative agent for the lenders. The commitment letter further provided the conditions for a revolving loan advance (the "acquisition advance") under the 2013 credit agreement in connection with the closing of the transaction, which advance would be used to finance the cash portion of the purchase price.

        On September 19, 2014, FTD entered into an amendment to the 2013 credit agreement (the "credit agreement amendment"), among FTD, Interflora, the guarantors party thereto, the lenders party thereto (the "lenders"), and Bank of America, as administrative agent for the lenders (in such capacity, the "administrative agent"). The credit agreement amendment amended and restated the 2013 credit agreement in its entirety (as amended and restated, the "amended and restated credit agreement"). Among other things, the amended and restated credit agreement provides for a term loan in an aggregate principal amount of $200 million (the "term loan") and the conditions for the acquisition advance. The proceeds of the term loan were used to repay a portion of outstanding revolving loans under the amended and restated credit agreement in advance of the closing of the transaction to ensure sufficient revolving availability under the amended and restated credit agreement to make the acquisition advance. FTD expects the acquisition advance, together with cash balances, to be sufficient to provide the financing necessary to pay the cash portion of the purchase price under the stock purchase agreement. The commitments of the lenders to fund the acquisition advance are subject to certain limited conditions set forth in the amended and restated credit agreement.

The Stock Purchase Agreement (See page 69)

        The stock purchase agreement, which is attached to this proxy statement as Annex A, is described in more detail under the section entitled "The Stock Purchase Agreement" beginning on page 69. We urge you to read the stock purchase agreement in its entirety because the stock purchase agreement and not this proxy statement is the legal document governing the transaction.

  Closing Conditions

        The closing of the transaction is subject to various customary closing conditions, including, among others:

  •
  approval by FTD's stockholders of the stock issuance;

  •
  the absence of any law or order from any court or governmental authority preventing or prohibiting the transaction;

  •
  expiration or termination of the waiting periods under applicable antitrust laws;

  •
  the absence of any event or development that has had a material adverse effect on FTD or Provide Commerce; and

  •
  the continued effectiveness of a waiver of Section 203 of the DGCL with respect to LIC.

  Representations and Warranties; Covenants

        The stock purchase agreement contains customary representations and warranties made by each of FTD, LIC and Provide Commerce.

        The parties have also agreed to various covenants in the stock purchase agreement, including, among others, covenants:

  •
  to conduct their respective operations in the ordinary course of business consistent with past practice;

  •
  to cooperate to prepare and file FTD's proxy statement in connection with obtaining the approval of FTD's stockholders of the stock issuance;

  •
  restricting, subject to certain limitations, FTD's ability to solicit or enter into certain alternative transactions; and

  •
  to complete, and to cooperate in connection with, the financing transactions contemplated by the commitment letter, or to obtain alternative financing for the transaction.

        The parties have also agreed that prior to closing the transaction, LIC will separate, by means of a distribution, the RedEnvelope business from the Provide Commerce business that FTD will acquire in the transaction.

        In addition, pursuant to the terms of the stock purchase agreement and the investor rights agreement, FTD will increase the size of its board of directors from seven to eleven directors, with LIC selecting four new directors for appointment to the board as of the closing of the transaction.

  Termination; Termination Fees

        The stock purchase agreement contains certain termination rights for both FTD and LIC (for itself and on behalf of Provide Commerce) and further provides that FTD must pay to LIC certain termination fees upon termination of the stock purchase agreement under the following circumstances:

  •
  a termination fee of $10.75 million if (1) either party terminates the stock purchase agreement because the transaction has not closed by January 31, 2015 or a later date under certain circumstances or because FTD's stockholders fail to approve the stock issuance, and (a) an alternative acquisition proposal for FTD was announced prior to the event giving rise to such termination right and (b) within twelve months of such termination FTD enters into a definitive agreement to consummate such alternative acquisition proposal, or (2) LIC terminates the stock purchase agreement because the FTD board of directors changes its recommendation to stockholders regarding the issuance of the FTD shares, fails to recommend against a third party tender offer for FTD, breaches its "no-shop" covenant, fails to take certain actions in connection with the solicitation of votes for approval of the stock issuance or fails to call and hold the special meeting of stockholders;

  •
  a termination fee of $12.9 million if, subject to LIC's prior matching right, FTD terminates the stock purchase agreement in order to enter into a superior proposal for the acquisition of FTD; and

  •
  a termination fee of $17.2 million if, subject to LIC's prior matching right, LIC terminates the stock purchase agreement because the FTD board of directors changes its recommendation to stockholders regarding the stock issuance due to the occurrence of certain not reasonably foreseeable intervening events materially and disproportionately favorable to FTD.

        Further, the stock purchase agreement provides that LIC must pay a termination fee of $6 million to FTD if FTD terminates the stock purchase agreement because of Provide Commerce's failure to deliver certain audited and unaudited financial statements of Provide Commerce.

  Indemnification

        Subject to certain exceptions and other provisions, LIC and FTD have agreed to indemnify each other for breaches of representations and warranties, breaches of covenants and certain other matters. The indemnification provided by each party to the other with respect to breaches of certain representations and warranties is subject to a cap on losses of $86 million and applies only to the extent such losses exceed $4.3 million in the aggregate, each of which cap and deductible amounts is subject to certain exceptions.

The Investor Rights Agreement (See page 80)

        The agreed form of investor rights agreement, which is attached to this proxy statement as Annex B, is described in more detail under the section entitled "The Investor Rights Agreement" beginning on page 80. We urge you to read the investor rights agreement in its entirety because the investor right agreement and not this proxy statement is the legal document that will govern certain rights of and restrictions on LIC in connection with the shares of FTD common stock that LIC will own following the transaction.

  Ownership Cap; Permitted Tender Offer

        Under the terms of the investor rights agreement, LIC will be restricted from acquiring additional shares of FTD common stock if, (1) until December 31, 2016, following such acquisition, LIC would own in excess of 37.5% of the total number of the outstanding shares of FTD common stock and (2) after December 31, 2016, following such acquisition, LIC would own in excess of 40% of the total number of outstanding shares of FTD common stock, in each case, subject to certain exceptions.

        Notwithstanding these restrictions, LIC would be permitted, subject to certain conditions, to make a non-negotiated permitted tender offer to acquire additional shares of FTD common stock if, (a) after December 31, 2016, LIC has negotiated in good faith with the FTD board of directors for a period of at least thirty days and is unable to reach an agreement on a transaction or (b) at any time following 10 days after the date a third party makes an unsolicited tender offer for shares of FTD common stock and if, during such 10 day period, FTD fails to take customary defensive actions, provided, (i) in either case, that LIC's tender offer must be an offer for all outstanding shares of FTD common stock and (ii) LIC's tender offer cannot close until a majority of the outstanding shares of FTD common stock not owned by LIC have been tendered, provided that the requirement in this clause (ii) does not apply in the event of a third party offer as described in clause (b) above.

  Takeover Defense

        FTD may not amend, modify or rescind the resolution of the FTD board of directors that waives Section 203 of the DGCL as to LIC and its affiliates. FTD also may not implement a stockholder rights plan unless such plan by its terms exempts, or at the time of implementation FTD takes action to exempt, the acquisitions of FTD common stock by LIC pursuant to the terms of the investor rights agreement.

  Other General Standstill Provisions

        The investor rights agreement further provides that during the 18 month period following the closing of the transaction (the "restricted period"), LIC will be bound by customary standstill provisions, including covenants not to solicit competing proxies or call special meetings of FTD's stockholders, subject to the earlier expiration of the standstill provisions or certain waivers thereto upon the occurrence of certain events. In addition, during the restricted period, LIC may not transfer any shares of FTD common stock that it owns, subject to certain exceptions.

        After the expiration of the restricted period, LIC may sell shares of FTD common stock, subject to FTD's right of first refusal with respect to certain market sales, provided that in no event may LIC sell FTD common stock to any person if such person would beneficially own in excess of 15% of the total outstanding shares of FTD common stock, subject to certain exceptions. Beginning 36 months after closing of the transaction, LIC would be permitted to transfer its shares of FTD common stock in a block sale to a single party, subject to certain limitations with respect to the transferee and FTD's right of first offer.

        The investor rights agreement also includes limitations on pledging, stock lending transactions and hedging by LIC of shares of FTD common stock.

  Registration Rights; Participation Rights

        Pursuant to the terms of the investor rights agreement, LIC is entitled to customary demand and piggyback registration rights and, subject to certain limitations, a participation right pursuant to which LIC may maintain its ownership percentage of FTD common stock.

        The investor rights agreement provides that, for so long as LIC owns at least 15% of the outstanding shares of FTD common stock, FTD is required to provide advance notice to LIC before entering into an agreement regarding a merger, consolidation, change of control or other business combination transaction. In addition, if FTD enters into an agreement with a third party that would result in a change of control of FTD, FTD may issue to such third party, outside of LIC's participation right described above, a number of shares of FTD common stock equal to 19.9% of the total number of shares then outstanding. However, such issuance will not dilute LIC's right to representation on the FTD board of directors.

  LIC Representation on the FTD Board of Directors

        As described above, LIC will be entitled to select four new directors for appointment to the FTD board of directors as of the closing of the transaction. Pursuant to the investor rights agreement, following the closing:

  •
  LIC will be entitled to proportional representation on the FTD board based upon its ownership percentage, rounded up to the next whole number of directors;

  •
  FTD will be required to use its reasonable best efforts to cause the election of each LIC nominee at subsequent FTD stockholders meetings;

  •
  at least half of LIC's nominees must be independent under applicable listing standards, subject to LIC's rights to have at least two LIC officers serving as directors; and

  •
  FTD must appoint one of LIC's nominees to each committee of the FTD board, subject to applicable listing standards and provided that no such director may serve as chairman of the board or chairman of a committee.

        In addition, for a period of five years (or six years, in the event the FTD board of directors ceases to be classified or FTD implements majority voting for directors), and so long as (1) a LIC-nominated director remains on the board and (2) LIC owns less than 50% of the outstanding shares of FTD common stock, LIC will be required to vote its shares of FTD common stock in favor of the FTD board's director slate at each stockholders meeting at which directors are to be elected. So long as LIC owns at least 5% of the outstanding shares of FTD common stock, LIC has agreed to attend, in person or by proxy, all meetings of FTD's stockholders so that such shares may be counted for purposes of determining a quorum at such meetings.

Summary Historical Financial Data

Summary Historical Consolidated Financial Data of FTD

        The following table presents summary historical consolidated financial data as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011, derived from our audited consolidated financial statements, which are included in our annual report on Form 10-K for the year ended December 31, 2013 and incorporated by reference into this proxy statement. The table also presents summary historical consolidated financial data as of December 31, 2011 and for the year ended December 31, 2010 derived from audited consolidated financial statements that are not included in or incorporated by reference into this proxy statement. Additionally, the table presents summary historical consolidated financial data as of June 30, 2014 and for the six months ended June 30, 2014 and 2013, derived from our unaudited condensed consolidated financial statements, which are included in our quarterly report on Form 10-Q for the quarterly period ended June 30, 2014 and incorporated by reference into this proxy statement. In the opinion of FTD's management, the unaudited interim information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of financial position and operating results for the periods presented. Results for interim periods should not be considered indicative of results for any other periods or for the year.

        The information presented below is only a summary. The historical results are not necessarily indicative of results that can be expected for any future period. The summary financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and notes thereto for 2013, 2012 and 2011, which are included in our annual report on Form 10-K for the year ended December 31, 2013, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical condensed consolidated financial statements and notes thereto for the three and six months ended June 30, 2014, which are included in our quarterly report on Form 10-Q for the quarterly period ended June 30, 2014, and, in each case, are incorporated by reference in this proxy statement.

        Prior to November 1, 2013, FTD was a wholly owned subsidiary of United Online, Inc. ("United Online"). On November 1, 2013, United Online separated into two independent, publicly-traded companies: FTD Companies, Inc. and United Online, Inc. (the "separation"). The separation was consummated through a tax-free dividend involving the distribution of all shares of FTD common stock to United Online's stockholders. In connection with the separation, holders of United Online common stock received one share of FTD common stock for every five shares of United Online common stock held on the record date for the separation (prior to giving effect to a reverse stock split of United Online shares). Following completion of the separation, FTD became an independent, publicly-traded company on the NASDAQ Global Select Market utilizing the symbol "FTD".

        Our historical consolidated financial statements prior to November 1, 2013 include allocations of certain corporate costs from United Online, including costs related to senior management, legal, human resources, finance, information technology, and centrally-managed employee benefit arrangements. We believe the allocations of corporate costs from United Online are reasonable and do not believe FTD's costs would have been significantly different on a stand-alone basis prior to separation. However, these costs may not be representative of the future costs we will incur as a stand-alone public company, and do not include certain additional costs we may incur as a stand-alone public company.

        The historical financial information presented may not necessarily reflect our financial position and results of operations as if we had operated as a stand-alone public company during the periods prior to November 1, 2013. Accordingly, our historical results should not be relied upon as an indicator of our future performance.

        The following amounts are in thousands, except per share data:

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013(a)(b)	2012	2011	2010
Statement of Operations Data:
Revenues	$357,947	$354,562	$627,343	$613,514	$587,249	$554,576
Operating income	$26,624	$29,158	$33,666	$44,189	$41,217	$32,113
Net income	$14,329	$14,775	$12,502	$21,174	$15,721	$6,607
Earnings per common share(c):
Basic	$0.74	$0.79	$0.67	$1.14	$0.85	$0.36
Diluted	$0.74	$0.79	$0.67	$1.14	$0.85	$0.36

		As of December 31,
	As of June 30, 2014
		2013	2012	2011
Balance Sheet Data:
Cash and cash equivalents	$63,495	$48,162	$67,347	$47,058
Total assets	$662,951	$655,264	$684,629	$677,459
Long-term debt, net of discounts	$220,000	$220,000	$233,144	$258,474
Common shares outstanding(c)	18,948	18,829	18,584	18,584

(a)
During the year ended December 31, 2013, FTD incurred transaction-related costs related to the separation that negatively impacted operating income by $13.4 million, net income by $12.3 million and earnings per common share by $0.66.

(b)
On July 17, 2013, FTD refinanced its debt and entered into the 2013 credit agreement. FTD repaid in full its then existing debt under its prior 2011 credit agreement, and in connection with such transaction FTD recorded a $2.3 million pre-tax loss ($1.4 million after tax) on extinguishment of debt during the year ended December 31, 2013, which was recorded in interest expense.

(c)
In connection with the separation, FTD's previously outstanding 10,000 shares of common stock were automatically reclassified and became 18,583,927 shares of common stock. The same number of shares was used to calculate basic and diluted earnings per share for the periods prior to the separation.

Summary Historical Consolidated and Combined Financial Data of Provide Commerce (See page 99)

        The following table presents summary historical consolidated financial data of Provide Commerce as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011, derived from Provide Commerce's audited consolidated and combined financial statements, which are included in this proxy statement. Additionally, the table presents summary historical consolidated financial data as of June 30, 2014 and for the six months ended June 30, 2014 and 2013, derived from Provide Commerce's unaudited condensed consolidated and combined interim financial statements, which are included in this proxy statement. In the opinion of Provide Commerce's management, the unaudited interim information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of financial position and operating results for the periods presented. Results for interim periods should not be considered indicative of results for any other periods or for the year.

        The information presented below is only a summary. The historical results presented below are not necessarily indicative of results that can be expected for any future period. The summary financial data set forth below should be read in conjunction with "Provide Commerce's Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 100 and Provide

Commerce's historical consolidated and combined financial statements and notes thereto included with this proxy statement.

        The following amounts are in thousands:

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011
Statement of Operations Data:
Net sales	$418,840	$401,719	$606,057	$563,944	$522,103
Operating income (loss)(a)	$10,732	$32,363	$(19,985)	$21,061	$25,841
Net income (loss)(a)	$4,964	$19,940	$(18,281)	$13,008	$16,599

(a)
During the year ended December 31, 2013, Provide Commerce recorded impairments of goodwill and intangible assets of the Gifts.com reporting unit which negatively impacted operating income by $35.0 million and net income by $27.3 million.

		As of December 31,
	As of June 30, 2014
		2013	2012
Balance Sheet Data:
Cash and cash equivalents	$46,789	$44,952	$52,495
Total assets	$514,993	$523,117	$563,702
Long-term debt	—	—	—

Summary Unaudited Pro Forma Combined Financial Data (See page 111)

        The following table reflects the pro forma effect of the acquisition of Provide Commerce by FTD, and the issuance of $130.0 million of additional debt on the balance sheet of FTD as of June 30, 2014 and the statement of operations of FTD for the six months ended June 30, 2014 and the year ended December 31, 2013. The summary unaudited pro forma combined financial data is prepared as if the acquisition of Provide Commerce had been consummated as of June 30, 2014, for purposes of the unaudited pro forma combined balance sheet, and on January 1, 2013, for purposes of the unaudited pro forma combined statements of operations.

        This information is only a summary. We are providing the summary unaudited pro forma combined financial data for informational purposes only. It does not necessarily represent or indicate what the financial position and results of operations of FTD would actually have been had the acquisition and other pro forma adjustments in fact occurred at the dates indicated. It also does not necessarily represent or indicate the future financial position or results of operations FTD will achieve after the acquisition of Provide Commerce.

        You should read the summary unaudited pro forma combined financial data together with the other information and the accompanying notes that are included or incorporated by reference elsewhere in this document.

        The following amounts are in thousands:

	Six Months Ended June 30, 2014	Year Ended December 31, 2013
Unaudited Pro Forma Combined Statements of Operations Data:
Revenues	$776,787	$1,233,400
Operating income (loss)(a)	30,375	(5,651)
Net income (loss)(a)	13,957	(19,727)

(a)
During the year ended December 31, 2013, Provide Commerce recorded impairments of goodwill and intangible assets of the Gifts.com reporting unit which negatively impacted operating income by $35.0 million and net income by $27.3 million.

Unaudited Pro Forma Combined Balance Sheet Data as of June 30, 2014:
Cash and cash equivalents	$55,053
Total assets	1,280,744
Long-term debt	350,000

QUESTIONS AND ANSWERS

        The following questions and answers are intended to address briefly some commonly asked questions regarding the transaction and the stock issuance. These questions and answers, as well as the summary beginning on page 1, are not meant to be a substitute for the information contained in the remainder of this proxy statement, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this proxy statement. Stockholders are urged to carefully read this entire proxy statement, including the attached annexes. You should pay special attention to "Special Note Concerning Forward-Looking Statements" beginning on page 24 and "Risk Factors" beginning on page 26.

Q:
Why am I receiving this document?

A:
We are using this document to solicit proxies of our stockholders for the approval of the stock issuance in connection with the acquisition by our wholly owned subsidiary, FTD, Inc., of all the issued and outstanding shares of Provide Commerce's common stock, pursuant to the stock purchase agreement. Following the completion of the transaction, Provide Commerce will be an indirect wholly owned subsidiary of FTD.

  In order to complete the transaction, our stockholders must vote to approve the stock issuance. We are holding a special meeting of stockholders in order to obtain the necessary stockholder approval for the stock issuance. Our stockholders are also being asked to approve the adjournment of the special meeting, if necessary or appropriate, for the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to constitute a quorum or approve the stock issuance.

  This document contains important information about the transaction, the stock purchase agreement, the investor rights agreement and the special meeting of our stockholders, and you should read it, and the documents incorporated by reference into this proxy statement, carefully and in their entirety.

Q:
When is the special meeting of FTD stockholders and where will it be held?

A:
The special meeting will be held on [    •    ], 2014 at [    •    ] Central Time, at our corporate offices located at 3113 Woodcreek Drive, Downers Grove, IL 60515.

  We provide additional information relating to the special meeting in the section below entitled "The Special Meeting of FTD Stockholders" beginning on page 35.

Q:
Who is eligible to vote at the special meeting?

A:
If you are an FTD stockholder of record as of the close of business on October 30, 2014, the record date for the special meeting, you are entitled to receive notice of, and to vote at, the special meeting.

  At the close of business on the record date, there were [    •    ] shares of FTD common stock issued and outstanding. Each outstanding share of FTD common stock is entitled to one vote.

Q:
What matters are FTD stockholders being asked to approve at the special meeting?

A:
You are being asked to vote on the following matters:

1.
to approve the stock issuance; and

2.
to adjourn the special meeting, if necessary or appropriate, for the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to constitute a quorum or to approve the stock issuance.

Q:
Why is stockholder approval required for the stock issuance?

A:
We are seeking stockholder approval of the stock issuance to satisfy NASDAQ Listing Rule 5635(a), which requires stockholder approval prior to the issuance of securities in connection with the acquisition of stock or assets of another company if the issuance would constitute more than 20% of the total number of shares of FTD common stock outstanding before the issuance. If the transaction is completed, we will issue the FTD shares to a wholly owned subsidiary of LIC, which represent the number of shares of FTD common stock that would equal 35% of the post-closing issued and outstanding shares of FTD common stock (based on the number of shares issued and outstanding on July 29, 2014).

Q:
What will happen if FTD's stockholders vote to approve the stock issuance?

A:
If the stock issuance is approved, all required authorizations, clearances, consents and governmental approvals are obtained and, subject to the satisfaction or waiver of the other closing conditions, we expect the transaction to be completed near the end of 2014.

Q:
What will happen if FTD's stockholders do not vote to approve the stock issuance?

A:
If the stock issuance is not approved, we will not be able to complete the transaction. The stock purchase agreement would be terminated, and, if certain conditions are met in addition to FTD's stockholders failure to approve the stock issuance, a termination fee may be payable by FTD to LIC. We provide additional information relating to termination rights under the stock purchase agreement in the section below entitled "The Stock Purchase Agreement" beginning on page 69.

Q:
Why is FTD proposing to engage in the transaction and the stock issuance?

A:
We believe that the transaction would further FTD's vision to become the leading and most trusted floral and gifting company in the world. We believe that the transaction would unite two complementary businesses to offer customers a greater variety of floral and gifting products and an enhanced shopping experience, and that the transaction would result in the following anticipated benefits, among others:

•
enhanced FTD consumer floral and gifting category by combining FTD's iconic brands, FTD and Interflora, and Mercury Man logo with Provide Commerce's respected and highly recognizable e-commerce brands, including ProFlowers, Shari's Berries and Personal Creations;

•
diversified revenue streams and broadened consumer demographics through the combination of FTD's and Provide Commerce's complementary businesses and customer bases, with opportunities for cross-selling brands;

•
enhanced consumer shopping experience by allowing FTD to offer a wider selection of floral and gifting products, thereby providing consumers with greater convenience and choice;

•
strengthened floral network by enabling FTD to invest in new products, services and technology to support member florists in their local businesses;

•
generation of significant cost synergies to increase stockholder value, including approximately $25 million in annual synergies expected within 36 months of the closing of the transaction, through changes in procurement and fulfillment including leveraging Provide Commerce's supply chain network to support FTD's florist network members, and efficiencies in overhead, customer service, and marketing; and

•
strengthened financial position, including that the transaction will create a combined company with annual revenue in excess of $1 billion and will increase FTD's market capitalization and shares of common stock outstanding, which is expected to enhance FTD's ability to access the capital markets in the future.

  Furthermore, we believe that, given the favorable strategic fit, the potential cost synergies and the purchase price, the transaction is expected to be accretive to FTD's 2015 cash earnings per share (net income adjusted for non-cash items including stock-based compensation, depreciation and amortization), excluding transaction and integration costs.

Q:
Why does the FTD board of directors recommend that I vote FOR the stock issuance?

A:
In developing its recommendation that FTD stockholders vote in favor of the stock issuance, the FTD board of directors considered many factors, including the benefits described in this proxy statement and the positive and negative factors described in the section entitled "The Transaction—Reasons for the Transaction" beginning on page 49, unanimously determined that the transaction is fair to and in the best interests of FTD and its stockholders and approved the stock purchase agreement and the investor rights agreement. The FTD board believes that the transaction will provide the strategic and financial benefits described in the immediately preceding question. Accordingly, the FTD board recommends that you vote FOR the proposal to approve the stock issuance.

Q:
Are there risks associated with the transaction?

A:
Yes. The material risks associated with the transaction that are known to us are discussed in the section entitled "Risk Factors" beginning on page 26.

Q:
What will LIC receive as consideration in the transaction?

A:
Upon the closing of the transaction, FTD (through a wholly owned subsidiary) will acquire from a wholly owned subsidiary of LIC all of the issued and outstanding shares of Provide Commerce's common stock for an aggregate purchase price of approximately $430 million. The purchase price consists of (i) cash consideration of $121 million and (ii) the FTD shares, totaling 10,203,010 shares of FTD common stock. The FTD shares represent the number of shares of FTD common stock that would equal 35% of the post-closing issued and outstanding shares of FTD common stock (based on the number of shares issued and outstanding on July 29, 2014), valued for purposes of the transaction at the volume weighted average closing price of FTD common stock for the ten trading days ended July 28, 2014.

Q:
What will happen to my FTD common stock upon completion of the transaction?

A:
Each outstanding share of FTD common stock will be unaffected by the transaction and will remain outstanding. Holders of FTD common stock will continue to hold the shares that they currently hold.

Q:
Will the stock issuance dilute the existing stockholders' percentage of ownership in FTD?

A:
Yes. The stock issuance will dilute your existing holdings of FTD common stock. As of July 29, 2014, there were 18,948,447 shares of FTD common stock issued and outstanding. Assuming the approval of the stock issuance, consisting of 10,203,010 shares, and no other change to the number of shares of FTD common stock issued and outstanding as of July 29, 2014, LIC would own 35% of the post-closing issued and outstanding shares of FTD common stock. Therefore, your ownership and voting interest in FTD will be proportionately reduced.

Q:
Do I, as a stockholder of FTD, have dissenters' or appraisal rights if I object to the stock issuance?

A:
No. Our existing stockholders do not have rights of appraisal or similar rights of dissenters with respect to the stock issuance.

Q:
How does the FTD board of directors recommend I vote for the proposal to adjourn the special meeting?

A:
The FTD board of directors recommends a vote FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to constitute a quorum or approve the stock issuance.

Q:
What other matters may arise at FTD's special meeting?

A:
Other than the two proposals described in this proxy statement, we do not expect any other matters to be presented for a vote at the special meeting. If any other matter is properly brought before the special meeting, your proxy gives authority to the individuals named in the proxy to vote on such matters in their discretion.

Q:
Other than the stock purchase agreement, what other agreements have been or will be entered into in connection with the proposed transaction?

A:
Concurrent with the closing of the transaction, LIC and FTD will enter into the investor rights agreement, the agreed form of which is attached hereto as Annex B. The investor rights agreement provides for certain restrictions on LIC's ability to acquire additional shares of FTD common stock in excess of a cap and includes customary standstill provisions applicable to LIC during the 18 month restricted period following closing of the transaction, subject to more limited restrictions following the restricted period. The investor rights agreement also includes limitations on transfers, pledging, stock lending transactions and hedging by LIC of shares of FTD common stock. Pursuant to the terms of the investor rights agreement, LIC is entitled to customary demand and piggyback registration rights and, subject to certain limitations, a participation right pursuant to which LIC may maintain its ownership percentage of FTD common stock. For so long as LIC owns at least 15% of the outstanding shares of FTD common stock, FTD is required to provide advance notice to LIC before entering into an agreement regarding a merger, consolidation, change of control or other business combination transaction. The investor rights agreement also includes certain director appointment and nomination rights in favor of LIC and obligates LIC, subject to certain limitations, to vote its shares of FTD common stock in favor of the FTD board's director slate at each stockholders meeting at which directors are to be elected. The agreement is described more fully below in the section entitled "Investor Rights Agreement" beginning on page 80.

  Prior to or at the closing of the transaction, Provide Commerce and LIC will enter into the services agreement. Pursuant to the services agreement, Provide Commerce will, on a transitional basis, provide LIC with certain support services and other assistance after the transaction in respect of the distributed RedEnvelope business.

  We have also entered into the credit agreement amendment. The credit agreement amendment and the amended and restated credit agreement are described more fully in the section entitled "The Transaction—Financing of the Transaction" beginning on page 67.

Q:
Are there restrictions on the resale of the FTD shares issued to LIC in connection with the transaction?

A:
Yes. The FTD shares issued in connection with the transaction will be considered "restricted securities" under Rule 144 of the Securities Act of 1933, as amended (the "Securities Act").

  In addition, the FTD shares will be subject to the further restrictions on transfer contained in the investor rights agreement. Among other restrictions, during the 18 month restricted period following closing of the transaction, LIC may not transfer any shares of FTD common stock that it owns, subject to certain exceptions, and thereafter may only sell shares of FTD common stock under certain circumstances. The investor rights agreement also limits LIC's ability to engage in pledging, stock lending and hedging transactions. Additionally, under the registration rights provisions of the investor rights agreement, subject to limited exceptions, FTD is not obligated to file a registration statement until 18 months after the transaction is completed.

Q:
Will FTD's senior management team change following the completion of the transaction?

A:
No. Upon the closing of the transaction, FTD's senior management team will remain in place with Robert S. Apatoff continuing as President and Chief Executive Officer.

Q:
Will the FTD board of directors change following the completion of the transaction?

A:
Yes. Though Robert Berglass will continue as Chairman of the FTD board of directors, the stock purchase agreement provides that, immediately after the closing of the transaction, we will increase the size of the FTD board from seven to eleven members and will appoint four individuals selected for appointment by LIC to fill the vacancies. The investor rights agreement contains additional provisions regarding LIC's rights to designate individuals for election to the FTD board as described more fully in the section below entitled "The Investor Rights Agreement—LIC Representation on the FTD Board of Directors" beginning on page 87.

  LIC has designated Christopher W. Shean, LIC's Senior Vice President and Chief Financial Officer, and Robin S. Pringle, LIC's Vice President, Corporate Development, as the first two individuals for appointment to the FTD board of directors. It is expected that the remaining two individuals will be identified prior to closing of the transaction.

Q:
What expenses is FTD incurring in connection with the transaction?

A:
We anticipate that FTD will incur total transaction costs of approximately $13 to $15 million. As of June 30, 2014, FTD had incurred transaction costs of $1.7 million. We also expect to incur integration costs associated with combining the companies and the achievement of synergies, which may be material. We are in the process of assessing such costs.

Q:
What are the material U.S. federal income tax consequences of the transaction?

A:
Because existing FTD stockholders do not participate in the transaction, they will not recognize gain or loss in connection with the transaction with respect to their FTD common stock.

Q:
What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
Stockholder of Record

  If your shares of FTD common stock are registered directly in your name with our transfer agent, Computershare, you are a stockholder of record with respect to those shares.

  Beneficial Owners

  If your shares of FTD common stock are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in "street name". The organization holding your account is considered the stockholder of record for purposes of voting at the special meeting. If you are a beneficial owner of shares held in "street name," the organization holding your account is making these proxy materials available to you with a request for your voting instructions. As the beneficial owner, you have the right to direct the organization how to vote your shares using the voting methods which the organization offers as options.

Q:
How do FTD's stockholders of record vote?

A:
Stockholders of record may vote in person at the special meeting or by proxy. There are three ways stockholders of record can vote by proxy: (1) by telephone; (2) by Internet; or (3) by completing and returning the proxy card enclosed with these proxy materials prior to the special meeting or submitting a signed proxy card at the special meeting.

  In order for your proxy to be validly submitted and for your shares to be voted in accordance with your proxy, we must receive the mailed proxy card prior to the start of the special meeting. Additionally, telephone and Internet voting for stockholders will close at [    •    ] Central Time, on [    •    ], 2014.

  If you vote by proxy, the proxy will instruct the persons named in the proxy to vote your shares of FTD common stock at the special meeting as you direct in the proxy. However, if you submit a proxy that does not indicate how you wish to vote with respect to the proposals, your shares will be voted as the FTD board of directors recommends with respect to those proposals and in the proxy's discretion with respect to any other matter that may properly be considered at the special meeting.

  If you are the stockholder of record, your name will be verified against a list of stockholders of record on the record date prior to being admitted to the special meeting.

Q:
How do beneficial owners of shares of FTD common stock vote?

A:
If your shares of FTD common stock are held in "street name," the organization holding your account will send you a request for directions for voting those shares. The organization holding your account will provide you with a voting instruction form with instructions on how to vote your shares. Many (but not all) participate in a program that offers telephone or Internet voting options.

  If you plan to attend the special meeting and you are not a stockholder of record, you must provide a letter or account statement showing that you beneficially own the shares of FTD common stock held by your nominee to be able to attend the special meeting. Even if you attend the special meeting, you cannot vote the shares of FTD common stock that are held by your nominee.

  For a discussion of certain rules regarding the voting of shares held by beneficial owners, please see the question titled "What is a 'broker non-vote'?" below.

Q:
How do the stockholders of FTD revoke their vote?

  You may revoke your proxy at any time before it is actually voted at the special meeting by: (1) delivering written notice of revocation to our Corporate Secretary at 3113 Woodcreek Drive,

  Downers Grove, Illinois 60515; (2) submitting a later dated proxy; or (3) attending the special meeting and voting in person.

  Your attendance at the special meeting will not, by itself, constitute a revocation of your proxy. You may also be represented by another person present at the special meeting by executing a form of proxy designating that person to act on your behalf.

  Shares of FTD common stock may only be voted by or on behalf of the record holder of shares as indicated in our stock transfer records. If you are a beneficial owner of our shares, but those shares are held of record by another person, such as a brokerage firm or bank, then you must provide voting instructions to the appropriate record holder so that such person can vote the shares. In the absence of such voting instructions from you, the record holder may not be entitled to vote those shares.

Q:
What quorum requirement applies?

A:
On the record date, October 30, 2014, [    •    ] shares of FTD common stock were issued and outstanding. The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of FTD common stock issued and outstanding on the record date will constitute a quorum. Your shares of FTD common stock will be counted for purposes of determining a quorum if you attend the special meeting and vote in person or if you vote by telephone, by Internet or by submitting a properly executed proxy card by mail. Abstentions are counted as present for purposes of determining whether there is a quorum for the transaction of business, but broker non-votes are not.

Q:
What vote is required to approve the proposals?

A:
The affirmative vote of the holders of a majority of the shares of FTD common stock represented in person or by proxy and entitled to vote on the matter is required for the approval of the stock issuance, provided that a quorum is present in person or by proxy at the special meeting. A properly executed proxy marked "Abstain" with respect to such matter will be counted for purposes of determining whether there is a quorum and will have the effect of a vote AGAINST the stock issuance. Broker non-votes will not be counted for purposes of determining whether there is a quorum, but, assuming a quorum is present, will have no effect on the stock issuance.

  The affirmative vote of the holders of a majority of the shares of FTD common stock represented in person or by proxy and entitled to vote on the matter is required for the approval of the adjournment of the special meeting, if necessary or appropriate, for the solicitation of additional proxies whether or not a quorum is present at the special meeting. A properly executed proxy marked "Abstain" with respect to such matter will be counted for purposes of determining whether there is a quorum and will have the effect of a vote AGAINST the adjournment of the special meeting. Broker non-votes will not be counted for purposes of determining whether there is a quorum, but, assuming a quorum is present, will have no effect on the adjournment of the special meeting.

Q:
What is a "broker non-vote"?

A:
Brokers holding shares of FTD common stock for beneficial owners have the authority to vote on certain "routine" matters, in their discretion, in the event they have not received instructions from the beneficial owners. However, when a proposal is not a "routine" matter and a broker has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the broker may not vote the shares for that proposal. A "broker non-vote" occurs when a broker holding shares for a beneficial owner signs and returns a proxy with respect to those shares of stock held in a fiduciary capacity, but does not vote on a particular matter because the broker does not have discretionary voting power with respect to that matter and has not received instructions from the beneficial owner.

  The approval of the stock issuance and the approval of the adjournment of the special meeting are not considered "routine" matters. Accordingly, if you do not provide voting instructions to your broker with respect to the proposal to approve the stock issuance or the proposal to adjourn the special meeting, the broker may not exercise discretion and is prohibited from giving a proxy to vote your shares with respect to those proposals. Shares reflected as "broker non-votes" will not be counted for purposes of determining whether there is a quorum at the special meeting. Assuming a quorum is present, "broker non-votes" will have no effect on the proposal to approve the stock issuance or the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:
Who will solicit and pay the cost of soliciting proxies from FTD's stockholders?

A:
This solicitation is made on behalf of the FTD board of directors, and we will pay the costs of solicitation. Copies of solicitation materials will be furnished to banks, brokerage firms and other custodians, nominees and fiduciaries holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners upon request. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to our stockholders. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies by telephone, facsimile or personal interview. No additional compensation will be paid to these individuals for any such services. We have engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the special meeting and will pay D.F. King & Co., Inc. a fee of approximately $12,500, plus reimbursement of out-of-pocket expenses.

Q:
Where can I obtain copies of these proxy materials?

A:
You can obtain copies of these proxy materials, free of charge, from FTD at its website, www.ftdcompanies.com, or by requesting copies in writing or by e-mail at: FTD Companies, Inc., c/o Investor Relations, 3113 Woodcreek Drive, Downers Grove, IL 60515, ir@ftdi.com. You may also request additional copies from our proxy solicitor, D.F. King & Co., Inc., at: D.F. King & Co., Inc., 48 Wall Street, New York, NY 10005.

  If you would like to request any documents, please do so by [    •    ], 2014 in order to receive them before the special meeting.

Q:
When is this proxy statement being mailed?

A:
This proxy statement is being mailed to stockholders of record on or about [    •    ], 2014.

Q:
What do I need to do now?

A:
Please read this proxy statement carefully and vote either in person by attending the special meeting or by proxy. To vote by proxy, you may vote your shares via a toll-free telephone number, over the Internet, or by marking, signing and dating your proxy card and returning it to us in the envelope provided. If you vote by proxy, the proxy will instruct the persons named in the proxy to vote your shares of our common stock at the special meeting as you direct. If you submit a proxy that does not indicate how you wish to vote, the proxy will be voted FOR the proposal to approve the stock issuance and FOR the proposal to adjourn the special meeting, if necessary, or appropriate, to solicit additional proxies. We encourage you to vote your shares of FTD common stock as soon as possible so that your shares may be represented at the special meeting.

Q:
Who can help answer my questions?

A:
If you have any questions about the matters described in this proxy statement, or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact D.F. King & Co., Inc., our proxy solicitor, by telephone at (800) 714-3313 (toll-free) or via email at FTD@dfking.com.

Q:
Where can I find more information about FTD?

A:
You can find more information about us from the documents that we have filed with the SEC described in the section entitled "Where You Can Find More Information" beginning on page 122.

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

        This proxy statement contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, results of operations, and liquidity. Statements containing words such as "may," "believe," "anticipate," "expect," "intend," "plan," "project," "projections," "business outlook," "estimate," or similar expressions constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding potential acquisitions, including the planned acquisition of Provide Commerce; statements regarding expected synergies and benefits of the planned acquisition of Provide Commerce; expectations about future business plans, prospective performance and opportunities; statements regarding regulatory approvals; statements regarding the expected timing of the completion of the planned acquisition of Provide Commerce; and statements about our strategies. Potential factors that could affect these forward-looking statements include, among others:

  •
  the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreements;

  •
  risks related to the financing necessary to complete the transaction and the additional indebtedness incurred;

  •
  the risk that the necessary stockholder approval may not be obtained;

  •
  the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated;

  •
  the risk that the proposed transaction will not be consummated in a timely manner;

  •
  risks that any of the closing conditions to the proposed transaction may not be satisfied or may not be satisfied in a timely manner;

  •
  risks related to disruption of management time from ongoing business operations due to the proposed transaction;

  •
  the risk that certain of FTD's directors and executive officers may have potential conflicts of interest in connection with the transaction;

  •
  risks related to Provide Commerce's internal control structure and identified material weaknesses;

  •
  risks related to the addition of a significant stockholder and changes to the composition of the FTD board following the proposed transaction;

  •
  failure to realize the benefits expected from the proposed transaction;

  •
  failure to promptly and effectively integrate the acquisition; and

  •
  the effect of the announcement of the proposed transaction on the ability of FTD and Provide Commerce to retain customers and retain and hire key personnel, maintain relationships with florist members and other strategic partners, and on their operating results and businesses generally.

        Additional factors that could affect these forward-looking statements are discussed in the section below entitled "Risk Factors," beginning on page 26, and in FTD's filings with the Securities and Exchange Commission, including without limitation, information under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors." See the section entitled "Where You Can Find More Information" beginning on page 122 for more information about the documents incorporated by reference into this proxy statement.

        Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance and results to differ materially from those predicted. Except as required by law, we undertake no obligation to publicly release the results of any revision or update to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

RISK FACTORS

        In addition to the other information included in or incorporated by reference into this proxy statement, you should carefully consider the material risks described below in deciding whether to vote for approval of the proposals presented at the special meeting. Additional risks and uncertainties not presently known to us or that are not currently believed to be material, if they occur, also may adversely affect FTD following the transaction. For additional risks related to FTD, please see FTD's Annual Report on Form 10-K filed with the SEC on March 10, 2014, and FTD's Quarterly Report on Form 10-Q filed with the SEC on August 13, 2014, which are incorporated by reference herein. If any of the following events occur, our business, financial condition, results of operations, and cash flows could be materially adversely affected, and the trading price of our common stock could materially decline.

Failure to complete the transaction could negatively impact our business, financial condition, results of operations or stock prices.

        Completion of the transaction is conditioned upon the satisfaction of certain closing conditions, including the approval of the stock issuance. The required conditions to closing may not be satisfied in a timely manner, if at all, or, if permissible, waived. If the transaction is not completed for these or any other reasons, our ongoing business may be adversely affected and will be subject to a number of risks and consequences, including the following:

  •
  we may be required, under certain circumstances, to pay LIC (1) a termination fee of $10.75 million if (a) either party terminates the stock purchase agreement because the transaction has not closed by January 31, 2015 or a later date under certain circumstances or because our stockholders fail to approve the stock issuance, and (i) an alternative acquisition proposal for FTD was announced prior to the event giving rise to such termination right and (ii) within twelve months of such termination we enter into a definitive agreement to consummate such alternative acquisition proposal, or (b) LIC terminates the stock purchase agreement because the FTD board of directors changes its recommendation to stockholders regarding the stock issuance, fails to recommend against a third party tender offer for FTD, breaches its "no-shop" covenant, fails to take certain actions in connection with the solicitation of votes for approval of the stock issuance or fails to call and hold the special meeting of stockholders; (2) a termination fee of $12.9 million if, subject to LIC's prior matching right, we terminate the stock purchase agreement in order to enter into a superior proposal for the acquisition of FTD; and (3) a termination fee of $17.2 million if, subject to LIC's prior matching right, LIC terminates the stock purchase agreement because the FTD board of directors changes its recommendation to stockholders regarding the stock issuance due to the occurrence of certain not reasonably foreseeable intervening events materially and disproportionately favorable to FTD;

  •
  we must pay the substantial fees and expenses we incurred related to the transaction, such as legal, accounting, printing and synergy planning fees and expenses, even if the transaction is not completed and, except in certain circumstances, we may not be able to recover such fees and expenses from LIC;

  •
  under the stock purchase agreement, we are subject to certain restrictions on the conduct of our business prior to completing the transaction, which restrictions could adversely affect our ability to realize certain of our business strategies, including our ability to solicit or enter into certain alternative transactions;

  •
  matters relating to the transaction may require substantial commitments of time and resources by our management, which could otherwise have been devoted to other opportunities that may have been beneficial to us;

  •
  the market price of FTD common stock may decline to the extent that the current market price reflects a market assumption that the transaction will be completed;

  •
  we may experience negative reactions to the termination of the transaction from customers, florists, business partners, lenders and employees; and

  •
  we would not realize any of the anticipated benefits of having completed the transaction.

        In addition, any delay in the completion of the transaction, or any uncertainty about the completion of the transaction, could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

We may be unable to obtain the financing necessary to complete the transaction.

        The obligations of the lenders to provide the acquisition advance under the amended and restated credit agreement are subject to a number of conditions, which may not be achieved. These conditions include (1) the contemporaneous closing of the transaction on the terms and conditions set forth in the stock purchase agreement, (2) the absence of a material adverse effect with respect to Provide Commerce and its domestic subsidiaries since the date of the stock purchase agreement, (3) the joinder of Provide Commerce and its domestic subsidiaries as guarantors under the amended and restated credit agreement, and (4) the administrative agent having a perfected lien and security interest on the assets of Provide Commerce and its domestic subsidiaries as described in the amended and restated credit agreement. If any of the conditions are not satisfied and we fail to receive the acquisition advance, we may be unable to complete the transaction.

We will incur substantial additional indebtedness in connection with the transaction.

        Pursuant to the terms of the commitment letter, we entered into the credit agreement amendment with the lenders and borrowed the term loan. The amended and restated credit agreement further provides for the acquisition advance, which advance shall be used to finance the cash portion of the purchase price. The proceeds of the term loan were used to repay a portion of outstanding revolving loans under the amended and restated credit agreement in advance of the closing of the transaction to ensure sufficient revolving availability under the amended and restated credit agreement to make the acquisition advance. As a result, following the transaction we will have indebtedness that is substantially greater than our indebtedness prior to the transaction. This higher level of indebtedness may:

  •
  require us to dedicate a greater percentage of our cash flows to payments on our debt, thereby reducing the availability of cash flow to fund capital expenditures, pursue other acquisitions or investments in new technologies, make stock repurchases and for general corporate purposes;

  •
  increase our vulnerability to general adverse economic conditions, including increases in interest rates if the borrowings bear interest at variable rates or if such indebtedness is refinanced at a time when interest rates are higher; and

  •
  limit our flexibility in planning for, or reacting to, changes in or challenges relating to our businesses and industry, creating competitive disadvantages compared to other competitors with lower debt levels and borrowing costs.

        We cannot assure you that cash flows, combined with additional borrowings under the amended and restated credit facility and any future credit facility, will be available in an amount sufficient to enable us to repay our indebtedness, or to fund other liquidity needs.

        In addition, we may incur substantial additional indebtedness in the future, which could cause the related risks to intensify. We may need to refinance all or a portion of our indebtedness on or before their respective maturities. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. If we are unable to refinance our debt, we may default under the terms of our indebtedness, which could lead to an acceleration of the debt. We do not expect that we could repay all of our outstanding indebtedness if the repayment of such indebtedness was accelerated.

The acquisition of Provide Commerce will increase our participation in the U.S. consumer market. Competition could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

        The acquisition of Provide Commerce will increase our participation in the U.S. consumer market. The U.S. consumer market for flowers and gifts is highly competitive and fragmented as consumers can purchase the products we offer from numerous sources, including traditional local retail florists, supermarkets, mass merchants, gift retailers, and floral and gift mass marketers. We believe the primary competitive factors in the U.S. consumer market are price, quality of products, selection, fulfillment capabilities, customer service, ordering convenience, and strength of brand. Our key competitors in the consumer market include online, catalog and floral and gift retailers and mass market retailers with floral departments.

        We face intense competition in the consumer market. We expect that the sales volumes at supermarkets and mass merchants will continue to increase, and that other online floral mass marketers will continue to increase their competition with us. In particular, the nature of the internet as a marketplace facilitates competitive entry and comparative shopping, and we continue to experience increased competition as a result. Some of our competitors may have significant competitive advantages over us, may engage in more significant discounting, may devote significantly greater resources to marketing campaigns or other aspects of their business or may respond more quickly and effectively than we can to new or changing opportunities or customer requirements.

        Increased competition in the consumer market may result in lower revenues, reduced gross margins, loss of market share, and increased marketing expenditures. We cannot provide assurance that we will be able to compete successfully or that competitive pressures will not have a material adverse effect on our business, financial condition, results of operations, and cash flows.

The transaction may result in a loss of customers and strategic alliances.

        As a result of the transaction, some of the customers, potential customers or strategic partners of FTD or Provide Commerce may terminate their business relationship with FTD following the transaction. In addition, strategic partners may delay entering into, or decide not to enter into, a business relationship with us because of the transaction. If customers or strategic alliances are adversely affected by the transaction, our business and financial performance following the transaction would suffer.

Certain of our floral network members may choose not to do business with us as a result of the acquisition of Provide Commerce. The loss of floral network members could materially and adversely affect our business, financial condition, results of operations, or cash flows.

        A significant portion of our profitability is dependent on our floral network members. The amount of revenues and profits we generate from individual floral network members can vary significantly. We have lost, and may continue to lose, floral network members as a result of declines in the number of local retail florists as a result of economic factors and competition, as well as our members choosing not to do business with us. Certain of our floral network members may choose not to do business with us as a result of the acquisition of Provide Commerce. There can be no assurance that the decline in the number of floral network members will not increase in the future, including as a result of our acquisition of Provide Commerce, or that we will not lose floral network members that generate significant revenues for our business, either of which could materially and adversely affect our business, financial condition, results of operations, or cash flows.

Our revenues and operating results fluctuate on a seasonal basis and may suffer if revenues during peak seasons do not meet our expectations. Provide Commerce's business experiences a greater level of seasonality than the FTD business, which could materially and adversely affect our business, financial condition, results of operations, or cash flows.

        Our business is seasonal, and our quarterly revenues and operating results typically exhibit seasonality. For example, revenues and operating results tend to be lower for the quarter ending September 30 because none of the most popular floral and gift holidays, which include Valentine's Day, Easter, Mother's Day, Thanksgiving, and Christmas, fall within that quarter. In addition, depending on the year, Easter and the U.K. Mother's Day sometimes fall within the quarter ending March 31 and sometimes fall within the quarter ending June 30.

        Provide Commerce's business experiences a greater level of seasonality than the FTD business. In 2013, Provide Commerce earned approximately 65% of its revenue in the first half of the year.

        Our operating results may suffer if revenues during our peak seasons do not meet expectations, as we may not generate sufficient revenues to offset increased costs incurred in preparation for peak seasons. Our working capital and cash flows also fluctuate during the year as a result of the factors set forth above. Any heightened seasonality of our business as a result of our acquisition of Provide Commerce could materially and adversely affect our business, financial condition, results of operations, or cash flows.

Uncertainties associated with the transaction may cause a loss of management personnel and other key employees which could adversely affect our future business and operations following the transaction.

        We and Provide Commerce are dependent on the experience and industry knowledge of our respective officers and other key employees to execute our business plans. The success of the combined company after the transaction will depend in part upon our ability to retain key management personnel and other key employees. Our and Provide Commerce's current and prospective employees may experience uncertainty about their roles within FTD or other concerns regarding our operations following the transaction, any of which may have an adverse effect on our ability to attract or retain key management and other key personnel. Accordingly, no assurance can be given that we will be able to attract or retain key management personnel and other key employees until the transaction is completed or following the transaction to the same extent that we have previously been able to attract or retain such employees.

Certain of FTD's directors and executive officers may have potential conflicts of interest in connection with the transaction.

        The interests of certain of FTD's directors and executive officers in the transaction may be different from, or in addition to, the interests of FTD's stockholders generally. Certain of FTD's executive officers have entered into new employment agreements in connection with the transaction and will receive increased salaries and restricted stock unit awards following closing of the transaction. The new employment agreements and related matters are discussed in more detail under the section entitled "The Transaction—Interests of Certain Persons in the Transaction" beginning on page 62. FTD stockholders should consider whether these interests may have influenced those directors and executive officers with respect to the transaction.

The transaction is subject to a number of conditions, including the absence of certain legal or regulatory actions and the expiration or termination of any waiting or notice period under applicable antitrust laws. Any imposition of conditions to completion of the transaction by a legal or regulatory authority could impair our ability to complete the transaction on a timely basis, result in abandonment of the transaction or otherwise have a material adverse effect on us.

        Completion of the transaction is conditioned upon, among other matters, the absence of certain legal or regulatory actions and the receipt of certain governmental authorizations, consents, orders, clearances or other approvals. Notwithstanding termination of the waiting period under the HSR Act, at any time before the closing of the transaction, the DOJ, the FTC or others could take action under the antitrust laws with respect to the transaction, including seeking to enjoin the completion of the transaction or to require the divestiture of certain assets of FTD or Provide Commerce. There can be no assurance that a challenge to the transaction on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. Any imposition of conditions to completion of the transaction by a legal or regulatory authority could impair our ability to complete the transaction on a timely basis, result in abandonment of the transaction or otherwise have a material adverse effect on us. In addition, if we were to proceed with the transaction despite the imposition of regulatory conditions or restrictions, our business, financial condition, results of operations, cash flows and the price of our common stock following completion of the transaction could be adversely affected.

Any delay in completing the transaction may reduce or eliminate the benefits expected to be achieved thereunder.

        In addition to the required regulatory approvals and clearances, the transaction is subject to a number of other conditions beyond our control that may prevent, delay or otherwise materially adversely affect its completion. We cannot predict whether and when these other conditions will be satisfied.

        Furthermore, the requirements for obtaining the required clearances and approvals could delay the completion of the transaction for a significant period of time or prevent it from occurring. Any delay in completing the transaction could cause us not to realize some or all of the synergies and other benefits that we expect to achieve if the transaction is successfully completed within its expected time frame.

The anticipated benefits of the transaction may not be realized.

        To be successful after the transaction, we will need to combine and integrate the operations of FTD and Provide Commerce into one company. Integration will require substantial management attention and could detract attention from the day-to-day business of the combined company. We could encounter difficulties in the integration process, such as difficulties offering products and services across our expanded brand portfolio, the need to revisit assumptions about reserves, revenues, capital expenditures and operating costs, including synergies, the loss of key employees or customers or the need to address unanticipated liabilities. In addition, we cannot be assured that all of the goals and anticipated benefits of the transaction will be achievable, particularly as the achievement of the benefits are in many important respects subject to factors that we do not control. These factors would include such things as the reactions of our floral network members and third parties with whom we enter into contracts and do business and the reactions of investors and analysts.

        If we cannot integrate our business and Provide Commerce's business successfully, we may fail to realize the expected benefits of the transaction, including the annual cost synergies of approximately $25 million expected within 36 months following the closing of the transaction. Similarly, we currently anticipate that the transaction will be accretive to cash earnings per share in the first full year following the completion of the transaction, excluding costs to achieve synergies and other one-time costs related to the transaction. This expectation is based on preliminary estimates that are subject to change. We could also encounter additional transaction and integration costs, may fail to realize all of the benefits anticipated in the transaction or be subject to other factors that affect preliminary estimates. Any of these factors could cause a decrease in our cash earnings per share or decrease or delay the expected accretive effect of the transaction and contribute to a decrease in the price of FTD common stock.

We expect to incur substantial expenses related to the transaction and our integration with Provide Commerce.

        We expect to incur approximately $13 to $15 million in total transaction costs. We also expect to incur integration costs associated with combining the companies and the achievement of synergies, which may be material. We are in the process of assessing such costs. There are many factors beyond our control that could affect the total amount or the timing of our transaction and integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. To the extent our transaction expenses are higher than anticipated and integration costs are material, our business, financial condition, results of operations, and cash flows could be materially adversely affected and our ability to meet the leverage ratio and fixed charged ratio mandated by our credit facilities may be impaired.

We may be unable to make, on a timely basis, necessary changes to the Provide Commerce internal control structure.

        In performing the audit of the consolidated financial statements of Provide Commerce for the year ended December 31, 2013, Provide Commerce's external auditor identified several deficiencies in the internal control over financial reporting. The following were considered to be material weaknesses in Provide Commerce's internal controls:

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  Provide Commerce's accounting department does not include an individual who serves as the resident expert in technical GAAP matters.

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  Provide Commerce's accounting department is not staffed with a sufficient number of qualified accounting resources to allow for independent reviews of accounting schedules in order to address all relevant key risk points in the underlying accounting analysis.

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  Provide Commerce's general information technology ("IT") controls ("GITCs") are ineffective, in large part, because access to Provide Commerce's various IT systems are not properly restricted to appropriate personnel, including administrative access rights. Further, controls are not in place to assess the completeness and accuracy of system reports given the lack of effective GITCs.

        Following completion of the transaction, Provide Commerce will be included in FTD's reporting under the Exchange Act. In addition, under the Sarbanes-Oxley Act of 2002, we must maintain effective disclosure controls and procedures and internal control over financial reporting. We may face difficulties or experience delays in developing changes and improvements to Provide Commerce's internal controls and accounting systems subsequent to the closing of the transaction. We may need to commit substantial resources, including substantial time from existing accounting personnel and from external consultants, to implement additional procedures and improved controls. This in turn could have an adverse effect on our business, results of operations, or financial condition, harm our reputation, or otherwise cause a decline in investor confidence and our stock price.

We may be unable to integrate Provide Commerce's business with our own successfully. The Provide Commerce business operates in a manner different from our own and with which we have limited experience.

        The transaction involves the combination of two companies that currently operate as independent companies. Following the transaction, we will be required to devote significant management attention and resources to integrating Provide Commerce's business practices and operations with our own. Potential difficulties we may encounter as part of the integration process include the following:

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  the potential inability to successfully combine Provide Commerce's business with our own in a manner that permits us to achieve the cost synergies expected to be achieved within 36 months of the completion of the transaction and other benefits anticipated to result from the transaction;

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  the potential inability to integrate Provide Commerce's customer-facing products and services, such as its centralized customer service centers, direct-to-consumer marketing programs, various web-based applications and enhanced technology applications;

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  challenges leveraging the customer information and technology of the two companies;

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  challenges effectuating the diversification strategy, including challenges achieving revenue growth from sales of each company's products and services to the customers of the other company;

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  complexities associated with managing the combined businesses, including difficulty addressing possible differences in corporate cultures and management philosophies and the challenge of integrating complex systems, technology, networks and other assets of each of the companies in a seamless manner that minimizes any adverse impact on customers, florists, employees and other constituencies;

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  the potential disruption of, or the loss of momentum in, each company's ongoing businesses before the completion of the transaction;

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  costs and challenges related to the integration of Provide Commerce's internal control over financial reporting with FTD's, including remediation of identified material weaknesses; and

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  potential unknown liabilities and unforeseen increased expenses or delays associated with the transaction.

        In addition, the Provide Commerce business is operated in a manner different from the manner in which we operate the FTD business, particularly with regard to inventory management, product delivery and distribution. We have limited experience managing operations similar to those of Provide Commerce and the loss of Provide Commerce management personnel and key employees could have an adverse affect on our ability to integrate and operate the Provide Commerce business. FTD and Provide Commerce have operated and, until the completion of the transaction, will continue to operate independently. It is possible that the integration process could result in diversion of the attention of each company's management which could adversely affect each company's ability to maintain relationships with customers, floral network members, employees and other constituencies or our ability to achieve the anticipated benefits of the transaction, or could reduce each company's earnings or otherwise adversely affect our business and financial results following the transaction.

Certain of Provide Commerce's businesses are in the early stages of operations and therefore subject to additional risks, uncertainties, expenses and difficulties frequently encountered with respect to early stage businesses.

        Certain of Provide Commerce's businesses, including Gifts.com, Kalla and Sincerely, are in the early stages of operations and require additional investment. The prospects for these businesses must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered with respect to businesses in their early stages of operations. These businesses must compete with established competitors having substantially greater experience and resources. Failure by Provide Commerce or, following the closing of the transaction, us to implement or execute business strategies successfully, could have a material adverse effect on Provide Commerce's or our business, financial condition, results of operations, and cash flows.

The transaction will result in changes to the FTD board of directors that may affect the strategy and operations of the combined company as compared to that of FTD and Provide Commerce prior to the transaction.

        If we complete the transaction, the composition of the FTD board of directors will change. Following the completion of the transaction, the FTD board will increase from seven to eleven directors and four new directors selected for appointment to the FTD board by LIC will become members of the FTD board. This new composition of the FTD board may affect our business strategy and operating decisions following completion of the transaction. In addition, there can be no assurances that the new board will function effectively as a team and that there will not be any adverse effects on our business as a result.

If the market price of FTD common stock increases prior to the completion of the transaction, the market value of the FTD shares will increase correspondingly and, therefore, the fair value of the purchase price for Provide Commerce will increase correspondingly.

        The number of shares of FTD common stock to be issued in connection with the transaction will not be adjusted in the event of any increase or decrease in the market price of FTD common stock before the closing of the transaction. As a result, the market value of the FTD shares, as reflected in the market price of FTD common stock, may be substantially higher at the time of the closing of the transaction than the market value at the time the FTD board of directors approved the transaction and the stock purchase agreement and we received an opinion from Moelis as to the fairness, from a financial point of view and as of the date of such opinion, to FTD of the consideration to be paid by FTD in the transaction. The market price of FTD common stock may fluctuate due to, among other things, changes in our business, operations or prospects, market assessments of the likelihood of completion of the transaction, the timing of the completion of the transaction, general market and economic conditions and other factors.

Current stockholders will have reduced ownership and voting interests after the transaction.

        We will issue the FTD shares to LIC in the transaction. We expect the FTD shares to represent approximately 35% of the total number of shares of FTD common stock issued and outstanding upon closing of the transaction with FTD's current stockholders owning the remaining 65% of the total number of shares of FTD common stock issued and outstanding. As a result, the ownership and voting interests in FTD of our current stockholders will be significantly reduced following the transaction, which will decrease the ability of our current stockholders to influence the election of directors and other matters. In addition, our current stockholders may experience dilution in their claim to our earnings per share.

As a significant stockholder of FTD following the transaction, LIC will have significant influence over FTD management and actions requiring general stockholder approval and its presence may affect the ability of a third party to acquire control of us.

        Following the transaction, LIC will own approximately 35% of the total number of shares of FTD common stock issued and outstanding. In connection with the closing of the transaction, the FTD board of directors will be increased from seven to eleven directors, with LIC selecting four new directors for appointment to the board. In addition, the investor rights agreement will contain certain rights in favor of LIC with regard to the appointment and election of LIC nominees to the board. Although the LIC directors will not constitute a majority of the FTD board, they may exercise influence over the decisions of the board.

        As a result, LIC will have significant influence over our affairs, policies and operations, such as the appointment of management, future issuances of common stock or other securities, the payment of dividends, if any, the incurrence of debt, amendments to our certificate of incorporation and bylaws and the entering into of extraordinary transactions, and LIC's interests may not in all cases be aligned with the interests of other FTD stockholders.

        In addition, having LIC as a significant stockholder may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from seeking to acquire, a majority of the outstanding shares of FTD common stock or control of the FTD board of directors through a proxy solicitation. In that regard, the investor rights agreement contains certain provisions that may magnify these risks, including LIC's right, in certain circumstances in response to a third party tender offer for shares of FTD common stock, to commence its own tender offer, restrictions on LIC's ability to transfer shares of FTD common stock during the restricted period and thereafter, the waiver of Section 203 of the DGCL with respect to LIC and its affiliates and the prohibition upon FTD from implementing a stockholder rights plan, unless the plan exempts certain actions by LIC in accordance with the terms of the investor rights agreement.

LIC may sell shares of FTD common stock beginning 18 months following the closing of the transaction, which could cause our stock price to decline.

        The FTD shares are restricted, but LIC may sell shares of FTD common stock following the transaction under certain circumstances. Concurrent with the closing of the transaction, FTD and LIC will enter into the investor rights agreement, which will impose certain restrictions on LIC's ability to transfer its shares of FTD common stock, including, among other things, an 18 month prohibition on the transfer of any shares of FTD common stock by LIC. The investor rights agreement will also grant LIC certain registration rights that, after the restricted period, will allow LIC to sell a large number of shares of FTD common stock in a short period of time. The sale of a substantial number of shares of FTD common stock by LIC or our other stockholders within a short period of time could cause our stock price to decline, make it more difficult for us to raise funds through future offerings of our common stock or acquire other businesses using our common stock as consideration.

Our future results will suffer if we do not effectively manage our expanded operations following the transaction.

        The transaction is expected to result in a combined company with annual revenues in excess of $1 billion. Our future success depends, in part, upon our ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that we will be successful following the transaction.

Our future results following the transaction may differ materially from the unaudited pro forma financial information included in this proxy statement.

        The unaudited pro forma combined financial information contained in this proxy statement is presented for purposes of presenting our historical consolidated financial statements with Provide Commerce's historical consolidated financial statements as adjusted to give effect to the transaction and is not necessarily indicative of the financial condition or results of operations of the combined company following the transaction. The unaudited pro forma combined financial information reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to Provide Commerce's acquired assets and liabilities. The purchase price allocation reflected in this proxy statement is preliminary, and final allocation of the purchase price will be based upon the fair value of the assets and liabilities of Provide Commerce as of the date of the completion of the transaction. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition and results of operations following the transaction. Any change in our financial condition or results of operations may adversely affect the price of our common stock.

Provide Commerce may have liabilities that are not known, probable or estimable at this time.

        As a result of the transaction, Provide Commerce will become an indirect wholly owned subsidiary of FTD and we will effectively assume all of its liabilities, whether or not asserted. There could be unasserted claims or assessments that we failed or were unable to discover or identify in the course of performing due diligence investigations of Provide Commerce. In addition, there may be liabilities that are neither probable nor estimable at this time which may become probable and estimable in the future. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business. We may learn additional information about Provide Commerce that adversely affects us, such as unknown, unasserted or contingent liabilities and issues relating to compliance with applicable laws.

SPECIAL MEETING OF FTD STOCKHOLDERS

        We are furnishing this proxy statement to FTD stockholders as part of the solicitation of proxies by the FTD board of directors for use at the special meeting of FTD stockholders to be held on [    •    ], 2014, and at any adjournment or postponement thereof. This proxy statement is first being furnished to stockholders of record on or about [    •    ], 2014.

Date, Time and Place

        The special meeting of FTD stockholders will be held on [    •    ], 2014 at [    •    ] Central Time, at our corporate offices located at 3113 Woodcreek Drive, Downers Grove, IL 60515.

Purpose of the Special Meeting

        At the special meeting, FTD stockholders will be asked to approve:

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  the stock issuance; and

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  the adjournment of the special meeting, if necessary or appropriate, for the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to constitute a quorum or to approve the stock issuance.

        Our stockholders must approve the stock issuance in accordance with the terms of the stock purchase agreement in order for us to complete the transaction.

        We are seeking stockholder approval of the stock issuance to satisfy NASDAQ Listing Rule 5635(a), which requires stockholder approval prior to the issuance of securities in connection with the acquisition of stock or assets of another company if the issuance would constitute more than 20% of the total number of shares of FTD common stock outstanding before the issuance. If the transaction is completed, we will issue the FTD shares to LIC, which represent the number of shares of FTD common stock that would equal 35% of the post-closing issued and outstanding shares of FTD common stock (based on the number of shares issued and outstanding on July 29, 2014).

        Other than the two proposals described in this proxy statement, we do not expect any other matters to be presented for a vote at the special meeting. If any other matter is properly brought before the special meeting, your proxy gives authority to the individuals named in the proxy to vote on such matters in their discretion.

Voting; Quorum

        Only stockholders of record of FTD common stock at the close of business on October 30, 2014, the record date, are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. You are entitled to one vote on each matter submitted to stockholders at the special meeting for each share of FTD common stock held as of the record date. At the close of business on the record date, [    •    ] shares of FTD common stock were issued and outstanding. The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of FTD common stock issued and outstanding on the record date will constitute a quorum.

        All votes will be tabulated by the Inspector of Elections appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Broker non-votes are shares held of record by, among others, brokerage firms or financial institutions but not voted due to the failure of the beneficial owners of those shares to provide voting instructions in cases in which such brokerage firms or financial institutions do not have discretion to vote on the proposal without such instructions. See "Voting Procedure—Beneficial Owners of Shares Held in Street Name" below. Abstentions are counted as present for purposes of determining whether there is a quorum for the transaction of business, but broker non-votes are not. Assuming a quorum is present, broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

        The affirmative vote of the holders of a majority of the shares of FTD common stock represented in person or by proxy and entitled to vote on the matter is required for the approval of the stock issuance, provided that a quorum is present in person or by proxy at the special meeting. A properly executed proxy marked "Abstain" with respect to such matter will be counted for purposes of determining whether there is a quorum and will have the effect of a vote AGAINST the stock issuance. Broker non-votes will not be counted for purposes of determining whether there is a quorum, but, assuming a quorum is present, will have no effect on the stock issuance.

        The affirmative vote of the holders of a majority of the shares of FTD common stock represented in person or by proxy and entitled to vote on the matter is required for the approval of the adjournment of the special meeting, if necessary or appropriate, for the solicitation of additional proxies whether or not a quorum is present at the special meeting. A properly executed proxy marked "Abstain" with respect to such matter will be counted for purposes of determining whether there is a quorum and will have the effect of a vote AGAINST the adjournment of the special meeting. Broker non-votes will not be counted for purposes of determining whether there is a quorum, but, assuming a quorum is present, will have no effect on the adjournment of the special meeting.

Voting Procedure

        Stockholders of Record.    If your shares of FTD common stock are registered directly in your name with our transfer agent, Computershare, you are a stockholder of record. You may vote in person at the special meeting or by proxy. There are three ways stockholders of record can vote by proxy: (1) by telephone (by following the instructions on the proxy card); (2) by Internet (by following the instructions on the proxy card); or (3) by completing and returning the proxy card enclosed with these proxy materials prior to the special meeting or submitting a signed proxy card at the special meeting. Unless there are different instructions on the proxy card, all shares represented by valid proxies (and not revoked before they are voted) will be voted at the special meeting:

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  FOR the stock issuance; and

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  FOR the adjournment of the special meeting, if necessary or appropriate, for the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to constitute a quorum or approve the stock issuance.

        Beneficial Owners of Shares Held in Street Name.    If your shares of FTD common stock are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in "street name," and such organization forwarded to you this proxy statement. Beneficial owners of shares held in street name can vote by proxy by following the instructions on the voting instruction form. Beneficial owners of shares held in street name can vote by proxy, by telephone or by Internet only if telephone or Internet voting is made available by the organization holding your account. The organization holding your account is considered the stockholder of record for purposes of voting at the special meeting. If you do not provide such organization with specific voting instructions, under the rules of the various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If such organization does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform our Inspector of Elections that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a "broker non-vote." The approval of the stock issuance and the approval of the adjournment of the special meeting are not considered "routine" matters. Accordingly, if you do not provide voting instructions to your broker with respect to the proposal to approve the stock issuance or the proposal to adjourn the special meeting, the broker may not exercise discretion and is prohibited from giving a proxy to vote your shares with respect to those proposals. Further effects of a broker non-vote are described under "Voting; Quorum" above.

        YOUR VOTE IS IMPORTANT. PLEASE VOTE WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON.

        Even if you plan to attend the special meeting, we encourage you to read this proxy statement and the documents incorporated by reference into this proxy statement and submit your vote promptly so that your shares of FTD common stock will be represented and voted in accordance with your instructions. Voting by telephone, over the Internet or by proxy card will not prevent you from voting in person, but will ensure that your vote is counted, if, for whatever reason, you are unable to attend the special meeting.

        You may revoke your proxy at any time before it is actually voted at the special meeting by:

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  delivering written notice of revocation to the FTD Corporate Secretary at 3113 Woodcreek Drive, Downers Grove, Illinois 60515;

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  submitting a later dated proxy; or

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  attending the special meeting and voting in person.

        Your attendance at the special meeting will not, by itself, constitute a revocation of your proxy. You may also be represented by another person present at the special meeting by executing a form of proxy designating that person to act on your behalf.

        Shares may only be voted by or on behalf of the record holder of shares as indicated in our stock transfer records. If you are a beneficial owner of our shares, but those shares are held of record by another person such as a brokerage firm or bank, then you must provide voting instructions to the appropriate record holder so that such person can vote the shares. In the absence of such voting instructions from you, the record holder may not be entitled to vote those shares.

Adjournments and Postponement

        Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any signed proxies received by FTD in which no voting instructions are provided on such matter will be voted FOR the adjournment proposal. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation

        This solicitation is made on behalf of our board of directors, and we will pay the costs of solicitation. Copies of solicitation materials will be furnished to banks, brokerage firms and other custodians, nominees and fiduciaries holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners upon request. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to our stockholders. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies by telephone, facsimile or personal interview. No additional compensation will be paid to these individuals for any such services. We have engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the special meeting and will pay D.F. King & Co., Inc. a fee of approximately $12,500, plus reimbursement of out-of-pocket expenses.

 Recommendation of the FTD Board of Directors

        AFTER CAREFUL CONSIDERATION, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE STOCK ISSUANCE AND FOR THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

 Householding

        We follow a procedure called "householding," which the SEC has approved. Under this procedure, we may deliver a single copy of this proxy statement to stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. If you would like to receive an additional copy of this proxy statement or separate copies of future proxy materials, please submit your request to: FTD Companies, Inc., c/o Investor Relations, 3113 Woodcreek Drive, Downers Grove, Illinois 60515, telephone: (630) 724-6984. Similarly, if you share an address with another stockholder and received multiple copies of this proxy statement, you may write or call us at the above address and telephone number to make arrangements to receive a single copy of our proxy materials at the shared address in the future.

        If your shares are registered differently or are held in more than one account at a brokerage firm, bank, broker-dealer or other similar organization, you may receive more than one copy of this proxy statement. Please follow the instructions printed on the proxy card or voting instruction form accompanying each copy of the proxy statement that you receive and vote the shares represented by each proxy card or voting instruction form to ensure that all of your shares are voted. We encourage you to have all accounts registered in the same name and address whenever possible. If you are a registered holder, you can accomplish this by contacting our transfer agent, Computershare, at (800) 962-4284 or in writing at Computershare, 250 Royall Street, Canton, Massachusetts 02021. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, you can accomplish this by contacting the brokerage firm, bank, broker-dealer or other similar organization.

Stockholder Proposals for 2015 Annual Meeting

        Stockholder proposals that are intended to be presented at our 2015 annual meeting of stockholders and included in our proxy statement relating to the 2015 annual meeting must be received by us no later than December 29, 2014, which is 120 calendar days before the anniversary of the date on which the proxy statement for our 2014 annual meeting was first distributed to our stockholders. If the date of the 2015 annual meeting is moved more than 30 days prior to, or more than 30 days after, June 10, 2015, the deadline for inclusion of proposals in our proxy statement for the 2015 annual meeting instead will be a reasonable time before we begin to print and mail our proxy materials. All stockholder proposals must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement and form of proxy for the 2015 annual meeting.

        If a stockholder wishes to present a proposal at our 2015 annual meeting of stockholders and the proposal is not intended to be included in our proxy statement relating to the 2015 annual meeting, the stockholder must give advance notice to us prior to the deadline (the "Bylaw Deadline") for the annual meeting determined in accordance with our Bylaws. Under our Bylaws, in order to be deemed properly presented, the notice of a proposal must be delivered to our Corporate Secretary no later than March 12, 2015, and no earlier than February 10, 2015, which dates are 90 days and 120 days, respectively, prior to the anniversary of the date of the 2014 annual meeting.

        However, if we determine to change the date of the 2015 annual meeting so that it occurs more than 30 days prior to, or more than 30 days after, June 10, 2015, stockholder proposals intended for presentation at the 2015 annual meeting but not intended to be included in our proxy statement relating to the 2015 annual meeting must be received by our Corporate Secretary no later than the close of business on the tenth day following the day on which such notice of the date of the 2015 annual meeting is mailed or public disclosure of the date of the annual meeting is made, whichever first occurs (the "Alternate Date"). If a stockholder gives notice of such proposal after the Bylaw Deadline (or the Alternate Date, if applicable), the stockholder will not be permitted to present the proposal to the stockholders for a vote at the 2015 annual meeting. All stockholder proposals must be in the form required by our Bylaws.

        If a stockholder complies with such procedures and submits the proposal before the Bylaw Deadline (or the Alternate Date, if applicable), then the holders of proxies solicited by the FTD board of directors for the annual meeting of stockholders at which that proposal is submitted will not have discretionary voting power with respect to that proposal and cannot vote those proxies in the absence of specific voting instructions from the persons who gave those proxies.

THE TRANSACTION

        At the FTD special meeting, our stockholders will be asked to consider and vote upon a proposal to approve the stock issuance. Set forth below in this section, and in the section entitled "The Stock Purchase Agreement" beginning on page 69, is a discussion of the proposed transaction, including a description of the terms and conditions of the stock purchase agreement. You should review these sections carefully in connection with your consideration of the proposal.

General Description of the Transaction

        On July 30, 2014, FTD, LIC, and Provide Commerce entered into the stock purchase agreement.

        Pursuant to the stock purchase agreement, FTD, Inc., a wholly owned subsidiary of FTD, will acquire from a wholly owned subsidiary of LIC all of the issued and outstanding shares of common stock, par value $0.001 per share, of Provide Commerce for an aggregate purchase price of approximately $430 million. The purchase price consists of (1) $121 million in cash, and (2) the FTD shares, totaling 10,203,010 shares of FTD common stock. The cash portion of the purchase price is subject to adjustment for changes in Provide Commerce's working capital as of the date of closing of the transaction, certain transaction expenses and other customary adjustments that may be determined at or after the closing. The stock portion of the purchase price consists of the number of shares of FTD common stock that would equal 35% of the post-closing issued and outstanding shares of FTD common stock (based on the number of shares issued and outstanding on July 29, 2014), valued for purposes of the transaction at the volume weighted average closing price of FTD common stock for the ten trading days ended July 28, 2014.

        Upon closing of the transaction, Provide Commerce will become a wholly owned subsidiary of FTD. The FTD board of directors believes that the transaction will be beneficial because it is expected to enhance FTD's consumer floral and gifting category, diversify revenue streams and broaden consumer demographics, enhance the consumer shopping experience and strengthen FTD's floral network. In addition, the transaction is expected to generate significant cost synergies that will increase stockholder value, including approximately $25 million in annual synergies that are expected within 36 months of the closing of the transaction, and strengthen FTD's financial position.

        The closing of the transaction is subject to various customary closing conditions, including regulatory approval and approval of the stock issuance by FTD stockholders. The stock purchase agreement contains customary representations and warranties made by each of FTD, LIC and Provide Commerce and contains certain termination rights for both FTD and LIC, which provide that the parties must pay certain termination fees to the other under certain circumstances. The parties have also agreed that prior to closing the transaction, LIC will separate, by means of a distribution, the RedEnvelope business from the Provide Commerce business. The RedEnvelope business will be retained by LIC and will not be part of the transaction.

        Concurrent with the closing of the transaction, FTD and LIC also will enter into the investor rights agreement. The investor rights agreement will govern certain rights of and restrictions on LIC in connection with the shares of FTD common stock that LIC will own following the transaction. Among other things, the investor rights agreement provides for certain restrictions on LIC's ability to acquire additional shares of FTD common stock in excess of a cap and includes customary standstill provisions applicable to LIC during the restricted period, and certain lesser restrictions following the restricted period. The investor rights agreement also includes limitations on pledging, stock lending transactions and hedging by LIC of shares of FTD common stock. Pursuant to the terms of the investor rights agreement, LIC is entitled to customary demand and piggyback registration rights and, subject to certain limitations, a participation right pursuant to which LIC may maintain its ownership percentage of FTD common stock. For so long as LIC owns at least 15% of the outstanding shares of FTD common stock, FTD is required to provide advance notice to LIC before entering into an agreement regarding a merger, consolidation, change of control or other business combination transaction. The investor rights agreement also includes certain director appointment and nomination rights in favor of

LIC and obligates LIC, subject to certain limitations, to vote its shares of FTD common stock in favor of the FTD board's director slate at each stockholders meeting at which directors are to be elected.

        In order to finance the transaction, FTD has entered into the credit agreement amendment with the lenders and borrowed the term loan under the amended and restated credit agreement. The amended and restated credit agreement provides, subject to the terms and conditions set forth therein, for the acquisition advance in connection with the closing of the transaction to be used to finance the cash portion of the purchase price. The commitments of the lenders to fund the acquisition advance are subject to certain limited conditions set forth in the amended and restated credit agreement.

        The stock purchase agreement, investor rights agreement and agreements related to financing the transaction are discussed more fully below.

        As of June 30, 2014, FTD and Provide Commerce incurred transaction costs of $1.7 million each. FTD expects to incur approximately $13 to $15 million in total transaction costs. Provide Commerce expects to incur approximately $4 to $5 million in total transaction costs.

The Companies

FTD Companies, Inc.

        We are a premier floral and gifting company with a vision to be the leading and most trusted floral and gifting company in the world. Our mission is to inspire, support, and delight our customers when expressing life's most important sentiments. We provide floral, gift and related products and services to consumers, retail florists, and other retail locations and companies in need of floral and gifting solutions. Our business uses the highly-recognized FTD® and Interflora® brands, both supported by the iconic Mercury Man logo. While we operate primarily in the U.S., Canada, the U.K., and the Republic of Ireland, we have worldwide presence as our iconic Mercury Man logo is displayed in nearly 40,000 floral shops in 150 countries. Our portfolio of brands also includes Flying Flowers, Flowers Direct, and Drake Algar in the U.K. While floral arrangements and plants are our primary offerings, we also market and sell gift items, including jewelry, chocolate dip delights™ and other sweets, gift baskets, wine, fruit, and spa products.

        Prior to November 1, 2013, FTD was a wholly owned subsidiary of United Online. On November 1, 2013, United Online separated into two independent, publicly-traded companies: FTD Companies, Inc. and United Online, Inc. The separation was consummated through a tax-free dividend involving the distribution of all shares of FTD common stock to United Online stockholders. In connection with the separation, holders of United Online common stock received one share of FTD common stock for every five shares of United Online common stock held on the separation record date (prior to giving effect to the reverse stock split of United Online shares). Following completion of the separation, FTD became an independent, publicly-traded company on the NASDAQ Global Select Market utilizing the symbol "FTD".

        FTD Companies, Inc., formerly known as UNOL Intermediate, Inc., is a Delaware corporation that was formed in April 2008. We maintain our principal executive offices at 3113 Woodcreek Drive, Downers Grove, IL 60515. Our telephone number is (630) 719-7800.

Provide Commerce, Inc.

        Provide Commerce, acquired by LIC in February 2006, is a leading ecommerce retailer of high quality gifts backed by superior customer service. With a portfolio of brands that offer fresh flowers, gourmet food products, unique personalized gifts, and other gifting items, Provide Commerce presents a wide assortment of gifting options for consumers at a variety of price points. Provide Commerce utilizes proprietary technology to power its websites, manage the supply chain for its perishable products, and conduct light manufacturing operations for its personalized products. Provide Commerce derives a large portion of its revenue from the sale of flowers and plants on its ProFlowers and ProPlants websites, and the remainder primarily from the sale of gourmet foods and gifts from its branded websites and mobile apps: Cherry Moon Farms, for fresh premium fruits; Shari's Berries, for gourmet-dipped berries and related gifting products; Personal Creations, for personalized and unique gifts; Gifts.com, for a wide variety of everyday gifting searchable through its proprietary gifting tools; Kalla, for unique high-end floral gifting and delivery experiences in select locales; and Sincerely, for mobile gifting apps. The principal executive offices of Provide Commerce are located at 4840 Eastgate Mall, San Diego, CA 92121. Provide Commerce's telephone number is (858) 729-2800.

Liberty Interactive Corporation

        LIC operates and owns interests in a broad range of digital commerce businesses. Those interests are currently attributed to two tracking stock groups: the Liberty Interactive Group and the Liberty Ventures Group. The Liberty Interactive Group is primarily focused on digital commerce and consists of Liberty Interactive Corporation's subsidiaries QVC, Provide Commerce, Backcountry.com, Bodybuilding.com, and CommerceHub and its interest in HSN. The businesses and assets attributed to the Liberty Venture Group consist of all of Liberty Interactive Corporation's businesses and assets other than those attributed to the Liberty Interactive Group and include its interest in Expedia, and minority interests in Time Warner and Time Warner Cable. The principal executive offices of LIC are located at 12300 Liberty Boulevard, Englewood, CO 80112. LIC's telephone number is (720) 875-5300.

        LIC owns Provide Commerce indirectly through Liberty Interactive, LLC, a wholly owned subsidiary of LIC.

Background of the Transaction

        Following the November 1, 2013 completion of the separation of FTD from United Online, the FTD board of directors has regularly evaluated strategies for enhancing stockholder value as we seek to execute our key strategic objectives and achieve our vision of being the leading and most trusted floral and gifting company in the world. In this regard, following the separation, FTD consulted with Moelis regarding various capital allocation matters. Moelis was familiar with the FTD business, having served as financial advisor to United Online in connection with the separation transaction.

        In January 2014, representatives of Moelis met with representatives of LIC, which included Gregory Maffei, President & CEO of LIC, and Christopher Shean, Senior Vice President and CFO of LIC, to discuss business unrelated to a possible transaction involving FTD and Provide Commerce. During the course of the conversation, Mr. Maffei indicated an interest in exploring a potential transaction with FTD.

        On January 21, 2014, representatives of Moelis contacted Robert Apatoff, our Chief Executive Officer, and conveyed LIC's interest in a possible transaction with FTD.

        On January 22, 2014, following discussions among FTD senior management as well as a discussion with Robert Berglass, our Chairman, Mr. Apatoff indicated to Moelis that FTD would be amenable to discussions with LIC regarding a potential acquisition of Provide Commerce by FTD. Moelis then contacted LIC and scheduled an initial meeting between FTD and LIC for February 19, 2014.

        On January 30, 2014, the FTD board of directors held a regularly scheduled meeting. Representatives of Moelis participated in the meeting at the request of the FTD board. During the meeting, FTD senior management reviewed with the board the discussions surrounding a possible acquisition of Provide Commerce from LIC that had taken place. Representatives of Moelis then provided the FTD board with an overview of LIC and the Provide Commerce business. Also at the meeting, Scott Levin, our General Counsel, provided the FTD board with an overview of the directors' fiduciary duties in general as well as such fiduciary duties in connection with a potential acquisition of Provide Commerce from LIC. At the conclusion of the meeting, the FTD board supported senior management's efforts to pursue initial discussions with LIC regarding a potential transaction.

        In February 2014, the parties negotiated the terms under which they would be willing to share information and, on February 19, 2014, FTD and LIC entered into a confidentiality agreement that included mutual standstill provisions. That same day, Mr. Apatoff and Becky Sheehan, our Chief Financial Officer, met with Messrs. Maffei and Shean in Los Angeles for initial discussions regarding the parameters of a possible transaction in which FTD would acquire Provide Commerce from LIC. Representatives of Moelis also were present at this meeting.

        Over the next month, representatives of Moelis coordinated the exchange of high-level business diligence items between FTD and LIC, and both parties opened data rooms to allow sharing of this information.

        On February 27, 2014, the FTD board of directors held a regularly scheduled meeting. Representatives of Moelis also participated in the meeting at the request of the FTD board. At the meeting, FTD senior management updated the FTD board regarding the February 19 meeting with representatives of LIC. Moelis, at the request of the FTD board, reviewed and presented on capital allocation alternatives available for FTD. At the meeting, the FTD board authorized a common stock repurchase plan. In addition, after further discussion, the FTD board directed senior management to further explore a potential acquisition of Provide Commerce from LIC.

        On March 18, 2014, Messrs. Apatoff and Levin and Ms. Sheehan met with Mr. Shean and other representatives of LIC in Denver for further discussions regarding the potential transaction. Members of the Provide Commerce management team also were present at the meeting. At this meeting, the parties discussed, among other things, deal structure, issues discovered during preliminary diligence and preliminary valuation matters. At the conclusion of the meeting, the parties agreed to continue to evaluate the potential transaction.

        Following the March 18 meeting, Mr. Shean informed representatives of Moelis that LIC would be interested in selling Provide Commerce to FTD for a purchase price in which Provide Commerce would be valued at the same EBITDA (defined as earnings before interest, taxes, depreciation, and amortization expense) multiple as FTD. Mr. Shean indicated that LIC was primarily interested in receiving FTD common stock as consideration for Provide Commerce, though LIC understood that any transaction that included FTD common stock as consideration would involve LIC receiving a minority stake in FTD.

        On March 25, 2014, the FTD board of directors held a regularly scheduled meeting. Representatives of Moelis also participated in the meeting at the request of the FTD board. At the meeting, FTD senior management and Moelis provided the board with an update regarding the discussions with LIC and Provide Commerce, including a summary of the March 18 meeting in Denver. The FTD board received detailed presentations regarding a possible acquisition of Provide Commerce by FTD, including preliminary synergy and valuation analyses from Moelis. The FTD board also discussed other transaction considerations and a proposed response to the initial LIC offer communicated to Moelis by Mr. Shean. After further discussion, the FTD board directed senior management and Moelis to evaluate additional transaction considerations and valuation matters. The FTD board then determined to convene a special meeting on March 28, 2014 to further consider the potential acquisition of Provide Commerce.

        On March 28, 2014, the FTD board of directors held a special meeting. Representatives of Moelis also participated in the meeting at the request of the FTD board. At the meeting, Moelis provided the board with a summary of additional transaction considerations and valuation matters as FTD considered a response to Provide Commerce's initial proposal. After further discussion, the FTD board instructed FTD senior management and Moelis to make a preliminary proposal to LIC regarding the terms on which FTD would be interested in acquiring Provide Commerce, subject to further diligence. FTD's preliminary proposal involved the acquisition of Provide Commerce for approximately $430 million plus potential additional value for the developing and non-perishable businesses of Provide Commerce. In connection with this preliminary proposal, FTD had assigned a valuation of $430 million to Provide Commerce's core ProFlowers and Gourmet Foods businesses. Further diligence would be required for FTD to agree to assign additional value to Provide Commerce's developing and non-perishable businesses, however, Provide Commerce was estimating those businesses to be worth $50 million, which approximated the aggregate purchase price Provide Commerce had previously paid to acquire certain of those businesses. In this regard, FTD did not assign any value to Provide

Commerce's RedEnvelope business, which FTD had indicated would not be a strategic fit for FTD going forward.

        The preliminary proposal contemplated the issuance of FTD common stock to LIC as partial transaction consideration. In this regard, FTD senior management had consulted with and received advice from Jones Day, as legal counsel to FTD, including regarding the potential forms of consideration for the acquisition of Provide Commerce. Accordingly, based on the recommendation of FTD's legal and financial advisors, the preliminary proposal would involve limiting the stock portion of the transaction consideration such that LIC initially would own 35% of the outstanding shares of FTD common stock. The preliminary proposal would further require that LIC enter into a standstill agreement, which would include limits on LIC's ability to acquire additional shares of FTD common stock. These limitations initially would cap LIC's total ownership at 37.5% of the outstanding shares of FTD common stock through December 31, 2016 and then at 40% of the outstanding shares of FTD common stock after that date. In addition, the preliminary proposal contemplated that LIC would have the right to elect new members to the FTD board, commensurate with its potential ownership of FTD common stock. The FTD board indicated a willingness to enter into exclusive negotiations with LIC for a limited period and directed FTD senior management and Moelis to communicate the preliminary proposal to LIC.

        Following the March 28 meeting of the FTD board of directors, Moelis, at the direction of FTD senior management, communicated FTD's preliminary proposal for the acquisition of Provide Commerce to LIC.

        Over the course of April 2014, representatives of LIC and FTD had numerous discussions regarding the terms of a potential transaction. Moelis was involved in these discussions, as were Jones Day and Baker Botts L.L.P. ("Baker Botts"), as legal counsel to LIC. LIC's initial response to FTD's preliminary proposal was to indicate a willingness to reduce the purchase price for Provide Commerce to approximately $537.8 million. This willingness was based primarily on the fact that Provide Commerce's actual results of operations for the first quarter of 2014 and future outlook were less favorable than internal projections compiled by LIC. Mr. Shean, on behalf of LIC, indicated that LIC was willing to reduce the purchase price by approximately $10 million to fund the wind-down of the RedEnvelope business, which FTD previously had indicated would not be a strategic fit for FTD going forward, and which LIC was considering winding down for reasons unrelated to the proposed transaction. Mr. Shean also indicated that, while LIC would be amenable to receiving some cash in the transaction and initial limitations of its ownership of FTD common stock, LIC believed that capping LIC's total ownership at 45% of the outstanding shares of FTD common stock for a three-year period, with no cap thereafter, would be appropriate. After additional discussions, LIC indicated a willingness to further reduce the purchase price for Provide Commerce to approximately $522 million.

        FTD senior management, with the assistance of Moelis, evaluated LIC's response to FTD's preliminary proposal, specifically in the light of additional financial and other diligence information that had been provided to FTD by LIC and Provide Commerce. Based on this evaluation, FTD senior management was of the view that FTD could increase the amount that FTD would pay for Provide Commerce to approximately $445 million plus $35 million for the developing and non-perishable businesses of Provide Commerce. FTD's continued diligence confirmed that the RedEnvelope business would not be a strategic fit for FTD going forward, so FTD's valuation of Provide Commerce reflected approximately $10 million of value that could be realized by LIC in connection with LIC's wind-down of the RedEnvelope business. Throughout this period, FTD continued to maintain that the standstill agreement and ownership limitations initially proposed by FTD would be central to any FTD agreement to acquire Provide Commerce that would result in LIC becoming a significant FTD stockholder.

        On April 25, 2014, the revised FTD proposal was communicated to LIC by Moelis and, on April 29, 2014, Mr. Shean, on behalf of LIC, notified FTD and Moelis that LIC was prepared to accept FTD's proposed valuation of Provide Commerce. Mr. Shean further indicated that LIC was prepared to move forward with negotiations regarding definitive transaction documentation. Mr. Shean noted that further negotiations regarding the proposed standstill agreement and ownership limitations would be required because LIC believed that FTD's proposal would unduly restrict LIC's flexibility with respect to an investment in FTD.

        At that time, LIC's position, as communicated to representatives of Moelis, was that LIC's total ownership of FTD common stock should be capped at 40% of the outstanding shares until December 31, 2016, at which time the cap would increase to 49.9% of the outstanding shares. Further, LIC's position was that it should have the right to launch a tender offer directly to FTD's other stockholders. Representatives of Moelis advised LIC that these positions would be communicated to FTD in advance of a meeting of the FTD board of directors scheduled for May 1, 2014.

        On April 30, 2014, Mr. Apatoff updated the FTD board on these developments in advance of an FTD board of directors meeting scheduled for the next day.

        On May 1, 2014, the FTD board of directors held a regularly scheduled board meeting. Representatives of Jones Day and Moelis participated in the meeting at the request of the FTD board. At the meeting, FTD senior management and Moelis provided the board with a detailed summary of the status of discussions regarding the potential acquisition of Provide Commerce. In this regard, the board reviewed a summary of the various transaction proposals that had been communicated among the parties and their respective advisors, as well as a recommendation that the parties agree to negotiate exclusively for approximately 60 days, or through the July 4 holiday. Jones Day also reviewed for the board the fiduciary duties of the directors in considering the potential transaction. The FTD board then reviewed the proposed terms of a formal engagement of Moelis as the company's financial advisor in connection with the potential transaction. At the conclusion of the meeting, the FTD board directed senior management to finalize the engagement with Moelis. The FTD board also authorized the entry into an exclusivity agreement with LIC providing for exclusivity through July 10, 2014, and further directed FTD senior management to continue to evaluate a potential acquisition of Provide Commerce. However, the FTD board reiterated the importance of including a standstill agreement and ownership limitations along the lines of those initially proposed by FTD.

        On May 2, 2014, Jones Day provided Baker Botts with a draft of an exclusivity agreement. On May 5, 2014, following negotiations regarding the terms and conditions of exclusivity, we entered into an exclusivity agreement with LIC providing for exclusivity through July 10, 2014. At this time, the parties also agreed to facilitate the sharing of more detailed diligence information.

        On May 14, 2014, at the request of Baker Botts, representatives of Jones Day and Baker Botts held a conference call to discuss LIC's position with respect to the terms of the investor rights agreement. In addition to reiterating LIC's position with respect to the share ownership cap (40% until December 31, 2016, then increasing to 49.9%) and the ability to launch a tender offer at any time without approval of the FTD board, representatives of Baker Botts communicated LIC's position that LIC should be able to close any such tender offer upon the tender of 60% of the total outstanding shares of FTD common stock, including shares already owned by LIC. At the conclusion of the conference call, Jones Day advised Baker Botts that Jones Day would discuss LIC's positions with FTD senior management and Moelis.

        On May 15, 2014, after further discussions with FTD senior management and Moelis, Jones Day circulated initial drafts of the stock purchase agreement and the investor rights agreement to LIC and Baker Botts. These drafts reflected FTD's original positions on, among other things, the LIC ownership cap and other standstill provisions. During the week of June 2, 2014, Baker Botts provided comments to the initial drafts of those agreements.

        On May 16, 2014, we formally engaged Moelis as our financial advisor in connection with the potential transaction.

        From mid-May through mid-June 2014, representatives of LIC and FTD, along with their respective legal advisors and Moelis, as financial advisor to FTD, had a number of discussions regarding deal terms. In addition, while the parties were in general agreement as to the valuation of Provide Commerce for purposes of a potential transaction, discussions continued regarding the treatment of the RedEnvelope business. If the RedEnvelope business remained part of the transaction, FTD would wind-down that business as promptly as practicable following completion of the transaction and after the 2014 Christmas season. As a result, the parties discussed a variety of alternatives for funding the wind-down of the RedEnvelope business.

        Also during this period, the parties continued to discuss matters relating to LIC's possible ownership of FTD common stock in connection with a potential transaction. LIC continued to communicate an interest in receiving as much FTD common stock as possible in connection with a potential transaction. FTD, along with its legal and financial advisors, reiterated that FTD was not interested in proceeding with a potential transaction unless the amount of FTD common stock issued to LIC was limited, and unless the deal terms involved additional meaningful limitations on LIC's post-transaction ownership of FTD common stock, including a standstill agreement that included a cap on LIC's ownership of FTD common stock consistent with the terms initially proposed by FTD following the March 28 meeting of the FTD board of directors.

        On June 10, 2014, the FTD board of directors met at a regularly scheduled board meeting held in connection with the company's annual meeting of stockholders. At the meeting, FTD senior management provided the board with an update regarding the status of discussions surrounding the potential acquisition of Provide Commerce as well as the status of financing for the potential transaction. Also at the meeting, the FTD board discussed with members of senior management the potential short-term and long-term synergies that could result from the potential transaction. After further discussion, the FTD board directed FTD senior management to continue to pursue discussions regarding the potential transaction.

        During the week of June 16, 2014, representatives of Moelis continued their discussions with Mr. Shean regarding the cap on LIC's future ownership, the conditions for closing any tender offer by LIC and other aspects of the investor rights agreement. FTD management viewed satisfactory agreement on these items to be gating issues for further negotiations between the parties. On June 18, 2014, a representative of Moelis sent Mr. Shean a summary of the key terms of the investor rights agreement that FTD senior management believed could be presented to the FTD board of directors for approval, including (1) a cap on LIC's ownership of 37.5% of the total outstanding shares of FTD common stock through December 31, 2016, followed by a cap of 40% thereafter, (2) a right of LIC to launch a tender offer only after December 31, 2016, provided that LIC has negotiated in good faith with the FTD board of directors for a period of at least thirty days and is unable to reach an agreement on a transaction and any such tender offer would close only if a majority of the outstanding shares of FTD common stock not owned by LIC were tendered, and (3) a right of FTD to issue 19.9% of the outstanding shares of FTD common stock to a potential third party acquirer, outside of any preemptive right of LIC, which 19.9% stake could be voted in favor of such third party acquisition in a vote of FTD's stockholders.

        On June 19, 2014, Mr. Shean and representatives of Moelis continued to negotiate certain details of FTD's positions. On June 20, 2014, Mr. Shean informed Moelis that the FTD positions outlined above would be acceptable to LIC, subject to further negotiation of certain additional terms. Also on June 20, 2014, Mr. Shean informed FTD and Moelis that LIC had determined to remove the RedEnvelope business from the potential transaction, and for LIC to retain the risks and potential value related to the wind-down of RedEnvelope. This determination narrowed the scope of issues for continued negotiations between LIC and FTD, because it eliminated the need for LIC and FTD to agree on the net value of the wind-down of the RedEnvelope business, which otherwise would have been reflected in the total purchase price. As a result, the parties were in preliminary agreement that Provide Commerce would be valued at $470 million for purposes of the potential transaction. Later on

June 20, 2014, FTD instructed Jones Day to immediately proceed with in-depth negotiations of the other terms and conditions of the stock purchase agreement and the investor rights agreement.

        On June 30, 2014, the FTD board of directors held a special meeting to discuss the status of the potential acquisition of Provide Commerce. Representatives of Jones Day and Moelis participated in the meeting at the request of the FTD board. At the meeting, FTD senior management updated the board regarding the status of discussions surrounding the potential transaction, specifically the recent progress in terms of resolving deal structure issues. Also at the meeting, the FTD board further discussed with senior management the potential short-term and long-term synergies that could be achieved in the potential transaction. At the conclusion of the meeting, the FTD board directed senior management to continue to pursue discussions regarding the potential transaction.

        During the week of June 30, 2014, Jones Day and Baker Botts exchanged further revised drafts of the stock purchase agreement and the investor rights agreement. In this regard, the parties scheduled an in-person meeting for July 8, 2014 to discuss the terms and conditions of the transaction documents.

        On July 7, 2014, Mr. Apatoff met with Mr. Shean in Chicago to discuss various transaction related matters in advance of the negotiation session scheduled for the following day.

        On July 8, 2014, representatives of FTD and LIC, along with representatives of Jones Day and Baker Botts, met in Chicago to negotiate the terms and conditions of the stock purchase agreement and the investor rights agreement. Also that day, Ms. Sheehan had discussions with representatives of Provide Commerce regarding its results of operations for the six months ended June 30, 2014. In particular, representatives of Provide Commerce informed Ms. Sheehan that Provide Commerce's adjusted EBITDA, calculated in a manner consistent with FTD's adjusted EBITDA metric (defined as net income before net interest expense, provision (benefit) for income tax expense, depreciation, amortization, stock-based compensation, transaction-related costs, litigation and dispute settlement charges or gains, restructuring and other exit costs, and impairment of goodwill, intangible assets and long-lived assets), for the six months ended June 30, 2014 was approximately 18% lower than Provide Commerce's internal adjusted EBITDA budget for the period despite excluding the negative one-time impact of weather issues on Provide Commerce's business in the first quarter of 2014. Provide Commerce's results for the six months ended June 30, 2014 were negatively impacted by multiple factors, including increased marketing costs associated with programs that did not perform as expected, lower average unit values and underperformance in Provide Commerce's developing and non-perishable businesses. Following those meetings, and after consultation with Moelis, we determined to seek a reduction in the purchase price in the light of Provide Commerce's results of operations for the first six months of 2014. Representatives of Moelis then discussed with Mr. Shean the possibility of a price reduction, though no specific agreement was reached regarding the amount of any price reduction.

        On July 9, 2014, we and LIC agreed to extend the exclusivity period through July 31, 2014. Later that week, Jones Day circulated a further revised draft of the investor rights agreement and Baker Botts provided comments to the most recent draft of the stock purchase agreement.

        Also beginning on July 9, 2014, Mr. Shean, Mr. Apatoff and representatives of Moelis had a number of discussions regarding a possible purchase price reduction. Following these discussions, Mr. Shean indicated that LIC would be willing to reduce the purchase price to $445 million.

        On July 14, 2014, the FTD board of directors held a special meeting to discuss the status of the potential acquisition of Provide Commerce. Representatives of Jones Day and Moelis participated in the meeting at the request of the FTD board. At the meeting, FTD senior management and Moelis provided the board with an update regarding the status of the potential transaction. In particular, the board received an update regarding Provide Commerce's recent financial performance and the proposed reduction in the purchase price for Provide Commerce. Jones Day reviewed the fiduciary duties of the directors in connection with the proposed transaction. Representatives of Moelis reviewed with the board various financial analyses related to the valuation of Provide Commerce and the proposed price reduction. FTD senior management also provided the board with an update regarding the proposed financing for the transaction. After discussion, the board instructed senior management and Moelis to seek a further price reduction from LIC and to otherwise work to finalize documentation for the proposed transaction. Following the July 14, 2014 FTD board meeting, representatives of Moelis discussed with Mr. Shean a further price reduction to $430 million. After additional discussions among Mr. Apatoff, Mr. Shean and representatives of Moelis, Mr. Shean indicated that LIC would agree to the further price reduction, but stressed that the parties needed to move to finalize documentation for the proposed transaction as soon as possible.

        During the week of July 14, 2014, Jones Day and Baker Botts exchanged further revised drafts of the stock purchase agreement and the investor rights agreement, and representatives of FTD and LIC engaged in further negotiations aimed at finalizing documentation for the proposed transaction.

        On July 21, 2014, the FTD board of directors held a special meeting to discuss the terms and conditions of the stock purchase agreement and the investor rights agreement. Representatives of Jones Day and Moelis participated in the meeting at the request of the FTD board. At the meeting, the board received presentations from FTD senior management, including a review of the proposed financing for the transaction. Jones Day reviewed for the board the fiduciary duties of the directors in connection with the transaction and presented summaries of the terms of the stock purchase agreement and the investor rights agreement. Moelis also reviewed with the FTD board various financial analyses regarding the transaction. At the conclusion of the meeting, the FTD board directed FTD senior management to work to finalize the stock purchase agreement and the investor rights agreement. In addition, the FTD board directed Moelis to further refine and update its financial analyses surrounding the proposed transaction.

        During the week of July 21, 2014, at the request of the FTD board of directors, Moelis provided the FTD board with additional financial analyses relating to the proposed transaction. Also during that week, Jones Day and Baker Botts exchanged further revised drafts of the stock purchase agreement and the investor rights agreement.

        On July 25, 2014 and throughout the ensuing weekend, representatives of FTD and LIC, along with representatives of Jones Day and Baker Botts, had numerous discussions regarding the stock purchase agreement and the investor rights agreement. The parties convened a conference call on the morning of July 26, 2014, following which Jones Day circulated revised drafts of the stock purchase agreement and the investor rights agreement. Jones Day and Baker Botts continued to negotiate the stock purchase agreement and the investor rights agreement throughout the course of the day on July 27, 2014.

        On July 28, 2014, the FTD board of directors held a special meeting to discuss the terms and conditions of the stock purchase agreement and the investor rights agreement. Representatives of Jones Day and Moelis participated in the meeting at the request of the FTD board. At the meeting, the board received presentations from FTD senior management, including a review of the strategic benefits and risks and the proposed financing for the transaction. Jones Day reviewed for the board the fiduciary duties of the directors in considering the transaction and discussed the current terms and conditions of the stock purchase agreement and the investor rights agreement, including a summary of the changes to the agreements from the versions discussed with the FTD board at the prior board meeting. At the July 28 meeting, Moelis reviewed with the FTD board Moelis' financial analysis of the consideration and delivered to the board an oral opinion, which was confirmed by delivery of a written opinion, dated July 28, 2014, addressed to the FTD board to the effect that, as of the date of the opinion and based upon and subject to the conditions and limitations set forth in the opinion, the consideration to be paid in the transaction by FTD is fair from a financial point of view to FTD. After further discussion, the board of directors, by unanimous vote, determined that the proposed transaction with LIC was fair to and in the best interests of FTD and its stockholders, approved the stock purchase agreement and the investor rights agreement, directed that the issuance of FTD common stock to LIC in accordance with the terms of the stock purchase agreement be submitted for consideration by FTD stockholders at a special meeting of FTD stockholders and resolved to recommend that FTD stockholders vote in favor of the issuance of FTD common stock to LIC in accordance with the terms of the stock purchase agreement.

        Negotiations of the final terms continued through the evening of July 29, 2014, until a final agreement was reached and the parties executed the stock purchase agreement. The transaction was publicly announced through a joint press release and a publicly accessible conference call and webcast the next morning prior to the market opening.

Board Recommendation

        After discussion and deliberation based on the information considered during its evaluation of the proposed transaction with LIC, the FTD board of directors unanimously determined that the transaction is fair to and in the best interests of FTD and its stockholders, approved the stock purchase agreement and the investor rights agreement and directed that the stock issuance be submitted for consideration by FTD stockholders at the special meeting. Accordingly, the FTD board recommends that you vote FOR the proposal to approve the stock issuance and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. For more information regarding the factors considered by the FTD board in reaching its decision, see the section entitled "The Transaction—Reasons for the Transaction" below.

Reasons for the Transaction

        As described above in the section entitled "Background of the Transaction," the FTD board of directors, in evaluating the transaction, the stock purchase agreement (including the related stock issuance) and the investor rights agreement, consulted with FTD senior management and FTD's legal and financial advisors, and, in reaching its decision to approve the transaction, including the stock purchase agreement, stock issuance and investor rights agreement, the FTD board discussed and considered a variety of factors weighing positively in favor of the transaction, including, but not limited to, the following:

        Strategic Benefits.    The FTD board of directors considered FTD senior management's belief that the transaction would further FTD's vision to become the leading and most trusted floral and gifting company in the world. In this regard, the FTD board took into account FTD senior management's belief that the transaction would unite two complementary businesses to offer customers a greater variety of floral and gifting products and an enhanced shopping experience. More specifically, the FTD board considered FTD senior management's belief that the transaction would result in the following anticipated benefits, among others:

  •
  enhanced FTD consumer floral and gifting category by combining FTD's iconic brands, FTD and Interflora, and Mercury Man logo with Provide Commerce's respected and highly recognizable e-commerce brands, including ProFlowers, Shari's Berries and Personal Creations;

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  diversified revenue streams and broadened consumer demographics through the combination of FTD's and Provide Commerce's complementary businesses and customer bases, with opportunities for cross-selling brands;

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  enhanced consumer shopping experience by allowing FTD to offer a wider selection of floral and gifting products, thereby providing consumers with greater convenience and choice;

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  strengthened floral network by enabling FTD to invest in new products, services and technology to support member florists in their local businesses;

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  generation of significant cost synergies to increase stockholder value, including approximately $25 million in annual synergies expected within 36 months of the closing of the transaction, through changes in procurement and fulfillment including leveraging Provide Commerce's supply chain network to support FTD's florist network members, and efficiencies in overhead, customer service, and marketing; and

  •
  strengthened financial position, including that the transaction will create a combined company with annual revenue in excess of $1 billion and will increase FTD's market capitalization and shares of common stock outstanding, which is expected to enhance FTD's ability to access the capital markets in the future.

        Furthermore, we believe that, given the favorable strategic fit, the potential cost synergies and the purchase price, the transaction is expected to be accretive to FTD's 2015 cash earnings per share (net income adjusted for non-cash items including stock-based compensation, depreciation and amortization), excluding transaction, integration and synergy expenses.

        Provide Commerce's Businesses, Operating Results, Financial Condition and Management.    The FTD board of directors considered information with respect to Provide Commerce's businesses, operating results and financial condition on both a historical and prospective basis, and the quality, breadth and experience of Provide Commerce's senior management, including the following factors, among others:

  •
  Provide Commerce's operating resources, direct-to-customer e-commerce business, highly recognizable consumer gifting e-commerce brands and skilled employee and management base, which FTD senior management believes enables it to compete effectively;

  •
  FTD's and Provide Commerce's complementary missions and visions:

  •
  FTD's mission is "to inspire, support and delight our customers when expressing life's most important sentiments," and our vision is "to be the leading and most trusted floral and gifting company in the world"; and

  •
  Provide Commerce's mission is "to deliver a WOW experience that makes gift-givers heroes in the eyes of their recipients as they celebrate life's special moments," and their vision is "to become the world's most compelling gift giving destination; and

  •
  FTD senior management's belief in the strength of Provide Commerce's senior management team, who FTD senior management believes are committed to an effective integration and will play a critical role in the success of the combined company.

        Consideration.    The FTD board of directors evaluated the transaction consideration, taking into account its total value and composition. The consideration was determined through arms' length negotiations between Provide Commerce and FTD and was approved by the FTD board. Moelis did not recommend any specific consideration to FTD or the FTD board, or that any specific amount or type of consideration constituted the only appropriate consideration for the transaction.

        Financing.    The FTD board of directors considered FTD senior management's belief that we can finance the transaction and the combined company on favorable terms and create a capital structure for the combined company following the completion of the transaction that will allow us to achieve the strategic benefits described above. Specifically, the FTD board noted the terms of the commitment letter which provided for the acquisition advance and the term loan.

        Addition of a Significant Committed Stockholder.    The FTD board of directors considered that LIC will own approximately 35% of FTD at the closing of the transaction. LIC will be FTD's single largest stockholder and will be actively involved at the board level following LIC's selection of four new directors for appointment to the FTD board, reflecting LIC's commitment to and belief in FTD.

        Terms of the Stock Purchase Agreement and Investor Rights Agreement.    In addition to evaluating the reasonableness of the transaction consideration, the FTD board of directors considered the overall terms of the stock purchase agreement and the investor rights agreement, including the parties' respective representations, warranties, covenants and conditions to their respective obligations in such agreements. In particular, the FTD board noted the fact that FTD and LIC are obligated to indemnify each other for a number of items, including for breaches of certain representations and warranties, breaches of covenants and certain other matters.

        The FTD board of directors also considered its ability under the stock purchase agreement to consider certain alternative proposals for strategic transactions prior to the closing of the transaction, and to withdraw its recommendation that our stockholders vote in favor of the issuance of shares of our common stock in connection with the proposed transaction if the FTD board determines that the failure to change its recommendation would result in a breach of its fiduciary duties. Additionally, the FTD board considered the reasonableness of the termination fee or expense reimbursement payable by us in the event that certain termination events occur, including in connection with the FTD board's right to terminate the transaction to enter into an alternative transaction.

        The FTD board of directors further considered that under the investor rights agreement:

  •
  LIC's ability to acquire additional shares of FTD common stock is limited. These limitations include, before December 31, 2016, a cap on LIC's total ownership at 37.5% of the outstanding shares of FTD common stock, and after December 31, 2016, a cap on LIC's total ownership at 40% of the outstanding shares of FTD common stock, in each case subject to certain exceptions.

  •
  The principal exception to the foregoing ownership cap is LIC's right to commence a tender offer for FTD common stock after December 31, 2016, and requiring that LIC has first negotiated the proposed offer in good faith with the FTD board for at least 30 days. Any such tender offer must be made to all stockholders of FTD, and it could close only upon the tender of the majority of shares of FTD common stock not already owned by LIC. The FTD board would retain the right to recommend against any such tender offer, subject to certain limitations, such as a prohibition from instituting a shareholder rights plan. Notwithstanding the foregoing, LIC also has the right to commence a tender offer for FTD common stock at any point following closing if a third party commences a tender offer for control of FTD and FTD does not take defensive actions within 10 days following the commencement of such offer.

  •
  During the 18 month period following the closing of the transaction, LIC will be bound by customary standstill provisions, including covenants not to solicit competing proxies or call special meetings of FTD's stockholders, subject to the earlier expiration of the standstill provisions or certain waivers thereto upon the occurrence of certain events.

  •
  LIC will be entitled to select four new directors for appointment to FTD's board as of the closing of the transaction, each of whom must meet FTD's standard qualification for directors, and following the closing of the transaction, LIC will be entitled to proportional representation on the FTD board, FTD will be required to use its reasonable best efforts to cause the election of each LIC nominee at subsequent FTD stockholders meetings, at least half of LIC's nominees must be independent under applicable listing standards, subject to LIC's rights to have at least two LIC officers serving as directors, and FTD must appoint one of LIC's nominees to each committee of the FTD board, subject to applicable listing standards and provided that no such director may serve as chairman of the board or chairman of a committee.

        Restrictions on Resales of Stock Issued in the Transaction; Registration Rights.    Another important consideration for the FTD board of directors was the fact that the shares issued in connection with the transaction will be "restricted securities" under Rule 144 of the Securities Act and subject to the further restrictions on transfer contained in the investor rights agreement. Among other things, the FTD board considered that during the 18 month restricted period following closing of the transaction, LIC may not transfer any shares of FTD common stock that it owns, subject to certain exceptions, and thereafter may only sell shares of FTD common stock under certain circumstances. The FTD board further considered the limitations on LIC's ability to engage in pledging, stock lending and hedging transactions. Additionally, the FTD board considered the registration rights provisions of the investor rights agreement as they relate to potential resales of our common stock by LIC, including the provisions providing that we are not obligated to file a registration statement until 18 months after the transaction is completed. The FTD board considered FTD senior management's assessment that the restrictions on resales of our common stock and the registration rights provisions of the investor rights agreement would help minimize the risk of adverse effects on the market price of our common stock caused by the sale of such stock held by LIC following the transaction or by the perception that such sales could occur.

        Likelihood of Completion of Transaction.    The FTD board of directors considered the likelihood of the transaction being completed, including the terms of the stock purchase agreement and other factors that, taken as a whole, provide a significant degree of assurance that the transaction will be completed. In particular, the FTD board noted that (1) the conditions required to be satisfied prior to completion of the transaction are expected to be fulfilled, (2) we have obtained committed financing for the transaction contemplated by the stock purchase agreement with customary conditions to financing from reputable financing sources and (3) both parties have made commitments in the stock purchase agreement with respect to obtaining regulatory clearances, including clearances under the HSR Act.

        Strategic Alternatives.    The FTD board of directors considered FTD senior management's review of potential strategic alternatives and determined that the value offered in connection with the transaction was more favorable to our stockholders than the potential value that might have resulted from any other strategic opportunity reasonably available to us, including not pursuing any acquisition or other strategic transaction.

        Opinion of Financial Advisor.    The FTD board of directors considered the opinion of Moelis, dated July 28, 2014, addressed to the FTD board as to the fairness, from a financial point of view and as of the date of such opinion, and based upon and subject to the conditions and limitations set forth in the opinion to FTD of the consideration to be paid in the transaction, as more fully described in "—Opinion of FTD's Financial Advisor."

        Due Diligence.    The FTD board of directors considered the scope of the due diligence investigation of Provide Commerce conducted by members of FTD senior management and FTD's legal and financial advisors and evaluated the results.

        Impact of the Transaction on Customers, Florists and Employees.    The FTD board of directors evaluated the expected impact of the transaction on FTD's customers, florists and employees and the benefits that would be derived from the transaction by (1) enhancing operations and floral and gifting offerings, (2) generating additional florist-filled order volume and increasing advertising opportunities and (3) providing more opportunities for employees in a larger company.

        Other Reasons for the Transaction.    The reasons in favor of the transaction considered by the FTD board of directors also include, but are not limited to, the following:

  •
  the FTD board's knowledge of the current and future environment in which we have operated and will continue to operate, including national and local economic conditions and the competitive environment of the floral and gifting industry and the likely effect of these factors on our potential growth, development, productivity, profitability and strategic options;

  •
  the FTD board's review, with the assistance of our advisors, of the structure of the transaction, the accounting and tax consequences of the transaction and the financial and other terms of the stock purchase agreement;

  •
  the anticipated increase in interest from new investors because of the combined company's larger size, efficiencies and scope of operations; and

  •
  the potential for future increased trading liquidity for our stockholders.

        In addition, the FTD board of directors took into account a number of potentially negative factors in its deliberations concerning the transaction with Provide Commerce, including the following considerations:

  •
  the possible effect of a public announcement of the transaction on our and/or Provide Commerce's operations, clients, customers, florists, business partners and employees and on our and Provide Commerce's ability to attract and retain key management and employees;

  •
  the possible effect of the transaction on our stock price, including any effect on the stock price caused by the public announcement of the transaction and the potential decline in the stock price caused by the issuance of shares of our common stock in connection with the proposed transaction;

  •
  the fact that, if the transaction is not completed (1) the trading price of our shares of common stock could be adversely affected, (2) we will have incurred significant transaction and opportunity costs attempting to complete the transaction, (3) we may lose clients, customers, florists, business partners and employees, (4) our business may be disrupted and (5) the market's perceptions of our prospects could be adversely affected;

  •
  the fact that the stock purchase agreement restricts the conduct of our business prior to the completion of the transaction, requiring us to operate our business in the ordinary course and limiting our ability to undertake other acquisitions, issue shares of common stock or to incur additional indebtedness, which may delay or prevent us from taking advantage of business opportunities that could arise prior to the completion of the transaction;

  •
  the possibility that litigation might be initiated in regard to the transaction that could be potentially expensive and burdensome for us to defend;

  •
  our obligations under the stock purchase agreement to pay LIC, under specified circumstances, termination fees of up to $17.2 million;

  •
  the challenges inherent in the combination of two businesses of the size and scope of our company and Provide Commerce and the size of the companies relative to each other, including, the following:

  •
  the possibility that integration costs may be material;

  •
  the possible diversion of management's attention for an extended period of time;

  •
  the potential disruption of, or the loss of momentum in, each company's ongoing businesses before the completion of the transaction; and

  •
  complexities associated with managing the combined businesses, including difficulty addressing possible differences in corporate cultures and management philosophies and the challenge of integrating complex systems, technology, networks and other assets of each of the companies in a manner that minimizes any adverse impact on clients, customers, florists, employees and other constituencies;

  •
  the risk that the economic benefits, cost savings and other synergies that we anticipate as a result of the transaction are not fully realized or take longer to realize than expected;

  •
  the risk that we or Provide Commerce may be unable to obtain antitrust or other regulatory clearances required for the transaction, or that required antitrust or other regulatory clearances may delay the transaction or result in the imposition of conditions that could adversely affect the operations of the combined company or cause the parties to abandon the transaction;

  •
  the impact of the issuance of shares of our common stock as consideration for the transaction on our existing stockholders, including dilution of their ownership and voting interests;

  •
  the risk that certain liabilities associated with the transaction have not been discovered or will be greater than anticipated; and

  •
  other risks of the type and nature described in the section entitled "Risk Factors" on page 26.

        After consideration of these factors, the FTD board of directors determined that the potential negative factors were significantly outweighed by the potential benefits of the transaction to our stockholders.

        The foregoing discussion of information and factors considered by the FTD board of directors is not intended to be exhaustive. In light of the variety of factors considered in connection with its evaluation of the transaction, stock purchase agreement and investor rights agreement, the FTD board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Rather, the FTD board viewed its determinations and recommendations as being based on the totality of information and factors presented to and considered by the board. Moreover, each member of the FTD board applied his or her own personal business judgment to the process and may have given different weight to different factors.

        For the reasons set forth above, the FTD board of directors approved the transaction, including the stock purchase agreement, stock issuance and investor rights agreement, determined that the transaction was advisable and in the best interest of our stockholders and recommends that our stockholders vote FOR the proposal to authorize the issuance of shares of our common stock in connection with the proposed transaction. Additionally, in support of the transaction, the FTD board also recommends that our stockholders vote FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to constitute a quorum or approve the stock issuance.

        This explanation of the FTD board of directors' reasons for the transaction and other information presented in this section is forward-looking in nature and, therefore, should be read in the light of the factors described in the section entitled "Special Note Concerning Forward-Looking Statements" on page 24.

Opinion of FTD's Financial Advisor

        At the meeting of the FTD board of directors on July 28, 2014 to evaluate and approve the transaction, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated July 28, 2014, addressed to the FTD board to the effect that, as of the date of the opinion and based upon and subject to the conditions and limitations set forth in the opinion, the consideration to be paid by FTD in the transaction is fair from a financial point of view to FTD.

        The full text of Moelis' written opinion dated July 28, 2014, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. Moelis has consented to the inclusion of its written opinion dated July 28, 2014 in this proxy statement, and to the description of such opinion and the references to Moelis contained in this proxy statement. Stockholders are urged to read Moelis' written opinion carefully and in its entirety. Moelis' opinion was provided for the use and benefit of the FTD board of directors (in its capacity as such) in its evaluation of the transaction. Moelis' opinion is limited solely to the fairness, from a financial point of view and as of the date of such opinion, to FTD of the consideration to be paid by FTD in the transaction and does not address FTD's underlying business decision to effect the transaction or the relative merits of the transaction as compared to any alternative business strategies or transactions that might be available with respect to FTD. Moelis' opinion does not constitute a recommendation to any FTD stockholder as to how such stockholder should vote or act with respect to the transaction or any other matter. In arriving at its opinion, Moelis, among other things:

  •
  reviewed certain publicly available business and financial information relating to FTD and Provide Commerce;

  •
  reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of Provide Commerce furnished to Moelis by Provide Commerce and FTD, including financial forecasts provided to or discussed with Moelis by the management of Provide Commerce and FTD;

  •
  reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of FTD furnished to Moelis by FTD, including financial forecasts provided to or discussed with Moelis by FTD senior management;

  •
  reviewed certain internal information relating to costs savings, synergies and related expenses expected to result from the transaction (the "expected synergies") furnished to Moelis by FTD and Provide Commerce;

  •
  conducted discussions with members of the senior management and representatives of FTD and Provide Commerce concerning the information described in the foregoing, as well as the business and prospects of Provide Commerce and FTD generally;

  •
  reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;

  •
  reviewed the financial terms of certain other transactions that Moelis deemed relevant;

  •
  reviewed a draft, dated July 28, 2014, of the stock purchase agreement;

  •
  participated in certain discussions and negotiations among representatives of FTD and Provide Commerce and their advisors; and

  •
  conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

        In connection with its review, Moelis did not assume any responsibility for independent verification of any of the information supplied to, discussed with or reviewed by Moelis for the purpose of its opinion and has, with the consent of the FTD board of directors, relied on such information being complete and accurate in all material respects. In addition, with the FTD board's consent, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of Provide Commerce or FTD, nor was Moelis furnished with any such evaluation or appraisal. With respect to the financial forecasts and other information relating to Provide Commerce, FTD, the expected synergies and the exclusion of a negative one-time $7.6 million impact of weather issues on the Provide Commerce business in the first quarter of 2014 (the "EBITDA Adjustment"), Moelis assumed, at the direction of the FTD board, that such financial information was reasonably prepared on a basis reflecting (1) the best currently available estimates and judgments of the management of Provide Commerce and FTD as to the future performance of Provide Commerce, such expected synergies (including the amount, timing and achievability thereof) and the amount and appropriateness of the EBITDA Adjustment and (2) the best currently available estimates and judgments of the management of FTD as to the future performance of FTD. Moelis also assumed, at the direction of the FTD board, that the future financial results reflected in such forecasts and other information will be achieved at the times and in the amounts projected. Additionally, at the direction of FTD senior management, Moelis did not apply any effect to valuation based upon the proposed pro forma ownership of the combined company, including, without limitation, the significant ownership LIC will have. Finally, at the direction of the FTD board, Moelis relied on the assessments of FTD senior management as to FTD's ability to integrate the businesses of Provide Commerce and FTD.

        Moelis' opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of the opinion. Moelis' opinion did not address, the fairness of the transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of FTD or Provide Commerce. In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the transaction, or any class of such persons, relative to the consideration or otherwise. Moelis' opinion was approved by a Moelis fairness opinion committee. At the direction of the FTD board of directors, Moelis was not asked to, nor did it, offer any opinion as to any terms of the stock purchase agreement or any aspect or implication of the transaction, except for the consideration to the extent expressly specified in Moelis' opinion. With the consent of the FTD board, Moelis' opinion does not express any opinion as to what the value of FTD common stock actually will be when issued pursuant to the transaction or the price at which FTD common stock may trade at any time. Moelis is not a tax, legal, regulatory or accounting expert and Moelis assumed and relied upon, without independent verification, the assessments of FTD and its other advisors with respect to tax, legal, regulatory and accounting matters. In rendering its opinion, Moelis assumed, at the consent of the FTD board, that the final executed form of the stock purchase agreement would not differ in any material respect from the draft that Moelis reviewed, that the transaction would be consummated in accordance with its terms and that the parties to the stock purchase agreement would comply with all the material terms of the stock purchase agreement. Moelis also assumed, with the consent of the FTD board, that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction would be obtained without the imposition of any delay, limitation, restriction, divestiture or condition that would have an adverse effect on Provide Commerce or FTD or on the expected benefits to FTD of the transaction. Except as described in this summary, FTD and the FTD board imposed no other instructions or limitations on Moelis with respect to the investigations made or procedures followed by Moelis in rendering its opinion.

        The following is a summary of the material financial analyses presented by Moelis to the FTD board of directors at its meeting held on July 28, 2014, in connection with its opinion.

        Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis' analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis' analyses.

Financial Analyses of Provide Commerce

        For purposes of the financial analyses of Provide Commerce described below, the term "implied transaction consideration" refers to the implied value of the consideration provided for in the transaction of $430,000,000, consisting of $121,460,980 in cash and the value of 10,203,010 shares of FTD common stock based on FTD's stock price of $30.24 per share, calculated using the 10-day volume-weighted average price per the draft of the stock purchase agreement, dated July 24, 2014.

        Discounted Cash Flow Analysis.    Moelis performed a discounted cash flow ("DCF") analysis of Provide Commerce using financial forecasts and other information and data provided by Provide Commerce, as adjusted by FTD senior management, to calculate the present value of the estimated future unlevered free cash flows projected to be generated by Provide Commerce, both on a standalone basis and including the expected synergies. Moelis used annual run-rate expected synergies of approximately $25 million, net of implementation costs, as provided by the management of Provide Commerce and FTD. In performing the DCF analysis of Provide Commerce, Moelis utilized a range of discount rates of 12.0% to 13.0% (based on estimates of Provide Commerce's weighted average cost of capital) to calculate estimated present values as of December 31, 2014 with and without the expected synergies of (1) FTD's estimated after-tax unlevered free cash flows for the period of December 31, 2015 through December 31, 2019 with and without the expected synergies, and (2) estimated terminal values derived by applying a range of multiples of 7.5x to 8.5x to Provide Commerce's adjusted EBITDA (defined as net income before net interest expense, provision (benefit) for income tax expense, depreciation, amortization, stock-based compensation, transaction-related costs, litigation and dispute settlement charges or gains, restructuring and other exit costs, and impairment of goodwill, intangible assets and long-lived assets, and including the EBITDA Adjustment). This analysis indicated the following implied transaction value reference ranges for Provide Commerce, as compared to the implied transaction consideration of $430 million:

Metric	Implied Transaction Value Reference Ranges
Standalone	$405 million - $475 million
Including Expected Synergies	$555 million - $645 million

        Selected Public Companies Analysis.    Moelis reviewed financial and stock market information of the following selected publicly traded e-commerce companies:

  •
  Vistaprint N.V.

  •
  Shutterfly, Inc.

  •
  FTD Companies, Inc.

  •
  1-800-Flowers.com Inc.

  •
  Blue Nile Inc.

  •
  PetMed Express, Inc.

  •
  U.S. Auto Parts Network, Inc.

  •
  CafePress Inc.

        Moelis reviewed, among other things, enterprise values of the selected companies (calculated as market value of the relevant company's diluted common equity based on its closing stock price on July 25, 2014, plus preferred stock, plus, as of the relevant company's most recently reported quarter end, short-term and long-term debt, less cash and cash equivalents, plus book value of non-controlling interests) as a multiple of estimated revenue and adjusted EBITDA for the last twelve months ("LTM") ended March 31, 2014 and calendar years 2014 and 2015. Financial data for the selected companies was based on publicly available research analysts' estimates, public filings and other publicly available information. The mean and median multiples for the selected companies were 1.0x and 0.8x, respectively, in the case of total enterprise value/revenue for the LTM ended March 31, 2014, 0.9x and 0.8x, respectively, in the case of total enterprise value/revenue for each of the calendar years 2014 and 2015, 10.8x and 10.2x, respectively, in the case of total enterprise value/adjusted EBITDA for the LTM ended March 31, 2014, 10.0x and 9.9x, respectively, in the case of total enterprise value/adjusted EBITDA for the calendar year 2014 and 8.2x and 8.7x, respectively, in the case of total enterprise value/adjusted EBITDA for the calendar year 2015. Moelis then applied ranges of selected multiples derived from the selected companies of 10.0x to 13.0x in the case of total enterprise value/adjusted EBITDA for the LTM ended March 31, 2014, 10.0x to 13.0x in the case of total enterprise value/adjusted EBITDA of Provide Commerce's ProFlowers and Gourmet Foods businesses (which adjusted EBITDA included allocated expenses associated with the RedEnvelope business that is not being acquired in the transaction and assumes no value for other assets ("ProFlowers and Gourmet Foods Adjusted EBITDA")) for the LTM ended March 31, 2014, 9.0x to 12.0x in the case of total enterprise value/estimated adjusted EBITDA for the calendar year 2014, 9.0x and 12.0x in the case of total enterprise value/estimated ProFlowers and Gourmet Foods Adjusted EBITDA for the calendar year

2014, 6.5x to 9.5x in the case of total enterprise value/estimated adjusted EBITDA for the calendar year 2015 and 6.5x to 9.5x in the case of total enterprise value/estimated ProFlowers and Gourmet Foods Adjusted EBITDA for the calendar year 2015, to corresponding financial data of Provide Commerce. Financial data for Provide Commerce was based on financial forecasts and other information and data provided by Provide Commerce, as adjusted by FTD senior management. This analysis indicated the following implied transaction value reference ranges for Provide Commerce, as compared to the implied transaction consideration of $430 million:

Implied Transaction Value Reference Ranges:

Metric	EBITDA Data	Implied Transaction Value Reference Ranges
Total Enterprise Value/LTM 3/31/14 adjusted EBITDA	$32.5 million	$325 million - $425 million
Total Enterprise Value/LTM 3/31/14 ProFlowers and Gourmet Foods Adjusted EBITDA	$44.8 million	$450 million - $585 million
Total Enterprise Value/ estimated 2014 adjusted EBITDA	$30.9 million	$280 million - $370 million
Total Enterprise Value/ estimated 2014 ProFlowers and Gourmet Foods Adjusted EBITDA	$41.9 million	$380 million - $505 million
Total Enterprise Value/ estimated 2015 adjusted EBITDA	$48.5 million	$315 million - $460 million
Total Enterprise Value/ estimated 2015 ProFlowers and Gourmet Foods Adjusted EBITDA	$53.0 million	$345 million - $505 million

        Selected Precedent Transactions Analysis.    Moelis reviewed financial information of the following selected transactions in the e-commerce industry announced between July 22, 2009 and July 2, 2014:

Date Announced	Acquirer	Target
07/02/14	The Kroger Co.	Vitacost.com, Inc.
06/11/14	Helen of Troy Limited	Healthy Directions, LLC
02/27/14	Essilor International SA	Coastal Contacts Inc.
08/01/13	Blucora, Inc.	Monoproice, Inc.
06/04/12	WellPoint Inc.	1-800 CONTACTS, Inc.
03/24/11	Walgreen Co.	drugstore.com, inc.
03/21/11	Shutterfly, Inc.	Tiny Prints, Inc.
02/09/11	eBay Enterprise, Inc.	Fanatics, Inc.
11/08/10	Amazon.com Inc.	Quidsi, Inc.
05/20/10	Rakuten USA, Inc.	Buy.Com, Inc.
07/22/09	Amazon.com Inc.	Zappos.com, Inc.

Moelis reviewed, among other things, announced transaction values of the selected transactions as a multiple, to the extent information was publicly available, of revenue and EBITDA for the latest twelve months prior to the announcement date of each transaction. Financial data for the relevant transaction was based on publicly available information at the time of announcement of the relevant transaction. The mean and median multiples for the selected transactions were 1.9x and 1.5x, respectively, in the case of transaction value/revenue and 14.4x and 11.6x (excluding Essilor International SA's acquisition of Coastal Contacts Inc., as the EBITDA multiple derived from that acquisition would, in Moelis' judgment, imply too high a value for the transaction), respectively, in the case of transaction value/EBITDA. Moelis then applied a range of selected multiples derived from the selected transactions of 11.5x to 14.5x to Provide Commerce's adjusted EBITDA of $32.5 million for the LTM ended March 31, 2014 and, 11.5x to 14.5x to ProFlowers and Gourmet Foods Adjusted EBITDA of $44.8 million for the LTM ended March 31, 2014. Financial data for Provide Commerce was based on financial forecasts and other information and data provided by Provide Commerce, as adjusted by FTD senior management.

This analysis indicated the following implied transaction value reference ranges for Provide Commerce, as compared to the implied transaction consideration of $430 million:

Implied Transaction Value Reference Ranges:

Metric	EBITDA Data	Implied Transaction Value Reference Ranges
Total Enterprise Value/LTM 3/31/14 adjusted EBITDA	$32.5 million	$375 million - $470 million
Total Enterprise Value/LTM 3/31/14 ProFlowers and Gourmet Foods Adjusted EBITDA	$44.8 million	$515 million - $650 million

Financial Analyses of FTD

        Trading History.    Moelis reviewed the historical trading prices for FTD common stock for the approximately 38-week period commencing on the date of the separation and ended July 25, 2014 as compared to the price performance of the S&P 500 and seven selected e-commerce companies (excluding FTD) referred to above under the heading "Financial Analyses of Provide Commerce." Moelis observed that the approximately 38-week range of trading prices was $27.60 - $36.99. Moelis noted that as of July 25, 2014, the closing price of FTD common stock was $29.89 per share, and that FTD's relative trading price performance during the nine months since FTD began trading was a decrease of 3.9%, as compared to an increase of 16.9% for the S&P 500 and a decrease of 16.6% for the peer group.

        Discounted Cash Flow Analysis.    Moelis performed a DCF analysis of FTD using financial forecasts and other information and data provided by FTD senior management to calculate the present value of the estimated future unlevered free cash flows projected to be generated by FTD, on a standalone basis and pro forma for the transaction, including the expected synergies.

        In performing the DCF analysis of FTD on a standalone basis, Moelis utilized a range of discount rates of 10.5% to 12.5% (based on estimates of the standalone Company's weighted average cost of capital) to calculate estimated present values as of December 31, 2014 of (1) the standalone Company's estimated after-tax unlevered free cash flows for the period of December 31, 2015 through December 31, 2019, and (2) estimated terminal values derived by applying a range of multiples of 8.0x to 10.0x to the standalone Company's adjusted EBITDA. This analysis indicated the following implied per share reference range of $23.78 to $32.15 for FTD, as compared to FTD's closing stock price as of July 25, 2014 of $29.89.

        In performing the DCF analysis on the pro forma combined company resulting from the transaction, including the expected synergies, net of implementation costs, Moelis utilized a range of discount rates of 10.5% to 12.5% (based on estimates of the pro forma combined company's weighted average cost of capital) to calculate estimated present values as of December 31, 2014 of (1) the pro forma combined company's estimated after-tax unlevered free cash flows for the period of December 31, 2015 through December 31, 2019, and (2) estimated terminal values derived by applying a range of multiples of 7.5x to 9.5x to the pro forma combined company's adjusted EBITDA. This analysis indicated the following implied per share reference range of $28.74 to $40.61 for the pro forma combined company, as compared to the implied per share reference range of $23.78 to $32.15 based on the DCF analysis of FTD on a standalone basis.

Other Information

        Moelis also noted for the FTD board of directors certain additional factors that were not considered part of Moelis' financial analysis with respect to its opinion but were referenced for informational purposes, including, among other things, the stock price targets for FTD common stock in recently published, publicly available Wall Street research analysts' reports, which indicated an average consensus target price of $42.00, as compared to the share price of $29.89 as of July 25, 2014.

Miscellaneous

        This summary of the analyses is not a complete description of Moelis' opinion or the analyses underlying, and factors considered in connection with, Moelis' opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis' opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.

        No company or transaction used in the analyses described above is identical to Provide Commerce, FTD or the transaction. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither FTD, nor Moelis or any other person assumes responsibility if future results are materially different from those forecast.

        The consideration was determined through arms' length negotiations between Provide Commerce and FTD and was approved by the FTD board of directors. Moelis did not recommend any specific consideration to FTD or the FTD board, or that any specific amount or type of consideration constituted the only appropriate consideration for the transaction.

        Moelis acted as financial advisor to FTD in connection with the transaction and will receive a fee of $6 million for its services, $1 million of which became payable in connection with the delivery of its opinion, regardless of the conclusion reached therein, and the remainder of which is contingent upon completion of the transaction. In addition, FTD has agreed to indemnify Moelis for certain liabilities under the federal securities laws, arising out of its engagement.

        Moelis' affiliates, employees, officers and partners may at any time own securities (long or short) of FTD and LIC. Moelis provided investment banking and other services to FTD and to an affiliate of LIC unrelated to the transaction and has received compensation for such services, and in the future may provide and receive compensation for such services to FTD and LIC. In the past two years prior to the date of the opinion, Moelis acted as, among other things, financial advisor (1) to United Online in connection with the separation of FTD, and (2) to affiliates of LIC in connection with a potential sale of the remaining stake of such affiliate to LIC.

        The FTD board of directors selected Moelis as its financial advisor in connection with the transaction because Moelis has substantial experience in similar transactions and familiarity with FTD. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.

 Certain Financial Projections

        Neither FTD nor Provide Commerce makes public any projections for its future financial performance, earnings or other prospective financial information, other than limited short-term guidance regarding FTD's then current annual revenues, adjusted EBITDA, net income and capital expenditures. FTD and Provide Commerce do prepare projections for their then current fiscal year for internal purposes, such as budgeting and other management decisions, and in the case of FTD to provide to its lenders. The financial projections for Provide Commerce summarized below were provided to Moelis, FTD's financial advisor. As standalone projections for Provide Commerce, these projections exclude the impact of expected synergies resulting from the combination of the FTD and Provide Commerce businesses.

        The financial projections are based on a variety of estimates and assumptions regarding Provide Commerce's business, industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond FTD's and Provide Commerce's control. Economic and business environments can and do change quickly, which adds a significant level of uncertainty as to whether the results portrayed in the financial projections will be achieved. In particular, these financial projections were based on numerous assumptions that may now be outdated. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. If the assumptions do not prove accurate, the projections will not be accurate. You should not regard the inclusion of these projections in this proxy statement as an indication that FTD, Provide Commerce or any of their respective affiliates or representatives considered or consider the projections to be necessarily predictive of actual future events, and you should not rely on the projections as such. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. It is highly likely that the contribution of Provide Commerce's business to the consolidated results of FTD will be different from FTD's or Provide Commerce's performance on a standalone basis. None of FTD, Provide Commerce or any of their respective affiliates or representatives has made or makes any representations to any person regarding the ultimate performance of FTD or Provide Commerce compared to the information contained in the projections.

        The financial projections were not prepared for use in this proxy statement or with a view toward public disclosure. These projections also were not prepared in accordance with GAAP, the published guidelines of the SEC regarding projections and the use of non-GAAP measures, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither FTD's independent registered public accounting firm nor Provide Commerce's independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections set forth below, nor have they expressed any opinion or any other form of assurance on such information or its achievability and assume no responsibility for, and disclaim any association with, the prospective financial information. Furthermore, the financial projections do not take into account any circumstances or events occurring after the date of their preparation and neither FTD nor Provide Commerce intend to update these financial projections.

        Provide Commerce's management initially prepared the financial projections regarding its anticipated future operating results. Those financial projections were adjusted downward based on various discussions between the management teams of Provide Commerce and FTD based on risks and uncertainties associated with the Provide Commerce business, including the developing brands, and the adjusted financial projections are summarized below. In these selected financial projections, we present Provide Commerce adjusted EBITDA, which was calculated in a manner consistent with FTD's adjusted EBITDA metric (defined as net income before net interest expense, provision (benefit) for income tax expense, depreciation, amortization, stock-based compensation, transaction-related costs, litigation and dispute settlement charges or gains, restructuring and other exit costs, and impairment of goodwill, intangible assets and long-lived assets) and further adjusted to reflect the exclusion of a negative one-time $7.6 million impact of weather issues on Provide Commerce's business in the first quarter of 2014. Adjusted EBITDA is not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. FTD and Provide Commerce management believe that because adjusted EBITDA excludes (1) certain non-cash expenses (such as depreciation, amortization, and stock-based compensation) and (2) expenses that are not reflective of core operations, this measure provides investors with additional useful information to measure financial performance, particularly with respect to changes in performance from period to period. For these reasons, FTD and Provide Commerce management use adjusted EBITDA to measure performance.

        The following summary of the projections are subject to substantial risks and uncertainties that could cause actual results to differ materially from the projected results. All projections contained in this proxy statement are forward-looking statements, and these and other forward-looking statements are expressly qualified in their entirety by the risks and other factors described or referred to in the sections entitled "Special Note Concerning Forward-Looking Statements" and "Risk Factors" beginning on pages 24 and 26, respectively.

Provide Commerce Financial Projections

        The following amounts are in thousands:

	Fiscal Year Ending December 31,
	2014	2015	2016	2017	2018	2019
Revenue	$658,552	$723,056	$778,834	$852,930	$916,666	$975,264
Adjusted EBITDA	$30,874	$48,477	$55,972	$66,348	$78,582	$91,479

Interests of Certain Persons in the Transaction

        Except as described below, none of our directors or executive officers have any interests in the transaction that may be different from, or in addition to, the interests of FTD's stockholders generally. The FTD board of directors was aware of the interests described below and considered them, among other matters, in evaluating the transaction, approving the stock purchase agreement and the investor rights agreement and recommending that FTD stockholders vote in favor of the issuance of the FTD shares to LIC in accordance with the terms of the stock purchase agreement.

  Amended and Restated Employment Agreements

        In connection with FTD's entry into the stock purchase agreement, on July 28, 2014, FTD entered into the new employment agreements with its current President and Chief Executive Officer, Robert S. Apatoff, Executive Vice President and Chief Financial Officer, Becky A. Sheehan, and Executive Vice President, General Counsel and Secretary, Scott D. Levin. Each new employment agreement amends and restates in its entirety each executive's prior employment agreement.

        The new employment agreements will be effective on the date of the closing of the transaction, with a term expiring on December 31, 2019. If the transaction is not completed, the new employment agreements will be deemed null and void, will terminate effective as of the termination of the stock purchase agreement and the prior employment agreements will continue in full force and effect.

        Pursuant to the new employment agreements, immediately upon their effectiveness, Mr. Apatoff's, Ms. Sheehan's and Mr. Levin's then-current annual base salaries will be increased by $100,000, $50,000 and $50,000, respectively, to $830,000, $488,000 and $356,000, respectively. In addition, the new employment agreements provide that each of Mr. Apatoff, Ms. Sheehan and Mr. Levin will remain eligible to participate in each of FTD's employee benefit plans that are generally available to all employees or senior executives and to participate in an annual bonus program with a target bonus set by the FTD board of directors in an amount of up to 100% of the executive's annual base salary. The annual bonus for any fiscal year may be increased to include any additional amounts approved by the FTD board.

        Each new employment agreement also provides for certain payments in connection with the termination of an executive's employment, as follows:

  •
  if the executive's employment is terminated without cause, or the executive resigns for good reason, in connection with, or within 24 months (36 months with regard to the completion of the transaction) following, a change of control of FTD, then the executive's outstanding equity awards will vest in full (except to the extent that the applicable award agreement provides for more favorable treatment);

  •
  if the executive's employment is terminated without cause, or the executive resigns for good reason, other than in connection with, or within 24 months (36 months with regard to the completion of the transaction) following, a change of control, then the executive will receive an additional 12 months of vesting credit under the executive's outstanding equity awards (except to the extent that the applicable award agreement provides for more favorable treatment), applied as if such awards vested in equal monthly increments over the vesting period; and

  •
  if the executive's employment is terminated without cause, or the executive resigns for good reason, whether or not in connection with a change of control, then the executive will be entitled to a severance payment, payable in 12 equal monthly installments (or in a lump sum in the case of a change of control separation), in an aggregate amount equal to the sum of (i) two times the executive's then-current annual rate of base salary and (ii) two times the executive's target bonus for the fiscal year in which the termination occurs.

        The executive will also be entitled to any earned but unpaid bonus for the fiscal year preceding the executive's termination and a prorated bonus for the year of termination based on the actual level of performance goal attainment or, in the case of an involuntary termination occurring in connection with, or within 24 months (36 months with regard to the completion of the transaction) following, a change of control, based on the executive's target bonus for the year of termination. Finally, the executive will be entitled to continued medical and dental coverage provided by FTD for a period of 12 months following the date of termination.

        If an executive's employment is terminated due to the executive's death or disability, then the executive will receive an additional 12 months of vesting credit under the executive's outstanding equity awards, applied as if such awards vested in equal monthly increments over the vesting period.

        Under the new employment agreements, if any payment or benefit received by an executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then the payment or benefit will be subject to reduction to the extent necessary to assure that the executive receives only the greater of (1) the amount of those payments and benefits which would not constitute a parachute payment under Section 280G of the Code or (2) the amount which yields the executive the greatest after-tax amount of benefits after taking into account any excise tax.

        The accelerated vesting provisions described above will apply to all of an executive's equity awards outstanding on the effective date of the employment agreements and all future-granted equity awards (in each case except to the extent that the applicable award agreement provides for more favorable treatment).

        Each of Mr. Apatoff, Ms. Sheehan and Mr. Levin have agreed to a 12-month non-competition agreement and to provide FTD with a standard release of claims.

        For purposes of the employment agreements, the following terms have the definitions described below:

  •
  "change of control" generally has the meaning assigned to such term in FTD's most recently-adopted equity compensation plan, provided that a "change of control" also includes:

  •
  the completion of the transaction;

  •
  the completion of any subsequent transaction in which LIC for the first time increases its beneficial ownership of FTD common stock to more than 50% (or such lesser percentage as may apply at such time under such equity compensation plan or outstanding award thereunder) of the total combined voting power of FTD's outstanding securities; and

  •
  any sale by LIC of all or part of its interest in FTD's securities in a single transaction (or in a series of related transactions) to any non-affiliate of LIC that results in such person having beneficial ownership to securities possessing at least 20% of the total combined voting power of FTD's outstanding securities.

  •
  "good reason" means, as to each executive:

  •
  a material reduction in the executive's base salary or annual bonus opportunity, without the executive's prior written consent;

  •
  a material reduction in the executive's authority, duties or responsibilities (including reporting responsibilities), without the executive's prior written consent;

  •
  a material change in the geographic location at which the executive must perform services without the executive's prior written consent;

  •
  in the case of Mr. Apatoff, the failure to re-nominate the executive as a director; or

  •
  any material un-waived breach by FTD of the terms of the executive's new employment agreement; provided however, that with respect to any of the foregoing events, the executive will not be deemed to have resigned for good reason unless (1) the executive provides written notice to FTD of the existence of the good reason event within 90 days after its initial occurrence, (2) FTD is provided with 30 days, after receipt of such notice in which to cure such good reason event and (3) the executive effectively terminates his or her employment within 180 days following the occurrence of the non-cured event.

  •
  "without cause" means, as to each executive, any reason not within the scope of the following reasons:

  •
  if the executive is convicted of, or enters a plea of nolo contendere to, a felony or a misdemeanor involving any act of moral turpitude;

  •
  if the executive commits an act of actual fraud, embezzlement, theft or similar dishonesty against FTD or any of its subsidiaries or affiliates;

  •
  if the executive commits any willful misconduct or gross negligence resulting in material harm to FTD or any of its subsidiaries or affiliates; or

  •
  if the executive fails, after receipt of detailed written notice and after receiving a period of at least 30 days following such notice to cure such failure, to use his or her reasonable good faith efforts to follow the reasonable and lawful direction of FTD's board of directors and to perform his or her obligations under the new employment agreement.

  Restricted Stock Unit Awards

        Upon the new employment agreements' effectiveness, Mr. Apatoff, Ms. Sheehan and Mr. Levin will be granted an award of restricted stock units with a value of $730,000, $438,000 and $306,000, respectively, which awards will vest at the rate of one-third on each of the first three anniversaries of the grant date. The restricted stock unit awards will be granted pursuant to FTD's form of Restricted Stock Unit Issuance Agreement for Officers with Employment Agreements previously filed with the SEC.

  Independent Counsel

        In connection with its consideration of and recommendation that the FTD board of directors approve the new employment agreements, the compensation committee of the FTD board engaged and received and reviewed advice from independent legal counsel.

FTD Board of Directors Following the Transaction

        In connection with the closing of the transaction, the FTD board of directors will be increased from seven to eleven directors, with LIC selecting four new directors for appointment to the board. In addition, at the closing of the transaction, we will be required to appoint one of those directors to each of the Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee of the FTD board. Such appointments will be subject in all respects to the terms and conditions contained in the investor rights agreement. Two such directors will be appointed to the 2016 class of the FTD board, with terms expiring at our 2016 annual meeting, and one such director will be appointed to each of the 2015 and 2017 classes, with terms expiring at our 2015 and 2017 annual meetings, respectively.

        LIC has designated Christopher W. Shean and Robin S. Pringle as the first two individuals for appointment to the FTD board of directors. It is not presently known whether Mr. Shean or Ms. Pringle will be appointed to a committee of FTD's board or the class to which they would be appointed. See "The Investor Rights Agreement—LIC Representation on the FTD Board of Directors" beginning on page 87 for a further discussion of LIC's rights and FTD's obligations with respect to LIC's nominees for appointment or election to the FTD board.

        Mr. Shean is the Chief Financial Officer and a Senior Vice President at LIC. In this capacity, he serves as LIC's principal financial and accounting officer. Prior to being named the Chief Financial Officer in November 2011, Mr. Shean served as LIC's Controller for eleven years. Mr. Shean also serves as the Chief Financial Officer and a Senior Vice President of Liberty Media Corporation (together with LIC, "Liberty"). Prior to joining Liberty, Mr. Shean was an audit partner with KPMG focusing mainly on clients operating in the media and entertainment industry.

        Mr. Shean serves on the board of directors of TripAdvisor, Inc., and the Atlanta Braves. Mr. Shean also serves on the advisory committee for the Pamplin School of Business at Virginia Tech. Mr. Shean received a BS degree in accounting from Virginia Tech in 1987.

        Ms. Pringle has been Vice President, Corporate Development of LIC since January 2013. Ms. Pringle served as a Director, Corporate Development of LIC from January 2010 to December 2012, and as a Manager, Corporate Development from July 2008 to December 2010. Ms. Pringle also serves as the Vice President, Corporate Development of Liberty Media Corporation. Prior to joining Liberty, she worked in the Strategic Planning and Business Development group at Del Monte Foods and in investment banking at Thomas Weisel Partners. She served as a director of Sirius XM Radio Inc. from January 18, 2013 to September 9, 2013. Ms. Pringle has a MBA from Kellogg School of Management and a bachelor's degree in public policy from Duke University.

        It is expected that LIC will identify the remaining two individuals for appointment to the FTD board of directors by the closing date.

Impact of the Stock Issuance on Existing FTD Stockholders; Effect of Transaction

        The stock issuance will dilute the ownership and voting interests of our existing stockholders. As of July 29, 2014, there were 18,948,447 shares of FTD common stock issued and outstanding. Assuming the approval of the stock issuance, consisting of 10,203,010 shares, and no other change to the number of shares of FTD common stock issued and outstanding as of July 29, 2014, LIC would own 35% of the post-closing issued and outstanding shares of FTD common stock. Therefore, the ownership and voting interests of our existing stockholders will be proportionately reduced.

        In addition, concurrent with the execution of the stock purchase agreement, the FTD board of directors resolved to waive Section 203 of the DGCL with respect to LIC and its affiliates, thereby exempting LIC and its affiliates from the restrictions on business combinations set forth in Section 203. The continued effectiveness of this waiver is a condition to closing of the transaction, and FTD is prohibited from rescinding this waiver under the terms of the investor rights agreement. Further, under the terms of the investor rights agreement, FTD will be prohibited from implementing a stockholder rights plan, unless the plan exempts certain actions by LIC in accordance with the terms of the investor rights agreement.

Material United States Federal Income Tax Consequences of the Transaction to FTD Stockholders

        Because existing FTD stockholders do not participate in the transaction, they will not recognize gain or loss in connection with the transaction with respect to their FTD common stock.

Accounting Treatment of the Transaction

        We prepare our financial statements in accordance with GAAP. Under GAAP, the transaction will be accounted for by applying the acquisition method with FTD treated as the acquirer.

Appraisal Rights

        None of FTD's stockholders will be entitled to exercise appraisal rights or to demand payment for his, her or its shares of FTD common stock in connection with the transaction.

Regulatory Approvals and Clearances

        Under the HSR Act, and the rules and regulations thereunder, the transaction may not be completed until required information and materials have been furnished to the DOJ and the FTC and certain waiting period requirements have expired or been terminated. On August 14, 2014, each of FTD, LIC and Provide Commerce filed a pre-merger notification and report form pursuant to the HSR Act with the DOJ and the FTC. On September 4, 2014, the DOJ and the FTC granted the parties' requests for early termination of the waiting period. At any time before the closing of the transaction, the DOJ, the FTC or others could take action under the antitrust laws with respect to the transaction, including seeking to enjoin the completion of the transaction or to require the divestiture of certain assets of FTD or Provide Commerce. There can be no assurance that a challenge to the transaction on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Federal Securities Law Consequences; Restrictions on Transfer

        If the stock issuance is approved, the FTD shares will be issued to a wholly owned subsidiary of LIC in a private placement transaction under the exemption from registration provided under Section 4(a)(2) of the Securities Act of 1933, as amended, as the offer and sale of the FTD shares does not involve a public offering of FTD common stock. LIC has represented, and we have determined, that it is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act. The certificate representing the FTD shares will bear legends that such securities have not been registered under the Securities Act or the securities laws of any state and may not be sold or transferred in the absence of an effective registration statement under the Securities Act and applicable state securities laws or an exemption from registration thereunder.

        In addition, the FTD shares will be subject to further restrictions on transfer and LIC will be entitled to certain registration rights as described in more detail in "The Investor Rights Agreement—Other General Standstill Provisions" and "—Registration Rights" on pages 81 and 86, respectively.

Financing the Transaction

        The following is a summary of selected material provisions of the commitment letter and the amended and restated credit agreement, including the credit agreement amendment. The rights and obligations of the parties are governed by the express terms and conditions of these agreements and not by this summary or any other information in this proxy statement. This discussion is qualified in its entirety by reference to the complete text of the commitment letter and the credit agreement amendment, and the amended and restated credit agreement, which FTD has filed with the SEC. See "Where You Can Find More Information" on page 122. We urge all stockholders to read these agreements carefully and in their entirety before making any decisions regarding the stock issuance as partial consideration in connection with the proposed transaction.

        Concurrent with the execution of the stock purchase agreement, FTD entered into the commitment letter. The commitment letter provided, on the terms and subject to the conditions set forth in the commitment letter, for the term loan to be added to the 2013 credit agreement. The commitment letter further provided the conditions for the acquisition advance under the 2013 credit agreement in connection with the closing of the transaction, which advance would be used to finance the cash portion of the purchase price.

        On September 19, 2014, FTD entered into to the credit agreement amendment with the lenders. The credit agreement amendment amended and restated the 2013 credit agreement in its entirety. Among other things, the amended and restated credit agreement provides for the term loan, in an aggregate principal amount of $200 million, and the conditions for the acquisition advance. The interest rate for borrowings under the amended and restated credit agreement is LIBOR plus a margin ranging from 1.50% per annum to 2.50% per annum, or a base rate plus a margin ranging from 0.50% per annum to 1.50% per annum, calculated according to the net leverage ratio of FTD Companies, Inc. and its subsidiaries.

        The proceeds of the term loan were used to repay a portion of outstanding revolving loans under the amended and restated credit agreement in advance of the closing of the transaction to ensure sufficient revolving availability under the amended and restated credit agreement to make the acquisition advance. FTD expects the acquisition advance, together with cash balances, to be sufficient to provide the financing necessary to pay the cash portion of the purchase price under the stock purchase agreement.

        The amended and restated credit agreement provides limited conditions to the commitment of the lenders to advance the acquisition advance, including, without limitation, (1) the contemporaneous closing of the transaction on the terms and conditions set forth in the stock purchase agreement, (2) the absence of a material adverse effect with respect to Provide Commerce and its domestic subsidiaries since the date of the stock purchase agreement, (3) the joinder of Provide Commerce and its domestic subsidiaries as guarantors under the amended and restated credit agreement, and (4) the administrative agent having a perfected lien and security interest on the assets of Provide Commerce and its domestic subsidiaries as described in the amended and restated credit agreement.

        The amended and restated credit agreement contains the following customary financial covenants: (1) maintenance of a maximum net leverage ratio (total funded indebtedness (with certain exclusions) to EBITDA) of 3.75 to 1.0, with certain step-downs and the ability to increase the ratio for up to four quarters following future material acquisitions, and (2) maintenance of a minimum consolidated fixed charge coverage ratio ((a) EBITDA less taxes paid, less certain capital expenditures, less dividends paid, less certain subordinated debt prepayments, to (b) cash interest expenses, plus scheduled principal payments) of at least 1.25 to 1.0. In connection with the transaction and the term loan, the amended and restated credit agreement eliminates the prior minimum interest coverage ratio and adjusts certain affirmative and negative covenants, as compared to the 2013 credit agreement, to account for the combined company following the transaction.

        Repayment of the term loan, the acquisition advance and all other revolving loans under the amended and restated credit agreement must be made on or prior to September 19, 2019. In addition, the term loan is subject to quarterly amortization payments in an amount equal to 2.5% of the original principal amount of the term loan and customary mandatory prepayments with (1) proceeds of assets sales and recovery events, (2) proceeds of certain debt issuances, (3) proceeds of certain extraordinary receipts and (4) a portion of excess cash flow (EBITDA (giving effect to working capital and other specified adjustments) less certain payments for interest, principal, taxes, capital expenditures, acquisitions, investments, equity related compensation and other specified cash expenses or losses) for any fiscal year in which maximum net leverage ratio exceeds 3.50 to 1.0.

THE STOCK PURCHASE AGREEMENT

        The following is a summary of the material provisions of the stock purchase agreement. The following description of the stock purchase agreement is subject to, and qualified in its entirety by reference to, the stock purchase agreement, which is attached to this proxy statement as Annex A and is incorporated by reference into this document. This summary may not contain all of the information about the stock purchase agreement that may be important to you. You are urged to read the stock purchase agreement carefully and in its entirety, as it is the legal document governing the transaction.

 Terms of the Transaction

        Each of the FTD, LIC and Provide Commerce boards of directors has approved the stock purchase agreement, which provides for the acquisition of all of the issued and outstanding common stock of Provide Commerce by a wholly owned subsidiary of FTD from Liberty Interactive, LLC, a Delaware limited liability company and wholly owned subsidiary of LIC. Each share of Provide Commerce common stock has a par value of $0.001. The transaction constitutes a taxable purchase of Provide Commerce's issued and outstanding common stock for U.S. federal income tax purposes.

        In consideration of Provide Commerce's common stock, FTD will pay to LIC $121,460,980 (subject to adjustment as described below) and deliver to Liberty Interactive, LLC 10,203,010 shares of FTD common stock, which shares are subject to the terms and restrictions set forth in the investor rights agreement (attached as Annex B). The stock portion of the purchase price has a total value of $308,539,020, based on the volume weighted average closing price of FTD common stock for the ten trading days ended July 28, 2014.

        The cash portion of the purchase price to be paid at the closing of the transaction will be adjusted to account for estimated changes in working capital at the closing of the transaction compared to the average monthly working capital for the year prior to the date of the stock purchase agreement, certain indebtedness of Provide Commerce, certain incurred but unpaid transaction expenses and cash and cash equivalents of Provide Commerce. Following the closing of the transaction, the cash portion of the purchase price will be adjusted for changes in Provide Commerce's working capital and cash position as of the date of closing of the transaction. If the sum of the closing working capital and all cash and cash equivalents of Provide Commerce as of the closing of the transaction is greater than the sum of such amounts as estimated prior to the closing of the transaction, FTD will pay LIC the difference. If such amounts are less than the sum so estimated prior to the closing of the transaction, LIC will pay FTD the difference.

Representations and Warranties

        The representations and warranties described below were made solely for the benefit of the parties to the stock purchase agreement and may represent an allocation of contractual risk between FTD and LIC rather than establishing matters as facts, and may be subject to standards of materiality that differ from standards relevant to investors. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the stock purchase agreement, which subsequent information may or may not be fully reflected in public disclosures by FTD or LIC. If specific material facts arise that contradict the representations, warranties or covenants in the stock purchase agreement, FTD will disclose those material facts in the public filings that it makes with the SEC if it determines that it has a legal obligation to do so. The representations and warranties and other provisions of the stock purchase agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. For more information please see "Where You Can Find More Information" on page 122.

 Representations and Warranties Made by LIC and Provide Commerce

        The stock purchase agreement contains customary representations and warranties of LIC and Provide Commerce relating to the business of Provide Commerce and LIC's ownership of Provide Commerce. LIC's and Provide Commerce's representations and warranties survive the closing of the transaction as detailed in "Representation and Warranty Survival" on page 78.

        LIC and Provide Commerce have made representations and warranties regarding, among other things:

  •
  corporate matters, including due organization, qualification and subsidiaries of Provide Commerce;

  •
  capitalization of Provide Commerce;

  •
  authority relative to execution and delivery of the stock purchase agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the transaction;

  •
  required governmental filings and consents;

  •
  compliance with applicable laws and permits;

  •
  financial statements, internal controls and the absence of undisclosed liabilities of Provide Commerce;

  •
  the accuracy of information supplied for inclusion in this proxy statement;

  •
  the absence of certain changes or events with respect to Provide Commerce;

  •
  Provide Commerce employee benefit matters;

  •
  Provide Commerce labor and other employment matters;

  •
  certain material contracts of Provide Commerce;

  •
  litigation;

  •
  environmental matters of Provide Commerce;

  •
  intellectual property of Provide Commerce;

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  assets and properties of Provide Commerce;

  •
  tax matters;

  •
  the absence of broker fees;

  •
  insurance policies; and

  •
  LIC's status as an "accredited investor" and its investment in FTD.

Representations and Warranties Made by FTD

        The stock purchase agreement contains customary representations and warranties of FTD relating to FTD's business and certain matters related to the approval of the transaction and the financing transactions contemplated by the commitment letter. FTD's representations and warranties survive the closing of the transaction as detailed in "Representation and Warranty Survival" on page 78.

        FTD has made representations and warranties regarding, among other things:

  •
  corporate matters, including due organization, qualification and subsidiaries;

  •
  capitalization;

  •
  authority relative to execution and delivery of the stock purchase agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the stock issuance;

  •
  required governmental filings and consents;

  •
  compliance with applicable laws and permits;

  •
  SEC reports, financial statements, internal controls and absence of undisclosed liabilities;

  •
  the accuracy of information supplied for inclusion in this proxy statement;

  •
  the absence of certain changes or events;

  •
  employee benefit matters;

  •
  labor and other employment matters;

  •
  certain material contracts;

  •
  litigation;

  •
  environmental matters;

  •
  intellectual property;

  •
  assets and properties;

  •
  tax matters;

  •
  the required vote of FTD stockholders to approve the stock issuance;

  •
  the absence of undisclosed broker fees;

  •
  independent investigation and analysis of Provide Commerce's business and absence of reliance on any statements made by LIC or Provide Commerce;

  •
  the recommendation of the FTD board of directors to FTD's stockholders to approve the stock issuance;

  •
  the adoption by the FTD board of a resolution approving LIC and certain affiliates and associates thereof as interested stockholders of FTD securities under Section 203 of the DGCL;

  •
  the absence of certain takeover defenses; and

  •
  the financing of the transaction.

Interim Covenants

        Provide Commerce has agreed to, and LIC has agreed to cause Provide Commerce to, abide by certain customary actions relating to Provide Commerce's business operations prior to the closing. These interim covenants include conducting Provide Commerce's operations in the ordinary course of business consistent with past practice, and using reasonable best efforts to preserve Provide Commerce's business operations, organization (including key employees), goodwill, business relationships, maintaining assets and property and complying in all material respects with all applicable laws.

        Additionally, LIC and Provide Commerce agreed to certain customary restrictions with respect to Provide Commerce, which generally have the effect of preserving the value of Provide Commerce until the closing.

        Similarly, prior to the closing of the transaction, FTD has agreed to conduct its own operations in the ordinary course consistent with past practice, and to use reasonable best efforts to preserve its business operations, organization (including officers and employees), goodwill and its business relationships and to comply in all material respects with all applicable laws. FTD also agreed to refrain from taking certain actions prior to the closing, including, among other things, amending its governing documents, issuing equity securities other than in connection with certain employee benefits and the stock issuance, disposing of material assets outside of the ordinary course of business, and incurring debt outside the ordinary course of business.

Cooperation

        FTD, LIC and Provide Commerce agreed to cooperate with each other in connection with the preparation of the proxy statement and in determining whether any consents, approvals or waivers are required to consummate the transaction, and if so, to seek to obtain such consents, approvals or waivers.

Proxy Statement

        FTD is required to prepare and file this proxy statement as promptly as practicable following the date of the stock purchase agreement, and to use its reasonable best efforts to have this proxy statement cleared by the SEC as promptly as reasonable practicable after such filing.

        FTD is required to include in this proxy statement the recommendation of the FTD board of directors to the FTD stockholders that the approval of the stock issuance by the FTD stockholders is advisable, fair to and in the best interests of FTD's stockholders, subject to certain exceptions related to the fiduciary duties of the FTD board.

The Special Meeting of FTD Stockholders

        FTD is required to call and hold the special meeting as promptly as reasonably practicable following the mailing of this proxy statement.

        FTD is further required to take all reasonable lawful action to solicit stockholder approval of the stock issuance, subject to certain exceptions related to the fiduciary duties of the FTD board of directors.

Alternative Proposals, Superior Proposals and Non-Solicitation

        For the purposes of the stock purchase agreement, an "acquisition proposal" means (1) any inquiry, proposal or offer for or with respect to a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving FTD; (2) any inquiry, proposal or offer, directly or indirectly for, equity interests of FTD representing more than 15% of the outstanding common stock of FTD or more than 15% of the voting power of FTD; or (3) any inquiry, proposal or offer to acquire, directly or indirectly, assets or businesses of FTD, including pursuant to a joint venture, representing more than 15% of the consolidated assets, revenues or net income of FTD.

        For the purposes of the stock purchase agreement, a "superior proposal" means a bona fide, unsolicited written acquisition proposal (1) that if consummated would result in a third party acquiring, directly or indirectly, more than 80% of the outstanding FTD common stock or substantially all the assets of FTD; (2) that the FTD board of directors determines in good faith, after consultation with its outside legal counsel and its outside financial advisor, is reasonably capable of being completed, taking into account all financial, legal, regulatory, timing, the likelihood of completing such acquisition proposal as compared to the transaction contemplated hereby and other aspects of such proposal, including all conditions contained therein and the person making such acquisition proposal; (3) that the FTD board determines in good faith, after consultation with its outside legal counsel and its outside financial advisor (taking into account any changes to the stock purchase agreement proposed by LIC in response to such acquisition proposal, and all financial, legal, regulatory, timing, the likelihood of completing such acquisition proposal as compared to the transaction and other aspects of such acquisition proposal, including all conditions contained therein and the person making such proposal, and the stock purchase agreement), is more favorable to our stockholders from a financial point of view than the transaction; and (4) the definitive documentation in respect of which does not contain any due diligence or financing condition.

        Prior to the closing, the stock purchase agreement prohibits FTD from (or permitting its subsidiaries or any of its or their directors, officers or representatives from), directly or indirectly, taking any action to (1) solicit, initiate or encourage any acquisition proposal, (2) participate in discussions or negotiations with, or furnish any non-public information to, any person with respect to an acquisition proposal, (3) withhold, withdraw, qualify or modify (or publicly propose to take such action) the FTD board of directors' recommendation in favor of the stock issuance in a manner adverse to LIC, (4) approve, recommend or take any public position other than "against" any acquisition proposal, or (5) enter into any agreement or letter of intent with respect to any acquisition proposal.

        Notwithstanding the prohibitions discussed in the foregoing paragraph, FTD is permitted to:

  •
  take public positions with respect to any third party tender or exchange offer (provided that, except as described below, the FTD board of directors may not change its recommendation to approve the stock issuance and may not approve or take a position with respect to an acquisition proposal); and

  •
  prior to obtaining stockholder approval of the stock issuance, negotiate with and furnish nonpublic information to a third party in response to an unsolicited acquisition proposal, if (1) the FTD board of directors determines in good faith after consultation with and advice from its financial advisor that the acquisition proposal is reasonably likely to result in a superior proposal, (2) such third party executes a confidentiality agreement no less favorable to FTD than its confidentiality agreement with LIC, and (3) the FTD board of directors determines in good faith after consultation with outside legal counsel that the failure to engage in such negotiation or provide such information would violate the FTD board of directors' fiduciary duties under applicable law.

        FTD is required to notify LIC of any acquisition proposal and provide certain information related thereto.

Recommendation Changes

        FTD is not permitted to withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to LIC, the FTD board of directors' recommendation in favor of the stock issuance, or to approve, recommend or take a public position with respect to, or publicly propose to approve, recommend or take a public position with respect to, any acquisition proposal.

  Superior Proposal

        Notwithstanding the prohibition in the foregoing paragraph, if, upon the receipt of a superior proposal, the FTD board of directors determines that the failure to make an adverse recommendation regarding the approval of the stock issuance would violate the FTD board's fiduciary duties, we may make such recommendation change. This is referred to as a "superior proposal recommendation change."

        We may only make a superior proposal recommendation change after providing prior written notice to LIC, and after negotiating with LIC to make adjustments to the terms of and conditions of the stock purchase agreement as would enable the FTD board of directors to determine that failing to make a superior proposal recommendation change would not violate the FTD board's fiduciary duties.

The negotiation period is five business days. If at the end of such period the acquisition proposal is modified, we would then enter a second negotiation period with LIC, with a duration of three business days. If at the end of such applicable negotiation period or periods the FTD board has again made the determination discussed above, then we may make a superior proposal recommendation change.

        Concurrently with making a superior proposal recommendation change, FTD would be permitted to terminate the stock purchase agreement and enter into a definitive agreement with respect to the superior proposal.

  Intervening Event

        For the purposes of the stock purchase agreement, an "intervening event" means a material event or material change in circumstances occurring or arising after July 30, 2014 with respect to FTD that (1) is materially and disproportionately more favorable to the recurring financial condition and results of operations of FTD relative to the other businesses operating in the same industry and (2) was neither known to the FTD board of directors or our Chief Executive Officer or our Chief Financial Officer, nor reasonably foreseeable as of or prior to July 30, 2014, subject to certain exceptions set forth in the stock purchase agreement.

        Notwithstanding the prohibition in the first paragraph of this "Recommendation Changes" subsection, if, upon the occurrence of an intervening event, the FTD board of directors determines that the failure to make an adverse recommendation regarding the approval of the stock issuance would violate the FTD board's fiduciary duties, we may make such recommendation change. This is referred to as an "intervening event recommendation change".

        We may only make an intervening event recommendation change after providing prior written notice to LIC, and after negotiating with LIC to make adjustments to the terms of and conditions of the stock purchase agreement as would enable the FTD board to determine that failing to make an intervening event recommendation change would not violate the FTD board's fiduciary duties. The negotiation period is five business days. If at the end of such negotiation period the FTD board has again made the determination discussed above, then we may make an intervening event recommendation change.

        FTD does not have a right to terminate the stock purchase agreement based solely on the occurrence of an intervening event.

        FTD is required to notify LIC of any intervening event and provide certain information related thereto.

Actions to Complete the Transaction

        FTD, LIC and Provide Commerce are obligated to use their reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable law to complete and make effective the transaction as promptly as reasonably practicable.

Regulatory Approvals

        FTD, LIC and Provide Commerce are obligated to use their reasonable best efforts to obtain from governmental authorities any governmental authorizations required to be obtained, including taking various actions with respect to the HSR Act and other laws and regulations. On August 14, 2014, each of FTD, LIC and Provide Commerce filed a pre-merger notification and report form pursuant to the HSR Act with the DOJ and the FTC. On September 4, 2014, the DOJ and the FTC granted the parties' requests for early termination of the waiting period.

        With respect to governmental approvals, none of the parties to the stock purchase agreement are required to (1) to pay any amounts (other than the payment of filing fees and expenses and fees of counsel), (2) hold separate (including by trust or otherwise) or divest any of their respective businesses, product lines or assets, (3) agree to any limitation on the operation or conduct of FTD's or Provide Commerce's respective businesses or (4) to waive any of the conditions to the closing of the transaction set forth in the stock purchase agreement.

Employee Benefit Matters

        The stock purchase agreement contains several covenants requiring certain actions by FTD or Provide Commerce with respect to the employee benefits arrangements of Provide Commerce employees. Included among these covenants, FTD is required for a period of 12 months following the closing to (1) provide each employee of Provide Commerce employed immediately prior to the closing with employee benefit arrangements that are at least as favorable, in the aggregate, as the employee benefit arrangements provided to other similarly situated employees of FTD, and (2) not reduce the base salary of such employees. FTD also agreed to pay annual bonuses for calendar year 2014 to such employees consistent with the terms of Provide Commerce's bonus policy.

Financing

        FTD is required to take all actions necessary, proper or advisable to consummate and obtain the debt financing on the terms and conditions set forth in the commitment letter, and to use its reasonable best efforts to cause the lenders to fund such debt financing. FTD may amend or replace the commitment letter, subject to certain conditions. If any portion of the debt financing becomes unavailable, FTD is obligated to use its reasonable best efforts to arrange and obtain alternative financing. On September 19, 2014, FTD entered into the credit agreement amendment, which provides for the term loan and the acquisition advance under the amended and restated credit agreement.

Investor Directors

        At the closing, FTD is required to appoint four designees of LIC to the FTD board of directors. In addition, at the closing of the transaction, we will be required to appoint one of those directors to each of the Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee of the FTD board. Such appointments will be subject in all respects to the terms and conditions contained in the investor rights agreement. Two such directors will be appointed to the 2016 class of the FTD board, with terms expiring at our 2016 annual meeting, and one such director will be appointed to each of the 2015 and 2017 classes, with terms expiring at our 2015 and 2017 annual meetings, respectively.

RedEnvelope

        Provide Commerce will, prior to the closing, distribute all shares of RedEnvelope to LIC or any of LIC's subsidiaries (other than Provide Commerce or any of Provide Commerce's subsidiaries) and otherwise take the actions set forth on the Provide Commerce disclosure schedule. LIC and FTD will negotiate in good faith the schedules setting forth the services, and the cost and terms and conditions of such services, to be provided to RedEnvelope by Provide Commerce pursuant to a services agreement, provided that agreement on such matters and the execution and delivery of the services agreement will not be conditions of the parties to closing.

 Closing Conditions

        Each party's respective obligations to complete the transaction are subject to the fulfillment or, in certain cases, waiver of certain conditions, including:

  •
  approval by our stockholders of the stock issuance;

  •
  the absence of any action by a government authority or court of competent jurisdiction which prohibits the transaction; and

  •
  the expiration or termination of any waiting or notice period in connection with any antitrust law.

        In addition, FTD's obligations to complete the transaction are subject to the fulfillment or, in certain cases, waiver of certain conditions, including:

  •
  the representations and warranties of LIC and Provide Commerce (other than as to organization and qualification, subsidiaries, certificate of incorporation and bylaws, capitalization and authority) must be true and correct, except as would not have a material adverse effect on Provide Commerce;

  •
  the representations and warranties of LIC and Provide Commerce as to organization and qualification, subsidiaries, certificate of incorporation and bylaws, capitalization and authority must be true and correct in all respects;

  •
  LIC's and Provide Commerce's performance in all material respects of all of their obligations in the stock purchase agreement;

  •
  the absence of any change, effect, event, occurrence, state of facts or development that has a material adverse effect on Provide Commerce; and

  •
  the delivery of certain customary closing deliveries by LIC and Provide Commerce.

        In addition, LIC's and Provide Commerce's obligations to complete the transaction are subject to the fulfillment or, in certain cases, waiver of certain conditions, including:

  •
  the representations and warranties of FTD (other than as to organization and qualification, subsidiaries, certificate of incorporation and bylaws, capitalization, authority, board recommendation and the effectiveness of the FTD board of directors' resolution relating to Section 203 of the DGCL) must be true and correct, except as would not have a material adverse effect on FTD;

  •
  the representations and warranties of FTD as to organization and qualification, subsidiaries, certificate of incorporation and bylaws, capitalization, authority, board recommendation and the effectiveness of the FTD board of directors' resolution relating to Section 203 of the DGCL must be true and correct in all respects;

  •
  FTD's performance in all material respects of all of its obligations in the stock purchase agreement, including with respect to covenants concerning the appointment of investor directors and their committee assignments;

  •
  the absence of any change, effect, event, occurrence, state of facts or development that has a material adverse effect on the business, assets, properties, condition or results of operations of FTD;

  •
  the effectiveness of the FTD board's resolution relating to Section 203 of the DGCL; and

  •
  the delivery of certain customary closing deliveries by FTD.

 Termination

        The stock purchase agreement may be terminated, and the transaction contemplated by the stock purchase agreement may be abandoned, at any time prior to the closing of the transaction:

  •
  by mutual written consent of FTD and LIC;

  •
  by either FTD or LIC if the closing will not have been completed prior to January 31, 2015. However, (1) if, on such date, all conditions to effect the closing, other than regulatory conditions, have been or are capable of being satisfied, then such date will be extended day-by-day for each day during which any of the regulatory conditions remain unfulfilled until April 30, 2015 and (2) if, on such date, FTD has mailed this proxy statement but the special meeting has not been held, then such date will be extended day-by-day for each day during which the special meeting has not yet been held until February 28, 2015. The applicable foregoing date is referred to as the "outside date";

  •
  by either FTD or LIC if (1) any governmental authority has issued an order prohibiting the transaction, and such order will have become final and non-appealable or (2) a law is in effect that makes consummation of the transaction illegal or otherwise prohibiting or preventing the consummation of the transaction;

  •
  by either FTD or LIC, if the stockholder approval of the stock issuance is not obtained at the special meeting at which a vote on the stock issuance is or was to be taken;

  •
  by LIC if, prior to receipt of the FTD stockholder approval of the stock issuance, FTD or the FTD board of directors has (1) made a superior proposal recommendation change or an intervening event recommendation change, (2) failed to timely make a statement in opposition and recommend rejection to the FTD's stockholders of a tender or exchange offer of FTD's securities initiated by a third party, (3) breached FTD's non-solicitation covenants, other than breaches that are de minimis and inconsequential in nature or (4) failed to call, give notice of, convene and hold the special meeting;

  •
  by FTD, in connection with a superior proposal recommendation change;

  •
  by FTD, if any representation or warranty of LIC or Provide Commerce set forth in the stock purchase agreement will have become untrue or either LIC or Provide Commerce has breached any of its respective covenants or agreements set forth in the stock purchase agreement, such breach is not timely cured, and such breach would cause the closing condition relating to truth of representations and performance of covenants not to be met;

  •
  by LIC (on behalf of itself and Provide Commerce), if any representation or warranty of FTD set forth in the stock purchase agreement will have become untrue or FTD breached any of its respective covenants or agreements set forth in the stock purchase agreement, such breach is not timely cured, and such breach would cause the closing condition relating to truth of representations and performance of covenants not to be met; or

  •
  by FTD, if Provide Commerce has failed to timely provide certain audited and unaudited financial information to FTD.

Termination Fees

        In the event (1) the stock purchase agreement is terminated by FTD or LIC pursuant to the closing of the transaction not being completed by the outside date, or because the FTD stockholder approval has not been obtained, (2) an acquisition proposal has been publicly announced prior to the occurrence of the applicable termination event in clause (1), and (3) within 12 months of termination

FTD executes an agreement to complete the transaction, then FTD is obligated to pay LIC $10,750,000.

        In the event the stock purchase agreement is terminated by LIC pursuant to (1) FTD making a superior proposal recommendation change, (2) FTD failing to timely make a statement in opposition and recommend rejection to the FTD's stockholders of a tender or exchange offer of FTD's securities initiated by a third party, (3) FTD's breach of its non-solicitation covenants, or (4) FTD's failure to call, give notice of, convene and hold the special meeting, FTD is obligated to pay LIC $10,750,000.

        In the event the stock purchase agreement is terminated by FTD pursuant to FTD making a superior proposal recommendation change, subject to LIC's matching right, and entering into a superior proposal in respect thereof, FTD is obligated to pay LIC $12,900,000.

        In the event the stock purchase agreement is terminated by LIC pursuant to FTD making an intervening event recommendation change, subject to LIC's matching right, FTD is obligated to pay LIC $17,200,000.

        In the event the stock purchase agreement is terminated by FTD pursuant to a breach of Provide Commerce's covenant to timely provide FTD with certain audited and unaudited financial information, LIC is obligated to pay FTD $6,000,000.

Representation and Warranty Survival

        The representations and warranties contained in the stock purchase agreement will survive the closing through and including the 18-month anniversary of the closing date, except for certain customary "fundamental" representations, including those relating to capitalization and corporate governance matters, which will survive indefinitely, and except for certain representations of LIC and Provide Commerce in connection with employee benefit plans, environmental matters and taxes, which will survive until 90 days following the expiration of the applicable statute of limitations.

Indemnification by LIC

        Under the stock purchase agreement, LIC will indemnify FTD against losses arising from:

  •
  the failure of the representations or warranties made by LIC or Provide Commerce to be true and correct;

  •
  the breach of any covenant or other agreement by LIC or Provide Commerce;

  •
  any tax liability of Provide Commerce attributable to a taxable period prior to the closing of the transaction;

  •
  any indebtedness of Provide Commerce existing but unpaid at the closing;

  •
  any transaction expenses incurred but unpaid as of the closing date;

  •
  any obligations and liabilities of Provide Commerce resulting from its ownership of RedEnvelope, subject to exceptions; and

  •
  certain other customary matters relating to payments in respect of prior transactions and relating to certain employee benefit matters.

Indemnification by FTD

        Under the stock purchase agreement, FTD will indemnify LIC against losses arising from the failure of the representations or warranties of FTD relating to organization and qualification, subsidiaries, certificate of incorporation and bylaws, capitalization, authority and SEC filings and other reports, and from the breach of any covenant or other agreement made by FTD.

        The amount for which FTD would pay LIC in respect of such indemnified losses is equal the sum of:

  •
  all indemnified losses incurred by LIC multiplied by (1) one, plus (2) a fraction, (a) the numerator of which is 0.35 and (b) the denominator of which is 0.65; plus

  •
  all indirect indemnified losses incurred by LIC in the form of a diminution in value of LIC's initial 35% interest in FTD, computed by multiplying (1) a fraction, (a) the numerator of which is 0.35 and (b) the denominator of which is 0.65, and (2) the difference, if positive, between the fair market value of FTD, determined as the applicable representation, warranty, covenant or agreement which is the subject of such indemnified loss was true and correct or had been performed in all respects, and the fair market value of FTD, determined after giving effect to the breach, nonperformance or violation of such representation, warranty, covenant or agreement (but without giving effect to any indemnification obligation of FTD pursuant to the stock purchase agreement).

Exclusive Relief

        Following the closing of the transaction, except in the case of fraud and with respect to matters for which the remedy of specific performance, injunctive relief or other non-monetary equitable remedies are available, the sole and exclusive remedy of the parties with respect to any and all claims arising from any breach of the stock purchase agreement will be pursuant to the indemnification provisions.

Expenses and Fees

        All expenses incurred by the parties will be borne solely and entirely by (1) LIC, with respect to expenses incurred by LIC or Provide Commerce and (2) FTD, with respect to expenses incurred by FTD.

Governing Law

        The stock purchase agreement is governed by Delaware law.

THE INVESTOR RIGHTS AGREEMENT

        The following is a summary of the material provisions of the investor rights agreement. The following description of the investor rights agreement is subject to, and qualified in its entirety by reference to, the investor rights agreement, the agreed form of which is attached to this proxy statement as Annex B and is incorporated by reference into this document. The investor rights agreement, when executed and delivered by the parties at the closing, will be in the form of the investor rights agreement attached hereto. This summary may not contain all of the information about the investor rights agreement that may be important to you. You are urged to read the agreed form of the investor rights agreement carefully and in its entirety, as it is the legal document governing LIC's rights with respect to the FTD shares, and LIC's rights as an FTD stockholder generally.

 Ownership Cap

        After the closing of the transaction, LIC, including its affiliates and certain permitted transferees, is prohibited from acquiring beneficial ownership of FTD common stock if, following such acquisition, LIC's beneficial ownership of FTD common stock would exceed 37.5% of the number of shares of common stock outstanding before December 31, 2016 and 40% of the number of shares of common stock outstanding thereafter.

        LIC may acquire beneficial ownership of FTD common stock in excess of such maximum amount:

  •
  as a result of any stock splits, stock dividends or other distributions or recapitalizations or similar offerings made generally available by FTD to FTD stockholders, including rights offerings and distributions made generally to FTD stockholders as a result of their ownership of FTD equity securities, including pursuant to a shareholder rights plan or similar plan or agreement;

  •
  pursuant to a permitted tender offer; or

  •
  with the approval of a majority of the directors on the FTD board of directors, excluding those who will be designated to serve on the FTD board by LIC.

Permitted Tender Offer

        LIC may commence and accept for purchase and purchase shares of FTD common stock pursuant to a tender or exchange offer upon:

  •
  ten days following the date any third party commences a tender or exchange offer which, if consummated, would result in such person becoming the beneficial owner of FTD equity securities having majority voting power with respect to FTD, unless during such ten day period, the FTD board of directors takes such actions as are reasonably necessary to prevent, delay, or restrict the purchase of FTD equity securities pursuant to such offer, including implementing of a shareholder rights plan and other customary defensive actions;

  •
  the date FTD publicly recommends a tender offer described in the foregoing bullet point, or takes any action inconsistent with its defensive actions (including granting an exception in respect of such offer under any shareholder rights plan or granting approval of such offer or for purposes of Section 203 of the DGCL); or

  •
  at any time following December 31, 2016, so long as LIC has, subsequent to such date, negotiated in good faith with the FTD board of directors for a period of at least thirty days as to the terms of such proposed offer.

        Such offer by LIC is referred to as a "permitted tender offer". A permitted tender offer must meet all of the following requirements:

  •
  it is commenced and made in accordance with the applicable rules and regulations under the Exchange Act applicable to tender or exchange offers, including, if applicable, Section 13(e)-3 of the Exchange Act and the related rules and regulations applicable thereto, and expires no earlier than midnight, New York City time, on the twentieth (20th) business day following the commencement thereof (as determined using Rule 14d-1(g)(3) under the Exchange Act);

  •
  it is made to all holders of FTD common stock;

  •
  it is subject to customary conditions to the obligation of LIC to purchase FTD common stock;

  •
  it provides for consideration payable in cash, common stock or other securities of LIC or a subsidiary thereof, or a combination thereof; provided, that, such consideration offered has, on a per share of FTD common stock basis, a fair market value (as determined in good faith by LIC's board of directors) equal to or greater than the closing price of the FTD common stock on Nasdaq on the trading day immediately prior to the earlier of (1) the public announcement of such permitted tender offer and (2) commencement of such permitted tender offer;

  •
  in the event a permitted tender offer is made after December 31, 2016, without a third party offer outstanding, and no third party offer is commenced or made during the period such permitted tender offer is outstanding, it will be a condition to closing of such permitted tender offer that the number of shares of FTD common stock tendered and not withdrawn, when purchased by LIC, constitute no less than a majority of the outstanding shares of FTD common stock outstanding at the time of commencement that are not beneficially owned by LIC as of the date such permitted tender offer is commenced; and

  •
  any conditions to the consummation of a permitted tender offer may be waived by LIC in its sole discretion, other than, in the event no third party offer is outstanding or is made during the pendency of such permitted tender offer, the condition requiring the tender of no less than a majority of the outstanding shares of FTD common stock outstanding at the time of commencement that are not beneficially owned by LIC as of the date such permitted tender offer is commenced for permitted tender offers commenced after December 31, 2016.

Takeover Defense

        FTD may not amend, modify or rescind the resolution of the FTD board of directors that waives Section 203 of the DGCL as to LIC and its affiliates. FTD also may not implement a stockholder rights plan unless such plan by its terms exempts, or at the time of implementation FTD takes action to exempt, the acquisitions of FTD common stock by LIC pursuant to the terms of the investor rights agreement.

Other General Standstill Provisions

  Prohibitions

        Subject to certain exceptions, and unless specifically approved in writing by FTD, LIC will not take any of the following actions. All such restrictions will be in place for 18 months following the closing of the transaction, except for the restrictions set forth in the first bullet point below, which will be in place permanently, subject to the exceptions to the general cap on acquisitions.

  •
  Enter into or agree, effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in:

    (1)
    any acquisition of any FTD common stock (or beneficial ownership thereof) or any material portion of the assets of FTD;

    (2)
    any tender or exchange offer, merger or other business combination involving FTD (however, LIC is not restricted from (a) opposing publicly or privately any tender or exchange offer, merger or other business combination involving FTD or any of its subsidiaries or (b) transferring any shares of FTD common stock pursuant to such tender or exchange offer, merger or other business combination); or

    (3)
    any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to FTD.

  •
  Further, during the standstill period, FTD may not take any action which would reasonably be expected to force FTD to make a public announcement regarding the foregoing actions.

  •
  Except with respect to LIC's specified rights to representation on the FTD board of directors, make or participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are defined under Regulation 14A under the Exchange Act) to vote, or seek to advise or influence any person or entity with respect to the voting of, any FTD common stock or any demand for a copy of FTD's stock ledger, list of stockholders or any other books and records of FTD (other than with respect to matters related to LIC's exercise or enforcement of rights under the stock purchase agreement), except that (A) the LIC directors are not restricted from participating as members of the FTD board or any committees thereof in their capacity as such and (B) LIC may oppose publicly or privately, or vote against or encourage others to vote against, any proposal of a third party regarding a merger or other business combination involving FTD or other similar corporate transaction on which a vote of the FTD's stockholders is required under Delaware Law or Nasdaq rules.

  •
  Call or seek to call a meeting of FTD's stockholders or initiate any stockholder proposal for action by FTD's stockholders, form, join or in any way participate in a 13D group or otherwise act in concert with any person, in each case, with respect to FTD common stock, or seek, propose or otherwise act alone or in concert with others, to influence or control FTD management, the FTD board of directors or policies, except that the LIC directors are not restricted from participating as members of the FTD board and any committees thereof in their capacity as such and LIC is not restricted from joining or in any way participating in a 13D group or otherwise acting in concert with any person, in each case, to exercise certain of its rights under the investor rights agreement.

  •
  Bring any action, or otherwise act, to contest the validity of these standstill provisions.

  •
  Enter into any discussions or arrangements with any third party with respect to any of the foregoing (except as otherwise expressly provided in the investor rights agreement).

  Exceptions

        In addition to the expiration of certain of the standstill rights at the conclusion of the 18 month period, the standstill rights (except for the restrictions set forth in the first bullet point above) will cease to apply upon any of the following:

  •
  in the event that a tender offer or exchange offer for at least 35% of the FTD common stock is commenced by a third party and either (1) the FTD board of directors recommends that the stockholders of FTD tender their shares in response to such offer or does not timely recommend against the tender offer or exchange offer or (2) the FTD board later publicly recommends that the stockholders of FTD tender their shares in response to such offer;

  •
  FTD solicits from third parties, or enters into substantive discussions with third parties regarding, a proposal with respect to a change of control, or FTD makes a public announcement that it is seeking to sell itself;

  •
  in the event that the persons designated by LIC to be elected or appointed to the FTD board as LIC directors pursuant are not appointed, nominated or elected as applicable;

  •
  LIC's beneficial ownership of FTD common stock is less than 10%;

  •
  LIC's beneficial ownership of FTD common stock is greater than 50%; or

  •
  the occurrence of certain bankruptcy-related events with respect to FTD.

Notification Right

        So long as LIC's beneficial ownership of FTD common stock is at least 15%, FTD must give LIC 10 days' advance written notice prior to FTD's entry into any agreement regarding a change of control transaction for FTD or similar fundamental transaction.

Participation Rights

  Generally

        After the closing of the transaction, if FTD sells or issues new securities pursuant to which the FTD receives in the aggregate (or would receive upon the exercise of any new security) greater than $1,000,000 in gross proceeds, LIC will have a right to purchase from the FTD a certain amount of such new securities, as described below.

        The maximum amount of new securities which LIC may purchase pursuant to this participation right will be equal the difference between:

  •
  the quotient of (1) the number of new securities and (2) one minus the actual voting interest of LIC (calculated by dividing the number of shares of FTD common stock owned by LIC that would be entitled to vote at a meeting of FTD's stockholders, over the total number of shares of FTD common stock that would be entitled to vote at such meeting); and

  •
  the amount of new securities sold or issued by FTD in the transaction giving rise to the participation right.

        New securities subject to this participation right include FTD common stock or other equity securities of FTD, whether authorized now or in the future, and rights, options or warrants to purchase such FTD common stock or other equity securities of FTD. However, this participation right does not apply to any of the following: (1) securities (including options or warrants) issued to employees, consultants, officers or directors of FTD pursuant to any stock option, stock purchase or stock bonus plan or other award, agreement or arrangement; (2) securities issued in a public offering pursuant to a registration under the Securities Act; (3) securities issued pursuant to any stock split, stock dividend or recapitalization of FTD; (4) securities issued pursuant to the conversion, exercise or exchange of securities outstanding at the closing; (5) securities issued to LIC upon exercise of this participation right; and (6) in the case of any right, option, warrant or other securities convertible into, or exercisable or exchangeable for, any other securities that are excluded from the definition of new securities pursuant to clauses (1) through (5) above, any other securities issued upon the exercise, exchange or conversion of any such right, option, warrant or other convertible, exchangeable or exercisable security.

        LIC will not have any such participation rights if, at any time, its actual voting interest in FTD (calculated by dividing the number of shares of FTD common stock beneficially owned by LIC that would be entitled to vote at a meeting of FTD's stockholders, over the total number of shares of FTD common stock that would be entitled to vote at such meeting but excluding any shares issued pursuant to a top-up issuance (as described below)) falls below 10%.

  Exception for Issuance to Potential Third Party Acquiror

        FTD may issue or sell FTD common stock in an amount of up to 19.9% of the outstanding FTD common stock (before giving effect to such issuance) to a single third person concurrently with the entry by FTD and such third person into a definitive agreement for the change of control transaction, and LIC shall not have any participation right under the investor rights agreement in respect of such issuance. This issuance is referred to as a "top-up issuance." FTD may only effect one top-up issuance during the term of the investor rights agreement.

        Any top-up issuance must meet the following criteria:

  •
  the consideration to be received by FTD in such issuance will be an amount equal to the fair market value (as determined in good faith by the FTD board of directors) of the consideration to be paid per share of FTD common stock by such third person pursuant to such definitive agreement for the change of control transaction multiplied by the number of shares of FTD common stock to be issued and sold to such person, and will be payable either in cash (in immediately available funds) in the amount of such aggregate purchase price or by delivery of a note having a principal amount equal to such aggregate purchase price;

  •
  if the consideration is a note, such note must be a promissory note or other debt instrument made or guaranteed by the third person entering into the definitive agreement for the change of control transaction whom the FTD board of directors, in the exercise of its good faith judgment, (1) has determined has the financial capacity to satisfy its obligations on such note on maturity, (2) is fully recourse to such maker (and any guarantor), (3) pays interest at an interest rate, and having other terms, which the FTD board, in good faith, has determined are consistent with market terms for obligations of such type and (iv) has a maturity date of the first anniversary of the execution of such note;

  •
  the agreements and arrangements with such third person do not include any (1) obligation of FTD to repurchase such shares of FTD common stock or exchange such shares of FTD common stock for any assets, businesses or securities of FTD, or provide for any minimum price, "make well" or form of consideration restrictions on any acquisition of such shares of FTD common stock in any merger or other business combination, (2) rights of such third person to designate for appointment or election a number of directors on the FTD board of directors greater than such person's proportional ownership of FTD common stock, (3) any consent or approval rights with respect to any merger, business combination or other extraordinary transaction, other than (a) the right to vote on the same basis as other holders of FTD common stock and (b) matching rights and related provisions customarily contained in merger or transaction agreements for similar transactions; provided, that the foregoing will not include any payment or other consideration to such third person in the event the transaction contemplated by any such agreement for a change of control transaction is not approved by FTD's stockholders, unless such payment or other consideration is made in connection with FTD's entry, within one year of the date of the failure to obtain such approval of FTD's stockholders, of an alternative transaction which is a change of control transaction, or (4) any registration rights more favorable to such third person than those of LIC under the investor rights agreement;

  •
  such issuance will not materially delay, restrict or limit LIC's right to make a permitted tender offer or purchase shares of FTD common stock thereunder.

Quorum Requirement

        So long as LIC and its affiliates collectively beneficially own at least 5% of the outstanding shares of FTD common stock, LIC will be present, in person or by proxy, at all meetings of FTD's stockholders so that all shares of FTD common stock held by LIC and its affiliates may be counted for purposes of determining a quorum at such meetings.

Transfer Restrictions

  Generally

        Except as otherwise permitted by the investor rights agreement, LIC may not transfer any of the FTD shares until 18 months after the closing of the transaction. However, LIC may transfer its shares to any affiliate of LIC (all of which affiliates are subject to the same restrictions as LIC under the investor rights agreement), in connection with a stock distribution transaction (including a spin-off, split-off or related action involving an entity holding LIC's interest in FTD), as part of a change of control of FTD, and in certain other cases as discussed below.

        All transfers of the FTD shares by LIC must be made in accordance with applicable law. Subject to certain exceptions, such as a public offer, a sale on the open market or in connection with a change of control transaction, no transfers of the FTD shares by LIC may be to a prohibited transferee. For purposes of the investor rights agreement, a "prohibited transferee" is any party engaged in the business of providing floral products and services to consumers, retail florists or other retail locations offering floral products anywhere in the world and such floral products and services account for greater than 20% of such party's consolidated revenues.

        After the expiration of the initial 18-month period, LIC may transfer the FTD shares (except in a block transfer), subject to certain restrictions. If the transfer is not part of a public offer or a block transfer as discussed in the next subsection, then any transferee would be required to represent to LIC and FTD that it would not beneficially own, after giving effect to the transfer, greater than 15% of the FTD common stock. If the transfer is (1) pursuant to a sale directly into the market pursuant to a registration statement or (2) in a sale on a securities exchange pursuant to Rule 144, then FTD would have a right of first refusal with respect to such transfer, and may exercise such right at a price per share equal to the five-day volume weighted average price of FTD common stock prior to the delivery of the notice of LIC's intent to sell, subject to certain restrictions and conditions.

  Block Transfer Rights

        LIC may not make a block transfer of the shares until the third anniversary of the closing of the transaction. After that period, LIC may transfer the FTD shares, in a single transaction, to a third party who after the transfer will own greater than 15% of the FTD common stock, if after such transfer LIC owns less than 5% of the FTD common stock. Such third party would be required to become a party to the investor rights agreement, assuming all rights and obligations of LIC, including the overall stock cap, provided that FTD would have the option to require that such third party would be entitled to designate one fewer director to the FTD board than would LIC, based on any applicable ownership percentage.

        Prior to any such block transfer, FTD would have a right of first offer to repurchase the applicable FTD shares, subject to certain restrictions and conditions.

  Stock Pledging

        The transfer restrictions under the investor rights agreement do not prohibit LIC from pledging the FTD shares or creating a security interest in them, or transferring them pursuant to a related default, event of default or as a result of any foreclosure under such pledge or security agreement, if

(1) the pledge or security interest is entered into in connection with a bona fide financing transaction or (after 18 months) a hedging transaction, (2) the pledgee or the secured party is a financial institution that holds pledged shares in the normal course of its business, (3) during the initial 18-month period, the number of shares of FTD common stock that may be pledged or subject to a security interest is capped at 3,401,004 (subject to adjustment as provided in the stock purchase agreement) and (4) after the initial 18-month period, the number of shares of FTD common stock that may be pledged or subject to a security interest is capped at 5,101,505 (subject to adjustment as provided in the stock purchase agreement).

  Stock Lending

        The transfer restrictions under the investor rights agreement do not prohibit LIC from entering into stock lending transactions if (1) during the initial 18-month period, the number of shares of FTD common stock subject to such transactions is capped at 3,401,004 (subject to adjustment as provided in the stock purchase agreement), (2) after the initial 18-month period, the number of shares of FTD common stock subject to such transactions is capped at 5,101,505 (subject to adjustment as provided in the stock purchase agreement), (3) the terms of the transaction include provisions that provide LIC with the right to vote the lent shares at all FTD stockholders meetings, subject to certain exceptions, and (4) the counterparty to such transaction is a financial institution in the business of engaging in such transactions for financial purposes, and LIC does not know or have reason to know that such counterparty is engaging in such transaction for any purpose other than to engage in short sales in the ordinary course of business or to return shares of FTD common stock to other stock lenders.

  Stock Hedging

        The transfer restrictions under the investor rights agreement do not prohibit LIC from entering into stock hedging transactions, or transferring shares in connection with the settlement, satisfaction or early termination of such transactions. However, LIC may not engage in any such transactions during the initial 18-month period. Furthermore, the following conditions apply after the initial 18-month period: (1) the number of shares of FTD common stock subject to such transactions is capped at 5,101,505 (subject to adjustment as provided in the stock purchase agreement), (2) no such transaction can impair the right of LIC to vote its shares of FTD common stock; (3) if pursuant to a hedging transaction, a number of shares of FTD common stock representing 10% or more of the outstanding shares could be transferred by LIC to the counterparty in connection with the settlement, early termination or satisfaction of the hedging transaction, then LIC must settle or satisfy the obligations with respect to such hedging transaction in such a manner so that the number of shares of FTD common stock delivered to such counterparty does not exceed 10% of the total outstanding shares, unless (a) the counterparty has indicated to LIC that it will use such shares of FTD common stock solely to fill a preexisting short position in the shares of FTD common stock (either directly or by means of a double print) or (b) the counterparty agrees to dispose of such shares of FTD common stock in a manner reasonably calculated to result in no single person acquiring greater than 2% of the outstanding shares of FTD common stock as a result of such settlement, and (4) LIC may not engage in any hedging transaction unless the counterparty to such transaction is a financial institution in the business of engaging in such transactions and LIC does not know or have reason to know that such counterparty is engaging in such transaction other than as part of its normal course of business.

Registration Rights

        After the expiration of the initial 18-month period, and subject to certain exceptions, additional limitations and conditions, upon the written request of LIC, FTD must use its reasonable best efforts to register under the Securities Act on Form S-3 (or other available form) the offer and sale of all or a portion of the FTD shares. FTD is required to use its reasonable best efforts to qualify and remain qualified for shelf registrations on Form S-3. Any demand by LIC to offer securities for sale must be with respect to securities constituting at least the lesser of $50,000,000 and 10% of FTD's market capitalization.

        Additionally, LIC holds certain customary "piggyback" registration rights, pursuant to which FTD must give notice to LIC of any registration of FTD common stock, subject to certain exceptions, after the expiration of the initial 18-month period, and FTD must use its reasonable best efforts to include any of the FTD shares requested by LIC to be so included in such registration.

        The investor rights agreement further contains certain other customary provisions relating to the provision of information, lock-up requirements, registration procedures, expenses, indemnification and other aspects of LIC's registration rights.

LIC Representation on the FTD Board of Directors

        At the closing of the transaction, four directors designated by LIC will be appointed to the FTD board of directors. After the closing of the transaction, LIC will be entitled to designate for nomination directors for election at annual or special meetings of FTD stockholders at which directors of the FTD board are to be elected (each referred to as an "election meeting").

        At each election meeting, LIC will have the right to designate for nomination a number of persons such that the total number of LIC directors on the FTD board of directors (after giving effect to the election of the designees) is equal to the product of LIC's actual voting interest (calculated by dividing the number of shares of FTD common stock beneficially owned by LIC and entitled to vote at such election meeting, over the total number of shares of FTD common stock entitled to vote at such election meeting but excluding any shares issued pursuant to a top-up issuance), multiplied by the total number of seats on the FTD board. This number of directors will be rounded up to the next whole number. However, if LIC's actual voting interest (calculated in the same manner) becomes less than 10%, LIC will not be entitled to designate any directors to the FTD board.

        The investor rights agreement contains certain additional provisions to maintain LIC's right to proportionate representation on the FTD board of directors in accordance with the foregoing paragraph. These provisions include requirements that LIC cause the resignation of LIC directors from the FTD board in the event that LIC's actual voting interest in FTD declines, and that FTD cause the appointment of LIC directors to the FTD board in the event that LIC's actual voting interest in FTD increases.

  Slate of directors; voting

        FTD is required to include LIC's director nominees on the management nomination slate, and FTD is required to use its reasonable best efforts to cause the election of each LIC director nominee at each election meeting.

        For so long as at least one LIC director serves on the FTD board of directors, LIC must vote all shares of FTD common stock owned by it in favor of the management nomination slate, against any other nominees, and, if the Nominating and Corporate Governance Committee of the FTD board so recommends, against the removal of any director from the FTD board. However, LIC's obligation to do so will expire upon the earliest of:

  •
  five years following the closing, provided that if during such five-year period the FTD board ceases to be classified or FTD implements majority voting for the election of directors, such date will be six years following the closing;

  •
  the date on which FTD fails to comply with its covenant to use its reasonable best efforts to cause the election of each LIC director nominee at each election meeting; or

  •
  the date LIC beneficially owns FTD common stock exceeding 50%.

  Director qualifications and replacements

        Each potential director proposed by LIC must meet FTD's standard qualifications for directors. If any LIC director or person designated by LIC as its nominee for election or appointment as a LIC director (1) is unable to serve as a nominee for election or appointment as a director or to serve as a director, for any reason (including because the FTD board of directors or the Nominating and Corporate Governance Committee of the FTD board determines that such person is not acceptable pursuant to the investor rights agreement), (2) is removed (upon death, resignation or otherwise) or fails to be elected at an election meeting, or (3) is to be substituted by LIC (with the relevant person's consent and resignation) for election at an election meeting, LIC shall have the right to replace such person. If FTD does not approve such replacement, LIC may propose another replacement until FTD approves a replacement.

        Each LIC director must, at the time of nomination and at all times thereafter until such individual's service on the FTD board of directors ceases, meet any applicable requirements or qualifications under applicable law or applicable stock exchange rules.

        Each LIC director must agree to immediately resign from the FTD board of directors if LIC's ownership of FTD falls below the threshold entitling LIC to such seat on the FTD board.

        Neither the FTD board of directors nor the Nominating and Corporate Governance Committee of the FTD board is required to nominate and recommend a proposed LIC director if, as determined in good faith by the majority of our non-LIC directors, service by such nominee as a director would reasonably be expected to fail to meet the independence standard of any stock exchange on which FTD common stock is listed or traded or otherwise violate applicable law, stock exchange rules or FTD's Corporate Governance Guidelines. However, LIC is entitled to designate (1) at a minimum, two persons, and (2) at a maximum, no more than fifty percent of the proposed LIC directors that do not meet such independence qualifications.

  Board committees

        At each election meeting, FTD is required to appoint a LIC director to each of the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee of the FTD board of directors. Such appointments are subject to the LIC director meeting the independence and other requirements of applicable law, such committee's charter and applicable stock exchange rules for such committee.

        No LIC director will be permitted to serve as chairperson of the FTD board of directors or of any committee of the FTD board. However, this limitation would cease to apply if LIC's beneficial ownership of FTD common stock exceeds fifty percent.

Affiliates of LIC

        Generally, the terms of the investor rights agreement that apply to LIC also apply to all affiliates of LIC and any transferee of FTD common stock in a stock distribution transaction (including a spin-off, split-off or related action involving an entity holding LIC's interest in FTD).

Representations and Warranties

        The investor rights agreement contains customary representations and warranties by FTD and LIC as to corporate organization, authority and the absence of any conflicts with their respective organizational documents.

 Termination

        The investor rights agreement may be terminated as follows:

  •
  upon the mutual written agreement of FTD and LIC;

  •
  by LIC, upon a material breach by the Issuer of any of FTD's representations, warranties, covenants or agreements contained therein, subject to a cure period, in which case certain provisions relating to the share acquisition cap, the permitted tender offer, notification rights, distribution transactions, block sales, participation rights, quorum requirements, transfer restrictions and registration rights will survive such termination;

  •
  by FTD, upon a material breach by LIC of any of LIC's representations, warranties, covenants or agreements contained therein, subject to a cure period, in which case certain provisions relating to the share acquisition cap, the general standstill, transfer restrictions, distribution transactions, block sales, stock legends, quorum and registration rights will survive such termination;

  •
  by either FTD or LIC, if LIC acquires aggregate ownership of FTD common stock (or other equity securities) representing a majority of the outstanding voting power of FTD in an election of FTD directors, in which case certain provisions relating to distribution transactions, block sales, stock legends, registration rights and certain director appointment and nomination rights will survive such termination; or

  •
  by either FTD or LIC, in the event that LIC, at any time after the closing of the transaction, has beneficial ownership of less than 10% of FTD, in which case certain registration rights provisions will survive such termination.

Governing Law

        The investor rights agreement is governed by Delaware law.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF FTD

        The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of October 17, 2014 by (i) each person who, to our knowledge, beneficially owns 5% or more of the outstanding shares of our common stock, (ii) each of our directors, (iii) each named executive officer and (iv) all current directors and executive officers as a group. Except for shares of our common stock held in brokerage accounts that may, from time to time, together with other securities held in those accounts, serve as collateral for margin loans made from such accounts, none of the shares reported as beneficially owned are currently pledged as security for any outstanding loan or indebtedness.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficial Ownership(1)
5% Stockholders:
RS Investment Management Co. LLC(2)	2,221,450	11.7%
BlackRock, Inc.(3)	1,726,878	9.1%
Dimensional Fund Advisors LP(4)	1,354,564	7.1%
The Vanguard Group Inc.(5)	1,127,997	6.0%
Litespeed Management, L.L.C.(6)	1,109,409	5.9%
Keeley Asset Management Corp.(7)	1,106,270	5.8%
Directors and Named Executive Officers:
Robert S. Apatoff(8)	206,053	1.1%
James T. Armstrong(9)	18,525	*
Tracey L. Belcourt	1,173	*
Robert Berglass(10)	10,984	*
Joseph W. Harch	2,068	*
Dennis Holt	5,914	*
Michael J. Silverstein	1,229	*
Becky A. Sheehan(11)	32,594	*
Rhys J. Hughes	1,920	*
All current directors and executive officers as a group (12 persons)(12)	297,720	1.6%

*
Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)
Based on 18,949,011 shares of FTD common stock outstanding on October 17, 2014. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of our common stock subject to options that are currently exercisable or will become exercisable within 60 days after October 17, 2014 and shares issuable within 60 days after October 17, 2014 pursuant to outstanding restricted stock units awarded under the FTD Companies, Inc. Amended and Restated 2013 Incentive Compensation Plan are deemed outstanding for computing the percentage ownership of the person or entity holding such securities but are not outstanding for computing the percentage ownership of any other person or entity. Except as indicated by footnote, and subject to the community property laws where applicable, to our knowledge the persons named in the table above have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Unless otherwise indicated, the address for each person is our address at 3113 Woodcreek Drive, Downers Grove, Illinois 60515.

(2)
This information is derived solely from Amendment No. 1 to Schedule 13G of RS Investment Management Co. LLC, filed February 26, 2014. The Schedule 13G reported that as of January 31, 2014 RS Investment Management Co. LLC beneficially owned 2,221,450 shares, has sole voting power with respect to 2,168,970 of the reported shares and sole dispositive power with respect to all of the reported shares. The address for RS Investment Management Co. LLC is One Bush Street, Suite 900, San Francisco, California 94104.

(3)
This information is derived solely from the Schedule 13G of BlackRock, Inc., filed February 18, 2014. The Schedule 13G reported that as of December 31, 2013 BlackRock, Inc. beneficially owned 1,726,878 shares, has sole voting power with respect to 1,650,454 of the reported shares and sole dispositive power with respect to all of the reported shares. The address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(4)
This information is derived solely from the Schedule 13G of Dimensional Fund Advisors LP, filed February 10, 2014. The Schedule 13G reported that as of December 31, 2013 Dimensional Fund Advisors LP beneficially owned 1,354,564 shares, has sole voting power with respect to 1,332,353 of the reported shares and sole dispositive power with respect to all of the reported shares. The Schedule 13G also reported that Dimensional Fund Advisors LP furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts (collectively, the "Funds"). It further provided that the reported shares are owned by the Funds and Dimensional Fund Advisors LP and its subsidiaries disclaim beneficial ownership thereof. The address for Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(5)
This information is derived solely from the Schedule 13G of The Vanguard Group, Inc., filed February 11, 2014. The Schedule 13G reported that as of December 31, 2013 The Vanguard Group, Inc. beneficially owned 1,127,997 shares, has sole voting power with respect to 28,816 of the reported shares, sole dispositive power with respect to 1,100,281 of the reported shares and shared dispositive power with respect to 27,716 of the reported shares. The address for The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, PA 19355.

(6)
This information is derived solely from the Schedule 13G of Litespeed Management, L.L.C., filed January 13, 2014. The Schedule 13G reported beneficial ownership, as of January 2, 2014, of 1,109,409 shares, through Litespeed Management, L.L.C., Litespeed Master Fund, Ltd. and Jamie Zimmerman, each of which had shared voting and dispositive power with respect to all of the reported shares. The address for Litespeed Management, L.L.C. is 237 Park Avenue, Suite 900, New York, New York 10017.

(7)
This information is derived solely from the Schedule 13G of Keeley Asset Management Corp., filed February 7, 2014. According to the Schedule 13G, as of December 31, 2013, Keeley Asset Management Corp. beneficially owned 1,106,270 shares, had sole voting power with respect to 1,060,560 of the reported shares and sole dispositive power with respect to all of the reported shares. According to Schedule 13G, John L. Keeley Jr. had neither sole nor shared voting nor dispositive power over the 510 shares beneficially owned by him. The address for Keeley Asset Management Corp. is 111 West Jackson, Suite 810, Chicago, Illinois 60604.

(8)
Includes (1) 40,109 shares of our common stock owned by Mr. Apatoff; (2) 20,346 shares held in a tenancy in common ownership arrangement between the Robert S. Apatoff 2007 Living Trust (of which Mr. Apatoff is the sole trustee and sole beneficiary during his lifetime) and the Vicki G. Apatoff 2007 Living Trust (of which Mr. Apatoff's spouse is the sole trustee and sole beneficiary during her lifetime); (3) 119,509 shares of our common stock subject to options that are currently exercisable or that will become exercisable within 60 days after October 17, 2014; and (4) 26,089 shares of our common stock subject to restricted stock units that will be subject to vest within 60 days after October 17, 2014.

(9)
Mr. Armstrong has shared voting and investment power over the shares of our common stock reflected in the table and disclaims beneficial interest of such shares of our common stock except to the extent of his beneficial ownership in Clearstone Venture Management Services.

(10)
Includes (1) 10,384 shares of our common stock owned by Mr. Berglass and (2) 600 shares held by the 1998 Robert H. Berglass Living Trust dated July 8, 1998, over which Mr. Berglass exercises voting power, as trustee.

(11)
Includes 6,783 shares of our common stock subject to options that will become exercisable within 60 days after October 17, 2014; and 6,783 shares of our common stock subject to restricted stock units that will vest and become issuable within 60 days after October 17, 2014.

(12)
Includes 126,292 shares of our common stock subject to options that will become exercisable within 60 days after October 17, 2014; and 36,263 shares of our common stock subject to restricted stock units that will vest and become issuable within 60 days after October 17, 2014.

        The following table shows the number of shares of our common stock that are subject to outstanding restricted stock units held by our directors and executive officers as of October 17, 2014 but that are not otherwise scheduled to vest and become issuable within the 60-day period measured from October 17, 2014. Each restricted stock unit entitles the director or executive officer to one share of common stock at the time of vesting. The restricted stock units generally vest over a one- to four-year period of continued service with us.

Directors and Executive Officers	Aggregate Number of Shares Subject to RSUs
Robert S. Apatoff	102,429
James T. Armstrong	3,573
Tracey L. Belcourt	3,573
Robert Berglass	4,385
Joseph W. Harch	3,573
Dennis Holt	3,573
Michael J. Silverstein	3,573
Becky A. Sheehan	41,584
Rhys J. Hughes	27,018
Other Executive Officers	44,305

 COMPARATIVE PER SHARE DATA

Comparative Historical and Pro Forma Per Share Data

        Presented below are FTD's historical and pro forma per share data for the year ended December 31, 2013 and the six months ended June 30, 2014. The historical data has been derived from and should be read together with the audited consolidated financial statements of FTD and related notes thereto contained in FTD's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and FTD's unaudited condensed consolidated financial statements and related notes thereto contained in FTD's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, which are incorporated by reference into this document. See "Where You Can Find More Information; Incorporation by Reference." The pro forma data has been derived from the unaudited pro forma combined financial information of FTD and Provide Commerce included elsewhere in this document.

        This comparative historical and pro forma per share data is being provided for illustrative purposes only. FTD may have performed differently had the transaction occurred prior to the periods presented. You should not rely on the pro forma per share data presented as being indicative of the results that would have been achieved had FTD and Provide Commerce been combined during the periods presented or of the future results or financial condition of FTD to be achieved following the transaction.

	As of and for the Six Months Ended June 30, 2014		As of and for the Year Ended December 31, 2013
FTD	Historical	Pro Forma (Combined with Provide Commerce)	Historical(1)	Pro Forma (Combined with Provide Commerce)
	(shares in thousands)
Basic earnings per share	$0.74	$0.47	$0.67	$(0.68)
Diluted earnings per share	$0.74	$0.47	$0.67	$(0.68)
Weighted average common shares outstanding—Basic	18,905	29,108	18,640	28,843
Weighted average common shares outstanding—Diluted	18,950	29,153	18,659	28,862
Book value per share of common stock	$16.44	$21.46	$15.43	N/A
Dividends declared per share of common stock(2)	$—	$—	$—	$—

(1)
In connection with the separation, FTD's previously outstanding 10,000 shares of common stock were automatically reclassified and became 18,583,927 shares of common stock. The same number of shares was used to calculate basic and diluted earnings per share for the periods prior to the separation.

(2)
During the year ended December 31, 2013, FTD paid cash dividends of $18.2 million to United Online prior to the separation.

Historical Common Stock Market Price and Dividend Data

        Historical market price data for Provide Commerce has not been presented as Provide Commerce is currently wholly owned by LIC, and there is no established trading market in Provide Commerce common stock. Shares of Provide Commerce common stock do not currently trade separately from LIC common stock.

        Shares of FTD common stock currently trade on the NASDAQ Global Select Market under the symbol "FTD." On July 29, 2014, the last trading day before the announcement of the transaction, the last sale price of FTD common stock reported by NASDAQ was $29.54. On [    •    ], 2014, the last

trading day prior to the date of this proxy statement, the last sale price of FTD common stock reported by NASDAQ was $[    •    ].

        Prior to the separation from United Online, FTD's common stock began trading on the NASDAQ on a "when-issued" basis on October 10, 2013, and on a "regular way" basis on November 1, 2013, the separation date. There was no public market for FTD common stock prior to October 10, 2013. The following table sets forth the high and low sale prices of FTD common stock on the NASDAQ for the periods indicated. The quotations are as reported in published financial sources.

	FTD common stock
	High	Low
Year Ending December 31, 2014
First Quarter	$34.82	$29.02
Second Quarter	$33.00	$27.60
Third Quarter	$36.00	$29.43
Fourth Quarter (through October 17, 2014)	$35.04	$31.14
Year Ended December 31, 2013
Fourth Quarter (October 10, 2013 through December 31, 2013)	$36.99	$29.42

FTD Dividend Policy

        FTD has not paid any cash dividends on its common stock since the separation on November 1, 2013. FTD does not currently anticipate paying any future cash dividends.

PROVIDE COMMERCE'S BUSINESS

General

        Provide Commerce, acquired by LIC in February 2006, is a leading ecommerce retailer of high quality gifts backed by superior customer service. With a portfolio of brands that offer fresh flowers, gourmet food products, unique personalized gifts, and other gifting items, Provide Commerce presents a wide assortment of gifting options for consumers at a variety of price points. Provide Commerce utilizes proprietary technology to power its websites, manage the supply chain for its perishable products, and conduct light manufacturing operations for its personalized products. Provide Commerce derives a large portion of its revenue from the sale of flowers and plants on its ProFlowers and ProPlants websites, and the remainder primarily from the sale of gourmet foods and gifts from its branded websites and mobile apps: Cherry Moon Farms, for fresh premium fruits; Shari's Berries, for gourmet-dipped berries and related gifting products; Personal Creations, for personalized and unique gifts; Gifts.com, for a wide variety of everyday gifting searchable through its proprietary gifting tools; Kalla, for unique high-end floral gifting and delivery experiences in select locales; and Sincerely, for mobile gifting apps. The following description of Provide Commerce's business does not include information with respect to its RedEnvelope business which will be separated, and retained by LIC, prior to the closing of the transaction.

Industry Overview

Floral Industry

        Floral industry retail purchases in the U.S., including flowers, potted plants, and seeds were approximately $28 billion in 2012, according to the U.S. Department of Commerce. Trends in the floral retail markets have included the following:

  •
  Floral mass marketers, such as Provide Commerce and FTD, capture floral orders from consumers via the internet, associated mobile sites, and telephone. The floral mass marketers' share of retail floral purchases has expanded due to shifting consumer preferences towards purchasing floral products online and the emergence of prominent brands with national or international exposure.

  •
  Increasing consumer interest in floral arrangements shipped directly to consumer recipients via common carrier has also benefited floral mass marketers in past years.

Specialty Food and Gift Industry

        The retail specialty food market generated approximately $70 billion of sales in 2013, reflecting growth of 8% versus 2012, according to Specialty Food Magazine. Manufacturer sales of specialty foods direct to consumers represented 15% of such sales in 2013. In addition, purchases of sweets and personalized items as gifts totaled approximately $25 billion in 2012, based on research conducted by a third-party market research firm retained by Provide Commerce. Furthermore, this research shows 72% of individuals over the age of 18 report having purchased a gift online.

  •
  Online gifting businesses capture food and personalized gift orders from consumers via the internet, associated mobile sites, and telephone.

  •
  Consumer interest in purchasing one-of-a-kind gifts, and a willingness to pay a premium for them, has rewarded gifting companies offering innovative food and unique gift-themed merchandise, leveraging personalization and customization extensively.

Business Strategy

        Provide Commerce's objective is to continually innovate and evolve the customer experience, inspiring unprecedented brand loyalty and passion. Provide Commerce's long-term vision is to become the world's most compelling gift-giving destination. Provide Commerce plans to attain this goal through the following key strategies:

Increase Brand Awareness

        Provide Commerce management believes that building greater awareness of brands within and beyond the existing customer base is important for continued growth. Provide Commerce intends to promote ProFlowers, ProPlants, Cherry Moon Farms, Shari's Berries, Personal Creations, Gifts.com, Kalla and Sincerely through a variety of traditional and digital marketing and promotional techniques, including internet, print, radio, email, direct mail, public relations and television.

Continue to Acquire and Retain Customers

        Provide Commerce management believes the ability to acquire and retain customers effectively is critical to Provide Commerce's success. To acquire customers, Provide Commerce relies on a variety of online and offline marketing activities, growing brand awareness and an easy-to-navigate storefront that allows customers to make purchases quickly. In addition, Provide Commerce constantly modifies the website format and redesigns the offerings based on customer purchasing patterns.

Continue to Establish Strong Relationships with High-Quality Suppliers

        Building strong relationships with quality suppliers is crucial to the success of Provide Commerce's market platform. To maintain high standards, Provide Commerce management believes they have established a quality assurance program to review and test its suppliers on an ongoing basis. Provide Commerce continues to work with suppliers to explore new methods to preserve quality and freshness, ensure a diverse product offering, maintain efficient technology and reduce costs. In addition, Provide Commerce will regularly seek out new suppliers to provide the broadest available selection of quality products for the benefit of Provide Commerce's customers.

Expand Distribution Initiatives

        Provide Commerce continues to expand its distribution network enabling it to provision its perishable products to its customers faster while improving the efficiency of its fulfillment and logistics systems. With its proprietary software, Provide Commerce is able to effectively balance the supply and demand for its products throughout the highly seasonal business cycle.

Competition

        Provide Commerce's competitors can be divided into several groups. Many of the products Provide Commerce offers can be purchased at supermarkets as well as at specialty markets. Floral competitors include traditional florists, catalog and online floral providers such as 1-800-FLOWERS and floral wire services such as FTD and Teleflora. Provide Commerce management believes competitors in the fresh fruit category include local farmers' markets and specialty catalog companies, such as Harry & David. Additionally, Provide Commerce competes with specialty food companies and general gift companies.

        Provide Commerce management believes that the principal competitive factors in the chosen markets are high-quality products, freshness, brand recognition, selection, convenience, price, website performance, customer service and accuracy of order shipment.

Seasonality

        Provide Commerce's business is seasonal due largely to purchases of flowers and other gifts for Valentine's Day and Mother's Day. In 2013, Provide Commerce earned approximately 65% of its revenue in the first half of the year. Revenues and operating results tend to be lower for the quarter ending September 30 because none of the most popular floral and gift-giving holidays, which include Mother's Day, Valentine's Day, Christmas, Easter and Thanksgiving, fall within that quarter. Furthermore, depending on the year, certain of the most popular floral and gift-giving holidays, such as Valentine's Day, may occur on a weekend or government holiday. As a result of these variations, Provide Commerce management believes that comparisons of revenues and operating results for any period with those of the immediately preceding period, or in some instances, the same period of the preceding fiscal year, may be of limited relevance in evaluating historical performance and predicting future financial performance. Provide Commerce's working capital, cash and any short-term borrowings may also fluctuate during the year as a result of the factors described above.

Products

        Provide Commerce's portfolio of brands includes ProFlowers, ProPlants, Shari's Berries, Cherry Moon Farms, Personal Creations, Gifts.com, Sincerely, and Kalla. Floral arrangements and plants are the primary business, but Provide Commerce also markets and sells gourmet-dipped treats, curated gourmet food assortments, personalized gifts, and a variety of other gifting items.

Suppliers and Distribution Facilities

        Provide Commerce fulfills customers' orders and distributes products into the carrier delivery system through three primary channels that consist of:

  •
  suppliers of Provide Commerce's products that also offer drop-shipment distribution capabilities;

  •
  company-operated distribution facilities that can also serve as import and transition points for products sourced from international suppliers; and

  •
  contracted distribution facilities that deal in the distribution of perishable products for a number of companies and that receive a per-order transaction fee for assisting in processing and packing products. These facilities are located strategically across the U.S. based on proximity to population centers and distribution hubs.

        By distributing products through this combination of suppliers, company-operated distribution facilities and contracted distribution facilities, Provide Commerce maximizes on-time delivery especially during peak shipment dates, distributes products in a more cost-effective manner and minimizes the capacity constraints that may exist at an individual supplier location. This distribution network also allows Provide Commerce to maintain direct control and ownership of products at all times during fulfillment of customers' orders and ultimately to compress the supply chain from supplier to consumer. Provide Commerce depends on three suppliers for approximately 75% of its cut floral products. The loss of any of these suppliers could adversely impact Provide Commerce.

Customer Service

        Provide Commerce believes that its ability to establish and maintain long-term relationships with customers and encourage repeat visits and purchases is due, in part, to the strength of Provide Commerce's customer support and service operations. Provide Commerce operates an in-house customer service center at Provide Commerce's headquarters with dedicated customer service representatives that are supplemented by teams of seasonal contractors during holidays and peak periods. The customer service center can scale to meet increased customer service requirements through a combination of in-house and outsourced staff during these peak periods.

Technology and Systems

        Provide Commerce believes its technology capabilities differentiate Provide Commerce from its competitors. Provide Commerce has developed a reliable, scalable, flexible and secure infrastructure using custom-built and third-party technologies. The features and functionality of the six primary systems that make up Provide Commerce's infrastructure (commerce, supply chain, customer relationship, transaction processing, data warehouse/reporting and user interface) have been created in direct response to the needs of customers, suppliers, and employees.

Regulation

        Provide Commerce is subject to a number of international, federal, state, and local laws and regulations, including, without limitation, those relating to taxation, bulk email or "spam" advertising, user privacy and data protection, consumer protection, antitrust, and unclaimed property. In addition, proposed laws and regulations relating to some or all of the foregoing, as well as to other areas affecting the businesses, are continuously debated and considered for adoption in the U.S. and other countries, and such laws and regulations could be adopted in the future.

Employees

        As of December 31, 2013, Provide Commerce had 756 full-time employees, excluding the RedEnvelope business. Provide Commerce also utilizes part-time and temporary employees to respond to fluctuating seasonal demand around holidays and peak periods. None of Provide Commerce's employees are subject to a collective bargaining agreement, and Provide Commerce believes its relationship with its employees to be good.

Proprietary Rights

        Provide Commerce's trade names, trademarks, service marks, patents, copyrights, domain names, trade secrets, and other intellectual property are important to the success of its business. Provide Commerce principally relies upon patent, trademark, copyright, trade secret, domain name laws, and contract laws to protect its intellectual property and proprietary rights. Provide Commerce also licenses rights to use some of its intellectual property to third parties. Provide Commerce continuously assesses whether to seek patent and other intellectual property protections for those aspects of its businesses and technologies that it believes constitute innovations providing competitive advantages. Provide Commerce generally enters into confidentiality or license agreements with its employees, consultants, and corporate partners, and generally controls access to, and distribution of, its technologies, documentation, and other proprietary information. Provide Commerce considers its trademarks, including the ProFlowers, ProPlants, Shari's Berries, Cherry Moon Farms, Personal Creations, Gifts.com and Kalla trademarks, to be valuable assets, and most of these trademarks have been registered in the U.S. and/or other countries.

Foreign and Domestic Operations

        Provide Commerce operates primarily in the U.S. and does not currently have any significant non-U.S. operations.

SELECTED HISTORICAL CONSOLIDATED AND COMBINED FINANCIAL DATA OF PROVIDE COMMERCE

        The following table presents selected historical consolidated and combined financial data of Provide Commerce as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011, derived from Provide Commerce's audited consolidated and combined financial statements, which are included in this proxy statement. Additionally, the table presents selected historical consolidated and combined financial data as of June 30, 2014 and for the six months ended June 30, 2014 and 2013, derived from Provide Commerce's unaudited condensed consolidated and combined interim financial statements, which are included in this proxy statement. In the opinion of Provide Commerce's management, the unaudited interim information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results of operations and financial condition for the six months ended June 30, 2014 and 2013. Results for interim periods should not be considered indicative of results for any other periods or for the year.

        The information presented below is only a summary. The historical results presented below are not necessarily indicative of results that can be expected for any future period. The selected financial data set forth below should be read in conjunction with "Provide Commerce's Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 100 and Provide Commerce's historical consolidated and combined financial statements and notes thereto included in this proxy statement.

        The following amounts are in thousands:

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011
Statement of Operations Data
Net sales	$418,840	$401,719	$606,057	$563,944	$522,103
Operating income (loss)(a)	$10,732	$32,363	$(19,985)	$21,061	$25,841
Net income (loss)(a)	$4,964	$19,940	$(18,281)	$13,008	$16,599

(a)
During the year ended December 31, 2013, Provide Commerce recorded impairments of goodwill and intangible assets of the Gifts.com reporting unit which negatively impacted operating income by $35.0 million and net income by $27.3 million.

	June 30,	December 31,
	2014	2013	2012
Balance Sheet Data
Cash and cash equivalents	$46,789	$44,952	$52,495
Total assets	$514,993	$523,117	$563,702
Long-term debt	—	—	—

 PROVIDE COMMERCE'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

        Provide Commerce, acquired by LIC in February 2006, is a leading ecommerce retailer of high quality gifts backed by superior customer service. With a portfolio of brands that offer fresh flowers, gourmet food products, unique personalized gifts, and other gifting items, Provide Commerce presents a wide assortment of gifting options for consumers at a variety of price points. Provide Commerce utilizes proprietary technology to power its websites, manage the supply chain for its perishable products, and conduct light manufacturing operations for its personalized products. Provide Commerce derives a large portion of its revenue from the sale of flowers and plants on its ProFlowers and ProPlants websites, and the remainder primarily from the sale of gourmet foods and gifts from its branded websites and mobile apps: Cherry Moon Farms, for fresh premium fruits; Shari's Berries, for gourmet-dipped berries and related gifting products; Personal Creations, for personalized and unique gifts; Gifts.com, for a wide variety of everyday gifting searchable through its proprietary gifting tools; Kalla, for unique high-end floral gifting and delivery experiences in select locales; and Sincerely, for mobile gifting apps.

Consolidated and Combined Operating Results

        The following table sets forth, for the periods presented, selected historical consolidated and combined statements of operations data.

Six Months Ended June 30, 2014 compared to Six Months Ended June 30, 2013

	Six Months Ended June 30,		Change
	2014	2013	$	%
	(in thousands, except for percentages)
Net sales	$418,840	$401,719	$17,121	4%
Cost of sales (exclusive of depreciation, shown separately below)	248,778	233,230	15,548	7%
Operating expenses:
Selling and marketing	106,660	82,593	24,067	29%
General and administrative	29,896	30,392	(496)	(2)%
Information technology	9,724	10,097	(373)	(4)%
Depreciation and amortization	13,050	13,044	6	—

Total operating expenses	159,330	136,126	23,204	17%

Operating income	10,732	32,363	(21,631)	(67)%
Other income (expense) net	(11)	218	(229)	(105)%

Income before income taxes	10,721	32,581	(21,860)	(67)%
Income tax expense	(5,757)	(12,641)	6,884	(54)%

Net income	$4,964	$19,940	$(14,976)	(75)%

Net Sales

        Net sales increased $17.1 million, or 4%, for the six months ended June 30, 2014, compared to the six months ended June 30, 2013. Revenues from Shari's Berries and Cherry Moon Farms increased $9.3 million primarily due to a $5.4 million increase associated with increased product-related revenues and a $6.0 million increase associated with increased shipping revenues, partially offset by a $1.9 million increase in refunds. Revenues from Personal Creations increased $5.7 million primarily due to a $3.9 million increase in product-related revenues and a $1.3 million increase in shipping revenues. Revenues from ProFlowers and ProPlants increased $2.2 million primarily due to a $4.7 million increase in shipping revenues, partially offset by a $2.6 million increase in refunds to customers. Net sales for the six months ended June 30, 2014 were negatively impacted by severe weather conditions across much of the United States during the Valentine's Day period that shut down several Provide Commerce distribution centers, caused numerous delivery issues, and had other unfavorable impacts.

Cost of Sales

        Cost of sales increased $15.5 million, or 7%, for the six months ended June 30, 2014, compared to the six months ended June 30, 2013. ProFlowers and ProPlants cost of sales increased $8.6 million primarily due to a $3.8 million increase in shipping costs, a $1.7 million increase in product-related costs, and a $1.6 million increase in spoiled inventory. Shari's Berries and Cherry Moon Farms cost of sales increased $3.3 million primarily due to increases in product replacement, accessory, and shipping costs. Personal Creations cost of sales increased $2.4 million, and the Gifts.com, Sincerely, and Kalla businesses also contributed an incremental $1.1 million in cost of sales. Cost of sales as a percentage of net sales was 59% for the six months ended June 30, 2014, compared to 58% for the six months ended June 30, 2013. Cost of sales for the six months ended June 30, 2014 were negatively impacted by severe weather conditions across much of the United States during the Valentine's Day period, as previously noted.

Selling and Marketing

        Selling and marketing expenses increased $24.1 million during the six months ended June 30, 2014, compared to the six months ended June 30, 2013. The increase in selling and marketing expenses was primarily due to a $10.7 million increase in advertising associated with ProFlowers and ProPlants. Selling and marketing expenses associated with Shari's Berries and Cherry Moon Farms increased $5.7 million and selling and marketing expenses associated with Personal Creations increased $5.0 million, in each case due to increased order volumes. Selling and marketing expenses associated with the Kalla brand increased $2.5 million. Selling and marketing expenses, as a percentage of net sales were 25% for the six months ended June 30, 2014, compared to 21% for the six months ended June 30, 2013. Selling and marketing expenses as a percentage of net sales for the six months ended June 30, 2014 were negatively impacted by severe weather conditions across much of the United States during the Valentine's Day period as it impacted both consumer demand and Provide Commerce's ability to fulfill consumer demand.

General and Administrative

        General and administrative expenses decreased $0.5 million for the six months ended June 30, 2014, compared to the six months ended June 30, 2013, primarily due to a $3.7 million reduction in long-term compensation expense, partially offset by a $2.9 million increase in personnel-related and administrative costs. Transaction costs incurred during the six months ended June 30, 2014 associated with the proposed acquisition by FTD were $1.7 million. General and administrative expenses, as a percentage of net sales, declined to 7% for the six months ended June 30, 2014, compared to 8% for the six months ended June 30, 2013.

Information Technology

        Information technology expenses decreased $0.4 million for the six months ended June 30, 2014, compared to the six months ended June 30, 2013.

Income Tax Expense

        The effective income tax rate was 54% for the six months ended June 30, 2014, compared to 39% for the six months ended June 30, 2013. The increase in the effective tax rate was primarily due to non-deductible transaction costs.

Years Ended December 31, 2013, 2012 and 2011

				% Change
	Year Ended December 31,
				2013 to 2012	2012 to 2011
	2013	2012	2011
	(in thousands, except for percentages)
Net sales	$606,057	$563,944	$522,103	7%	8%
Cost of sales (exclusive of depreciation, shown separately below)	361,542	324,606	288,330	11%	13%
Operating expenses:
Selling and marketing	130,187	120,375	114,625	8%	5%
General and administrative	53,619	52,574	46,076	2%	14%
Information technology	20,247	18,484	17,374	10%	6%
Depreciation and amortization	25,483	26,844	29,857	(5)%	(10)%
Impairment of goodwill and intangible assets	34,964	—	—	N/A	N/A

Total operating expenses	264,500	218,277	207,932	21%	5%

Operating income (loss)	(19,985)	21,061	25,841	(195)%	(18)%
Other income, net	330	372	228	(11)%	63%

Income (loss) before income taxes	(19,655)	21,433	26,069	(192)%	(18)%
Income tax benefit (expense)	1,374	(8,425)	(9,470)	(116)%	(11)%

Net income (loss)	$(18,281)	$13,008	$16,599	(241)%	(22)%

Year Ended December 31, 2013 compared to Year Ended December 31, 2012

Net Sales

        Net sales increased $42.1 million, or 7%, for the year ended December 31, 2013, compared to the year ended December 31, 2012. In October 2012, the nature of the ProFlowers and ProPlants business arrangements for consumer orders fulfilled by florists changed and Provide Commerce became the principal in these arrangements. Therefore, ProFlowers and ProPlants began recognizing revenue on a gross basis (compared to on a net basis in periods prior to this) for these orders. This change contributed $21.7 million in incremental revenue in 2013. Excluding this change, revenue from ProFlowers and ProPlants increased $6.5 million, or 2%, primarily due to an increase in shipping-related revenues. In addition, revenues from Shari's Berries and Cherry Moon Farms increased $12.8 million primarily due to an $8.2 million increase in product-related revenues and a $5.9 million increase in shipping revenues, partially offset by a $0.6 million increase in refunds and $0.5 million decrease in commission revenues. Revenues from Personal Creations increased $5.4 million primarily due to product-related revenues. The Gifts.com business had a $4.7 million decrease in revenues primarily due to a reduction in search traffic.

Cost of Sales

        Cost of sales increased $36.9 million, or 11%, for the year ended December 31, 2013, compared to the year ended December 31, 2012. ProFlowers and ProPlants cost of sales increased $23.5 million primarily due to the florist-fulfilled business change and resulting recognition of gross revenue and associated costs. Shari's Berries and Cherry Moon Farms cost of sales increased $6.3 million primarily driven by the increase in product and shipping costs associated with the higher revenues. Personal Creations cost of sales increased $5.8 million due to higher revenues and costs attributable to warehouse expansion. The Gifts.com and Sincerely businesses also contributed an incremental $1.4 million in cost of sales during the year ended December 31, 2013. Cost of sales as a percentage revenue increased to 60% for the year ended December 31, 2013, compared to 58% for the year ended December 31, 2012.

Selling and Marketing

        Selling and marketing expenses increased $9.8 million during the year ended December 31, 2013, compared to the year ended December 31, 2012. Selling and marketing expenses associated with Shari's Berries and Cherry Moon Farms increased $4.1 million related to increased revenues. Selling and marketing expenses associated with Personal Creations also increased $4.1 million related to increased revenues. Selling and marketing expenses associated with ProFlowers and ProPlants increased $2.6 million. The Kalla brand, which Provide Commerce launched during 2013, had selling and marketing expenses of $1.4 million. Selling and marketing expenses associated with Gifts.com decreased $2.5 million related to the decrease in revenues. Selling and marketing expenses, as a percentage of net sales, remained consistent at 21% for the year ended December 31, 2013, compared to the year ended December 31, 2012.

General and Administrative

        General and administrative expenses increased $1.0 million for the year ended December 31, 2013, compared to the year ended December 31, 2012, primarily due to a $2.0 million increase in legal expenses compared to 2012 (when insurance recoveries offset legal expenses), an increase in credit card fees of $1.4 million, and an increase in other general and administrative expenses of $1.4 million (primarily related to $0.5 million of expenses related to a facility move at Personal Creations in 2013 and $0.3 million of expenses for the Kalla brand launched in 2013), partially offset by a decrease in long-term compensation expense of $3.7 million during the year ended December 31, 2013. General and administrative expenses, as a percentage of net sales, remained consistent at 9% for the year ended December 31, 2013, compared to the year ended December 31, 2012.

Information Technology

        Information technology expenses increased $1.8 million for the year ended December 31, 2013, compared to the year ended December 31, 2012. The increase in information technology expenses was primarily due to $0.5 million of spending related to the Sincerely and Kalla businesses, which were acquired and launched, respectively, in 2013, $0.4 million of increased spending on personnel-related costs, and $0.8 million in other technology expenses.

Depreciation and Amortization

        The decrease of $1.4 million in depreciation and amortization expense for the year ended December 31, 2013, compared to the year ended December 31, 2012, was primarily due to lower amortization of intangible assets for Gifts.com as certain assets became fully amortized during 2012.

Impairment of Goodwill and Intangible Assets

        During the year ended December 31, 2013, Provide Commerce recorded impairments of goodwill and intangibles totaling $35.0 million related to its Gifts.com business, due to declining operating results and adverse business conditions.

Income Tax Benefit (Expense)

        The effective income tax rate was 7% for the year ended December 31, 2013, compared to 39% for the year ended December 31, 2012. The decrease in the effective tax rate was primarily due to the non-deductible impairment expense.

Year Ended December 31, 2012 compared to Year Ended December 31, 2011

Net Sales

        Net sales increased $41.8 million, or 8%, for the year ended December 31, 2012, compared to the year ended December 31, 2011. Revenue from Shari's Berries and Cherry Moon Farms increased $30.5 million primarily due to a $20.2 million increase associated with product-related revenues and a $10.7 million increase associated with increased shipping revenues. Revenues from Personal Creations increased $8.2 million primarily due to a $5.6 million increase in product-related revenues, a $2.2 million increase in shipping revenues, and a $0.7 million decrease in refunds. Revenue from ProFlowers and ProPlants increased $8.2 million due to an $8.8 million increase in product-related revenues and a $3.6 million increase in shipping revenues, partially offset by a $4.2 million decrease in commission revenue. Revenue from Gifts.com decreased $5.1 million primarily due to a reduction in search traffic.

Cost of Sales

        Cost of sales increased $36.3 million, or 13%, for the year ended December 31, 2012, compared to the year ended December 31, 2011. Shari's Berries and Cherry Moon Farms cost of sales increased $19.2 million primarily due to the increase in product and shipping costs associated with increased revenues. ProFlowers and ProPlants cost of sales increased $13.0 million due to higher freight costs and other cost increases associated with the increased revenues. Personal Creations cost of sales increased $3.6 million due to higher product, freight, and facilities costs associated with the increased revenues. Cost of sales, as a percentage of net sales, were 58% for the year ended December 31, 2012, compared to 55% for the year ended December 31, 2011.

Selling and Marketing

        Selling and marketing expenses increased $5.8 million during the year ended December 31, 2012, compared to the year ended December 31, 2011. Selling and marketing expenses associated with Shari's Berries and Cherry Moon Farms increased $7.7 million associated with the increase in revenues. Personal Creations selling and marketing expenses increased $3.7 million due to $2.2 million of costs associated with the increased revenues and $1.5 million of costs associated with increased headcount in marketing and merchandising. Selling and marketing expenses for the ProFlowers and ProPlants businesses decreased $3.3 million primarily due to lower advertising expense. Selling and marketing expenses for Gifts.com decreased $2.5 million. Selling and marketing expenses, as a percentage of net sales, were 21% for the year ended December 31, 2012, compared to 22% for the year ended December 31, 2011.

General and Administrative

        General and administrative expenses increased $6.5 million for the year ended December 31, 2012, compared to the year ended December 31, 2011, primarily due to an $8.8 million increase in long-term compensation expense and a $1.9 million increase related to increased supply chain expenses for Personal Creations, partially offset by a $6.9 million reduction in legal expense related to lower legal activity and insurance recoveries from a legal settlement in 2012 which offset legal fees. General and administrative expenses, as a percentage of net sales, remained consistent at 9% for the year ended December 31, 2013, compared to the year ended December 31, 2012.

Information Technology

        Information technology expenses increased $1.1 million for the year ended December 31, 2012, compared to the year ended December 31, 2011. The increase in information technology expenses primarily related to an increase in personnel-related costs to support the growth of the business.

Depreciation and Amortization

        The decrease of $3.0 million in depreciation and amortization expense for the year ended December 31, 2012, compared to the year ended December 31, 2011, was primarily due to lower amortization of intangible assets for both Personal Creations and Gifts.com as certain assets became fully amortized during 2011.

Income Tax Expense

        The effective income tax rate was 39% for the year ended December 31, 2012, compared to 36% for the year ended December 31, 2011 primarily due to a change in state effective tax rates and a change in non-deductible expenses.

Liquidity and Capital Resources

Line of Credit Agreement

        Provide Commerce has entered into a credit agreement (the "PC credit agreement") for a line of credit (the "PC line of credit") with a bank in the amount of $25 million, which matures in December 2014. Borrowings on the PC line of credit accrue interest at an annual rate of 1.5% plus LIBOR. The bank, at its discretion, may cease advancement of funds or demand full payment of the obligations in the event that Provide Commerce breaches the PC credit agreement. At June 30, 2014, Provide Commerce had no borrowings outstanding under the PC line of credit.

        During the year ended December 31, 2013, Provide Commerce, purchased fixed assets in excess of the $20 million limitation specified in one of the bank covenants in the line of credit agreement and received a waiver from the bank for the covenant breach. During the quarters ended March 31, 2014, and June 30, 2014, Provide Commerce did not meet its minimum 12 month trailing earnings before interest, tax, depreciation and amortization ("EBITDA") financial covenant, as defined by the covenant. Provide Commerce also received a waiver for this covenant breach.

Six Months Ended June 30, 2014 compared to Six Months Ended June 30, 2013

        Provide Commerce's total cash and cash equivalents balance increased by $1.8 million to $46.8 million at June 30, 2014, compared to $45.0 million at December 31, 2013. The summary cash flows for the periods presented were as follows (in thousands):

	Six Months Ended June 30,
	2014	2013
Net cash provided by operating activities	$19,005	$33,096
Net cash used in investing activities	$(9,330)	$(6,747)
Net cash (used in) provided by financing activities	$(7,838)	$137

        Net cash provided by operating activities for the six months ended June 30, 2014 decreased by $14.1 million, compared to the six months ended June 30, 2013. Net cash provided by operations is comprised of net income adjusted for non-cash items including, but not limited to, depreciation and amortization, stock-based compensation, and deferred taxes, and changes in operating assets and liabilities. The decrease in net cash provided by operating activities was primarily due to the $15.0 million decrease in net income, which included a $4.4 million decrease in stock based compensation, a $1.2 million unfavorable change in net trade and other receivables, and a $2.0 million unfavorable change in long-term liabilities, partially offset by a $7.5 million favorable change in accounts payable and other accrued liabilities and a $1.5 million favorable change in deferred taxes.

        Net cash used in investing activities for the six months ended June 30, 2014 increased by $2.6 million, compared to the six months ended June 30, 2013, due to increases in the purchases of property and equipment for the six month period ended June 30, 2014.

        Net cash provided by financing activities for the six months ended June 30, 2014 decreased by $8.0 million, compared to the six months ended June 30, 2013. The decrease in net cash provided by financing activities was due to additional distributions paid to LIC during the six months ended June 30, 2014.

Year Ended December 31, 2013 compared to Year Ended December 31, 2012

        Provide Commerce's total cash and cash equivalents balance decreased by $7.5 million to $45.0 million at December 31, 2013, compared to $52.5 million at December 31, 2012. The summary cash flows for the periods presented were as follows (in thousands):

	Year Ended December 31,
	2013	2012
Net cash provided by operating activities	$31,294	$27,632
Net cash used in investing activities	$(29,765)	$(15,952)
Net cash used in financing activities	$(9,072)	$(1,374)

        Net cash provided by operating activities for the year ended December 31, 2013 increased by $3.7 million, compared to the year ended December 31, 2012. Net cash provided by operating activities is comprised of net income adjusted for non-cash items including, but not limited to, depreciation and amortization, stock-based compensation, impairment of goodwill and intangible assets, and deferred taxes, and changes in operating assets and liabilities. The increase in cash provided by operating activities was primarily due to a $31.3 million decrease in net income, which included a $35.0 million impairment of goodwill and intangible assets related to Gifts.com, and a $5.9 million favorable change in operating assets and liabilities, partially offset by a $6.8 million unfavorable change in deferred taxes. The favorable change in operating assets and liabilities primarily relates to a $7.3 million favorable change in deferred compensation liabilities, a $6.7 million favorable change in inventory, a $3.8 million favorable change in prepaid expenses and other current assets, and a $0.7 million favorable change in other current liabilities, partially offset by a $10.5 million unfavorable change in accounts payable and other accrued liabilities. Changes in operating assets and liabilities can cause variation in cash flows provided by operating activities due to seasonality, timing and other factors.

        Net cash used in investing activities for the year ended December 31, 2013 increased by $13.8 million, compared to the year ended December 31, 2012. The increase was primarily due to $10.8 million related to the acquisition of the Sincerely business during the year ended December 31, 2013 and a $2.9 million increase in purchases of property and equipment during the year ended December 31, 2013.

        Net cash used in financing activities for the year ended December 31, 2013 increased by $7.7 million, compared to the year ended December 31, 2012. In the year ended December 31, 2013, $9.1 million in cash distributions were paid to LIC, as compared to contributions of $3.6 million received in the year ended December 31, 2012.

        Based on current projections, Provide Commerce expects to continue to generate positive cash flows from operations at least for the next twelve months. Provide Commerce may use its existing cash balances and future cash generated from operations to fund, among other things, working capital, interest and principal payments under the PC line of credit and capital expenditures.

 Off-Balance Sheet Arrangements

        At June 30, 2014 and December 31, 2013, Provide Commerce did not have any off balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S K promulgated by the SEC that have, or are reasonably likely to have, a current or future material effect on its consolidated and combined financial condition, results of operations, liquidity, capital expenditures, or capital resources.

Qualitative and Quantitative Risk

        Provide Commerce is exposed to interest rate risk on its cash and cash equivalents and the outstanding balance under the PC line of credit. The interest rate set forth in the PC credit agreement is 1.5% plus LIBOR. While Provide Commerce does not currently maintain any short term investments, it maintains deposits, which are classified as cash equivalents. Therefore, its interest income is sensitive to changes in the general level of U.S. interest rates.

Critical Accounting Policies

        The preparation of financial statements in conformity with GAAP requires Provide Commerce management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the valuation of inventory, deferred taxes, goodwill and other intangible assets.

Inventory

        Inventory, consisting primarily of products held for sale, is stated at the lower of cost or market. Cost is determined by the average cost method. Provide Commerce assesses its inventory for estimated obsolescence or unmarketable inventory and writes down the difference between the cost of inventory and the estimated market value based upon supply on hand and assumptions about future sales.

Income Taxes

        Provide Commerce accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying value amounts and income tax bases of assets and liabilities and the expected benefits of utilizing net operating loss and tax credit carryforwards. The deferred tax assets and liabilities are calculated using enacted tax rates in effect for each taxing jurisdiction in which the company operates for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of an enacted change in tax rates is recognized in income in the period that includes the enactment date. Provide Commerce is included in the consolidated federal income tax return of LIC. For financial reporting purposes, Provide Commerce's tax provision has been calculated separately for each fiscal period as if it were a separate taxpayer. Income taxes payable (receivable) due to (from) LIC are recorded in accrued taxes and settled through cash transfers to (from) LIC. Provide Commerce recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. Provide Commerce records interest related to unrecognized tax benefits in interest expense and penalties in general and administrative expenses. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Goodwill

        Goodwill represents the excess of the cost of acquired businesses over the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed. Goodwill is not amortized; rather Provide Commerce performs an annual impairment test during the fourth quarter and performs additional impairment tests whenever events or changes in circumstances indicate that the carrying value of goodwill may not be recoverable. Provide Commerce has the option to first perform a qualitative assessment of its goodwill to determine whether it is necessary to perform a quantitative impairment test. If Provide Commerce concludes it is more likely than not that the goodwill of one or more of its reporting units is impaired, management evaluates the recoverability of goodwill by performing a two-step impairment test. If a step one test is considered necessary based on the qualitative factors, Provide Commerce compares the carrying value of its reporting units to their respective estimated fair values. The fair value of Provide Commerce's reporting units is estimated utilizing a combination of the income and market approaches through the application of discounted cash flow (Level 3 inputs) and market comparable (Level 2 inputs) methods. Developing estimates of fair value requires significant judgments, including making assumptions about appropriate discount rates, perpetual growth rates, relevant comparable market multiples and the amount and timing of expected future cash flows. The cash flows employed in Provide Commerce's valuation analysis are based on management's best estimates considering current marketplace factors and risks as well as assumptions of growth rates in future years. If the assessed fair value of a reporting unit is less than its carrying value, a second step is required to measure the amount of the impairment loss (the Step 2 Test). In the Step 2 Test, the fair value (Level 3) of the specific reporting unit derived in the first step is allocated to the reporting unit's net assets. Any fair value in excess of amounts allocated to such net assets represents the implied fair value of goodwill. If the calculated fair value of the implied goodwill resulting from this allocation is lower than the carrying value of the reporting unit's goodwill, the difference is recognized as a noncash impairment charge. Provide Commerce's reporting units include Provide Commerce, Personal Creations, Gifts.com, and Sincerely.

Intangible Assets

        Intangible assets represent Provide Commerce's tradenames, proprietary technology, and customer relationships. All intangible assets, with the exception of Provide Commerce's tradenames, have finite lives and are amortized using the straight-line method over their estimated useful lives, ranging from three to ten years. Provide Commerce's tradenames are nonamortizable indefinite-lived intangible assets.

        Provide Commerce reviews its intangible amortizable assets with finite lives for impairment whenever events or changes in circumstances indicate that the carrying value of its intangible assets may not be recoverable. Factors that would necessitate an impairment assessment include a significant adverse change in the extent or manner in which an asset is used, a significant adverse change in legal factors or the business climate that could affect the value of the asset, or a significant decline in the observable market value of the asset, among others. If such factors indicate a potential impairment, the recoverability of the asset is assessed by determining if the carrying value of the asset exceeds the sum of the projected undiscounted cash flows expected to result from the use and eventual disposition of the asset over the remaining economic life of the asset. If the carrying amount of the asset is greater than the expected undiscounted cash flows to be generated by such asset, including its ultimate disposition, an impairment adjustment is recognized for the amount that the carrying value of the asset exceeds its fair value. Considerable management judgment is necessary to estimate the fair value of assets. Accordingly, actual results could vary significantly from such estimates. Assets to be disposed of are carried at the lower of their carrying amount or fair value.

        Provide Commerce evaluates its indefinite-lived tradename intangible assets for impairment annually or whenever events or changes in circumstances indicate the carrying value may not be recoverable. Provide Commerce has the option to first perform a qualitative assessment of its indefinite-lived intangible assets to determine whether it is necessary to perform a quantitative impairment test. If, based on qualitative factors, Provide Commerce concludes it is more likely than not that its indefinite-lived intangible assets are impaired, management performs a two-step impairment test. If a step one test is considered necessary, Provide Commerce compares the carrying value of its indefinite-lived tradenames to their respective estimated fair values, measured using a royalty savings method (Level 3). The key variables used in the royalty savings method include future estimates of revenue, the royalty rate that is not being incurred due to owning the tradename, and the discount rate used to determine the present value the future cash flows. In the event that the fair value of Provide Commerce's indefinite-lived intangible assets is less than their carrying value, the assets are written down to fair value.

Revenue Recognition

        Revenue is recognized when the following four revenue recognition criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectability is reasonably assured. Upon satisfaction of these criteria, revenue is recognized at the time of product delivery to customers. Net sales consist principally of the sales price for the items sold and outbound shipping costs charged to customers, less estimated refunds. Revenue is generally recognized for sales to consumers on a gross basis because Provide Commerce bears the risks and rewards associated with the revenue-generating activities by (1) acting as a principal in the transaction; (2) establishing prices; (3) being responsible for fulfillment of the order by third party suppliers; (4) taking the risk of loss for collection, delivery and returns; and (5) marketing the products and services. Sales tax collected from customers on retail sales is recorded on a net basis and is not included in revenue.

        Provide Commerce records deferred revenue for packages in transit at the end of the period, based on shipping data provided by Provide Commerce's carriers. The majority of Provide Commerce's packages are delivered within one day from the shipment date.

Stock Based Compensation

        Provide Commerce grants cash settled Stock Appreciation Rights (SARs) to certain employees. Provide Commerce records stock based compensation expense based on the fair value of the outstanding SARs at each reporting date and the portion of the SARs that have vested.

        Provide Commerce calculates stock compensation expense based on the fair value of the SARs using the Black Scholes option pricing model. The option pricing model uses inputs including the estimated fair value of Provide Commerce's common stock at the SAR's grant date and the reporting date, expected term, expected volatility, and expected risk free interest rate. The expected volatility rates are based on the historical volatility of publicly traded peer companies. The average expected term is calculated using the simplified method, which is the average date between the vesting and contractual date. The risk free interest rate is based on the U.S. Treasury yield curve for periods approximating the expected terms of the SARs.

Recent Accounting Pronouncements

        In July 2013, FASB issued ASU No. 2013 11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists, as codified in ASC 740, Income Taxes. The amendments in this update state that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. However, to the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. This ASU applies to all entities that have unrecognized tax benefits when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists at the reporting date. The amendments in this ASU will be effective for Provide Commerce for fiscal years, and interim periods within those years, beginning after December 15, 2014. Early adoption is permitted. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted. Provide Commerce does not expect this update to have a material impact on its financial statements.

        In May 2014, FASB issued ASU No. 2014 09, Revenue from Contracts with Customers, as codified in ASC 606. The amendments in this update affect any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards. The amendments in this update require an entity to recognize revenue related to the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The amendments in this ASU will be effective for Provide Commerce for fiscal years, and interim periods within those years, beginning after December 15, 2016. Early adoption is not permitted. Provide Commerce is currently assessing the impact of this update on its financial statements.

 UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION OF FTD COMPANIES, INC.

        On July 30, 2014, FTD, LIC, and Provide Commerce entered into the stock purchase agreement. Pursuant to the stock purchase agreement, FTD, Inc., a wholly owned subsidiary of FTD, will acquire from a wholly owned subsidiary of LIC all of the issued and outstanding shares of Provide Commerce's common stock, par value $0.001 per share. The purchase price consists of (1) $121 million in cash, and (2) the FTD shares, totaling 10,203,010 shares of FTD common stock. The cash portion of the purchase price will be adjusted to account for changes in working capital as of the closing date of the transaction compared to the average monthly working capital for the year prior to the date of the stock purchase agreement, certain indebtedness of Provide Commerce, certain incurred but unpaid transaction expenses and cash and cash equivalents of Provide Commerce. The stock portion of the purchase price consists of the number of shares of FTD common stock that would equal 35% of the post-closing issued and outstanding shares of FTD common stock (based on the number of shares issued and outstanding on July 29, 2014). In accordance with GAAP requirements, the purchase price allocation reflected in this unaudited pro forma combined financial information is based upon a purchase price of $448 million, inclusive of cash consideration and the fair value of the 10.2 million shares of FTD common stock to be issued. The fair value of the FTD shares was estimated using the price of FTD's common stock at the close of the market on October 17, 2014 of $31.98 per share, the most recent price prior to filing this proxy statement. The actual fair value of the purchase price under GAAP will not be known until the closing date.

        For the purposes of the unaudited pro forma combined financial information, the cash portion of the purchase price is assumed to be $121 million. Under the terms of the stock purchase agreement, LIC and FTD have agreed to indemnify each other for breaches of representations, warranties and covenants. Such indemnification is subject to a cap on losses of $86 million and applies only to the extent such losses exceed $4.3 million in the aggregate, each of which cap and deductible amounts is subject to certain exceptions. In addition, LIC has agreed to indemnify FTD for certain liabilities, costs and expenses related to Provide Commerce's ownership of RedEnvelope, certain tax and employee benefit matters and any transaction costs incurred but unpaid at the closing. These indemnification rights and obligations have been reflected in the pro forma combined balance sheet.

        Concurrent with the execution of the stock purchase agreement, FTD entered into the commitment letter. The commitment letter provided, on the terms and subject to the conditions set forth in the commitment letter, for the term loan to be added to the 2013 credit agreement. The commitment letter further provided the conditions for the acquisition advance under the 2013 credit agreement in connection with the closing of the transaction, which advance would be used to finance the cash portion of the purchase price.

        On September 19, 2014, FTD entered into to the credit agreement amendment with the lenders. The credit agreement amendment amended and restated the 2013 credit agreement in its entirety. Among other things, the amended and restated credit agreement provides for the term loan, in an aggregate principal amount of $200 million, and the conditions for the acquisition advance. The proceeds of the term loan were used to repay a portion of outstanding revolving loans under the amended and restated credit agreement in advance of the closing of the transaction to ensure sufficient revolving availability under the amended and restated credit agreement to make the acquisition advance. The interest rate on the term loan is a rate based on FTD's consolidated leverage ratio plus LIBOR. The initial interest rate on the term loan is the same as the current rate on the 2013 credit agreement. Therefore the current rate of 2.23% has been used for purposes of the pro forma financial information. The term loan is payable in quarterly installments over the five year term of the loan. The maturity date of the revolving credit facility was extended to match the maturity date of the term loan.

        The accompanying unaudited pro forma combined financial information presents the pro forma combined financial position and results of operations of the combined company based upon the historical financial statements of FTD and Provide Commerce after giving effect to the acquisition of Provide Commerce by FTD and the amended and restated credit agreement. The unaudited pro forma combined financial information assumes the proceeds from the $200 million term loan with an immediate $70 million repayment of outstanding revolving loans under the amended and restated credit agreement, resulting in $130 million of additional debt. The amortization of the deferred financing fees and the incremental interest expense resulting from the amended and restated credit agreement have been reflected in the unaudited pro forma combined statement of operations in interest expense. The unaudited pro forma combined financial information is prepared as if the acquisition of Provide Commerce and the issuance of $130 million of additional debt had been completed on June 30, 2014 for purposes of preparing the unaudited pro forma combined balance sheet, and on January 1, 2013 for purposes of preparing the unaudited pro forma combined statements of operations for the twelve months ended December 31, 2013 and the six months ended June 30, 2014. In preparing the pro forma combined financial information, certain pro forma reclassification adjustments were made to the Provide Commerce financial information to conform to FTD's financial statement presentation.

        The transaction will be accounted for as a business combination using the acquisition method of accounting and, accordingly, will result in the recognition of assets acquired and liabilities assumed at fair value. The preliminary allocation of the purchase price used in the unaudited pro forma combined financial information is based on preliminary estimates and currently available information. These assumptions and estimates, some of which cannot be finalized until the closing of the transaction, will be revised as additional information becomes available upon closing of the transaction and finalization of the valuation of Provide Commerce's assets and liabilities. The final determination of the allocation of the purchase price will be based on the fair values of assets and liabilities of Provide Commerce as of the date the transaction closes.

        The accompanying unaudited pro forma combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of FTD would have been had the acquisition of Provide Commerce occurred on the dates assumed, nor are they necessarily indicative of FTD's future consolidated results of operations or consolidated financial position. The unaudited pro forma combined financial information does not give effect to any potential cost reductions or operating efficiencies which may result from the transaction. The unaudited pro forma combined statements of operation also do not reflect any transaction, integration or restructuring costs, as those costs are attributable to the transaction but will not have a continuing impact. The expected future cash costs related to transaction costs are reflected in the pro forma combined balance sheet.

        Prior to the closing of the transaction, Provide Commerce's stock appreciation rights plan will be terminated and LIC will satisfy any outstanding obligations under such plan. The historical stock compensation expense for Provide Commerce has not been eliminated from the pro forma combined statements of operations as no new compensation agreement has been reached with Provide Commerce's employees who hold stock-based awards.

        The unaudited pro forma combined financial information should be read in conjunction with (1) FTD's historical consolidated financial statements and related notes contained in FTD's annual report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference into this proxy statement, (2) Provide Commerce's historical audited consolidated and combined financial statements and related notes for the year ended December 31, 2013, which are included elsewhere in this proxy statement, (3) FTD's historical unaudited consolidated financial statements and related notes contained in FTD's quarterly report on Form 10-Q for the quarterly period ended June 30, 2014, which is incorporated by reference into this proxy statement, and (4) Provide Commerce's historical unaudited condensed consolidated and combined interim financial statements and related notes for the six months ended June 30, 2014, which are included elsewhere in this proxy statement. The results of RedEnvelope, including certain costs allocated to RedEnvelope by Provide Commerce, have been excluded from Provide Commerce's consolidated and combined financial statements. Prior to closing the transaction, LIC will separate, by means of a distribution, the RedEnvelope business from the Provide Commerce business. The RedEnvelope business will be retained by LIC and will not be part of the transaction.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF JUNE 30, 2014

(In thousands)

	FTD	Provide Commerce		Reclassifications		Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$63,495	$46,789		$—		$(55,231)	(a)	$55,053
Accounts receivable, net of allowances	24,992	3,860		—		—		28,852
Inventories	6,365	21,388		—		—		27,753
Deferred tax assets, net	7,570	2,628		—		—		10,198
Prepaid expenses	6,873	5,075		—		—		11,948

Total current assets	109,295	79,740		—		(55,231)		133,804
Property and equipment, net	30,741	42,284		—		—		73,025
Intangible assets, net	164,866	42,626	(b)	—		196,374	(c)	403,866
Goodwill	344,191	336,064		—		(42,324)	(d)	637,931
Other assets	13,858	14,279		—		3,981	(e)	32,118

Total assets	$662,951	$514,993		$—		$102,800		$1,280,744

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	38,987	19,070		—		—		58,057
Accrued liabilities	14,248	58,222		(24,451)	(f)	—		48,019
Cash settled equity award liabilities	—	7,911		—		(7,911)	(j)	—
Accrued compensation	7,870	—		12,179	(g)	—		20,049
Deferred revenue	8,052	—		4,631	(h)	—		12,683
Income taxes payable	5,391	—		9,442	(i)	(9,442)	(j)	5,391
Other current liabilities	—	2,927		(1,801)	(h)	(376)	(j)	750

Total current liabilities	74,548	88,130		—		(17,729)		144,949
Long-term debt	220,000	—		—		130,000	(k)	350,000
Deferred tax liabilities, net	54,253	8,202		—		82,094	(l)	144,549
Deferred compensation and cash settled equity award liabilities	—	11,156		—		—		11,156
Other liabilities	2,645	4,823		—		(2,175)	(j)	5,293

Total liabilities	351,446	112,311		—		192,190		655,947

Commitments and contingencies
Stockholders' equity:
Preferred stock, 5,000,000 shares, par value $0.0001	—	—		—		—		—
Common stock, 60,000,000 shares, par value $0.0001	2	—		—		1	(m)	3
Additional paid-in capital	307,402	—		—		326,291	(m)	633,693
Parent investment	—	322,902		—		(322,902)	(n)	—
Retained earnings	18,206	79,780		—		(92,780)	(o)	5,206
Accumulated other comprehensive loss	(14,105)	—		—		—		(14,105)

Total stockholders' equity	311,505	402,682		—		(89,390)		624,797

Total liabilities and stockholders' equity	$662,951	$514,993		$—		$102,800		$1,280,744

See the notes to this unaudited pro forma combined financial information.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2013

(In thousands)

	FTD	Provide Commerce	Reclassifications		Pro Forma Adjustments		Pro Forma
Revenues:
Products	$490,776	$606,057	$(6,355)	(p)	$—		$1,090,478
Services	136,567	—	6,355	(p)	—		142,922

Total revenues	627,343	606,057	—		—		1,233,400
Operating expenses:
Cost of revenues—products	375,565	361,542	16,297	(q)	—		753,404
Cost of revenues—services	19,442	—	1,513	(q)	—		20,955
Sales and marketing	106,149	130,187	10,000	(r)	—		246,336
General and administrative	69,439	53,619	4,445	(s)	691	(v)	128,194
Information technology	—	20,247	(20,247)	(t)	—		—
Depreciation and amortization	—	25,483	(25,483)	(u)	—		—
Amortization of intangible assets	22,916	—	13,475	(u)	18,641	(w)	55,032
Restructuring and other exit costs	166	—	—		—		166
Impairment of goodwill and intangible assets	—	34,964	—		—		34,964	(x)

Total operating expenses	593,677	626,042	—		19,332		1,239,051

Operating income (loss)	33,666	(19,985)	—		(19,332)		(5,651)	(x)
Interest income	638	—	—		—		638
Interest expense	(11,862)	—	—		(3,534)	(y)	(15,396)
Other income, net	332	330	—		—		662

Income (loss) before income taxes	22,774	(19,655)	—		(22,866)		(19,747)
Provision (benefit) for income taxes	10,272	(1,374)	—		(8,918)	(z)	(20)

Net income (loss)	$12,502	$(18,281)	$—		$(13,948)		$(19,727)	(x)

Earnings (loss) per common share:
Basic earnings per share	$0.67						$(0.68)

Diluted earnings per share	$0.67						$(0.68)

Weighted average shares outstanding:
Basic	18,640				10,203	(bb)	28,843
Diluted	18,659				10,203	(bb)	28,862

See the notes to this unaudited pro forma combined financial information.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2014

(In thousands)

	FTD	Provide Commerce	Reclassifications		Pro Forma Adjustments		Pro Forma
Revenues:
Products	$285,446	$418,840	$(1,886)	(p)	$—		$702,400
Services	72,501	—	1,886	(p)	—		74,387

Total revenues	357,947	418,840	—		—		776,787
Operating expenses:
Cost of revenues—products	218,952	248,778	11,040	(q)	—		478,770
Cost of revenues—services	10,360	—	583	(q)	—		10,943
Sales and marketing	59,946	106,660	5,199	(r)	—		171,805
General and administrative	32,937	29,896	(27)	(s)	(3,099)	(v)(aa)	59,707
Information technology	—	9,724	(9,724)	(t)	—		—
Depreciation and amortization	—	13,050	(13,050)	(u)	—		—
Amortization of intangible assets	8,841	—	5,979	(u)	10,080	(w)	24,900
Restructuring and other exit costs	287	—	—		—		287

Total operating expenses	331,323	408,108	—		6,981		746,412

Operating income	26,624	10,732	—		(6,981)		30,375
Interest income	298	—	—		—		298
Interest expense	(2,779)	(11)	—		(1,767)	(y)	(4,557)
Other income, net	472	—	—		—		472

Income before income taxes	24,615	10,721	—		(8,748)		26,588
Provision for income taxes	10,286	5,757	—		(3,412)	(z)	12,631

Net income	$14,329	$4,964	$—		$(5,336)		$13,957

Earnings per common share:
Basic earnings per share	$0.74						$0.47

Diluted earnings per share	$0.74						$0.47

Weighted average shares outstanding:
Basic	18,905				10,203	(bb)	29,108
Diluted	18,950				10,203	(bb)	29,153

See the notes to this unaudited pro forma combined financial information.

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

(dollar amounts in thousands unless otherwise indicated)

        Upon the closing of the transaction, FTD (through a wholly owned subsidiary) will acquire from a wholly owned subsidiary of LIC all of the issued and outstanding shares of Provide Commerce's common stock. The purchase price consists of (1) cash consideration of $121 million and (2) the FTD shares, totaling 10,203,010 shares of FTD common stock. For purposes of the stock purchase agreement, the stock portion of the purchase price has a total value of $309 million based on the volume weighted average closing price of FTD common stock for the ten trading days ended July 28, 2014, resulting in an aggregate transaction value of $430 million.

        In accordance with GAAP requirements, the purchase price allocation reflected in this unaudited pro forma combined financial information is based upon a purchase price of $448 million, inclusive of cash consideration and the fair value of the 10.2 million common shares to be issued. The fair value of the FTD shares was estimated using the price of FTD's common stock at the close of the market on October 17, 2014 of $31.98 per share, the most recent price prior to filing this proxy statement. The actual fair value of the purchase price under GAAP will not be known until the closing date. The preliminary purchase price calculation used as a basis for the pro forma financial information is as follows:

	Common Stock (par value $0.0001)	Total
Issuance of the FTD shares to LIC(i)	10,203	$326,292
Cash consideration(ii)		121,461

Total purchase price		$447,753

(i)
Utilizing the closing price of a share of FTD common stock on October 17, 2014 of $31.98 and the volatility (based on the Company's stock price volatility from the date of the separation through June 30, 2014) would result in an increase or decrease of the purchase price of 28% or $91 million.

(ii)
The cash portion of the purchase price will be adjusted to account for changes in working capital as of the closing date of the transaction compared to the average monthly working capital for the year prior to the date of the stock purchase agreement, certain indebtedness of Provide Commerce, certain incurred but unpaid transaction expenses and cash and cash equivalents of Provide Commerce.

        FTD is in the process of completing an assessment of the fair value of assets and liabilities of Provide Commerce. The amount of certain assets and liabilities presented is based on preliminary valuations and is subject to adjustment as additional information is obtained and the third party valuation is finalized. The primary areas of the purchase price allocation that are not finalized relate to fair values of inventory, property and equipment, intangible assets, acquisition-related liabilities, goodwill and the related tax impact of changes in the purchase price allocation. The table below represents a preliminary allocation of the total estimated purchase price to the Provide Commerce tangible and intangible assets and liabilities based on management's preliminary estimates of their respective fair values as of the date of the closing of the transaction.

	Estimated Fair Value	Estimated Amortizable Life
Net liabilities assumed:
Accounts receivable	$3,860
Inventories	21,388
Prepaid expenses and other current assets	5,075
Other assets	16,907
Property and equipment	42,284
Accounts payable	(19,070)
Accrued liabilities	(50,581)
Deferred income tax liabilities, net	(13,710)
Deferred compensation	(11,156)
Other liabilities	(3,398)

Total net liabilities assumed	(8,401)

Intangible assets acquired:
Trademarks and trade names	86,000	Indefinite
Trademarks and trade names	66,400	5 - 15 years
Customer relationships	76,600	3 years
Technology	10,000	5 years

Total intangible assets acquired	239,000

Deferred tax liability	(76,586)
Goodwill	293,740

Total purchase price	$447,753

        Upon completion of the fair value assessment, FTD anticipates that the final purchase price allocation will differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

(a)
Represents the following adjustments:

Provide Commerce cash and cash equivalents balance, which will not be acquired	$(46,789)
Deferred financing fees related to the amended and restated credit agreement, as described in note (e)	(3,981)
Estimated remaining transaction costs to be paid by FTD	(13,000)
Net increase in debt, as described in note (k)	130,000
Payment of the cash portion of the purchase price	(121,461)

Net pro forma adjustment	$(55,231)

(b)
Represents indefinite lived intangible assets and definite lived intangible assets subject to amortization, net as presented on the Provide Commerce Condensed Consolidated and Combined Balance Sheet as of June 30, 2014.

(c)
Represents the elimination of Provide Commerce historical intangible assets and recording of the acquired intangible assets as a result of the preliminary purchase price allocation, as follows:

Elimination of Provide Commerce historical intangible assets	$(42,626)
Acquired intangible assets as a result of the preliminary purchase price allocation	239,000

Net pro forma adjustment	$196,374

(d)
Represents the elimination of Provide Commerce historical goodwill and recording of the acquired goodwill as a result of the preliminary purchase price allocation, as follows:

Elimination of Provide Commerce historical goodwill	$(336,064)
Acquired goodwill as a result of the preliminary purchase price allocation	293,740

Net pro forma adjustment	$(42,324)

(e)
Represents the deferred financing fees related to the amended and restated credit agreement, which will be amortized over the five year term.

(f)
Represents the following adjustments to conform to FTD's financial statement presentation of similar balances:

Reclassification of Provide Commerce accrued compensation from accrued liabilities to accrued compensation, as described in note (g)	(12,179)
Reclassification of Provide Commerce income taxes payable from accrued liabilities to income taxes payable, as described in note(i)	(9,442)
Reclassification of Provide Commerce deferred revenue from accrued liabilities, as described in note (h)	(2,830)

Total pro forma adjustment	$(24,451)

(g)
Represents the reclassification of Provide Commerce accrued compensation from accrued liabilities to accrued compensation to conform to FTD's financial statement presentation of similar balances.

(h)
Represents the reclassification of Provide Commerce deferred revenue from accrued liabilities of $2,830 and from other current liabilities of $1,801 to deferred revenue to conform to FTD's financial statement presentation of similar balances.

(i)
Represents the reclassification of Provide Commerce income taxes payable from accrued liabilities to income taxes payable to conform to FTD's financial statement presentation of similar balances.

(j)
Represents the elimination of liabilities which will become legal obligations of LIC at closing per the stock purchase agreement.

(k)
Represents the increase in debt resulting from the $200 million term loan drawn on September 19, 2014 and the $70 million net repayment of outstanding revolving loans under the amended and restated credit agreement.

(l)
Represents adjustments to deferred taxes as follows:

Deferred tax liability of intangible assets acquired	$76,586
Elimination of deferred taxes related to liabilities for which LIC has agreed to indemnify FTD and net operating losses not expected to be utilized	5,508

Total pro forma adjustment	$82,094

(m)
Represents the equity components of the stock portion of the purchase price, consisting of 10,203,010 shares of FTD common stock at $0.0001 par value, with the remaining excess of the quoted price of the common stock over the par value presented in additional paid-in capital.

(n)
Represents elimination of LIC parent company investment.

(o)
Represents the following adjustments:

Elimination of Provide Commerce retained earnings	$(79,780)
Reduction of retained earnings due to the estimated remaining transaction costs as described in note (a)	(13,000)

Total pro forma adjustment	$(92,780)

(p)
Represents the reclassification of Provide Commerce services revenues from total revenues to conform to FTD's financial statement presentation of similar revenues.

(q)
Represents the reclassification of certain Provide Commerce amounts to conform to FTD's financial statement presentation of similar amounts, as follows:

	Year Ended December 31, 2013	Six Months Ended June 30, 2014
Credit card processing expenses from general and administrative expense	$12,159	$8,465
Cost of revenues related to services revenues	(1,513)	(583)
Information technology expenses, as described in note (t)	2,027	1,099
Depreciation, as described in note (u)	3,624	2,059

Net pro forma adjustment	$16,297	$11,040

(r)
Represents the reclassification of certain costs related to merchandising, planning and logistics from general and administrative expense to sales and marketing to conform to FTD's financial statement presentation of similar expenses.

(s)
Represents the reclassification of certain Provide Commerce amounts to conform to FTD's financial statement presentation of similar balances, as follows:

	Year Ended December 31, 2013	Six Months Ended June 30, 2014
Credit card processing expenses, as described in note (q)	(12,159)	(8,465)
Certain costs, as described in note (r)	(10,000)	(5,199)
Information technology expenses, as described in note (t)	18,220	8,625
Depreciation, as described in note (u)	8,384	5,012

Net pro forma adjustment	$4,445	$(27)

(t)
Represents the reclassification of Provide Commerce information technology expenses to conform to FTD's financial statement presentation of similar expenses, as follows:

	Year Ended December 31, 2013	Six Months Ended June 30, 2014
Cost of revenues	$(2,027)	$(1,099)
General and administrative expense	(18,220)	(8,625)

Total pro forma adjustment	$(20,247)	$(9,724)

(u)
Represents the reclassification of Provide Commerce depreciation and amortization to conform to FTD's financial statement presentation of similar expenses, as follows:

	Year Ended December 31, 2013	Six Months Ended June 30, 2014
Depreciation reclassified to cost of revenues	$(3,624)	$(2,059)
Depreciation reclassified to general and administrative	(8,384)	(5,012)
Amortization reclassified to amortization of intangible assets	(13,475)	(5,979)

Total pro forma adjustment	$(25,483)	$(13,050)

(v)
To reflect the incremental compensation expense of $0.7 million and $0.3 million for the year ended December 31, 2013 and six months ended June 30, 2014, respectively, associated with the new employment agreements.

(w)
To reflect amortization expense associated with the acquired intangible assets, partially offset by the elimination of the amortization expense associated with Provide Commerce historical intangible assets, as follows.

	Year Ended December 31, 2013	Six Months Ended June 30, 2014
Amortization of customer relationships	$25,533	$12,767
Amortization of technology	2,000	1,000
Amortization of trademarks and trade names	4,583	2,292
Elimination of Provide Commerce historical amortization of intangible assets	(13,475)	(5,979)

Net pro forma adjustment	$18,641	$10,080

(x)
During the year ended December 31, 2013, Provide Commerce recorded impairments of goodwill and intangibles totaling $35.0 million related to its Gifts.com reporting unit, due to declining operating results and adverse business conditions. Excluding such impairment charge would have resulted in pro forma operating income of $29.3 million, income before income taxes of $15.2 million, net income of $8.0 million and $0.28 in basic and diluted earnings per share for the year ended December 31, 2013.

(y)
Represents estimated incremental interest expense on the additional $130 million of debt, based on an interest rate of 2.23% based on LIBOR plus a margin of 2%, and the amortization of deferred financing costs as described in note (e) taking into account the term extension on the revolving credit agreement. Historical interest expense for 2013 reflects interest at a higher rate for the period prior to the 2013 refinancing in July of 2013 and a loss on extinguishment of $2.3 million related to the same refinancing.

(z)
Represents the provision for income taxes related to taxable pro forma adjustments included in the pro forma combined statements of operations using the statutory tax rate of 39%.

(aa)
Represents the elimination of $3.4 million of transaction costs recognized in the historical statements of operations of FTD and Provide Commerce for the six months ended June 30, 2014, as these amounts are non-recurring charges directly attributable to the acquisition.

(bb)
Reflects the issuance of 10.2 million shares of FTD common stock to LIC pursuant to the stock purchase agreement.

 WHERE YOU CAN FIND MORE INFORMATION

        FTD files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers, including FTD, who file electronically with the SEC. The address of that site is www.sec.gov.

        This proxy statement incorporates by reference the documents set forth below that have been previously filed by us with the SEC:

  •
  Annual Report on Form 10-K, filed on March 10, 2014, for the fiscal year ended December 31, 2013;

  •
  Quarterly Reports on Form 10-Q filed on May 9, 2014 and August 13, 2014 for the quarterly periods ended March 31, 2014 and June 30, 2014, respectively, and

  •
  Current Reports on Form 8-K filed on January 7, 2014, January 23, 2014, February 6, 2014, March 17, 2014, March 19, 2014, June 12, 2014, July 30, 2014 (and the Current Report on Form 8-K/A filed on July 31, 2014), and September 23, 2014 (other than the portions of those documents not deemed to be filed).

        We also incorporate by reference into this proxy statement additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement to the date of the special meeting (excluding any information "furnished" but not "filed"). These include reports such as quarterly reports on Form 10-Q and current reports on Form 8-K.

        A copy of all documents incorporated into this proxy statement by reference will be provided, without charge, upon written or oral request, by first class mail and within one business day of our receipt of such request. Requests for such documents should be directed to FTD Companies, Inc., c/o Investor Relations, 3113 Woodcreek Drive, Downers Grove, IL 60515, ir@ftdi.com.

        You may also consult FTD's website for more information concerning the transaction described in this document. FTD's website is www.ftdcompanies.com. We do not incorporate by reference into this document information included on the website.

Independent Auditors' Report

The Board of Directors
Provide Commerce, Inc.:

Report on the Financial Statements

        We have audited the accompanying consolidated and combined financial statements of Provide Commerce, Inc. and certain of its subsidiaries (Provide Commerce), which comprise the consolidated and combined balance sheets as of December 31, 2013 and 2012, and the related consolidated and combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the related notes to the consolidated and combined financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these consolidated and combined financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated and combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

        Our responsibility is to express an opinion on these consolidated and combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated and combined financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated and combined financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the consolidated and combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated and combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated and combined financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the financial position of Provide Commerce as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013, in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

San Diego, California
September 11, 2014

PROVIDE COMMERCE

Consolidated and Combined Balance Sheets

December 31, 2013 and 2012

(Amounts in thousands)

	2013	2012
Assets
Current assets:
Cash and cash equivalents	$44,952	52,495
Trade and other receivables, net	5,414	11,947
Inventory	22,538	22,057
Prepaid expenses and other current assets	9,933	9,995
Deferred income tax assets	2,542	2,319

Total current assets	85,379	98,813
Property and equipment, net	40,048	32,382
Goodwill	336,064	344,237
Indefinite lived intangible assets	22,297	26,457
Definite lived intangible assets subject to amortization, net	26,308	49,957
Other assets	13,021	11,856

Total assets	$523,117	563,702

Liabilities and Equity
Current liabilities:
Accounts payable	$13,241	23,100
Accrued liabilities	63,248	58,537
Cash settled stock appreciation rights	8,497	3,715
Other current liabilities	2,156	1,803

Total current liabilities	87,142	87,155
Deferred income tax liabilities	12,799	27,389
Deferred compensation	10,391	6,970
Other long-term liabilities	7,229	5,842

Total liabilities	117,561	127,356

Equity:
Parent's investment	330,740	343,249
Retained earnings	74,816	93,097

Total equity	405,556	436,346

Total liabilities and equity	$523,117	563,702

See accompanying notes to consolidated and combined financial statements.

PROVIDE COMMERCE

Consolidated and Combined Statements of Operations

Years ended December 31, 2013, 2012, and 2011

(Amounts in thousands)

	2013	2012	2011
Net sales	$606,057	563,944	522,103
Cost of sales (exclusive of depreciation, shown separately below)	361,542	324,606	288,330

Gross profit	244,515	239,338	233,773

Operating expenses:
Selling and marketing	130,187	120,375	114,625
General and administrative	53,619	52,574	46,076
Information technology	20,247	18,484	17,374
Depreciation and amortization	25,483	26,844	29,857
Impairment of goodwill and intangible assets	34,964	—	—

Total operating expenses	264,500	218,277	207,932

Operating income (loss)	(19,985)	21,061	25,841
Other income (expense), net	330	372	228

Income (loss) before income taxes	(19,655)	21,433	26,069
Income tax benefit (expense)	1,374	(8,425)	(9,470)

Net income (loss)	$(18,281)	13,008	16,599

See accompanying notes to consolidated and combined financial statements.

PROVIDE COMMERCE

Consolidated and Combined Statements of Equity

Years ended December 31, 2013, 2012, and 2011

(Amounts in thousands)

	Parent's investment	Retained earnings	Total equity
Balance at January 1, 2011	$347,432	63,490	410,922
Net income (loss)	—	16,599	16,599
(Distribution to) contribution from Parent, net	(7,869)	—	(7,869)

Balance at December 31, 2011	339,563	80,089	419,652
Net income (loss)	—	13,008	13,008
(Distribution to) contribution from Parent, net	3,626	—	3,626
Other	60	—	60

Balance at December 31, 2012	343,249	93,097	436,346
Net income (loss)	—	(18,281)	(18,281)
(Distribution to) contribution from Parent, net	(12,509)	—	(12,509)

Balance at December 31, 2013	$330,740	74,816	405,556

See accompanying notes to consolidated and combined financial statements.

PROVIDE COMMERCE

Consolidated and Combined Statements of Cash Flows

Years ended December 31, 2013, 2012, and 2011

(Amounts in thousands)

	2013	2012	2011
Cash flows from operating activities:
Net income (loss)	$(18,281)	13,008	16,599
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	25,483	26,844	29,857
Stock-based compensation	5,838	3,775	338
Impairment of goodwill and intangible assets	34,964	—	—
Deferred income tax benefit	(14,016)	(7,235)	(7,681)
Loss on disposal of fixed assets	130	—	—
Changes in operating assets and liabilities excluding the effect of acquisition:
Trade and other receivables, net	3,098	2,587	(5,036)
Inventory	(437)	(7,170)	(2,670)
Prepaid expenses and other current assets	85	(3,687)	(503)
Other assets	(1,121)	(681)	(24)
Accounts payable and other accrued liabilities	(6,481)	4,030	10,651
Other current liabilities	353	(367)	28
Deferred compensation	3,420	(3,853)	1,422
Other long-term liabilities	(788)	381	(565)
Cash settled stock appreciation rights	(953)	—	—

Net cash provided by operating activities	31,294	27,632	42,416

Cash flows from investing activities:
Cash paid for property and equipment	(18,787)	(15,927)	(12,066)
Cash paid for intangible assets	(220)	(25)	(128)
Cash paid for acquisition, net of cash received of $145, $0, and $0, respectively	(10,758)	—	—

Net cash used in investing activities	(29,765)	(15,952)	(12,194)

Cash flows from financing activities:
(Distribution to) contribution from Parent, net	(9,072)	3,626	(7,869)
Borrowings on line of credit	5,000	—	5,000
Repayments on line of credit	(5,000)	(5,000)	(24,131)

Net cash used in financing activities	(9,072)	(1,374)	(27,000)

Net increase (decrease) in cash and cash equivalents	(7,543)	10,306	3,222
Cash and cash equivalents at beginning of year	52,495	42,189	38,967

Cash and cash equivalents at end of year	$44,952	52,495	42,189

See accompanying notes to consolidated and combined financial statements.

PROVIDE COMMERCE

Notes to Consolidated and Combined Financial Statements

December 31, 2013, 2012, and 2011

(Amounts in thousands)

(1) Basis of Presentation

        The accompanying consolidated and combined financial statements have been prepared in accordance with generally accepted accounting principles in the United States (GAAP) and represent a combination of the historical financial information of certain wholly owned subsidiaries of Provide Commerce, Inc., a wholly owned subsidiary of Liberty Interactive Corporation (Liberty or the Parent). These financial statements refer to the combination of certain subsidiaries of Provide Commerce, Inc. as "Provide" or "Provide Commerce" or "the Company" in the notes to the consolidated and combined financial statements. All significant intercompany accounts and transactions have been eliminated in consolidation and combination. During the normal course of business, Liberty invoices Provide Commerce, Inc. for certain allocated expenses, such as income taxes, and transfers cash to (from) the Company on an as-needed basis. Accordingly, the net (distribution to) contribution from Liberty is included in Parent's investment in the accompanying consolidated and combined financial statements as of December 31, 2013 and 2012. Excluded from the accompanying consolidated and combined financial statements are statements of comprehensive earnings (loss), which have been excluded for all periods presented, as there was no other comprehensive earnings (loss) activity for any of the periods presented.

        Provide Commerce, Inc. is a wholly owned subsidiary of Liberty since 2006. Provide Commerce, Inc. is incorporated in the State of Delaware and commenced operations in 1998. Provide Commerce, Inc. operates an e-commerce marketplace of websites that offers perishable products direct from suppliers to consumers through its Proflowers, Shari's Berries, CherryMoonFarms, and ProPlants brands, and a wide range of unique nonperishable and personalized gifts through its RedEnvelope and Personal Creations brands.

        The results of RedEnvelope, including certain costs allocated to RedEnvelope by Provide Commerce, Inc., have been excluded from Provide's results for purposes of these consolidated and combined financial statements. In order to carve-out the financial results of RedEnvelope from the Company's historical financial results, management eliminated the total sales (and related costs) of RedEnvelope products sold, regardless of which of the Company's brand websites the RedEnvelope products were sold on. These amounts were derived from historical information maintained by the Company. Management performed a historical analysis of costs incurred by Provide Commerce, Inc. but not historically allocated to RedEnvelope, such as advertising, marketing, customer service, credit card fees, and bad debt expense, as compared to revenue, to determine the amount of historical variable costs attributable to RedEnvelope to eliminate in the carve-out process. While the RedEnvelope distribution center and merchandising personnel are brand-specific, most other RedEnvelope business functions, including general and administrative support, supply chain and logistics and the technology platform, and services supporting the website, are shared across the Provide Commerce, Inc. brands and costs are allocated to RedEnvelope from Provide Commerce, Inc. Management believes that the allocation methodology applied in the carve-out process is reasonable.

        Provide Commerce, Inc. also operates its Giftco LLC (Gifts.com) and Sincerely Incorporated (Sincerely) brands. Gifts.com provides an online gifting recommendation service that offers consumers personalized gift ideas in a variety of categories. Gifts.com was contributed to Provide Commerce, Inc. in 2013 from Celebrate Interactive Holdings LLC, a separate wholly owned subsidiary of Liberty. As this was a transaction between entities under common control, all accounts of Gifts.com are reflected in

PROVIDE COMMERCE

Notes to Consolidated and Combined Financial Statements (Continued)

December 31, 2013, 2012, and 2011

(Amounts in thousands)

(1) Basis of Presentation (Continued)

the accompanying consolidated and combined financial statements at their historical cost as of the beginning of 2011 as though the assets and liabilities had been transferred at that date. Sincerely, which was acquired in 2013 (note 3), provides consumers the ability to send personalized postcards and greeting cards through its mobile applications, Postagram and Ink. In addition, consumers can send unique gift boxes through Sincerely's Sesame mobile application.

(2) Summary of Significant Accounting Policies

  (a)
  Cash and Cash Equivalents

          Cash equivalents consist of investments, which are readily convertible into cash and have maturities of three months or less at the time of acquisition.

  (b)
  Trade and Other Receivables

          Trade and other receivables are primarily comprised of credit and debit card receivables from banks, which typically settle within five business days and do not bear interest. Trade receivables are reflected net of an allowance for doubtful accounts, which is primarily based on historical experience. The Company's allowance for doubtful accounts was $655 and $648 as of December 31, 2013 and 2012, respectively.

  (c)
  Inventory

          Inventory, consisting primarily of products held for sale, is stated at the lower of cost or market. Cost is determined by the average cost method. The Company assesses its inventory for estimated obsolescence or unmarketable inventory and writes down the difference between the cost of inventory and the estimated market value based upon supply onhand and assumptions about future sales.

  (d)
  Property and Equipment

          Property and equipment, net consisted of the following at December 31, 2013 and 2012:

	2013	2012
Equipment and furniture and fixtures	$39,886	31,746
Software	43,905	37,936
Leasehold improvements	19,057	9,795
Projects in progress	2,227	6,306

Gross property and equipment	105,075	85,783
Less accumulated depreciation and amortization	(65,027)	(53,401)

Net property and equipment	$40,048	32,382

          Property and equipment are stated at cost, less depreciation and amortization. Depreciation and amortization are computed using the straight-line method using estimated useful lives of five

PROVIDE COMMERCE

Notes to Consolidated and Combined Financial Statements (Continued)

December 31, 2013, 2012, and 2011

(Amounts in thousands)

(2) Summary of Significant Accounting Policies (Continued)

  to seven years for equipment and furniture and fixtures and three years for software. Leasehold improvements are amortized using the straight-line method over the shorter of the remaining lease term or the estimated useful life of the asset, ranging from seven to ten years. Depreciation and amortization expense for the years ended December 31, 2013, 2012, and 2011 was $12,008, $11,944, and $12,372, respectively.

          Costs incurred to develop internal-use software during the application development stage, which includes costs to design the software configuration and interfaces, coding, installation, and testing, are capitalized and reported at cost, less accumulated amortization. Capitalization of costs begins after both the preliminary project design and testing stage are completed and ceases when the project is substantially complete and ready for its intended use. Once the software is placed into use, capitalized software costs are amortized on a straight-line basis over the estimated useful lives of the related software applications, which is generally three years.

          The Company assesses its fixed assets, including internal-use software, for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The review of recoverability is based on estimates of the undiscounted future cash flows expected to be generated by an asset (or group of assets). If impairment exists due to the inability to recover the assets carrying value, impairment losses are measured as the amount by which the assets carrying value exceeds its fair value using the income approach and are recorded as a reduction of the related asset and charged to the consolidated and combined statements of operations.

  (e)
  Goodwill

          Goodwill represents the excess of the cost of acquired businesses over the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed. Goodwill is not amortized; rather the Company performs an annual impairment test during the fourth quarter and performs additional impairment tests whenever events or changes in circumstances indicate that the carrying value of goodwill may not be recoverable. The Company has the option to first perform a qualitative assessment of its goodwill to determine whether it is necessary to perform a quantitative impairment test. If the Company concludes it is more likely than not that the goodwill of one or more of its reporting units is impaired, management evaluates the recoverability of goodwill by performing a two-step impairment test. If a step one test is considered necessary based on the qualitative factors, the Company compares the carrying value of its reporting units to their respective estimated fair values. The fair value of the Company's reporting units is estimated utilizing a combination of the income and market approaches through the application of discounted cash flow (Level 3 inputs) and market comparable (Level 2 inputs) methods. Developing estimates of fair value requires significant judgments, including making assumptions about appropriate discount rates, perpetual growth rates, relevant comparable market multiples, and the amount and timing of expected future cash flows. The cash flows employed in the Company's valuation analysis are based on management's best estimates considering current marketplace factors and risks as well as assumptions of growth rates in future years. If the assessed fair value of a reporting unit is less than its carrying value, a second step is required to measure

PROVIDE COMMERCE

Notes to Consolidated and Combined Financial Statements (Continued)

December 31, 2013, 2012, and 2011

(Amounts in thousands)

(2) Summary of Significant Accounting Policies (Continued)

  the amount of the impairment loss (the Step 2 Test). In the Step 2 Test, the fair value (Level 3) of the specific reporting unit derived in the first step is allocated to the reporting unit's net assets. Any fair value in excess of amounts allocated to such net assets represents the implied fair value of goodwill. If the calculated fair value of the implied goodwill resulting from this allocation is lower than the carrying value of the reporting unit's goodwill, the difference is recognized as a noncash impairment charge. The Company's reporting units include Provide Commerce, Personal Creations, Gifts.com, and Sincerely.

  (f)
  Intangible Assets

          Intangible assets represent the Company's tradenames, proprietary technology, and customer relationships. All intangible assets, with the exception of the Company's tradenames, have finite lives and are amortized using the straight-line method over their estimated useful lives, ranging from three to ten years. The Company's tradenames are nonamortizable indefinite-lived intangible assets.

          The Company reviews its intangible amortizable assets with finite lives for impairment whenever events or changes in circumstances indicate that the carrying value of its intangible assets may not be recoverable. Factors that would necessitate an impairment assessment include a significant adverse change in the extent or manner in which an asset is used, a significant adverse change in legal factors or the business climate that could affect the value of the asset, or a significant decline in the observable market value of asset, among others. If such factors indicate a potential impairment, the recoverability of the asset is assessed by determining if the carrying value of the asset exceeds the sum of the projected undiscounted cash flows expected to result from the use and eventual disposition of the asset over the remaining economic life of the asset. If the carrying amount of the asset is greater than the expected undiscounted cash flows to be generated by such asset, including its ultimate disposition, an impairment adjustment is recognized for the amount that the carrying value of the asset exceeds its fair value. Considerable management judgment is necessary to estimate the fair value of assets. Accordingly, actual results could vary significantly from such estimates. Assets to be disposed of are carried at the lower of their carrying amount or fair value.

          The Company evaluates its indefinite-lived tradename intangible assets for impairment annually or whenever events or changes in circumstances indicate the carrying value may not be recoverable. The Company has the option to first perform a qualitative assessment of its indefinite-lived intangible assets to determine whether it is necessary to perform a quantitative impairment test. If, based on qualitative factors, the Company concludes it is more likely than not that its indefinite-lived intangible assets are impaired, management performs a two-step impairment test. If a step one test is considered necessary, the Company compares the carrying value of its indefinite-lived tradenames to their respective estimated fair values, measured using a royalty savings method (Level 3). The key variables used in the royalty savings method include future estimates of revenue, the royalty rate that is not being incurred due to owning the tradename, and the discount rate used to determine the present value the future cash flows. In the event that the fair value of

PROVIDE COMMERCE

Notes to Consolidated and Combined Financial Statements (Continued)

December 31, 2013, 2012, and 2011

(Amounts in thousands)

(2) Summary of Significant Accounting Policies (Continued)

  the Company's indefinite-lived intangible assets is less than their carrying value, the assets are written down to fair value.

  (g)
  Revenue Recognition

          Revenue is recognized when the following four revenue recognition criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectibility is reasonably assured. Upon satisfaction of these criteria, revenue is recognized at the time of product delivery to customers. Net sales consist principally of the sales price for the items sold and outbound shipping costs charged to customers, less estimated refunds. The allowance for refunds or returned merchandise is estimated based on historical experience and approximated $522 and $260 as of December 31, 2013 and 2012, respectively, which is included in the trade and other receivables, net line item in the accompanying consolidated and combined balance sheets. The total reduction in sales due to refunds and returns was $16,590, $12,316, and $12,601 for the years ended December 31, 2013, 2012, and 2011, respectively. Sales tax collected from customers on retail sales is recorded on a net basis and is not included in revenue.

          The Company records deferred revenue for packages in transit at the end of the period, based on shipping data provided by the Company's carriers. The majority of the Company's packages are delivered within one day from the shipment date.

  (h)
  Cost of Sales

          Cost of sales consists of expenses that are directly or closely correlated to revenue generation, which primarily includes actual product cost, shipping and handling costs, distribution facility labor and overhead costs, provision for obsolete or excess inventories, and packaging materials costs.

  (i)
  Advertising Costs

          Advertising costs generally are expensed as incurred. Advertising expense totaled $87,966, $79,253, and $74,156 for the years ended December 31, 2013, 2012, and 2011, respectively.

  (j)
  Stock Based Compensation

          The Company grants cash settled Stock Appreciation Rights (SARs) to certain employees. The Company records stock based compensation expense based on the fair value of the outstanding SARs at each reporting date and the portion of the SARs that have vested. Included

PROVIDE COMMERCE

Notes to Consolidated and Combined Financial Statements (Continued)

December 31, 2013, 2012, and 2011

(Amounts in thousands)

(2) Summary of Significant Accounting Policies (Continued)

  in the accompanying consolidated and combined statements of operations are the following amounts of stock-based compensation:

	Year ended December 31
	2013	2012	2011
Cost of sales	$40	26	—
Selling and marketing	1,582	1,010	—
General and administrative	3,701	2,410	338
Information technology	515	329	—

	$5,838	3,775	338

          The Company calculates stock compensation expense based on the fair value of the SARs using the Black-Scholes option pricing model. The option pricing model uses inputs including the estimated fair value of the Company's common stock at the SAR's grant date and the reporting date, expected term, expected volatility, and expected risk-free interest rate. The expected volatility rates are based on the historical volatility of publicly traded peer companies. The average expected term is calculated using the simplified method, which is the average date between the vesting and contractual date. The risk-free interest rate is based on the U.S. Treasury yield curve for periods approximating the expected terms of the SARs.

  (k)
  Income Taxes

          The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying value amounts and income tax bases of assets and liabilities and the expected benefits of utilizing net operating loss and tax credit carryforwards. The deferred tax assets and liabilities are calculated using enacted tax rates in effect for each taxing jurisdiction in which the Company operates for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of an enacted change in tax rates is recognized in income in the period that includes the enactment date. The Company is included in the consolidated federal income tax return of the Parent. For financial reporting purposes, the Company's tax provision has been calculated separately for each fiscal period as if it were a separate taxpayer. Income taxes payable (receivable) due to (from) the Parent are recorded in accrued taxes and settled through cash transfers to (from) Liberty. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest related to unrecognized tax benefits in interest expense and penalties in general and administrative expenses. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

PROVIDE COMMERCE

Notes to Consolidated and Combined Financial Statements (Continued)

December 31, 2013, 2012, and 2011

(Amounts in thousands)

(2) Summary of Significant Accounting Policies (Continued)

  (l)
  Fair Value Measurements

          Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company determines the fair values of its assets and liabilities based on a fair value hierarchy that includes three levels of inputs that may be used to measure fair value (Level l, Level 2, and Level 3). Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. An active market is a market in which transactions occur with sufficient frequency and volume to provide pricing information on an ongoing basis. Level 2 inputs are inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability. Unobservable inputs reflect the Company's own assumptions about the assumptions market participants would use in pricing the asset or liability (including assumptions about risk). Unobservable inputs are developed based on the best information available in the circumstances and may include the Company's own data.

          The Company's accounting policy is to recognize transfers between levels of the fair value hierarchy on the date of the event or change in circumstances that caused the transfer. There were no transfers into or out of Level 1 for the years ended December 31, 2013, 2012, and 2011.

  (m)
  Estimates

          The preparation of these consolidated and combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated and combined financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the valuation of inventory, deferred taxes, goodwill, and other intangible assets.

PROVIDE COMMERCE

Notes to Consolidated and Combined Financial Statements (Continued)

December 31, 2013, 2012, and 2011

(Amounts in thousands)

(3) Goodwill and Intangible Assets

  (a)
  Goodwill

          The change in the carrying amount of goodwill for the years ended December 31, 2013 and 2012 is as follows:

Total
Balance at January 1, 2012	$344,237
Activity	—

Balance at December 31, 2012	344,237
Acquisition	8,000
Impairment	(16,173)

Balance at December 31, 2013	$336,064

          In October 2013, the Company acquired all of the outstanding stock of Sincerely for total consideration of $14,457, of which $10,758 was paid in cash, $2,175 was withheld for standard indemnification purposes and is payable to the former owners of Sincerely after 18 months, $1,084 was withheld for future employment service requirements by key executives and is payable to the former owners after a period of 24 months and $440 related to the assumption of certain other transaction-related liabilities. The indemnification holdback liability is included in other long-term liabilities as of December 31, 2013. The service holdback is recognized ratably as general and administrative expense over the required service period of 24 months. The purchase price allocation is included in note 4 and resulted in goodwill of $8,000, which is not tax deductible. The acquisition expanded the Company's product offerings and introduced a mobile platform to be used by the Company's other brands.

  (b)
  Intangible Assets

          Indefinite lived intangible assets consists of tradenames and totaled $22,297 and $26,457 at December 31, 2013 and 2012, respectively, net of a $4,400 impairment charge recorded during 2013 (note 3(c) below).

PROVIDE COMMERCE

Notes to Consolidated and Combined Financial Statements (Continued)

December 31, 2013, 2012, and 2011

(Amounts in thousands)

(3) Goodwill and Intangible Assets (Continued)

          Definite lived intangible assets subject to amortization comprise the following at December 31, 2013 and 2012:

	Gross carrying amount	Accumulated amortization	Net
2013:
Customer relationships	$108,372	(85,497)	22,875
Technology	9,403	(5,970)	3,433

	$117,775	(91,467)	26,308

2012:
Customer relationships	$131,756	(82,104)	49,652
Technology	5,803	(5,498)	305

	$137,559	(87,602)	49,957

          During the year ended December 31, 2013, the Company recorded an impairment charge of $14,391 on its customer relationships (note 3(c) below). Amortization expense for intangible assets with finite useful lives totaled $13,475, $14,900, and $17,485 for the years ended December 31, 2013, 2012, and 2011, respectively. Future amortization expense is estimated as follows:

2014	$12,044
2015	11,910
2016	2,354
2017 and thereafter	—

Total	$26,308

  (c)
  Impairment

          During the year ended December 31, 2013, the Company recorded impairment charges in goodwill and intangibles totaling $34,964 related to its Gifts.com reporting unit. Declining operating results and adverse business conditions required a Step 2 Test and a determination of fair value for this reporting unit. Fair value for this reporting unit, including the related intangibles and goodwill, was determined using the Company's projections of future operating performance and applying a combination of market multiples (market approach) and discounted cash flow (income approach) calculations (Level 3).

          There were no impairment charges recorded to the Company's goodwill or other intangible assets prior to January 1, 2013.

PROVIDE COMMERCE

Notes to Consolidated and Combined Financial Statements (Continued)

December 31, 2013, 2012, and 2011

(Amounts in thousands)

(4) Consolidated and Combined Statements of Cash Flows Supplemental Disclosures

	2013	2012	2011
Cash paid for Sincerely acquisition:
Goodwill	$8,000	—	—
Intangible assets	4,217	—	—
Net liabilities assumed	(2,256)	—	—
Deferred tax assets	797	—	—

Cash paid for Sincerely acquisition, net of cash acquired	$10,758	—	—

Cash paid for interest	$35	22	97
Cash paid to Parent for income taxes	12,786	12,639	13,479
Noncash activity:
Purchases of property and equipment included in accounts payable	$1,958	1,000	264
Noncash distribution to Parent	3,437	—	—

(5) Accrued Liabilities

        Accrued liabilities consist of the following:

	2013	2012
Accrued freight	$7,697	6,220
Accrued marketing fees	6,701	8,071
Accrued payroll	13,716	12,611
Accrued inventory	2,309	2,891
Accrued accounts payable	9,455	5,427
Accrued taxes	10,108	13,234
Accrued other	13,262	10,083

	$63,248	58,537

PROVIDE COMMERCE

Notes to Consolidated and Combined Financial Statements (Continued)

December 31, 2013, 2012, and 2011

(Amounts in thousands)

(6) Fair Value of Financial Instruments

        The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 2013 and 2012. Fair value is defined as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

	2013		2012
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets:
Cash and cash equivalents	$44,952	44,952	52,495	52,495
Trade and other receivables	5,414	5,414	11,947	11,947
Financial liabilities:
Accounts payable	13,241	13,241	23,100	23,100
Accrued liabilities	63,248	63,248	58,537	58,537

        The carrying value of the financial instruments shown above approximates fair value because of the short maturity of these instruments.

        The following tables present the placement in the fair value hierarchy of assets and liabilities that are measured at fair value on a recurring basis at December 31, 2013 and 2012:

		Fair value measurements at reporting date using
	December 31, 2013	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Liabilities:
Nonqualified deferred compensation plan (note 10)	$10,391	—	10,391	—
Cash settled stock appreciation rights (note 11)	8,497	—	—	8,497

Total	$18,888	—	10,391	8,497

PROVIDE COMMERCE

Notes to Consolidated and Combined Financial Statements (Continued)

December 31, 2013, 2012, and 2011

(Amounts in thousands)

(6) Fair Value of Financial Instruments (Continued)

		Fair value measurements at reporting date using
	December 31, 2012	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Liabilities:
Nonqualified deferred compensation plan (note 10)	$6,970	—	6,970	—
Cash settled stock appreciation rights (note 11)	3,715	—	—	3,715

Total	$10,685	—	6,970	3,715

(7) Related Party Transactions

        The Company transacts business with Liberty and other companies controlled by Liberty. Related party revenue and expenses recorded during the years ended December 31, 2013, 2012, and 2011 are as follows:

	2013	2012	2011
Revenue from affiliated companies	$89	202	164
Expenses paid to affiliated companies	1,085	209	2

        The balance due (to)/from affiliated companies at December 31, 2013 and 2012 was $(19) and $5,472, respectively, exclusive of $10,378 and $13,966 due to the Parent for taxes at December 31, 2013 and 2012, respectively, included in accrued liabilities (note 5).

(8) Line of Credit

        Provide Commerce, Inc. has a line of credit agreement with a bank in the amount of $25,000, which matures in December 2014. Borrowings on the line accrue interest at an annual rate of 1.5% plus the London Interbank Offered Rate (LIBOR). The bank, at its discretion, may cease advance of funds or demand full payment of the obligations upon breach of contract by Provide Commerce, Inc. At December 31, 2013 and 2012, Provide Commerce, Inc. had no borrowings outstanding on the line of credit.

        During the year ended December 31, 2013, Provide Commerce, Inc. purchased fixed assets in excess of the $20,000 limitation specified in one of the bank covenants in the line of credit agreement and received a waiver from the bank for the covenant breach. During the quarter ended March 31, 2014 and June 30, 2014, Provide Commerce, Inc. did not meet its minimum 12-month trailing Earnings Before Interest, Tax, Depreciation, and Amortization financial covenant. Provide Commerce, Inc. also received a waiver for this covenant breach.

PROVIDE COMMERCE

Notes to Consolidated and Combined Financial Statements (Continued)

December 31, 2013, 2012, and 2011

(Amounts in thousands)

(9) Income Taxes

        The provision for income taxes was as follows for the fiscal years ended December 31, 2013, 2012, and 2011:

	2013	2012	2011
Current tax benefit (expense):
Federal	$(10,753)	(13,507)	(14,552)
State	(1,889)	(2,153)	(2,599)

	(12,642)	(15,660)	(17,151)

Deferred tax benefit (expense):
Federal	12,263	7,032	6,726
State	1,753	203	955

	14,016	7,235	7,681

Total income tax benefit (expense)	$1,374	(8,425)	(9,470)

        A reconciliation of the statutory federal rate and the effective rate for the years ended December 31, 2013, 2012, and 2011 is as follows:

	2013	2012	2011
Percentage:
Federal statutory rate	35.0%	35.0%	35.0%
Nondeductible expenses	(0.4)	0.3	0.1
State income taxes, net	(1.1)	3.7	3.4
Change in state effective tax rate	2.2	0.8	—
Impairment of intangibles	(28.8)	—	—
Other	0.1	(0.5)	(2.2)

Effective tax rate	7.0%	39.3%	36.3%

PROVIDE COMMERCE

Notes to Consolidated and Combined Financial Statements (Continued)

December 31, 2013, 2012, and 2011

(Amounts in thousands)

(9) Income Taxes (Continued)

        The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are presented below as of December 31, 2013 and 2012:

	2013	2012
Deferred tax assets:
Deferred compensation	$6,512	5,557
Net operating losses	3,320	834
Accrued SAR liability	3,090	1,441
Inventory	932	933
Deferred rent	2,322	2,615
Other deferred tax assets	1,412	1,124

Deferred tax assets	17,588	12,504

Deferred tax liabilities:
Intangible assets	20,889	31,288
Fixed assets	6,599	5,735
Other	357	551

Deferred tax liabilities	27,845	37,574

Net deferred tax liabilities	$10,257	25,070

        The Company's deferred tax assets and liabilities are reported in the accompanying consolidated and combined balance sheets as of December 31, 2013 and 2012 are as follows:

	2013	2012
Current deferred tax assets	$2,542	2,319
Long-term deferred tax liabilities	12,799	27,389

Net deferred tax liabilities	$10,257	25,070

        The Company files a consolidated federal tax return with the Parent. In some states, the Company is required to file consolidated state income tax returns with the Parent. The Company is not otherwise included in state income tax returns filed by the Parent. The Company also files separate income tax returns in some states. The tax provision included in these financial statements has been prepared on a stand-alone basis, as if the Company was not part of the Parent's consolidated group. Included in the Company's income taxes payable at December 31, 2013 and 2012 were balances due to the Parent for federal and state taxes of $10,378 and $13,966, respectively, and anticipated refunds from states in which the Company files separate returns of $270 and $732, respectively.

        As of December 31, 2013 and 2012, no unrecognized tax benefits existed. In the normal course of business, the Parent's tax returns are subject to examination by various taxing authorities. For years prior to 2010, the Parent is no longer subject to U.S. federal income tax examinations. The Company is subject to state income tax audits by various taxing authorities for open tax years between 2009 and

PROVIDE COMMERCE

Notes to Consolidated and Combined Financial Statements (Continued)

December 31, 2013, 2012, and 2011

(Amounts in thousands)

(9) Income Taxes (Continued)

2013. The Company has a state net operating loss carryover of $3,301 that expires in 2019. In addition, the Company has federal and state net operating losses as a result of the acquisition of Sincerely in 2013 of $6,188 and $6,154, respectively, which are subject to the annual limitations under the Internal Revenue Code Section 382, and similar California state statutes, and will expire beginning in 2031.

(10) Employee Benefit Plans

        The Company has a 401(k) plan that allows eligible employees to contribute up to 75% of their eligible compensation, subject to annual limits. The Company matches a portion of the employee contributions and may, at its discretion, make additional contributions. The Company's contribution expense for the years ended December 31, 2013, 2012, and 2011 was $1,070, $928, and $807, respectively.

        The Company has an executive deferred compensation plan for key management level employees in which the employees may elect to defer receipt of current compensation. This plan is intended to be an unfunded, non-qualified deferred compensation plan that complies with the provisions of section 409A of the Internal Revenue Code. The Company may, at its discretion, make contributions to the plan. The Company's contribution expense for the years ended December 31, 2013, 2012, and 2011 was $1,173, $323, and $784, respectively. The plan assets, which consist of money market accounts and the cash surrender value of life insurance policies, were $12,015 and $10,954 at December 31, 2013 and 2012, respectively, and are included in other assets in the accompanying consolidated and combined balance sheets.

(11) Stock Appreciation Rights Plan

        The Company grants SARs to certain employees, which provide to the holder the right to receive cash equal in value to the excess of the fair value of the SAR on the date the right is exercised over the grant date fair value. Pursuant to the Provide Commerce, Inc. SAR plan, a maximum of 150,000 SARs are available to be issued, which is equivalent to 150 shares of common stock or 15% of Provide

PROVIDE COMMERCE

Notes to Consolidated and Combined Financial Statements (Continued)

December 31, 2013, 2012, and 2011

(Amounts in thousands)

(11) Stock Appreciation Rights Plan (Continued)

Commerce Inc.'s outstanding shares. The SARs vest 25% per year over four years and have a term of seven years. The SAR activity during the years ended December 31, 2013, 2012, and 2011 is as follows:

	SARs	Weighted average remaining life	Aggregate intrinsic value
Outstanding at January 1, 2011	—	—	$—
Granted	—
Exercised	—
Forfeited/cancelled	—

Outstanding at December 31, 2011	—	—	—

Granted	121,520
Exercised	—
Forfeited/cancelled	—

Outstanding at December 31, 2012	121,520	6.5 years	1,568
Granted	20,620
Exercised	(8,682)
Forfeited/cancelled	(3,543)

Outstanding at December 31, 2013	129,915	5.7 years	7,388

Vested and exercisable at December 31, 2013	21,096	5.5 years	1,426

        The weighted average fair value of the outstanding SARs at December 31, 2013 and 2012 was $224 and $256, respectively, per award (shown as an actual amount and is not reflected in thousands), estimated using the Black-Scholes option pricing model with the following range of assumptions at December 31, 2013 and 2012:

	2013	2012
Volatility	45%	58%
Risk free interest rate	0.9 - 1.4	0.5
Expected term (in years)	3.31 - 4.25	4.25
Dividend yield	—	—

        As of December 31, 2013 and 2012, the SAR liability totaled $8,497 and $3,715, respectively, which is recorded in cash settled stock appreciation rights. During the year ended December 31, 2013, the Company paid $953 for exercises of SARs. No SAR exercises were made during 2012 or 2011.

        Gifts.com has a separate stock-based compensation plan under which Gifts.com employees are granted restricted stock units (RSUs). All RSUs granted by Gifts.com were fully vested as of December 31, 2013. The awards and compensation recorded by Gifts.com are not significant to Provide.

PROVIDE COMMERCE

Notes to Consolidated and Combined Financial Statements (Continued)

December 31, 2013, 2012, and 2011

(Amounts in thousands)

(12) Commitments and Contingencies

  (a)
  Operating Leases

          The Company leases its facilities and certain equipment under noncancelable leases, which contain rent escalation adjustments, expiring at various dates through 2023. Rental expense under such arrangements is recorded on a straight-line basis over the lease terms and amounted to $10,125, $9,689, and $9,235 for the years ended December 31, 2013, 2012, and 2011, respectively.

          A summary of future minimum lease payments under noncancelable operating leases as of December 31, 2013 is as follows:

Operating leases
2014	$8,735
2015	9,023
2016	8,891
2017	7,627
2018	5,664
Thereafter	8,725

Total minimum lease payments	$48,665

  (b)
  Litigation

          The Company is involved in certain legal proceedings and is subject to other claims and litigation arising in the ordinary course of its business. While management cannot predict the exact outcome of such matters, it is management's current belief, based in part on the advice of legal counsel, that any potential liabilities resulting from these contingencies, individually or in the aggregate, will not have a material impact on the Company's financial position and results of operations.

(13) Subsequent Events

        On July 30, 2014, FTD Companies, Inc. (FTD) and Liberty announced that the two companies executed a definitive agreement under which FTD will acquire Provide Commerce, Inc., excluding RedEnvelope. Under the terms of the transaction agreement, Provide Commerce, Inc., excluding RedEnvelope, will become a wholly owned subsidiary of FTD. Upon closing, Liberty will own approximately 35% of FTD shares outstanding.

Independent Auditors' Review Report

The Board of Directors
Provide Commerce, Inc.:

Report on the Financial Statements

        We have reviewed the condensed consolidated and combined interim financial statements of Provide Commerce, Inc. and certain of its subsidiaries (Provide Commerce), which comprise the condensed consolidated and combined interim balance sheet as of June 30, 2014, and the related condensed consolidated and combined interim statements of operations, equity, and cash flows for the six-month periods ended June 30, 2014 and 2013.

Management's Responsibility

        The Company's management is responsible for the preparation and fair presentation of the condensed financial information in accordance with U.S. generally accepted accounting principles; this responsibility includes the design, implementation, and maintenance of internal control sufficient to provide a reasonable basis for the preparation and fair presentation of interim financial information in accordance with U.S. generally accepted accounting principles.

Auditors' Responsibility

        Our responsibility is to conduct our reviews in accordance with auditing standards generally accepted in the United States of America applicable to reviews of interim financial information. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial information. Accordingly, we do not express such an opinion.

Conclusion

        Based on our review, we are not aware of any material modifications that should be made to the condensed consolidated and combined interim financial information referred to above for it to be in accordance with U.S. generally accepted accounting principles.

Report on Condensed Balance Sheet as of December 31, 2013

        We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated and combined balance sheet as of December 31, 2013, and the related consolidated and combined statements of operations, equity, and cash flows for the year then ended (not presented herein); and we expressed an unmodified audit opinion on those audited consolidated and combined financial statements in our report dated September 11, 2014. In our opinion, the accompanying condensed consolidated and combined balance sheet of Provide Commerce, Inc. and certain of its subsidiaries as of December 31, 2013, is consistent, in all material respects, with the audited consolidated and combined financial statements from which it has been derived.

/s/ KPMG LLP

San Diego. California
September 19, 2014

PROVIDE COMMERCE

Condensed Consolidated and Combined Balance Sheets

Unaudited June 30, 2014 and December 31, 2013

(Amounts in thousands)

	2014	2013
Assets
Current assets:
Cash and cash equivalents	$46,789	44,952
Trade and other receivables, net of $532 and $655 allowance for doubtful accounts, respectively	3,860	5,414
Inventory	21,388	22,538
Prepaid expenses and other current assets	5,075	9,933
Deferred income tax assets	2,628	2,542

Total current assets	79,740	85,379
Property and equipment, net	42,284	40,048
Goodwill	336,064	336,064
Indefinite lived intangible assets	22,297	22,297
Definite lived intangible assets subject to amortization, net	20,329	26,308
Other assets	14,279	13,021

Total assets	514,993	523,117

Liabilities and Equity
Current liabilities:
Accounts payable	19,070	13,241
Accrued liabilities	58,222	63,248
Cash settled stock appreciation rights	7,911	8,497
Other current liabilities	2,927	2,156

Total current liabilities	88,130	87,142
Deferred income tax liabilities	8,202	12,799
Deferred compensation	11,156	10,391
Other long-term liabilities	4,823	7,229

Total liabilities	112,311	117,561

Equity:
Parent's investment	322,902	330,740
Retained earnings	79,780	74,816

Total equity	402,682	405,556

Total liabilities and equity	$514,993	523,117

See accompanying notes to unaudited condensed consolidated and combined interim financial statements.

PROVIDE COMMERCE

Unaudited Condensed Consolidated and Combined Statements of Operations

Six months ended June 30, 2014 and 2013

(Amounts in thousands)

	2014	2013
Net sales	$418,840	401,719
Cost of sales (exclusive of depreciation, shown separately below)	248,778	233,230

Gross profit	170,062	168,489

Operating expenses:
Selling and marketing	106,660	82,593
General and administrative	29,896	30,392
Information technology	9,724	10,097
Depreciation and amortization	13,050	13,044

Total operating expenses	159,330	136,126

Operating income	10,732	32,363
Other income (expense), net	(11)	218

Income before income taxes	10,721	32,581
Income tax expense	(5,757)	(12,641)

Net income	$4,964	19,940

See accompanying notes to unaudited condensed consolidated and combined interim financial statements.

PROVIDE COMMERCE

Unaudited Condensed Consolidated and Combined Statements of Equity

Six months ended June 30, 2014

(Amounts in thousands)

	Parent's investment	Retained earnings	Total equity
Balance at January 1, 2014	$330,740	74,816	405,556
Net income	—	4,964	4,964
Distribution to Parent, net	(7,838)	—	(7,838)

Balance at June 30, 2014	$322,902	79,780	402,682

See accompanying notes to unaudited condensed consolidated and combined interim financial statements.

PROVIDE COMMERCE

Unaudited Condensed Consolidated and Combined Statements of Cash Flows

Six months ended June 30, 2014 and 2013

(Amounts in thousands)

	2014	2013
Cash flows from operating activities:
Net income	$4,964	19,940
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,050	13,044
Stock-based compensation	(586)	3,827
Deferred income tax benefit	(4,683)	(6,164)
Loss on disposal of fixed assets	23	—
Changes in operating assets and liabilities:
Trade and other receivables, net	1,554	2,802
Inventory	1,150	1,545
Prepaid expenses and other current assets	4,858	5,708
Other assets	(1,258)	(221)
Accounts payable and other accrued liabilities	803	(6,668)
Other current liabilities	771	33
Deferred compensation	765	(318)
Other long-term liabilities	(2,406)	(432)

Net cash provided by operating activities	19,005	33,096

Cash flows from investing activity:
Cash paid for property and equipment	(9,330)	(6,747)

Net cash used in investing activity	(9,330)	(6,747)

Cash flows from financing activity:
(Distribution to) contribution from Parent, net	(7,838)	137

Net cash (used in) provided by financing activity	(7,838)	137

Net increase in cash and cash equivalents	1,837	26,486
Cash and cash equivalents at beginning of year	44,952	52,495

Cash and cash equivalents at end of period	$46,789	78,981

See accompanying notes to unaudited condensed consolidated and combined interim financial statements.

PROVIDE COMMERCE

Notes to Condensed Consolidated and Combined Interim Financial Statements

June 30, 2014 and December 31, 2013

(Amounts in thousands)

(1) Basis of Presentation

        The accompanying condensed consolidated and combined financial statements have been prepared in accordance with generally accepted accounting principles in the United States (GAAP) and represent a combination of the historical financial information of certain wholly owned subsidiaries of Provide Commerce, Inc., a wholly owned subsidiary of Liberty Interactive Corporation (Liberty or the Parent).These financial statements refer to the combination of certain subsidiaries of Provide Commerce, Inc. as "Provide" or "Provide Commerce" or "the Company" in the notes to the condensed consolidated and combined financial statements. All significant intercompany accounts and transactions have been eliminated in consolidation and combination. During the normal course of business, Liberty invoices Provide Commerce, Inc. for certain allocated expenses, such as income taxes and transfers cash to (from) the Company on an as-needed basis. Accordingly, the net distributions to Liberty are included in Parent's investment in the accompanying condensed consolidated and combined balance sheets as of June 30, 2014 and December 31, 2013. Excluded from the accompanying condensed consolidated and combined financial statements are statements of comprehensive earnings (loss), as there was no other comprehensive earnings (loss) activity for any of the periods presented.

        The Company has made its disclosures in accordance with GAAP as they apply to interim reporting, and condensed or omitted certain information and disclosures normally included in the annual consolidated and combined financial statements and the notes. These condensed consolidated and combined financial statements should be read in conjunction with the audited consolidated and combined financial statements and the notes thereto in the Company's Consolidated and Combined Financial Statements for the years ended December 31, 2013, 2012, and 2011.

        In the opinion of the Company's management, the accompanying condensed consolidated and combined financial statements contain all adjustments (consisting of normal recurring adjustments) necessary to fairly present the Company's consolidated and combined financial position as of June 30, 2014 and December 31, 2013, and the consolidated and combined statements of income and cash flows for the six months ended June 30, 2014 and 2013, as applicable. The income and cash flows for the periods ended June 30, 2014 and 2013 are not necessarily indicative of the income or cash flows to be expected for the full year.

        Provide Commerce, Inc. has been a wholly owned subsidiary of Liberty since 2006. Provide Commerce, Inc. is incorporated in the State of Delaware and commenced operations in 1998. Provide Commerce, Inc. operates an e-commerce marketplace of websites that offers perishable products direct from suppliers to consumers through its ProFlowers, Shari's Berries, CherryMoonFarms, and ProPlants brands, and a wide range of unique nonperishable and personalized gifts through its RedEnvelope and Personal Creations brands.

        The results of Red Envelope, including certain costs allocated to RedEnvelope by Provide Commerce, Inc., have been excluded from Provide's results for purposes of these condensed consolidated and combined financial statements. In order to carve-out the financial results of RedEnvelope from the Company's historical financial results, management eliminated the total sales (and related costs) of RedEnvelope products sold, regardless of on which of the Company's brand websites the RedEnvelope products were sold. These amounts were derived from historical information maintained by the Company. Management performed a historical analysis of variable costs incurred by

PROVIDE COMMERCE

Notes to Condensed Consolidated and Combined Interim Financial Statements (Continued)

June 30, 2014 and December 31, 2013

(Amounts in thousands)

(1) Basis of Presentation (Continued)

Provide Commerce, Inc. (but not historically allocated to RedEnvelope) such as advertising, marketing, customer service, credit card fees, and bad debt expense to determine the amount of historical variable costs attributable to RedEnvelope. While the RedEnvelope distribution center and merchandising personnel are brand-specific, most other RedEnvelope business functions, including general and administrative support, supply chain and logistics, and the technology platform and services supporting the website, are shared across the Provide Commerce, Inc. brands. Related costs are allocated to Red Envelope from Provide Commerce, Inc. Management believes that the allocation methodology applied in the carve-out process is reasonable.

        Provide Commerce, Inc. also operates its Giftco LLC (Gifts.com) and Sincerely Incorporated (Sincerely) brands. Gifts.com provides an online gifting recommendation service that offers consumers personalized gift ideas in a variety of categories. Gifts.com was contributed to Provide Commerce, Inc. in 2013 from Celebrate Interactive Holdings LLC, a separate wholly owned subsidiary of Liberty. As this was a transaction between entities under common control, all accounts of Gifts.com are reflected in the accompanying condensed consolidated and combined financial statements at their historical cost as of the beginning of the earliest periods presented as though the assets and liabilities had been transferred at that date. Sincerely, which was acquired in 2013, provides consumers the ability to send personalized postcards and greeting cards through its mobile applications, Postagram, and Ink. In addition, consumers can send unique gift boxes through Sincerely's Sesame mobile application.

(2) Property and Equipment

        Property and equipment, net, consisted of the following at June 30, 2014 and December 31, 2013:

	June 30, 2014	December 31, 2013
Equipment and furniture a and fixtures	$42,000	39,886
Software	47,468	43,905
Leasehold improvements	21,845	19,057
Projects in progress	3,025	2,227

Gross property and equipment	114,338	105,075
Less accumulated depreciation and amortization	(72,054)	(65,027)

Property and equipment, net	$42,284	40,048

        Depreciation and amortization expense for the six months ended June 30, 2014 and 2013 was $7,071 and $5,824, respectively.

(3) Goodwill and Intangible Assets

        There was no change in the carrying amount of goodwill and indefinite lived intangible assets (tradenames) during the six months ended June 30, 2014 or 2013.

PROVIDE COMMERCE

Notes to Condensed Consolidated and Combined Interim Financial Statements (Continued)

June 30, 2014 and December 31, 2013

(Amounts in thousands)

(3) Goodwill and Intangible Assets (Continued)

        Definite lived intangible assets subject to amortization comprise the following at June 30, 2014 and December 31, 2013:

	Gross carrying amount	Accumulated amortization	Net
June 30, 2014:	$108,372	(90,921)	17,451
Customer relationships	9,403	(6,525)	2,878

Technology	$117,775	(97,446)	20,329

December 31, 2013:
Customer relationships	$108,372	(85,497)	22,875
Technology	9,403	(5,970)	3,433

	$117,775	(91,467)	26,308

        Amortization expense for intangible assets with finite useful lives totaled $5,979 and $7,220 for the six months ended June 30, 2014 and 2013, respectively. Future amortization expense is estimated as follows:

Remainder of 2014	$6,005
2015	11,910
2016	2,414
2017 and thereafter	—

Total	$20,329

(4) Fair Value Measurements

        The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at June 30, 2014 and December 31, 2013. Fair value is defined as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

PROVIDE COMMERCE

Notes to Condensed Consolidated and Combined Interim Financial Statements (Continued)

June 30, 2014 and December 31, 2013

(Amounts in thousands)

(4) Fair Value Measurements (Continued)

        The following tables present the placement in the fair value hierarchy of liabilities that are measured at fair value on a recurring basis at June 30, 2014 and December 31, 2013:

		Fair value measurements at reporting date using
	June 30, 2014	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Liabilities:
Nonqualified deferred compensation plan	$11,156	—	11,156	—
Cash settled stock appreciation rights	7,911	—	—	7,911

Total	$19,067	—	11,156	7,911

		Fair value measurements at reporting date using
	December 31, 2013	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Liabilities:
Nonqualified deferred compensation plan	$10,391	—	10,391	—
Cash settled stock appreciation rights	8,497	—	—	8,497

Total	$18,888	—	10,391	8,497

(5) Accrued Liabilities

        Accrued liabilities consist of the following:

	June 30, 2014	December 31, 2013
Accrued freight	$2,255	7,697
Accrued marketing fees	14,483	6,701
Accrued payroll	11,581	13,716
Accrued inventory	3,542	2,309
Accrued accounts payable	7,973	9,455
Accrued taxes	10,684	10,108
Accrued other	7,704	13,262

	$58,222	63,248

PROVIDE COMMERCE

Notes to Condensed Consolidated and Combined Interim Financial Statements (Continued)

June 30, 2014 and December 31, 2013

(Amounts in thousands)

(6) Related Party Transactions

        The Company transacts business with Liberty and other companies controlled by Liberty. Related party revenue and expenses recorded during the six months ended June 30, 2014 and 2013 are as follows:

	2014	2013
Revenue from affiliated companies	$—	11
Expenses paid to affiliated companies	394	797

        The balance due (to)/from affiliated companies at June 30, 2014 and December 31, 2013 was $31 and $(19), respectively, exclusive of $9,348 and $10,378 due to the Parent for taxes at June 30, 2014 and December 31, 2013, respectively, included in accrued liabilities (note 5).

(7) Line of Credit

        Provide Commerce, Inc. has a line of credit agreement with a bank in the amount of $25,000, which matures in December 2014. Borrowings on the line accrue interest at an annual rate of 1.5% plus the London Interbank Offered Rate (LIBOR). The bank, at its discretion, may cease advance of funds or demand full payment of the obligations upon breach of contract by Provide Commerce, Inc. At June 30, 2014 and December 31, 2013, Provide Commerce, Inc. had no borrowings outstanding on the line of credit.

        During the year ended December 31, 2013, Provide Commerce, Inc. purchased fixed assets in excess of the $20 million limitation specified in one of the bank covenants in the line of credit agreement and received a waiver from the bank for the covenant breach. As of June 30, 2014, Provide Commerce, Inc. did not meet its minimum 12-month trailing Earnings Before Interest, Tax, Depreciation, and Amortization (EBITDA) financial covenant. Provide Commerce, Inc. also received a waiver for this covenant breach.

(8) Stock Appreciation Rights Plan

        The Company grants cash settled Stock Appreciation Rights (SARs) to certain employees, which provide to the holder the right to receive cash equal in value to the excess of the fair value of the SAR on the date the right is exercised over the grant date fair value. The Company records stock based compensation expense or benefit based on the change in fair value of the outstanding SARs at each reporting date and the portion of the SARs that have vested. Included in the accompanying condensed

PROVIDE COMMERCE

Notes to Condensed Consolidated and Combined Interim Financial Statements (Continued)

June 30, 2014 and December 31, 2013

(Amounts in thousands)

(8) Stock Appreciation Rights Plan (Continued)

consolidated and combined statements of operations are the following amounts of stock-based compensation:

	Six months ended June 30
	2014	2013
Cost of sales	$(4)	25
Selling and marketing	(158)	1,004
General and administrative	(373)	2,476
Information technology	(51)	322

	$(586)	3,827

        Pursuant to the Provide Commerce, Inc. SAR plan, a maximum of 150,000 SARs are available to be issued, which is equivalent to 150 shares of common stock or 15% of Provide Commerce Inc.'s outstanding shares. The SARs vest 25% per year over four years and have a term of seven years. The SAR activity during the six months ended June 30, 2014 is as follows:

	SARs	Weighted average remaining life	Aggregate intrinsic value
Outstanding at January 1, 2014	129,915	5.7 years	$7,388
Granted	—
Exercised	—
Forfeited/cancelled	(1,240)

Outstanding at June 30, 2014	128,675	5.2 years	$—

Vested and exercisable at June 30, 2014	50,946	5 years	$—

        The weighted average fair value of the outstanding SARs at June 30, 2014 and December 31, 2013 was $141 and $224, respectively, per award (shown as an actual amount and is not reflected in thousands), estimated using the Black-Scholes option pricing model with the following range of assumptions at June 30, 2014 and December 31, 2013:

	June 30, 2014	December 31, 2013
Volatility	45%	45%
Risk free interest rate	0.8 - 1.2%	0.9 - 1.4%
Expected term (in years)	2.88 - 3.75	3.31 - 4.25
Dividend yield	—%	—%

        As of June 30,2014 and December 31, 2013, the SAR liability totaled $7,911 and $8,497, respectively, which is recorded in cash settled stock appreciation rights. During the six months ended June 30, 2014 and 2013, no SARs were exercised. Pursuant to the definitive agreement between Liberty and FTD Companies, Inc. described in note 10 below, the Company expects that the SAR liability

PROVIDE COMMERCE

Notes to Condensed Consolidated and Combined Interim Financial Statements (Continued)

June 30, 2014 and December 31, 2013

(Amounts in thousands)

(8) Stock Appreciation Rights Plan (Continued)

recorded at June 30, 2014 will be reduced to zero in subsequent periods to reflect the currently proposed acquisition pricing.

(9) Commitments and Contingencies

  (a)
  Operating Leases

          The Company leases its facilities and certain equipment under noncancelable leases, which contain rent escalation adjustments, expiring at various dates through 2023. Rental expense under such arrangements is recorded on a straight-line basis over the lease terms and amounted to $5,181 and $5,047 for the six months ended June 30, 2014 and 2013, respectively.

  (b)
  Litigation

          The Company is involved in certain legal proceedings and is subject to other claims and litigation arising in the ordinary course of its business. While management cannot predict the exact outcome of such matters, it is management's current belief, based in part on the advice of legal counsel, that any potential liabilities resulting from these contingencies, individually or in the aggregate, will not have a material impact on the Company's financial position and results of operations.

(10) Subsequent Events

        The Company has evaluated subsequent events through September 19, 2014, the date the condensed consolidated and combined financial statements were available to be issued.

        On July 30, 2014, FTD Companies, Inc. (FTD) and Liberty announced that the two companies executed a definitive agreement under which FTD will acquire Provide Commerce, Inc., excluding RedEnvelope. Under the terms of the transaction agreement, Provide Commerce, Inc., excluding RedEnvelope, will become a wholly owned subsidiary of FTD. Upon closing, Liberty will own approximately 35% of FTD shares outstanding.

Annex A

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY AND AMONG

FTD COMPANIES, INC.,

LIBERTY INTERACTIVE CORPORATION

AND

PROVIDE COMMERCE, INC.

DATED JULY 30, 2014

A-i

A-ii

A-iii

A-iv

STOCK PURCHASE AGREEMENT

        This STOCK PURCHASE AGREEMENT, dated July 30, 2014 (this "Agreement"), is by and among FTD Companies, Inc., a Delaware corporation ("Buyer"), Liberty Interactive Corporation, a Delaware corporation ("Seller"), and Provide Commerce, Inc., a Delaware corporation and an indirect wholly owned Subsidiary of Seller (the "Company").

RECITALS

        WHEREAS, Seller is the beneficial owner of all of the issued and outstanding common stock, par value $0.0001 per share, of the Company (such class of authorized common stock, the "Company Common Stock" and all issued and outstanding shares thereof, the "Shares").

        WHEREAS, L LLC (as defined below) is the actual owner of record of all of the Shares, and Seller is the actual owner of record and the beneficial owner of all of the membership interests of L LLC.

        WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Shares, subject to the terms and conditions set forth in this Agreement.

        WHEREAS, it is intended that the Transaction constitute a taxable purchase of the Company Shares for U.S. federal income tax purposes.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

Article 1.
PURCHASE AND SALE

        Section 1.1    Purchase and Sale of the Shares.

        On the Closing Date, Buyer shall purchase, or cause to be purchased, from Seller, and Seller shall sell, transfer, assign, convey and deliver to FTD, Inc., a wholly owned subsidiary of Buyer ("FTD, Inc."), all of the Shares, free and clear of any Liens, other than any Liens arising under applicable federal and state securities laws or Liens created by Buyer.

        Section 1.2    The Closing.

        Unless this Agreement is terminated in accordance with Article 7, the closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Jones Day, 77 West Wacker Drive, Chicago, Illinois (or such other place as agreed by the Parties), not later than the second Business Day following the date on which all of the conditions set forth in Article 6 are satisfied or, if permissible, waived (other than those conditions that by their nature are to be satisfied at the Closing and are in fact satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver thereof), or at such other time as the Parties may agree in writing (the "Closing Date").

Article 2.
CONSIDERATION AND OTHER DELIVERIES

        Section 2.1    Deliveries at the Closing.

          2.1.1    Purchase Price.

            2.1.1.1  At the Closing, Buyer shall pay or cause to be paid to Seller, by wire transfer of immediately available funds, an amount (such amount, the "Closing Cash Consideration") equal to (A) the Initial Cash Consideration, minus (B) if Estimated Closing Working Capital is less than Target Working Capital, the positive difference between Estimated Closing Working Capital and Target Working Capital (such amount, if any, the "Estimated Closing Working Capital Shortfall"), plus (C) if Estimated Closing Working Capital is greater than Target Working Capital, the positive difference between Estimated Closing Working Capital and Target Working Capital (such amount, if any, the "Estimated Closing Working Capital Excess"), minus (D) the amount of any and all outstanding Indebtedness of the Company or any Company Subsidiary set forth on Section 2.1.1.1 of the Company Disclosure Schedule, minus (E) Seller's good faith estimate of any Transaction Expenses unpaid as of the Closing Date and plus (F) Seller's good faith estimate of the amount of Cash as of the Closing (the "Estimated Cash").

            2.1.1.2  At the Closing, Buyer shall issue and deliver to Liberty Interactive, LLC, a Delaware limited liability company and wholly owned Subsidiary of Seller ("L LLC"), one or more certificates representing the Stock Consideration accompanied by duly executed instruments of transfer in the name of L LLC (or its designee(s)) or duly endorsed in blank, together with stock transfer tax stamps attached and/or other evidence reasonably satisfactory to L LLC that such Stock Consideration has been deposited by book entry transfer to an account of L LLC (or its designee(s)), which account shall have been identified to Buyer in writing by Seller three (3) Business Days prior to the Closing Date, maintained with a bank, brokerage firm or other financial institution. The issuance of the Stock Consideration to L LLC in connection with the transactions contemplated by this Agreement is referred to herein as the "Stock Issuance".

            2.1.1.3  If, between the date of this Agreement and the Closing Date, there is a subdivision, split, stock dividend, combination, reclassification or similar event with respect to any of the shares of Buyer Common Stock referred to in this Agreement, then, in any such event, the numbers and types of shares of such Buyer Common Stock referred to in this Agreement shall be adjusted to the number and types of shares of such Buyer Common Stock that a holder of such number of shares of such Buyer Common Stock would own or be entitled to receive as a result of such event if such holder had held such number of shares immediately prior to the record date for, or effectiveness of, such event, and the prices for such shares shall be similarly adjusted.

          2.1.2    Other Closing Deliveries.    At the Closing:

            2.1.2.1  Buyer and Seller shall execute and deliver the Investor Rights Agreement substantially in the form attached hereto as Exhibit B (the "Investor Rights Agreement").

            2.1.2.2  Seller shall deliver to Buyer certificates of good standing, dated not more than 10 Business Days prior to the Closing Date, with respect to the Company and each Company Subsidiary, issued by the Secretary of State of the state of their respective organization.

            2.1.2.3  Seller shall deliver to Buyer all instruments and documents necessary to release any and all Liens other than Permitted Liens, including appropriate UCC financing statement amendments.

            2.1.2.4  Seller shall deliver to Buyer a certification of non-foreign status that complies with Section 1.1445-2(b)(2) of the Treasury Regulations.

            2.1.2.5  Seller shall deliver to Buyer executed terminations and releases in respect of any Contract required to be set forth in Section 2.1.2.5 of the Company Disclosure Schedule.

            2.1.2.6  Seller shall deliver to Buyer executed letters from the persons set forth in Section 2.1.2.6 of the Company Disclosure Schedule resigning as an officer or director of the Company or Company Subsidiary, subject to and effective upon the Closing.

            2.1.2.7  Seller shall deliver to FTD, Inc. stock certificates representing all of the Shares accompanied by duly executed stock powers sufficient to transfer the Shares to FTD, Inc. free and clear of all Liens.

            2.1.2.8  Seller shall deliver to Buyer officer certificates certifying that each of Seller and L LLC have approved the transactions contemplated by this Agreement.

            2.1.2.9  Buyer shall deliver to Seller and the Company an officer certificate certifying that Buyer has approved the transactions contemplated by this Agreement.

        Section 2.2    Working Capital.

          2.2.1    Good Faith Closing Estimate.    Not later than three Business Days prior to the Closing Date, Seller shall provide Buyer with an estimated consolidated balance sheet of the Company and its Subsidiaries as of the open of business on the Closing Date (the "Estimated Closing Balance Sheet") and a statement of the estimated Closing Working Capital, derived from the Estimated Closing Balance Sheet ("Estimated Closing Working Capital"). The Estimated Closing Balance Sheet and Estimated Closing Working Capital shall be prepared by Seller in good faith and in accordance with the example statement of working capital set forth on Section 2.2.1 of the Company Disclosure Schedule (the "Example Statement") and in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation and accrual methodologies that were used in the preparation of the Audited Financials, except as described in the notes thereto, and for the absence of footnotes and other presentation items and for normal year-end adjustments.

          2.2.2    True-Up.    Within 90 days following the Closing Date, Buyer shall deliver to Seller a consolidated balance sheet of the Company and its Subsidiaries as of the open of business on the Closing Date (the "Closing Balance Sheet"), a statement of Closing Working Capital derived from the Closing Balance Sheet (the "Closing Working Capital Statement") and a statement of the Cash at the Closing (the "Closing Cash Statement"). The Closing Balance Sheet and the Closing Working Capital Statement shall be prepared in accordance with the Example Statement and in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financials. The Closing Cash Statement shall be prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financials, and in accordance with the definition of "Cash" herein.

          2.2.3    Acceptance of Statements; Dispute Procedures.    The Closing Balance Sheet, the Closing Working Capital Statement (and the computation of Closing Working Capital indicated thereon) and the Closing Cash Statement delivered by Buyer to Seller shall be conclusive and binding upon the Parties unless Seller, within 20 days after delivery to Seller of the Closing Cash Statement, Closing Balance Sheet and the Closing Working Capital Statement, that, in each case, complies with Section 2.2.2 notifies Buyer in writing that Seller disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefor. During such 20 day period and the pendency of any such disputes, (A) the Buyer and the Company will provide the Seller and its Representatives with reasonable access to (x) any documents, schedules, work papers or other information used in the preparation of the Closing Cash Statement, Closing Balance Sheet and Closing Working Capital Statement and (y) employees of the Company and Buyer responsible for the preparation of the Closing Cash Statement, Closing Balance Sheet and Closing Working Capital Statement and (B) the Seller will provide Buyer with reasonable access to any documents, schedules, work papers or other information used in the preparation of the Closing Cash Statement, Closing Balance Sheet and Closing Working Capital Statement. The Parent Parties shall in good faith attempt to resolve any such dispute and, if the Parent Parties so resolve all such disputes, the Closing Cash Statement, Closing Balance Sheet and the Closing Working Capital Statement (and the computation of Closing Working Capital indicated thereon), as amended to the extent necessary to reflect the resolution of such disputes and the agreement thereto of the Parent Parties, shall be conclusive and binding on the Parties. If the Parties do not reach an agreement in resolving the dispute within 20 days after notice is given by Seller to Buyer pursuant to the second preceding sentence, the Parties shall submit the dispute to an internationally recognized accounting firm mutually acceptable to Seller and Buyer (the "Arbiter") for resolution. As promptly as reasonably practicable, but no later than 20 days after acceptance of its appointment as Arbiter, the Arbiter shall determine (it being understood that in making such determination, the Arbiter shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Buyer and Seller, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting computation of the amount of Cash at the Closing and the Closing Working Capital which shall be conclusive and binding on the Parties. In resolving any disputed item, the Arbiter (x) shall be bound by the provisions of this Section 2.2 and (y) may not assign a value to any item greater than the greatest value for such items claimed by either Parent Party or less than the smallest value for such items claimed by either Parent Party. The fees, costs and expenses of the Arbiter (the "Arbiter's Costs") shall be allocated to and borne by Buyer and Seller based on the inverse of the percentage that the Arbiter's determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Arbiter. For example, should the items in dispute total in amount to $1,000 and the Arbiter awards $600 in favor of Seller's position, 60% of the Arbiter's Costs of its review would be borne by Buyer and 40% of the Arbiter's Costs would be borne by Seller.

          2.2.4    Payment.    Upon final determination of Closing Working Capital and the amount of Cash at the Closing as provided in Section 2.2.3 above, (A) if the sum of the Closing Working Capital and the Cash at the Closing is greater than the sum of the Estimated Closing Working Capital and the Estimated Cash, Buyer shall as promptly as reasonably practicable, but in no event later than five (5) Business Days after such final determination, pay the amount of such difference to Seller and (B) if the sum of the Closing Working Capital and the Cash at the Closing is less than the sum of the Estimated Closing Working Capital and the Estimated Cash, Seller shall as promptly as reasonably practicable, but in no event later than five (5) Business Days after such final determination, pay to Buyer the amount of such difference, in each case, such payments will be made by wire transfer of immediately available funds to the account designated by the Party receiving such payment. So long as such amounts are paid in accordance with this Section 2.2.4, no interest shall be payable on such amounts.

          2.2.5    Tax Withholding.    Notwithstanding any other provision hereof, Buyer shall be entitled to deduct and withhold from any amounts otherwise payable in accordance with this Agreement such amounts as Buyer is required to deduct and withhold with respect to the making of such payment under the Code or any other Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made. Buyer will notify Seller in writing of any such withholding at least five Business Days before the Closing Date. Buyer shall use reasonable best efforts to request any appropriate Tax forms or similar information from Seller in order to reduce or eliminate any such withholding.

Article 3.
REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

        Except as set forth in the Seller SEC Filings filed prior to the date of this Agreement (but disregarding disclosures contained under the heading "Risk Factors," or disclosures set forth in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), provided, that this clause shall not apply to any representation set forth in Section 3.3, Seller and the Company hereby represent and warrant to Buyer, as of the date hereof and as of the Closing Date, as follows:

        Section 3.1    Organization and Qualification; Subsidiaries.

        The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Section 3.1 of the Company Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of the Company (each such Subsidiary, other than RedEnvelope, a "Company Subsidiary" and, collectively, the "Company Subsidiaries"), together with the jurisdiction of incorporation of each Company Subsidiary and the authorized capitalization of each Company Subsidiary. Each Company Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be. The Company and each of the Company Subsidiaries has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each of the Company Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary. None of the Company, any Company Subsidiary nor RedEnvelope holds an Equity Interest in any other person other than any Company Subsidiary or RedEnvelope.

        Section 3.2    Certificate of Incorporation and Bylaws.

        The Company's Amended and Restated Certificate of Incorporation, as amended (the "Company Charter"), and Amended and Restated Bylaws (the "Company Bylaws") that have been made available to Buyer are true, complete and correct copies thereof. The Company has made available to Buyer a true, complete and correct copy of the charter and bylaws (or equivalent organizational documents) of each Company Subsidiary.

        Section 3.3    Capitalization.

          3.3.1  The authorized capital stock of the Company consists of 10,000 shares of capital stock, all of which shares are designated Company Common Stock. 1,000 shares of Company Common Stock (constituting the Shares) are issued and outstanding, all of which (A) were duly authorized, validly issued, fully paid and non-assessable, (B) were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights, and (C) are owned beneficially by Seller and of record by L LLC and are free and clear of all Liens, other than Liens created by or on behalf of Buyer and applicable federal and state securities law restrictions. There is no outstanding capital stock of the Company other than the Shares.

          3.3.2  There are no outstanding contractual obligations of Seller, the Company or any Company Subsidiary (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the issuance, repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of any shares of the capital stock of, or (E) granting any preemptive, antidilutive, or subscription right with respect to, any shares of Company Common Stock or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights and is owned, beneficially and of record, by the Company or another Company Subsidiary free and clear of all Liens.

        Section 3.4    Authority.

          3.4.1  The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to be consummated by the Company. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and, other than the written consent of L LLC, no vote of the holders of any class or series of capital stock or other Equity Interests of the Company is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Buyer, constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at Law.

          3.4.2  Seller has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to be consummated by Seller, and to direct and cause L LLC to perform all actions contemplated to be performed by it hereunder. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer, constitutes a legally valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at Law.

        Section 3.5    No Conflict; Required Filings and Consents.

          3.5.1  The execution and delivery of this Agreement by Seller and the Company does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby by Seller and the Company will not (A) conflict with or violate any provision of the Company Charter or the Company Bylaws, the certificate of incorporation of Seller or the bylaws of Seller, or any equivalent organizational documents of any Company Subsidiary, (B) assuming that all consents, approvals, authorizations and permits described in Section 3.5.2 have been obtained and all filings and notifications described in Section 3.5.2 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Seller, the Company or any Company Subsidiary or by which any property or asset of Seller, the Company or any Company Subsidiary is bound or (C) except as set forth in Section 3.5.1 of the Company Disclosure Schedule, result in any breach of or any loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a lien or other encumbrance (other than Permitted Liens) on any property or asset of Seller, the Company or any Company Subsidiary pursuant to any note, bond, mortgage, indenture, Contract, agreement, lease, Company Permit or other legally binding obligation to which Seller, the Company or any Company Subsidiary is a party, except, as to clauses (B) and (C), respectively, for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to, individually or in the aggregate, materially and adversely affect the Company or any Company Subsidiary.

          3.5.2  Except as set forth in Section 3.5.2 of the Company Disclosure Schedule, the execution and delivery of this Agreement by Seller and the Company does not, and the performance of this Agreement by Seller and the Company will not, require any consent, license, waivers, approval, authorization, order or permit of, or filing with or notification to, any Governmental Authority (collectively, "Governmental Authorizations"), except as may be required under the Securities Act, the Exchange Act, any applicable Blue Sky Laws or the Antitrust Laws.

        Section 3.6    Permits; Compliance with Law.

        Except as set forth in Section 3.6 of the Company Disclosure Schedule, (A) each of the Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority, to the knowledge of the Company, necessary for the Company and each Company Subsidiary to own, lease and operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the "Company Permits"), and all such Company Permits are valid and in full force and effect, except where the failure to be in possession of, the suspension or cancellation of, the failure to be valid or in full force and effect of any of the Company Permits has not, and would not reasonably be expected to, individually or in the aggregate, materially and adversely affect the Company or any Company Subsidiary; (B) since December 31, 2010, the Company, RedEnvelope and each Company Subsidiary has conducted its respective business in all material respects in accordance with any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or any Company Permits; and (C) since December 31, 2010, neither the Company, RedEnvelope nor any Company Subsidiary has received, nor has Seller received in respect of any of them, any written notification or communication from any Governmental Authority asserting that any of the Company or any Company Subsidiary is not in compliance with any applicable Laws, initiating any proceeding or, to the knowledge of Seller, threatening an investigation into the business or operations of the Company or any Company Subsidiary.

        Section 3.7    Financial Statements; Undisclosed Liabilities.

          3.7.1  Set forth in Section 3.7.1 of the Company Disclosure Schedule is (A) the Company's unaudited consolidated balance sheet as of June 30, 2014 and the related statements of operations and cash flows for the 6-month period then ended (the "Interim Balance Sheet"), (B) the Company's unaudited consolidated balance sheet and statements of operations, stockholder's equity and cash flows for the fiscal years ended December 31, 2012 and December 31, 2011, (C) the Company's unaudited statement of operations for the twelve-month period ended March 31, 2014 and (D) the Company's audited consolidated balance sheets and statements of operations, stockholder's equity and cash flows for the fiscal years ended December 31, 2013 (such audited statements, including the related notes and schedules thereto, the "Audited Financials", and together with such unaudited statements, including, if any, the related notes and schedules thereto, the "Financial Statements").

          3.7.2  Except as set forth in Section 3.7.2 of the Company Disclosure Schedule, each of the Financial Statements have been based upon the information contained in the Company's, the Company Subsidiaries' and RedEnvelope's books and records and (A) presents fairly in all material respects the consolidated financial condition, results of operations and cash flows of the Company and its Subsidiaries as at the dates and for the periods indicated therein, and (B) has been prepared in accordance with GAAP consistently applied by the Company without modification of the accounting principles used in the preparation thereof throughout the periods presented (subject in the case of the interim financial statements to (x) the absence of footnote disclosures and similar presentation items not required by GAAP to be contained in interim financial statements (none of which footnote disclosures or presentational items that are materially different from the footnote disclosures and presentational items set forth in the Audited Financials (applied mutatis mutandis) would, individually or in the aggregate, be materially adverse to the business operations, assets, liabilities or financial condition of the Company or the Company Subsidiaries other than any such differences that are reasonably apparent from the information contained in any Financial Statements), (y) changes resulting from normal year-end adjustments and (z) as otherwise specifically described in such Financial Statements).

          3.7.3  All books, records and accounts of the Company and the Company Subsidiaries are accurate and complete and are maintained in all material respects in accordance with all applicable Laws. Except as set forth in Section 3.7.3 of the Company Disclosure Schedule, the Company and the Company Subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management's general or specific authorization, (B) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets and (C) access to assets is permitted only in accordance with management's general or specific authorization.

          3.7.4  Except as set forth in Section 3.7.4 of the Company Disclosure Schedule, Seller's and the Company's executive officers and their financial officers have disclosed, based on their most recent evaluation, to Seller's and the Company's auditors and to the boards of directors of Seller and the Company and to Buyer (A) all material weaknesses and significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data and have identified for the Company's auditors and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls.

          3.7.5  None of the Company or any Company Subsidiary has any Indebtedness or liabilities of a nature required under GAAP to be reflected on a balance sheet or the notes thereto other than those (A) incurred in connection with the transactions contemplated hereby, (B) specifically reflected on or reserved against in the Financial Statements, (C) incurred in the Ordinary Course of Business since January 1, 2014 or (D) that, individually and in the aggregate, are immaterial to the Company and the Company Subsidiaries, taken as a whole.

        Section 3.8    Proxy Statement.

        The Proxy Statement, or amendments or supplements thereto, insofar as it reflects information supplied by or on behalf of Seller or the Company for use therein, at (A) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first made publicly available to Buyer's stockholders and (B) the time of the Buyer Meeting, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        Section 3.9    Absence of Certain Changes or Events.

        Except as set forth in Section 3.9 of the Company Disclosure Schedule, during the period beginning on December 31, 2013 and ending on the date of this Agreement, there has not been a Company Material Adverse Effect and neither the Company nor any Company Subsidiary has, directly or indirectly, done, or agreed to do, any of the following: (A) increased in any manner the compensation of, or entered into any new or amended compensatory agreement or arrangement with, any of the directors, officers, employees, consultants or independent contractors of the Company or any Company Subsidiary, except, in each case, as required by an existing agreement or as made in the Ordinary Course of Business; (B) paid or agreed to pay any pension, retirement allowance or other employee benefit to any such individual, whether past or present, except, in each case, as required by an existing agreement or as made in the Ordinary Course of Business; (C) made any commitment or incurred any liability to any labor organization; (D) other than in the Ordinary Course of Business, or as required by an existing Contract to which the Company or any Company Subsidiary is a party, (i) hired any individual to be a director, officer, employee, consultant or independent contractor of the Company or any Company Subsidiary or (ii) terminated any director, officer, employee, consultant or independent contractor of the Company or any Subsidiary, other than terminations for cause (as determined by the Company in the Ordinary Course of Business); (E) sold, leased, transferred or otherwise disposed of any of their assets outside the Ordinary Course of Business (other than sales of inventory or sales or other dispositions of obsolete assets or assets with no book value); (F) made any capital expenditures, or commitments for capital expenditures, in either case, which are not otherwise a part of the current annual operating plan furnished to Buyer; (G) made any operating expenditures, or any new binding commitments for operating expenditures, in either case (i) in excess of $500,000 in the aggregate and (ii) which are not reflected on the Interim Balance Sheet or the current annual operating plan furnished to Buyer; (H) permitted the Company or any Company Subsidiary to enter into or agree to enter into any merger or consolidation with, any corporation or other entity, or invest in the equity of, make a loan or capital contribution to, or otherwise acquire the securities of any other person; (I) waived or released any material right of the Company or any Company Subsidiary; or (J) made any investments in or loans to, or entered into or modified any Contract with Seller or any Affiliate of Seller other than the Company or any Company Subsidiary.

        Section 3.10    Employee Benefit Plans.

          3.10.1  Section 3.10.1 of the Company Disclosure Schedule sets forth a true and complete list of each Company Benefit Plan. "Company Benefit Plan" means each "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant of the Company or any Company Subsidiary (or to any dependent or beneficiary thereof), which is maintained, sponsored or contributed to by the Company or any Company Subsidiary, or under which the Company or any Company Subsidiary has any actual or contingent obligation or liability, including all incentive, bonus, deferred compensation, cafeteria, medical, disability, severance, stock purchase or equity based compensation plans, policies or programs.

          3.10.2  The Company has delivered or made available to Buyer true and complete copies of (A) each material Company Benefit Plan, (B) any amendments thereto, (C) the related summary plan description (together with all summaries of material modifications) and prospectus, if any, (D) each related trust or custodial agreement, (E) each deposit administration, group annuity, insurance or other funding agreement associated with each Company Benefit Plan, (F) the most recent actuarial reports relating to post-employment benefits or other benefit plans for which such materials are in the possession of the Company and (G) the most recent 5500 annual return for any Company Benefit Plan that files such returns.

          3.10.3  Each Company Benefit Plan has been administered in all respects in accordance with its terms and all applicable Laws, including ERISA and the Code.

          3.10.4  Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter or notification, advisory or opinion letter, as applicable, from the IRS as to its qualified status, copies of which have been delivered to or made available to Buyer, and, to Seller's knowledge, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan. There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption)

  with respect to any Company Benefit Plan that would result in liability to the Company. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Seller, is threatened against or with respect to any Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims).

          3.10.5  No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA). Neither the Company nor any Company Subsidiary has incurred any liability under Title IV of ERISA which has not been satisfied in full. No event has occurred, and no condition or circumstance exists that, alone or together with any other event, condition or circumstance, would result in any liability under Title IV of ERISA or Section 412 of the Code being imposed upon the Company or any Company Subsidiary.

          3.10.6  The Company has no unfunded liabilities in connection with any of the Company Benefit Plans that are not appropriately reflected in the Financial Statements in accordance with GAAP. All contributions, premium payments and other payments due from the Company or any Company Subsidiary to or under the Company Benefit Plans have been paid or deposited, as applicable, in a timely manner.

          3.10.7  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, alone or in connection with any other event (including any termination of employment or service), (A) result in any payment or benefit becoming due under any Company Benefit Plan, (B) increase any payments or benefits otherwise payable under any Company Benefit Plan, (C) result in the acceleration of the time of payment or vesting of any payments or benefits under any Company Benefit Plan to any extent, or (D) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any Company Subsidiary to any person.

          3.10.8  No amount that would be received from any Company Benefit Plan (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement (whether alone or together with any other event or circumstance) by any employee, officer or director of the Company or any Company Subsidiary who is a "disqualified individual" (as such term is defined in Treasury Regulation Section 1.280G-1) would be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code).

          3.10.9  Except as required by Law, no Company Benefit Plan provides any post-employment medical or life insurance benefits.

          3.10.10  The Company and each applicable Company Subsidiary has reserved all rights necessary to amend or terminate each of the Company Benefit Plans that provide health and/or welfare benefits without the consent of any other person or entity and without any liability other than for benefit claims owed with respect to the period prior to the date of termination.

          3.10.11  Each Company Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been maintained, operated and administered in good faith compliance under published guidance under Section 409A of the Code in terms of both operation and documentation. No Company Benefit Plan provides any individual with an indemnity, a "gross up" or any similar payment or right in respect of any Taxes that may become payable under Section 409A or Section 4999 of the Code.

        Section 3.11    Labor and Other Employment Matters.

          3.11.1  Except as set forth on Section 3.11.1 of the Company Disclosure Schedule, each of the Company and each Company Subsidiary is in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers' compensation, occupational safety, plant closings, and wages and hours.

  Neither the Company, any Company Subsidiary, nor Seller (with regard to the Company or any Company Subsidiary) is, nor have any of them been within the past three years, a party to a collective bargaining agreement and no labor union has been certified to represent any employee of the Company or any Company Subsidiary, or Seller with regard to the Company or any Company Subsidiary or has applied to represent or is attempting to organize so as to represent such employees. There is no pending or, to the knowledge of Seller, threatened work stoppage, slowdown or labor strike against the Company or any Company Subsidiary or Seller with regard to the Company or any Company Subsidiary.

          3.11.2  Except as set forth on Section 3.11.2 of the Company Disclosure Schedule, there are no (A) severance, change in control, or stay bonus agreements with directors, officers or employees of the Company or any Company Subsidiary or (B) severance programs of the Company or any Company Subsidiary with or relating to their respective employees.

        Section 3.12    Material Contracts.

          3.12.1  As of the date of this Agreement, except as set forth on the applicable subsection in Section 3.12 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any:

            3.12.1.1  Contract with Seller, any of Seller's Affiliates (other than the Company or any of its wholly owned Subsidiaries), or any of their respective directors, officers or employees;

            3.12.1.2  Contract with any Company Subsidiary or RedEnvelope;

            3.12.1.3  Contract for the sale of any of the assets of the Company or any Company Subsidiary other than in the Ordinary Course of Business or for the grant to any person of any preferential rights to purchase any of its assets;

            3.12.1.4  Contract for joint ventures, partnerships or similar arrangements;

            3.12.1.5  Contract, nor is RedEnvelope party to any Contract, containing covenants of the Company or any Company Subsidiary (or containing any covenants otherwise obligating the Company or any Company Subsidiary) not to compete in any line of business or with any person in any geographical area or not to solicit or hire any person with respect to employment or covenants of any third party not to compete with the Company or any Company Subsidiary in any line of business or in any geographical area or, other than employee non-solicit covenants with respect to service agreements entered into with contractors or consultants in the Ordinary Course of Business, not to solicit or hire any employee of the Company or any Company Subsidiary with respect to employment;

            3.12.1.6  Contract relating to the acquisition by any of the Company or any Company Subsidiary of any operating business or assets outside of the Ordinary Course of Business, whether by merger, the purchase of equity interests or the purchase of all or substantially all of the assets of any other person;

            3.12.1.7  Contract relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of the Company or any Company Subsidiary, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

            3.12.1.8  purchase Contract giving rise to liabilities or obligations of the Company or any Company Subsidiary in excess of $1,000,000 in any fiscal year;

            3.12.1.9  Contract providing for payments to the Company or any Company Subsidiary in excess of $250,000 in any fiscal year or $500,000 in the aggregate during the term thereof;

            3.12.1.10  Contract obligating the Company or any Company Subsidiary to provide or obtain products for a period of one year or more or requiring the Company or any Company Subsidiary to purchase or sell a stated portion of its requirements or outputs;

            3.12.1.11  Contract under which the Company or any Company Subsidiary has made advances or loans to any other person (excluding trade receivables in the Ordinary Course of Business and advances to employees in the Ordinary Course of Business);

            3.12.1.12  Contract providing for severance, retention or change in control payments to be made to employees, directors or independent contractors;

            3.12.1.13  Contract for the employment of any individual on a full-time or part-time basis providing annual base salary in excess of $100,000;

            3.12.1.14  Contract with any individual that is a consultant or independent contractor pursuant to which the Company or any Company Subsidiary is required to make payments to such consultant or independent contractor in excess of $100,000 in any fiscal year;

            3.12.1.15  outstanding Contract of guaranty, surety or indemnification (other than commercial Contracts entered into in the Ordinary Course of Business containing indemnification provisions), direct or indirect, by the Company or any Company Subsidiary;

            3.12.1.16  Contract (or group of related Contracts) which involve the expenditure by the Company or any Company Subsidiary of more than $1,000,000 annually or $2,000,000 in the aggregate, and is not terminable upon sixty (60) days' or less notice without penalty;

            3.12.1.17  Contract under which the Company grants to a third party rights to Company Owned IP, or under which the Company is granted rights to Intellectual Property owned by a third party which Intellectual Property is material to the Company's operations, including any agreement entered into to resolve Intellectual Property Litigation or any threatened Intellectual Property Litigation but excluding any Contract for off-the-shelf software;

            3.12.1.18  Contract that is a Real Estate Lease; and

            3.12.1.19  Contract that is otherwise material to the Company or any Company Subsidiary, the termination, cancellation or modification of which would have, or be reasonably expected to have, a material and adverse effect on the operation of the Company's business.

          3.12.2  Each Contract required to be disclosed in Section 3.12 of the Company Disclosure Schedule (each, a "Company Material Contract") is in full force and effect and is the legal, valid and binding obligation of the Company or Company Subsidiary which is party thereto (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at Law and assuming that such Contracts are the legal, valid and binding obligation of the other party thereto), and, to the knowledge of Seller, of the other parties thereto enforceable against each of them in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at Law) and, upon consummation of the transactions contemplated by this Agreement, shall, except as otherwise stated in Section 3.12 of the Company Disclosure Schedule, continue in full force and effect. Except as set forth on Section 3.12.2 of the Company Disclosure Schedule, (A) neither the

  Company nor any Company Subsidiary is in default under any Company Material Contract, nor, to Seller's knowledge, is any other party to any Company Material Contract in breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default on the part of the Company or any Company Subsidiary or any other party thereunder and (B) no party to any of the Company Material Contracts has exercised any termination rights with respect thereto, and no party has given written notice of any significant dispute with respect to any Company Material Contract. Buyer has been given access to a true and correct copy of all written Company Material Contracts, together with all amendments, waivers or other changes thereto. Seller has provided Buyer with written summaries of all oral Company Material Contracts.

        Section 3.13    Litigation.

          3.13.1  Except as set forth on Section 3.13.1 of the Company Disclosure Schedule, as of the date of this Agreement, to the knowledge of Seller, there is no Litigation threatened, nor, to the knowledge of Seller, is there any investigation pending, in each case, against the Company, RedEnvelope or any Company Subsidiary or against Seller with regard to the Company, RedEnvelope or any Company Subsidiary.

          3.13.2  Section 3.13.2 of the Company Disclosure Schedule sets forth a list of all Litigation as of the date of this Agreement to which the Company, RedEnvelope or any Company Subsidiary is a party, or to which Seller is party with regard to the Company, RedEnvelope or any Company Subsidiary and involves a claim for damages in excess of $1,000,000 or for injunctive or other similar equitable relief. Section 3.13.2 of the Company Disclosure Schedule sets forth a list of all outstanding judgments, orders, writs, injunctions or decrees as of the date of this Agreement to which the Company, RedEnvelope or any Company Subsidiary or any of their Assets is subject or to which Seller is subject with regard to the Company, RedEnvelope or any Company Subsidiary.

        Section 3.14    Environmental Matters.

          3.14.1  Each of the Company and each Company Subsidiary is and, since December 31, 2010, has been in compliance with applicable Environmental Laws and hold all Environmental Permits necessary to conduct their current operations.

          3.14.2  Except as set forth on Section 3.14.2 of the Company Disclosure Schedule, none of the Company or any Company Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with or liability under Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of or exposure to Hazardous Materials and no investigation, Litigation or other proceeding is pending or, to the knowledge of Seller, threatened in writing with respect thereto.

          3.14.3  Except as set forth on Section 3.14.3 of the Company Disclosure Schedule, to the knowledge of Seller, there is currently no contamination from Hazardous Materials on any real property currently or previously owned, leased or operated by the Company or any Company Subsidiary, including any real property that the Company or any Company Subsidiary is the beneficial owner of as trustee, that requires cleanup, remediation or any other type of response action by the Company or any Company Subsidiary pursuant to any Environmental Law or contractual obligation.

        Section 3.15    Intellectual Property.

          3.15.1  Section 3.15.1 of the Company Disclosure Schedule sets forth, with the owner, country(ies) or region, registration and application numbers and registration and application dates indicated, as applicable, all Company Owned IP that is issued or registered or that has been applied for and is pending issuance or registration with any Governmental Authority. All fees, taxes, annuities and other payments associated with filing, prosecuting, issuing, recording, registering or maintaining all such Company Owned IP owed to any Governmental Authority and due as of the Closing Date have been paid in full through the Closing Date in a timely manner to the proper Governmental Authority. All Company Owned IP listed or required to be listed thereon is active, to the knowledge of Seller is valid and enforceable, and is owned solely by the Company and/or any Company Subsidiary.

          3.15.2  (A) each of the Company and the Company Subsidiaries owns or possesses valid rights to use all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries as is currently conducted, and except as set forth on Section 3.15.2 of the Company Disclosure Schedule, (B) (i) during the past six years, the Company has not received any written complaint, demand or notice alleging that the Company or any Company Subsidiary has infringed upon or misappropriated any Intellectual Property right of any third party in connection with the operation of their business, there is no suit, claim, action or proceeding pending or, to the knowledge of Seller or the Company, threatened, alleging that the Company or any Company Subsidiary has infringed upon or misappropriated any Intellectual Property right of any third party in connection with the operation of their business, and (ii) to the Company's knowledge, no third party is currently infringing or misappropriating any Company Owned IP. None of the Company Owned IP, and, to the knowledge of Seller, none of the Company Licensed IP, is the subject of any order, decree or injunction of any Governmental Authority, and neither the Company nor any Company Subsidiary has been subject to any order, decree or injunction of any Governmental Authority in respect of any other person's Intellectual Property.

          3.15.3  Except as set forth on Section 3.15.3 of the Company Disclosure Schedule, to the knowledge of the Seller, the operation of the business of the Company and Company Subsidiaries as currently conducted by Company or any part thereof, and the possession or use of the Acquired Company IP has, does not and will not infringe, misappropriate, dilute, violate or otherwise conflict with any Intellectual Property right of any other person (including any Affiliate of the Company), nor does or will the operation of the business of the Company or Company Subsidiaries as currently conducted by the Company constitute unfair competition or deceptive or unfair trade practice.

          3.15.4  To the knowledge of Seller, all data and personal information used or maintained by the Company and/or the Company Subsidiaries have been collected, maintained, used and transferred in all respects in accordance with the Company and/or Company Subsidiaries' applicable data protection and privacy principles and policies. All such data protection and privacy principles and policies are designed and administered in all respects in accordance with applicable Laws. Except as set forth on Section 3.15.4 of the Company Disclosure Schedule, the Company has not within the past three years initiated an investigation for any claim based on the loss of or unauthorized disclosure or transfer of personal data or information, and, to the knowledge of Seller, no facts or circumstances exist that might give rise to such a claim.

          3.15.5  To the knowledge of Seller, no director, officer, stockholder, employee, consultant, contractor, agent or other representative of the Company or any Company Subsidiary owns or claims any rights in (nor has any of them made application for) any Company Owned IP.

          3.15.6  Except as set forth in Section 3.15.6 of the Company Disclosure Schedule, the Company and Company Subsidiaries have entered into an "Employee Nondisclosure and Assignment Agreement" with each of their officers, employees, consultants, contractors and agents and any other person with access to the confidential Acquired Company IP, including the trade secrets therein, to protect the confidentiality and value thereof, and, to the knowledge of Seller, there has not been any breach by any of the foregoing to any such agreement. The Company and Company

  Subsidiaries have taken commercially reasonable measures at least commensurate with industry standards to maintain the confidentiality thereof and in each such case using not less than a reasonable degree of care under the circumstances.

          3.15.7  Except as set forth in Section 3.15.7 of the Company Disclosure Schedule, the Company owns or has a valid right to access and use all Company IT Systems. The Company IT Systems (A) are adequate for, and operate and perform in all respects as required in connection with, the operation of the business of Company as currently conducted, and (B) do not, to the knowledge of Seller, contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that are specifically designed to maliciously (i) disrupt or adversely affect the functionality of any Company IT Systems, except as disclosed in their documentation, or (ii) enable or assist any person to access without authorization any Company IT Systems. No Company or Company Subsidiary developed Software, or Software developed on behalf of or for the Company or any Company Subsidiary, incorporates, uses or includes any Open Source Materials known to be in violation of an Open Source License.

          3.15.8  Except as set forth on Section 3.15.8 of the Company Disclosure Schedule, (A) the Company has taken reasonable steps in accordance with normal industry standards to secure the Company IT Systems from unauthorized access or use by any person, and to ensure the continued, uninterrupted, and error-free operation of the Company IT Systems, including employing security, maintenance, disaster recovery, redundancy, backup, archiving, and virus or malicious device scanning/protection measures in accordance with normal industry standards and (B) to the knowledge of Seller, no person has gained unauthorized access to any Company IT Systems.

        Section 3.16    Assets and Properties.

        Each of the Company and the Company Subsidiaries has good (and with respect to real estate, marketable) title to, or a valid leasehold interest in, as applicable, all of its owned or leased real property (including all rights, title, privileges and appurtenances pertaining or relating thereto) free and clear of any and all liens, except for Permitted Liens and for liens, defects or failures to be in full force and effect which do not in the aggregate detract from the value of such property or assets or impair the use thereof in the operation of the business of the Company or any Company Subsidiary. Neither the Company nor any of the Company Subsidiaries owns any real property. Section 3.16 of the Company Disclosure Schedule lists all leases, licenses and subleases of any real property to which the Company or any Company Subsidiary is a party as of the date of this Agreement (each, a "Real Estate Lease"). Each of the Company and the Company Subsidiaries has title to, or a valid leasehold interest in, as applicable, all personal property necessary to operate their respective businesses free and clear of any and all liens, except for Permitted Liens and for liens, defects or failures to be in full force and effect which do not detract from the value of such property or assets or impair the use thereof in the operation of the business of the Company or any Company Subsidiary. Such personal property and owned or leased property are in good operating condition and repair, ordinary wear and tear and commercially reasonable deferred maintenance excepted, and except for such failures to be in good operating condition and repair which would not reasonably be expected to impair the use thereof in the operation of the business of the Company or any Company Subsidiary. The assets and properties owned by the Company and the Company Subsidiaries constitute all of the assets and properties necessary to operate their respective businesses as currently conducted, and are sufficient for the Company and the Company Subsidiaries to conduct their respective businesses from and after the Closing without interruption and in the Ordinary Course of Business.

        Section 3.17    Taxes.

          3.17.1  Except as set forth in Section 3.17.1 of the Company Disclosure Schedule, (A) all Tax Returns required to be filed with any Taxing Authority by or on behalf of the Company and each Company Subsidiary (including any consolidated, combined, unitary or affiliated Tax group Tax

  Returns of which the Company or any Company Subsidiary is or has been a member) have been timely filed (taking into account any extension of time within which to file); (B) all such Tax Returns were complete and correct and have been prepared in substantial compliance with applicable Law; and (C) all Taxes due and payable by the Company and each Company Subsidiary have been timely paid (whether or not such Taxes were shown on any Tax Return to be due). Section 3.17.1 of the Company Disclosure Schedule sets forth all jurisdictions in which the Company and/or Company Subsidiaries are currently required to file any Income Tax Returns.

          3.17.2  Except as set forth in Section 3.17.2 of the Company Disclosure Schedule, (A) no outstanding written claim has been received, and no audit, action, suit, nexus inquiry or proceeding is in progress, against or with respect to the Company or any Company Subsidiary in respect of any Tax; and (B) all deficiencies, assessments or proposed adjustments asserted against the Company or any Company Subsidiary, directly or by reason of inclusion in a consolidated, combined, unitary or affiliated Tax group, by any Taxing Authority have been paid or fully and finally settled.

          3.17.3  Except as set forth in Section 3.17.3 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year.

          3.17.4  There are no Tax liens upon any property or assets of the Company or any Company Subsidiary, except for Permitted Liens.

          3.17.5  Except as set forth in Section 3.17.5 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary (A) has been a member of an affiliated, combined, consolidated or unitary Tax group since January 1, 2009 for purposes of filing any Tax Return, other than a group of which Seller or any of its Subsidiaries was the common parent (a "Seller Affiliated Group"), (B) has any liability for Taxes of any person under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law (other than any liability arising from membership in a Seller Affiliated Group) or as a transferee or successor, or (C) is a party to or bound by any Tax sharing, Tax indemnity or Tax allocation agreement (other than commercial agreements the primary purpose of which does not relate to Taxes).

          3.17.6  The Company and each Company Subsidiary have complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under any Federal, state, local or foreign Laws) and have, within the time and in substantial compliance with the manner prescribed by applicable Law, withheld from employee wages and paid over to the proper Taxing Authority all amounts required to be so withheld and paid over under applicable Law.

          3.17.7  Except as set forth in Section 3.17.7 of the Company Disclosure Schedule, none of the Company, the Company Subsidiaries, or their respective predecessors has been the "distributing corporation" or "controlled corporation" (as such terms are defined in Section 355 of the Code) with respect to a distribution of stock described in or intended to qualify for tax-free treatment (in whole or in part) under Section 355(a) or 361 of the Code (A) within the two-year period ending as of the date of this Agreement, or (B) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

          3.17.8  Except as set forth in Section 3.17.8 of the Company Disclosure Schedule, no written claim or nexus inquiry, in each case which has not been resolved, has been received by the Company or any Company Subsidiary from a Taxing Authority in a jurisdiction where the Company or such Company Subsidiary does not file a Tax Return asserting that the Company or such Company Subsidiary is or may be subject to taxation by that jurisdiction.

          3.17.9  Neither the Company nor any Company Subsidiary is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

          3.17.10  Except as set forth in Section 3.17.10 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary will be required to include any material amount of income in taxable income for any Post-Closing Tax Period (A) under Section 481(c) of the Code (or any comparable provision of Law) as a result of a change in method of accounting made prior to the Closing, (B) pursuant to any installment sale or other open transaction disposition occurring prior to the Closing, (C) as a result of an election under Section 108(i) of the Code made prior to the Closing in connection with any indebtedness of the Company or any Company Subsidiary which is discharged, (D) as a result of any prepaid amount received prior to the Closing, or (E) pursuant to the provisions of any agreement entered into prior to the Closing with any Taxing Authority with regard to any Tax liability of the Company or any Company Subsidiary.

          3.17.11  Neither the Company nor any Company Subsidiary has participated in any "listed transaction" as defined in Treasury Regulation Section 1.6011-4(b)(2).

          3.17.12  None of the Company Subsidiaries is a "controlled foreign corporation" as defined in Section 957 of the Code.

          3.17.13  Neither the Company nor any Company Subsidiary has ever participated in an international boycott within the meaning of Section 999 of the Code.

          3.17.14  Section 3.17.14 of the Company Disclosure Schedule sets forth each Tax ruling, Tax holiday or abatement and other agreement with any Taxing Authority with respect to Taxes of the Company or the Company Subsidiaries which will (A) remain in effect following the Closing or (B) terminate as a result of the transactions contemplated by this Agreement with respect to the Company or any Company Subsidiary; the Company and the Company Subsidiaries are in substantial compliance with each such Tax ruling, Tax holiday and other agreement.

          3.17.15  The Company and its Subsidiaries are and have been in substantial compliance with applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating transfer pricing practices of the Company and its Subsidiaries.

          3.17.16  Section 3.17.16 of the Company Disclosure Schedule contains a true and complete list for the current Tax year and each of the previous three Tax years of (A) each country (other than the United States) in which the Company or any Company Subsidiary has or had a permanent establishment, as defined in any applicable Tax treaty or convention between the United States and such foreign country; and (B) each country (other than the United States) within which the Company or any Company Subsidiary is currently or was previously engaged in a trade or business for tax purposes under applicable Law.

          3.17.17  The Company and the Company Subsidiaries have timely filed, or caused to be timely filed, all reports, statements, information returns or declarations required by any abandonment or unclaimed property, escheat and similar Law. All amounts due to any Governmental Authority under any abandonment or unclaimed property, escheat or similar Law have been timely remitted by the Company or the Company Subsidiaries.

        Section 3.18    Brokers.

        No broker, investment banker, financial advisor or other person is entitled to any brokerage, finder's, financial advisor's or other similar fee or commission from the Company or any Company Subsidiary in connection with the transactions contemplated by this Agreement.

        Section 3.19    Insurance.

        Seller has insurance policies (the "Policies") in full force and effect (A) for such amounts as are sufficient for all requirements of Law and all Company Material Contracts to which the Company or any of the Company Subsidiaries is a party, and (B) which are in such amounts, with such deductibles and against such risks and losses, as, to the knowledge of Seller, are reasonable for the business, assets and properties of the Company and the Company Subsidiaries.

        Section 3.20    Investigation by Seller; Limitation on Warranties; Investment Representations.

          3.20.1  Seller (A) has such knowledge and experience in business and financial matters as to be capable of evaluating the risks and merits of the transactions contemplated hereby, (B) has adequate information and has made its own independent investigation concerning the business, assets, properties, condition (financial or otherwise), risks, and results of operations of Buyer to make an informed decision regarding the purchase of the Restricted Securities, (C) has relied solely upon its own investigation and analysis, without reliance upon any information other than what is publicly available, and (D) acknowledges that Buyer specifically makes no representation or warranty of any kind regarding the Restricted Stock and the business, operations, financial condition or prospects of Buyer, and Seller hereby disclaims reliance on any representation or warranty of any kind (including as to the accuracy or completeness thereof), other than those expressly set forth in this Agreement.

          3.20.2  Seller is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

          3.20.3  Seller is acquiring the Restricted Stock solely for the purpose of investment for its own account, not as a nominee or agent, and not with a view to, or for offer or sale in connection with, any distribution thereof in any transaction which would be in violation of federal or state securities laws. Seller has no Contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any other person with respect to any of the Restricted Stock.

Article 4.
REPRESENTATIONS AND WARRANTIES OF BUYER

        Except as set forth in Buyer's SEC Filings filed prior to the date of this Agreement (but disregarding disclosures contained under the heading "Risk Factors," or disclosures set forth in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Buyer hereby represents and warrants to Seller and the Company, as of the date hereof and as of the Closing Date, as follows:

        Section 4.1    Organization and Qualification; Subsidiaries.

        Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Section 4.1 of the Buyer Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of Buyer (each a "Buyer Subsidiary" and, collectively, the "Buyer Subsidiaries"). Each Buyer Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be. Buyer and each Buyer Subsidiary has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Buyer and each Buyer Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary. None of Buyer or any Buyer Subsidiary holds an Equity Interest in any other person other than any Buyer Subsidiary.

        Section 4.2    Certificate of Incorporation and Bylaws.

        Buyer's Certificate of Incorporation (the "Buyer Charter") and bylaws (the "Buyer Bylaws") listed as exhibits to the Buyer SEC Filings are true, complete and correct copies. Buyer has made available to Seller and the Company a true, complete and correct copy of the charter and bylaws (or equivalent organizational documents) of each Buyer Subsidiary.

        Section 4.3    Capitalization.

          4.3.1  Prior to the consummation of the transactions contemplated hereby, the authorized capital stock of Buyer consists of 65,000,000 shares of capital stock, of which 60,000,000 are designated Buyer Common Stock and 5,000,000 are designated preferred stock, par value $0.0001 ("Buyer Preferred Stock"). As of July 29, 2014, (A) 18,948,447 shares of Buyer Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, (B) zero (0) shares of Buyer Common Stock were held in the treasury of Buyer or by the Buyer Subsidiaries (other than shares held in trust accounts or otherwise held for or on behalf of third parties in a fiduciary, custodian or similar capacity where none of Buyer or the Buyer Subsidiaries is the beneficial owner), (C) 280,777 shares of Buyer Common Stock are reserved for issuance under the FTD Companies, Inc. Incentive Compensation Plan (the "Buyer Stock Plan") and (D) 388,408 shares of Buyer Common Stock are reserved for issuance under the FTD Companies, Inc. Amended and Restated 2013 Employee Stock Purchase Plan. As of the date hereof, (i) 388,952 shares of Buyer Common Stock are subject to issuance pursuant to the exercise of options to purchase Buyer Common Stock ("Buyer Options") outstanding under the Buyer Stock Plan and (ii) there are 578,640 shares of Buyer Common Stock reserved for issuance upon the settlement of restricted stock units granted under the Buyer Stock Plan ("Buyer Stock Award"). As of the date hereof, zero (0) shares of Buyer Preferred Stock are issued and outstanding.

          4.3.2  As of July 29, 2014, except for Buyer Options issued under the Buyer Stock Plan to purchase 388,952 shares of Buyer Common Stock in the aggregate and 578,640 shares of Buyer Stock Award in the aggregate, there are no options, warrants or other rights to acquire capital stock or other Equity Interests of Buyer or any Buyer Subsidiary, or securities convertible into or exchangeable for capital stock or other Equity Interests of Buyer or any Buyer Subsidiary, or other rights, instruments or obligations which derive value based upon Buyer Common Stock but are not settled solely in shares of Buyer Common Stock. Since July 29, 2014, and through the date of this Agreement, Buyer has not issued any shares of its capital stock or other Equity Interests or securities convertible into or exchangeable or exercisable for capital stock or other Equity Interests of Buyer, other than Buyer Options issued pursuant to the Buyer Stock Plan, shares pursuant to exercise of Buyer Options, and shares of Buyer Stock Award. The shares of Restricted Stock to be issued at the Closing, when issued as contemplated herein, will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.

          4.3.3  Except with respect to the Buyer Options, the shares of Buyer Stock Award, the Buyer Stock Plan and the related grant agreements, there are no outstanding Rights with respect to Buyer or any of the Buyer Subsidiaries. Each outstanding share of capital stock of each Buyer Subsidiary is duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.

        Section 4.4    Authority.

        Buyer has requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to Buyer Stockholder Approval, to consummate the transactions contemplated by this Agreement to be consummated by Buyer. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Buyer and no vote of the holders of any class or series of capital stock or other Equity Interests of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than the Buyer Stockholder Approval. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller and the Company, constitutes a legally valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at Law.

        Section 4.5    No Conflict; Required Filings and Consents.

          4.5.1  The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer will not, (A) conflict with or violate any provision of the Buyer Charter or the Buyer Bylaws, (B) assuming that all consents, approvals, authorizations and permits described in Section 4.5.1 have been obtained and all filings and notifications described in Section 4.5.1 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Buyer or any Buyer Subsidiary or by which any property or asset of Buyer or any Buyer Subsidiary is bound or (C) except as set forth in Section 4.5.1 of the Buyer Disclosure Schedule, result in any breach of, or any loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a lien or other encumbrance (other than Permitted Liens) on any property or asset of Buyer or any Buyer Subsidiary pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, Buyer Permit or other legally binding obligation to which Buyer or any Buyer Subsidiary is party, except, as to clauses (B) and (C), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to, individually or in the aggregate, materially and adversely affect Buyer.

          4.5.2  The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer will not, require any Governmental Authorizations, except as may be required under the Exchange Act, the Securities Act, any applicable Blue Sky Laws or the Antitrust Laws.

        Section 4.6    Permits; Compliance with Law.

        Each of Buyer and each Buyer Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority, to the knowledge of the Buyer, necessary for Buyer and each Buyer Subsidiary to own, lease and operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the "Buyer Permits"), and all such Buyer Permits are valid, and in full force and effect, except where the failure to be in possession of, the suspension or cancellation of, failure to be valid or in full force and effect of, any of the Buyer Permits has not, and would not reasonably be expected to, individually or in the aggregate, materially and adversely affect Buyer or any Buyer Subsidiary. Since December 31, 2010, Buyer and each Buyer Subsidiary has conducted its respective business in all material respects in accordance with any Law applicable to Buyer or any Buyer Subsidiary or by which any property or asset of Buyer or any

Buyer Subsidiary is bound or any Buyer Permits. Since December 31, 2010, neither Buyer nor any Buyer Subsidiary has received any written notification or communication from any Governmental Authority asserting that any of Buyer or any Buyer Subsidiary is not in compliance with any Laws, initiating any proceeding or, to the knowledge of Buyer, threatening an investigation into the business or operations of Buyer or any Buyer Subsidiary.

        Section 4.7    SEC Filings; Financial Statements; Other Reports.

          4.7.1  Buyer has filed all registration statements, information statements, prospectuses, forms, reports, definitive proxy statements, schedules and other documents required to be filed with the SEC by it under the Securities Act or the Exchange Act, as the case may be, from and after November 1, 2013 (collectively, the "Buyer SEC Filings"). Each Buyer SEC Filing, (A) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto prior to the date hereof, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented prior to the date hereof, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Buyer Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.

          4.7.2  Each of the principal executive officer of Buyer and the principal financial officer of Buyer (or each former principal executive officer of Buyer and each former principal financial officer of Buyer, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Buyer SEC Filings.

          4.7.3  Except as has not had, individually or in the aggregate, a Buyer Material Adverse Effect, Buyer maintains a system of "internal control over financial reporting" (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances to Buyer and the Buyer Board (A) that transactions of Buyer and the Buyer Subsidiaries are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (B) that receipts and expenditures of Buyer and the Buyer Subsidiaries are made only in accordance with the authorizations of management and the Buyer Board and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Buyer's assets that would have an effect on Buyer's financial statements. The books and records of Buyer and the Buyer Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.

          4.7.4  Except as has not had, individually or in the aggregate, a Buyer Material Adverse Effect, Buyer has not received any written notification from its outside auditors of any (A) "significant deficiency" or (B) "material weakness" in Buyer's internal controls over financial reporting on or after January 1, 2013. To the knowledge of Buyer, there is no outstanding "significant deficiency" or "material weakness" (in each case, as defined by Public Company Accounting Oversight Board rule) that has not been appropriately and adequately remedied by Buyer.

          4.7.5  Each of the consolidated financial statements (including any notes thereto) contained in the Buyer SEC Filings, as amended, supplemented or restated, if applicable prior to the date hereof, was prepared in accordance with GAAP applied (in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each of such consolidated financial statements, presented fairly, in all material respects, the consolidated financial position, results of operations, comprehensive income (as required by GAAP), changes in stockholders' equity, and cash flows of Buyer and the consolidated Buyer Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

          4.7.6  Except as and to the extent set forth (A) on the consolidated balance sheet of Buyer and the consolidated Buyer Subsidiaries as of December 31, 2013, included in Buyer's annual report filed on Form 10-K for the year ended December 31, 2013, including the notes thereto, or (B) in the Buyer SEC Filings filed after December 31, 2013, none of Buyer or any consolidated Buyer Subsidiary had at the relevant balance sheet date, any liabilities or obligations that would be required to be reflected or reserved against on a balance sheet (or in the notes thereto) prepared in accordance with GAAP and none have arisen since such date, except, in each case, for liabilities or obligations (i) incurred in connection with the transactions contemplated hereby, (ii) incurred in the Ordinary Course of Business since January 1, 2014 or (iii) that have not had, individually or in the aggregate, a Buyer Material Adverse Effect.

        Section 4.8    Proxy Statement.

          4.8.1  The Proxy Statement, and any amendments or supplements thereto, that Buyer is responsible for filing at (A) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first made publicly available to the stockholders of Buyer and (B) the time of the Buyer Meeting will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and other applicable Law.

          4.8.2  The representations and warranties contained in this Section 4.8 will not apply to the failure of the Proxy Statement to comply as to form as a result of, or statements or omissions included therein based upon, information supplied to Buyer by or on behalf of Seller or the Company.

        Section 4.9    Absence of Certain Changes or Events.

        Since December 31, 2013, except as (A) disclosed in the Buyer SEC Filings filed after December 31, 2013, and prior to the date of this Agreement (but disregarding disclosures contained under the heading "Risk Factors," or disclosures set forth in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), or (B) contemplated by this Agreement, there has not been (i) a Buyer Material Adverse Effect or (ii) any action taken by Buyer or any Buyer Subsidiary during the period from December 31, 2013 through the date of this Agreement that would have required Seller's consent if Buyer had been subject to Section 5.2 at such time.

        Section 4.10    Employee Benefit Plans.

          4.10.1  Section 4.10.1 of the Buyer Disclosure Schedule sets forth a true and complete list of each Buyer Benefit Plan. "Buyer Benefit Plan" means each "employee benefit plan" as defined in Section 3(3) of ERISA, and any other plan, policy, program, practice, agreement (excluding employment agreements and offer letters with employees entered into in the Ordinary Course of Business, and agreements with consultants or contractors that are not cancelable without penalty or further payment and without more than 30 days' notice), understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant of Buyer or any Buyer Subsidiary (or to any dependent or beneficiary thereof), which is maintained, sponsored or contributed to by Buyer or any Buyer Subsidiary, or under which Buyer or any Buyer Subsidiary has any actual or contingent obligation or liability, including all incentive, bonus, deferred compensation, cafeteria, medical, disability, severance, stock purchase or equity based compensation plans, policies or programs.

          4.10.2  Buyer has delivered or made available to the Company true and complete copies of (A) each material Buyer Benefit Plan, (B) any amendments thereto, (C) the related summary plan description (together with all summaries of material modifications) and prospectus, if any, (D) each related trust or custodial agreement, (E) each deposit administration, group annuity, insurance or other funding agreement associated with each Buyer Benefit Plan, (F) the most recent actuarial reports relating to post-employment benefits and (G) the most recent 5500 annual return for any Buyer Benefit Plan that files such returns.

          4.10.3  Each Buyer Benefit Plan has been administered in all respects in accordance with its terms and all applicable Laws, including ERISA and the Code.

          4.10.4  Each Buyer Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter or notification, advisory or opinion letter, as applicable, from the IRS as to its qualified status and, to Buyer's knowledge, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Buyer Benefit Plan. There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Buyer Benefit Plan that would result in liability to Buyer. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Buyer, is threatened against or with respect to any Buyer Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims).

          4.10.5  No Buyer Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA). Neither Buyer nor any Buyer Subsidiary has incurred any liability under Title IV of ERISA which has not been satisfied in full. No event has occurred, and no condition or circumstance exists that, alone or together with any other event, condition or circumstance, would result in any liability under Title IV of ERISA being imposed upon Buyer or any Buyer Subsidiary as a result of the transactions contemplated by this Agreement.

          4.10.6  Buyer has no unfunded liabilities in connection with any of Buyer Benefit Plans that are not appropriately reflected in the Buyer's financial statements in accordance with GAAP. All contributions, premium payments and other payments due from Buyer or any Buyer Subsidiary to or under Buyer Benefit Plans have been paid or deposited, as applicable, in a timely manner.

          4.10.7  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, alone or in connection with any other event (including any termination of employment or service), (A) result in any payment or benefit becoming due under any Buyer Benefit Plan, (B) increase any payments or benefits otherwise payable under any Buyer Benefit Plan, (C) result in the acceleration of the time of payment or vesting of any payments or benefits under any Buyer Benefit Plan to any extent, or (D) result in the forgiveness in whole or in part of any outstanding loans made by Buyer or any Buyer Subsidiary to any person.

          4.10.8  No amount that would be received from any Buyer Benefit Plan (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement (whether alone or together with any other event or circumstance) by any employee, officer or director of the Buyer or any Buyer Subsidiary who is a "disqualified individual" (as such term is defined in Treasury Regulation Section 1.280G-1) would be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code).

          4.10.9  Except as required by Law, no Buyer Benefit Plan provides any post-employment medical or life insurance benefits.

          4.10.10  Buyer and each applicable Buyer Subsidiary has reserved all rights necessary to amend or terminate each of the Buyer Benefit Plans that provide health and/or welfare benefits without the consent of any other person or entity and without any liability other than for benefit claims owed with respect to the period prior to the date of termination.

          4.10.11  Each Buyer Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been maintained, operated and administered in good faith compliance under published guidance under Section 409A of the Code in terms of both operation and documentation. No Buyer Benefit Plan provides any individual with an indemnity, a "gross up" or any similar payment or right in respect of any Taxes that may become payable under Section 409A or Section 4999 of the Code.

        Section 4.11    Labor and Other Employment Matters.

        Buyer and each Buyer Subsidiary is in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers' compensation, occupational safety, plant closings, and wages and hours. Neither Buyer nor any Buyer Subsidiary is, or has been within the past three years, a party to a collective bargaining agreement and no labor union has been certified to represent any employee or Buyer or any Buyer Subsidiary, or has applied to represent or is attempting to organize so as to represent such employees. There is no pending or, to the knowledge of Buyer, threatened work stoppage, slowdown or labor strike against Buyer or any Buyer Subsidiary.

        Section 4.12    Material Contracts.

          4.12.1  Except for Contracts set forth on the "Exhibit Index" included in Buyer's Form 10-K for the year ended December 31, 2013 or the Buyer SEC Filings filed before the date of this Agreement, as of the date of this Agreement, neither Buyer nor any Buyer Subsidiary, nor any of their respective assets, properties, businesses or operations is a party to, bound or affected by, or receives benefits under any Contract which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (a "Buyer Material Contract").

          4.12.2  Each Buyer Material Contract is in full force and effect and is the legal, valid and binding obligation of Buyer or Buyer Subsidiary which is party thereto, and, to the knowledge of Buyer, of the other parties thereto enforceable against each of them in accordance with its terms and, upon consummation of the transactions contemplated by this Agreement, shall, except as otherwise stated in Section 4.12 of the Buyer Disclosure Schedule, continue in full force and effect. Neither the Buyer nor any Buyer Subsidiary is in default under any Buyer Material Contract, nor, to Buyer's knowledge, is any other party to any Buyer Material Contract in breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default on the part of Buyer or any Buyer Subsidiary or any other party thereunder. No party to any of the Buyer Material Contracts has exercised any termination rights with respect thereto, and no party has given notice of any significant dispute with respect to any Buyer Material Contract. Seller has been given access to a true and correct copy of all written Buyer Material Contracts, together with all amendments, waivers or other changes thereto, and Buyer has provided Seller with written summaries of all oral Buyer Material Contracts.

        Section 4.13    Litigation.

          4.13.1  Section 4.13.1 of the Buyer Disclosure Schedule sets forth a list of all Litigation as of the date of this Agreement (A) to which Buyer or any Buyer Subsidiary is a party and (B) involves a claim against Buyer or a Buyer Subsidiary for damages in excess of $1,000,000 or for injunctive or other similar equitable relief. Section 4.13.1 of the Buyer Disclosure Schedule sets forth a list of all outstanding judgments, orders, writs, injunctions or decrees as of the date of this Agreement to which Buyer or any Buyer Subsidiary or any of their Assets is subject.

          4.13.2  As of the date of this Agreement, to the knowledge of Buyer, there is no Litigation threatened, nor, to the knowledge of Buyer, is there any investigation pending, in each case, against Buyer or any Buyer Subsidiary.

        Section 4.14    Environmental Matters.

          4.14.1  Each of Buyer and each Buyer Subsidiary is and, since December 31, 2013, has been in compliance with applicable Environmental Laws and hold all Environmental Permits necessary to conduct their current operations.

          4.14.2  None of Buyer or any Buyer Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with or Liability under Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of or exposure to Hazardous Materials and no investigation, Litigation or other proceeding is pending or, to the knowledge of Buyer, threatened in writing with respect thereto.

          4.14.3  To the knowledge of Buyer, there is currently no contamination from Hazardous Materials on any real property currently or previously owned, leased or operated by Buyer or any Buyer Subsidiary, including any real property that Buyer or any Buyer Subsidiary is the beneficial owner of as trustee, that requires cleanup, remediation or any other type of response action by Buyer or any Buyer Subsidiary pursuant to any Environmental Law or contractual obligation.

        Section 4.15    Intellectual Property.

          4.15.1  (A) each of Buyer and the Buyer Subsidiaries owns or possesses valid rights to use all Intellectual Property necessary to conduct the business of Buyer and the Buyer Subsidiaries as is currently conducted, and (B) (i) during the past four years, Buyer has not received any written complaint, demand or notice alleging that Buyer or any Buyer Subsidiary has infringed upon or misappropriated any Intellectual Property right of any third party in connection with the operation of their business, there is no suit, claim, action or proceeding pending or, to the knowledge of Buyer, threatened alleging that Buyer or any Buyer Subsidiary has infringed upon or misappropriated any Intellectual Property right of any third party in connection with the operation of their business, and (ii) to Buyer's knowledge, no third party is currently infringing or misappropriating Intellectual Property owned by Buyer or any Buyer Subsidiary. None of the Buyer Owned IP is the subject of any order, decree or injunction of any Governmental Authority, and neither Buyer nor any Buyer Subsidiary has been subject to any order, decree or injunction of any Governmental Authority in respect of any other person's Intellectual Property.

          4.15.2  To the knowledge of the Buyer, the operation of the business of the Buyer and Buyer Subsidiaries as currently conducted by Buyer or any part thereof, does not and will not infringe, misappropriate, dilute, violate or otherwise conflict with any Intellectual Property right of any other person.

          4.15.3  To the knowledge of Buyer, all data and personal information used or maintained by the Buyer and/or the Buyer Subsidiaries have been collected, maintained, used and transferred in all respects in accordance with the Buyer's and/or Buyer Subsidiaries' applicable data protection and privacy principles and policies. All such data protection and privacy principles and policies are designed and administered in all respects in accordance with applicable Laws. Except as set forth in Section 4.15.3 of the Buyer Disclosure Schedule, the Buyer and/or the Buyer Subsidiaries have not within the past three years initiated an investigation for any claim based on the loss of or unauthorized disclosure or transfer of personal data or information, and, to the knowledge of Buyer, no facts or circumstances exist that might give rise to such a claim.

          4.15.4  To the knowledge of Buyer, no director, officer, stockholder, employee, consultant, contractor, agent or other representative of Buyer or any Buyer Subsidiary owns or claims any rights in (nor has any of them made application for) any Buyer Owned IP.

          4.15.5  Buyer has entered into confidentiality and nondisclosure agreements with all of its directors, officers, employees, consultants, contractors and agents and any other person with access to the confidential Buyer Owned IP, including the trade secrets therein, to protect the confidentiality and value thereof, and, to the knowledge of Buyer, there has not been any breach by any of the foregoing to any such agreement. Buyer and Buyer Subsidiaries have taken commercially reasonable measures at least commensurate with industry standards to maintain the confidentiality thereof and in each such case using not less than a reasonable degree of care under the circumstances.

          4.15.6  Buyer owns or has a valid right to access and use all Buyer IT Systems. The Buyer IT Systems (A) are adequate for, and operate and perform in all respects as required in connection with, the operation of the business of Buyer as currently conducted, and (B) do not, to the knowledge of Buyer, contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that are specifically designed to maliciously (i) disrupt or adversely affect the functionality of any Buyer IT Systems, except as disclosed in their documentation, or (ii) enable or assist any person to access without authorization any Buyer IT Systems.

          4.15.7  Buyer has taken reasonable steps in accordance with normal industry standards to secure the Buyer IT Systems from unauthorized access or use by any person, and to ensure the continued, uninterrupted, and error-free operation of the Buyer IT Systems, including employing security, maintenance, disaster recovery, redundancy, backup, archiving, and virus or malicious device scanning/protection measures in accordance with normal industry standards. To the knowledge of Buyer, no person has gained unauthorized access to any Buyer IT Systems.

        Section 4.16    Assets and Properties.

        Each of Buyer and the Buyer Subsidiaries has good (and with respect to real estate, marketable) title to, or a valid leasehold interest in, as applicable, all of its owned or leased real property (including all rights, title, privileges and appurtenances pertaining or relating thereto) free and clear of any and all liens, except for Permitted Liens and for liens, defects or failures to be in full force and effect which do not in the aggregate detract from the value of such property or assets or impair the use thereof in the operation of the business of Buyer or any Buyer Subsidiary. Each of Buyer and the Buyer Subsidiaries has title to, or a valid leasehold interest in, as applicable, all personal property necessary to operate their respective businesses free and clear of any and all liens, except for Permitted Liens and for liens, defects or failures to be in full force and effect which do not detract from the value of such property or assets or impair the use thereof in the operation of the business of Buyer or any Buyer Subsidiary. Such personal property and owned or leased property are in good operating condition and repair, ordinary wear and tear and commercially reasonable deferred maintenance excepted, and except for such failures to be in good operating condition and repair which would not reasonably be expected to impair the use thereof in the operation of the business of Buyer or any Buyer Subsidiary.

        Section 4.17    Taxes.

          4.17.1  Except as set forth in Section 4.17.1 of the Buyer Disclosure Schedule, (A) all Tax Returns required to be filed with any Taxing Authority by or on behalf of Buyer and each Buyer Subsidiary (including any consolidated, combined, unitary or affiliated Tax group Tax Returns of which Buyer or any Buyer Subsidiary is or has been a member) have been timely filed (taking into account any extension of time within which to file); (B) all such Tax Returns were complete and correct and have been prepared in substantial compliance with applicable Law; and (C) all Taxes due and payable by Buyer and each Buyer Subsidiary have been timely paid (whether or not such

  Taxes were shown on any Tax Return to be due). Section 4.17.1 of the Buyer Disclosure Schedule sets forth all jurisdictions in which Buyer and/or the Buyer Subsidiaries are currently required to file any Income Tax Returns.

          4.17.2  Except as set forth in Section 4.17.2 of the Buyer Disclosure Schedule, (A) no outstanding written claim has been received, and no audit, action, suit, nexus inquiry or proceeding is in progress, against or with respect to the Buyer or any Buyer Subsidiary in respect of any Tax; and (B) all deficiencies, assessments or proposed adjustments asserted against Buyer or any Buyer Subsidiary, directly or by reason of inclusion in a consolidated, combined, unitary or affiliated Tax group, by any Taxing Authority have been paid or fully and finally settled.

          4.17.3  Except as set forth in Section 4.17.3 of the Buyer Disclosure Schedule, neither Buyer nor any Buyer Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year.

          4.17.4  There are no Tax liens upon any property or assets of Buyer or any Buyer Subsidiary, except for Permitted Liens.

          4.17.5  Except as set forth in Section 4.17.5 of the Buyer Disclosure Schedule, neither Buyer nor any Buyer Subsidiary (A) has been a member of an affiliated, combined, consolidated or unitary Tax group since January 1, 2009 for purposes of filing any Tax Return, other than a group of which Buyer or any of its Subsidiaries was the common parent (a "Buyer Affiliated Group"), (B) has any liability for Taxes of any person under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law (other than any liability arising from membership in a Buyer Affiliated Group) or as a transferee or successor, or (C) is a party to or bound by any Tax sharing, Tax indemnity or Tax allocation agreement (other than commercial agreements the primary purpose of which does not relate to Taxes).

          4.17.6  Buyer and each Buyer Subsidiary have complied with all applicable Laws relating to the payment and withholding of any Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under any Federal, state, local or foreign Laws) and have, within the time and in substantial compliance with the manner prescribed by applicable Law, withheld from employee wages and paid over to the proper Taxing Authority all amounts required to be so withheld and paid over under applicable Law.

          4.17.7  Except for the distribution of all of Buyer's stock by United Online, Inc. to its stockholders effected on November 1, 2013, none of Buyer, the Buyer Subsidiaries, or their respective predecessors has been the "distributing corporation" or "controlled corporation" (as such terms are defined in Section 355 of the Code) with respect to a distribution of stock described in or intended to qualify for tax-free treatment (in whole or in part) under Section 355(a) or 361 of the Code (A) within the two-year period ending as of the date of this Agreement, or (B) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

          4.17.8  Except as set forth in Section 4.17.8 of the Buyer Disclosure Schedule, no written claim or nexus inquiry has been received by Buyer or any Buyer Subsidiary from a Taxing Authority in a jurisdiction where Buyer or such Buyer Subsidiary does not file a Tax Return asserting that Buyer or such Buyer Subsidiary is or may be subject to taxation by that jurisdiction.

          4.17.9  Neither Buyer nor any Buyer Subsidiary is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

          4.17.10  Except as set forth in Section 4.17.10 of the Buyer Disclosure Schedule, neither Buyer nor any Buyer Subsidiary will be required to include any material amount of income in taxable income for any Post-Closing Tax Period (A) under Section 481(c) of the Code (or any comparable provision of Law) as a result of a change in method of accounting made prior to the Closing, (B) pursuant to any installment sale or other open transaction disposition occurring prior to the Closing, (C) as a result of an election under Section 108(i) of the Code made prior to the Closing in connection with any indebtedness of Buyer or any Buyer Subsidiary which is discharged, (D) as a result of any prepaid amount received prior to the Closing, or (E) pursuant to the provisions of any agreement entered into prior to the Closing with any Taxing Authority with regard to any Tax liability of Buyer or any Buyer Subsidiary.

          4.17.11  Neither Buyer nor any Buyer Subsidiary has participated in any "listed transaction" as defined in Treasury Regulation Section 1.6011-4(b)(2).

          4.17.12  Except as set forth in Section 4.17.12 of the Buyer Disclosure Schedule, none of the Buyer Subsidiaries is a "controlled foreign corporation" as defined in Section 957 of the Code.

          4.17.13  Neither Buyer nor any Buyer Subsidiary has ever participated in an international boycott within the meaning of Section 999 of the Code.

          4.17.14  Section 4.17.14 of the Buyer Disclosure Schedule sets forth each Tax ruling, Tax holiday or abatement and other agreement with any Taxing Authority with respect to Taxes of Buyer or the Buyer Subsidiaries which will (i) remain in effect following the Closing or (ii) terminate as a result of the transactions contemplated by this Agreement with respect to Buyer or any Buyer Subsidiary; Buyer and the Buyer Subsidiaries are in substantial compliance with each such Tax ruling, Tax holiday and other agreement.

          4.17.15  The Buyer and its Subsidiaries are and have been in compliance with applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating transfer pricing practices of the Buyer and its Subsidiaries.

          4.17.16  Section 4.17.16 of the Buyer Disclosure Schedule contains a true and complete list for the current Tax year and each of the previous three Tax years of (i) each country (other than the United States) in which Buyer or any Buyer Subsidiary has or had a permanent establishment, as defined in any applicable Tax treaty or convention between the United States and such foreign country; and (ii) each country (other than the United States) within which Buyer or any Buyer Subsidiary is currently or was previously engaged in a trade or business for tax purposes under applicable Law.

          4.17.17  The Buyer and the Buyer Subsidiaries have timely filed, or caused to be timely filed, all reports, statements, information returns or declarations required by any abandonment or unclaimed property, escheat and similar Law. All amounts due to any Governmental Authority under any abandonment or unclaimed property, escheat or similar Law have been timely remitted by Buyer or the Buyer Subsidiaries.

          4.17.18  Buyer and its Subsidiaries and Affiliates do not have any plan or intention to (A) liquidate the Company for U.S. federal income tax purposes, (B) cause the Company to make an election or take any other action to be classified as a partnership or as a disregarded entity within the meaning of Section 301.7701-3 of the Treasury Regulations for U.S. federal income tax purposes, (C) merge the Company with or into Buyer or any Subsidiary or Affiliate of Buyer, or (D) take any other action following the Closing that would reasonably be expected, if treated as part of the same plan with the Transaction, to cause the Transaction to qualify as a reorganization under Section 368(a) of the Code.

        Section 4.18    Vote Required.

        The affirmative vote of the holders of a majority of the shares of Buyer Common Stock present in person or represented by proxy at the Buyer Meeting (the "Required Buyer Stockholders") is necessary to approve the Stock Issuance (the "Buyer Stockholder Approval").

        Section 4.19    Brokers.

        No broker, investment banker, financial advisor or other person (other than Moelis & Company) is entitled to any brokerage, finder's, financial advisor's or other similar fee or commission from Buyer or any Buyer Subsidiary in connection with the transactions contemplated by this Agreement.

        Section 4.20    Investigation by Buyer; Limitation on Warranties.

        Buyer has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and technology of the Company and acknowledges that Buyer has been provided access to personnel, properties, premises and records of the Company for such purposes. In entering into this Agreement, except as expressly provided herein, Buyer has relied solely upon its independent investigation and analysis of the Company and Buyer acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller, the Company or any of their respective directors, officers, stockholders, employees, affiliates, agents, advisors or representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally.

        Section 4.21    Board Recommendation.

        The Buyer Board has effected by resolution the Buyer Recommendation (as defined below), which recommendation remains in effect.

        Section 4.22    Buyer Resolution.

        Prior to the date hereof, the Buyer Board has duly adopted a resolution in the form attached hereto as Exhibit A.

        Section 4.23    No Takeover Defenses Implemented.

        No Stockholder Rights Provision (as defined in the Investor Rights Agreement) is in effect.

        Section 4.24    Financing.

          4.24.1  Buyer has delivered to Seller true and complete fully executed copies of the commitment letter, dated as of the date hereof, among Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Bank, National Association, and Wells Fargo Securities, LLC, including all exhibits, schedules, annexes and amendments to such agreement in effect as of the date of this Agreement (other than fee letters), and excerpts of those portions of each fee letter associated therewith that contain any conditions to funding or "flex" provisions or other substantive provisions (excluding provisions related solely to fees and economic terms agreed to by the parties) regarding the terms and conditions of the financing to be provided thereby (collectively, the "Commitment Letter"), pursuant to which and subject to the terms and conditions thereof each of the parties thereto (other than Buyer), have severally agreed and committed to provide the debt financing set forth therein (the "Debt Financing").

          4.24.2  The Commitment Letter has not been amended, restated or otherwise modified or waived prior to the date of this Agreement and the respective commitments contained in the Commitment Letter have not been withdrawn, modified or rescinded in any respect prior to the date of this Agreement. As of the date of this Agreement, the Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of each of Buyer and, to the knowledge of Buyer, the other parties thereto (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at Law).

          4.24.3  There are no conditions precedent, "flex" provisions or other substantive provisions (excluding provisions related solely to fees and economic terms agreed to by the parties) regarding the terms and conditions of the Debt Financing other than as expressly set forth in the Commitment Letter.

          4.24.4  Subject to the terms and conditions of the Commitment Letter and assuming the accuracy in all material respects of the representations and warranties in Article 3 of this Agreement, and assuming compliance by Seller and the Company in all material respects with all of their respective covenants contained in this Agreement, after giving effect to the Debt Financing, the financial resources of Buyer including cash on hand and the proceeds of loans under existing revolving credit facilities of Buyer on the Closing Date, will, in the aggregate, be sufficient for the satisfaction of Buyer's obligations pursuant to Article 1 and Article 2, and of all fees and expenses reasonably expected to be incurred in connection herewith.

          4.24.5  As of the date of this Agreement, (A) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default), in each case, on the part of Buyer or, to the knowledge of Buyer, any other party to the Commitment Letter, under the Commitment Letter, and (B) assuming the accuracy in all material respects of the representations and warranties contained in Article 3 hereof, and the compliance by Seller and the Company in all material respects with all of their respective covenants contained in this Agreement, Buyer believes that the conditions to the Debt Financing will be satisfied and that the Debt Financing and any other funds necessary for the satisfaction of all of Buyer's obligations under this Agreement and of all fees and expenses reasonably expected to be incurred in connection herewith will be available to Buyer on or prior to the Closing Date. Buyer has fully paid all fees required to be paid prior to the date of this Agreement pursuant to the Commitment Letter.

Article 5.
COVENANTS

        Section 5.1    Conduct of Business by Seller and the Company Pending the Closing.

          5.1.1  Seller and the Company agree that, between the date of this Agreement and the Closing, except as set forth in Section 5.1.1 of the Company Disclosure Schedule, as required by any other provision of this Agreement, including Section 5.20, or as required by applicable Law or Governmental Authority, unless Buyer shall otherwise agree in writing (which shall not unreasonably be conditioned, withheld or delayed), the Company will, and will cause each Company Subsidiary to, and Seller will cause all of the foregoing to:

            5.1.1.1  conduct its operations in the Ordinary Course of Business;

            5.1.1.2  use its reasonable best efforts to preserve the present business operations, organization (including key employees), goodwill, the present relationships with persons having business dealings with it (including material customers and material suppliers);

            5.1.1.3  maintain, in all material respects, the assets and properties of, or used by, it in their current condition, ordinary wear and tear excepted, and maintain insurance upon all of its properties and assets in such amounts and of such kinds comparable to that in effect on the date of this Agreement; and

            5.1.1.4  comply in all material respects with all applicable Laws.

          5.1.2 Without limiting the foregoing, except as set forth in Section 5.1.2 of the Company Disclosure Schedule, as required by any other provision of this Agreement, including Section 5.20, or as required by applicable Law or a Governmental Authority, the Company shall not, and shall not permit any Company Subsidiary to, and Seller shall not permit any of the foregoing to, and Seller shall not with respect to the Company or any Company Subsidiary, between the date of this Agreement and the Closing, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Buyer (which consent shall not unreasonably be withheld or delayed): (A) issue or sell any capital stock or other Equity Interests of the Company or any Company Subsidiary; (B) issue or sell any securities convertible into, or options with respect to, warrants to purchase or rights to subscribe for any shares of the Company's or any Company Subsidiary's capital stock; (C) effect any recapitalization, reclassification, stock dividend, stock split or like change in the Company's or any Company Subsidiary's capitalization; (D) amend the Company's or any Company Subsidiary's certificate or articles of incorporation or bylaws (or equivalent organizational document); (E) make any redemption or purchase of any shares of the Company's or any Company Subsidiary's capital stock; (F) make any distributions of assets other than cash (whether payable in property or securities) with respect to any shares of the Company's or any Company Subsidiary's capital stock; provided, however that notwithstanding anything to the contrary in this Section 5.1.2, the Company and the Company Subsidiaries are permitted to pay cash dividends or otherwise distribute cash to Seller and its Subsidiaries (G) liquidate, wind up or dissolve (or suffer any liquidation or dissolution); (H) increase in any manner the compensation of, or enter into any new or amended compensatory agreement or arrangement with, any of the directors, officers, employees, consultants or independent contractors of the Company or any Company Subsidiary if such increase or new or amended compensatory agreement or arrangement could result in such individual's annual compensation increasing by more than 1% of such individual's annual compensation in effect on the date hereof except, in each case, (1) as required by an a Company Benefit Plan as in effect on the date hereof or (2) salary increases consistent with past practice in respect of promotions of employees below the level of "Director" (including after giving effect to such promotion); (I) pay or agree to pay any pension, retirement allowance or other employee benefit to any such individual, whether past or present, except, in each case, as required by a Company Benefit Plan as in effect on the date hereof or as made in the Ordinary Course of Business; (J) enter into any new or amended severance or similar compensation agreement with any such individual; provided, that this clause (J) shall not restrict severance payments to terminated employees in the Ordinary Course of Business pursuant to any Company Benefit Plan in existence as of the date hereof and subject to the execution of a release; (K) otherwise amend an existing employee benefits plan, or collective bargaining agreement, if such amendment could result in increased costs to the Company or enter into a new employee benefits plan, collective bargaining agreement, or make any commitment or incur any liability to any labor organization if such action could result in increased annual costs to the Company of more than $50,000 (aggregated after taking into account all such actions); (L) other than in the Ordinary Course of Business, or as required by an existing Contract as in effect on the date hereof to which the Company or any Company Subsidiary is a party, (i) hire any individual to be a director, officer, employee, consultant or independent contractor of the Company or any Company Subsidiary or (ii) terminate any director, officer, employee, consultant or independent contractor of the Company or any Subsidiary, other than terminations for cause (as determined by the Company); (M) establish or take any actions to continue any bonus plan or arrangement for a performance period occurring on or after the Closing; (N) sell, lease, transfer or otherwise dispose of any of their material assets outside the Ordinary Course of Business (other than sales of inventory or sales or other dispositions of obsolete assets or assets with no book value); (O) incur or assume any funded Indebtedness, other than short term indebtedness for borrowed money in the Ordinary Course of Business, or create or permit to exist any new Lien on any of their assets except for Permitted Liens and Liens which will be released and Indebtedness to be extinguished prior to or at the Closing; (P) make any capital expenditures, or make any new commitments for capital expenditures, in either case which are not a part of the current annual operating plan furnished to Buyer; (Q) make any operating expenditures, or make any new binding commitments for operating expenditures, in either case (i) in excess of $500,000 in the aggregate and (ii) which are not otherwise a part of the current annual operating plan furnished to Buyer and (iii) which are not required by any Material Contract; (R) fail to pay any material Tax or fail to file any material Tax Return in each case when due (taking into account any applicable extensions), except where the non-payment of any such Tax or non-filing of any such Tax Return is being diligently contested in good faith by appropriate proceedings and for which there has been an adequate accrual according to GAAP; (S) (i) materially change any Tax accounting period or method or make any material change in Tax reporting or accounting principles, practices or policies, including with respect to (a) depreciation or amortization policies or rates or (b) the payment of accounts payable or the collection of accounts receivable, (ii) settle or compromise any material Tax liability, claim or assessment or enter into any closing agreement (other than with respect to any Tax matters related to a Seller Consolidated Tax Return), (iii) make, change or rescind any Tax election that could have a material impact with respect to Taxes, (iv) amend any Tax Return, (v) surrender any right to claim a refund of any material amount of Taxes or (vi) consent to an extension or waiver of an applicable statute of limitations with respect to Tax; (T) permit the Company or any Company Subsidiary to enter into or agree to enter into any merger or consolidation with, any corporation or other entity, or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other person; (U) enter into any Contract or agreement or commitment which materially restrains, restricts, limits or impedes the ability of the Company or any Company Subsidiary to compete with or conduct any of its respective businesses in any geographic area; (V) cancel or compromise any debt or claim or waive or release any material right of the Company or any Company Subsidiary; (W) permit the Company or any Company Subsidiary to make any investments in or loans to, or enter into or modify any Contract with Seller or any Affiliate of Seller other than the Company or any Company Subsidiary, except for matters contemplated by Section 5.20; (X) amend or extend any Real Estate Lease; (Y) enter into any Contract if the effect thereof would reasonably be expected to impede or delay the receipt of the Governmental Authorizations required for the consummation of the transactions contemplated by this Agreement; or (Z) agree to do anything prohibited by this Section 5.1.

        Section 5.2    Conduct of Business by Buyer Pending the Closing.

        Buyer agrees that, between the date of this Agreement and the Closing, except as set forth in Section 5.2 of the Buyer Disclosure Schedule, as permitted or contemplated by any other provision of this Agreement or as required by applicable Law or the regulations or requirements of Nasdaq or other Governmental Authority, unless Seller shall otherwise agree in writing (which shall not unreasonably be withheld or delayed), Buyer will, and will cause each Buyer Subsidiary to, (A) conduct its operations in the Ordinary Course of Business, (B) use its reasonable best efforts to preserve the present business operations, organization (including officers and employees), goodwill, the present relationships with persons having business dealings with it (including material customers, material suppliers and key employees) and (C) comply in all material respects with all applicable Laws. Without limiting the foregoing, except as set forth in Section 5.2 of the Buyer Disclosure Schedule, as permitted or contemplated by any other provision of this Agreement or as required by applicable Law, Buyer shall not, and shall not permit any Buyer Subsidiary to, between the date of this Agreement and the Closing, directly or indirectly, do, or agree to do, any of the following without the prior written consent of the Company (which consent shall not unreasonably be conditioned, withheld or delayed):

          5.2.1  amend its certificate of incorporation or bylaws;

          5.2.2  issue or authorize the issuance of any shares of any equity securities of the Buyer of any of its Subsidiaries, including Buyer Common Stock or securities convertible or exchangeable or exercisable for any shares of any equity securities or any of its Subsidiaries, including Buyer Common Stock, or any options, warrants or other rights of any kind to acquire any shares of Buyer Common Stock, other than (A) the issuance of Buyer Options under the Buyer Stock Plan to the employees or directors of Buyer or the Buyer Subsidiaries in connection with compensation and benefits arrangements in the Ordinary Course of Business, (B) without limiting the generality of the preceding clause, the issuance of Buyer Common Stock upon the exercise of previously issued Buyer Options and only such options issued in compliance with Section 5.2.2(A), and (C) the authorization or issuance of the Stock Consideration;

          5.2.3  sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets of Buyer or any Buyer Subsidiary, except in the Ordinary Course of Business;

          5.2.4  declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof), with respect to any of its capital stock;

          5.2.5  other than in the case of a wholly owned Buyer Subsidiary, reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly (other than in connection with the cashless exercise of Buyer Options), any of its capital stock, other Equity Interests or other securities;

          5.2.6  settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

          5.2.7  (A) incur, assume or prepay any long-term or short-term debt or issue any debt securities, except for borrowings or prepayments under existing lines of credit in the Ordinary Course of Business and refinancing of existing indebtedness and except for borrowings solely for the purpose of satisfying Buyer's obligations under Section 2.1.1.1 and on the terms set forth in the Commitment Letter previously provided to Seller; or (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other person, except for obligations of Buyer or any wholly owned Buyer Subsidiary incurred in compliance with clause (A);

          5.2.8  with respect only to Buyer and any material Buyer Subsidiary, liquidate, wind up or dissolve (or suffer any liquidation or dissolution);

          5.2.9  enter into any Contract if the effect thereof would reasonably be expected to impede or delay the receipt of the Governmental Authorizations required for the consummation of the transactions contemplated by this Agreement; or

          5.2.10  authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

        Section 5.3    Cooperation.

        The Parties shall coordinate and cooperate in connection with (A) the preparation and filing of the Proxy Statement and any Other Filings contemplated hereby, (B) determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts or Buyer Material Contracts, in connection with the consummation of the transactions contemplated hereby and (C) seeking to obtain any such actions, consents, approvals or waivers or making any such filings required in connection therewith or any Other Filing; provided, however, that except as expressly provided in Article 6, no such actions, consents, approvals, waivers or filings shall constitute conditions to the Closing.

        Section 5.4    Proxy; Stockholder Approval.

          5.4.1  As promptly as reasonably practicable following the date of this Agreement, Buyer will prepare and file the Proxy Statement. Seller and the Company will cooperate with Buyer in connection with the preparation of the foregoing. Without limiting the generality of the foregoing, Seller and the Company will furnish to Buyer the information relating to the Company required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement and any Other Filings required in connection with the transactions contemplated hereby, and shall consent to the inclusion of such information in such filings of Buyer.

          5.4.2  Buyer will use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing. Buyer will use its reasonable best efforts to cause the Proxy Statement to be mailed to Buyer's stockholders as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC. Buyer will promptly notify Seller of the receipt of any oral or written comments from the SEC or staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information relating to the Proxy Statement. Buyer will cooperate and provide Seller with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each material amendment or material supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such documents to the SEC, and Buyer and Seller will provide each other with copies of all such filings made and correspondence with the SEC with respect thereto. If at any time prior to the Buyer Meeting, any information should be discovered by any Party which should be set forth in an amendment or supplement to the Proxy Statement, or Other Filing, so that the Proxy Statement, or such Other Filing, would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party which discovers such information will as promptly as reasonably practicable notify the other Parties and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be as promptly as reasonably practicable filed by Buyer with the SEC and disseminated by Buyer to Buyer's stockholders, in the case of the Proxy Statement, or otherwise reasonably addressed, in the case of any Other Filing.

          5.4.3  Subject to Section 5.7 hereof, the Proxy Statement shall include the recommendation of the Buyer Board that the approval of the Stock Issuance by the Company's stockholders pursuant to this Agreement is advisable, fair to and in the best interests of the Company's stockholders (the "Buyer Recommendation").

        Section 5.5    Buyer Stockholders Meeting.

          5.5.1  Buyer shall duly call and hold a meeting of its stockholders (including any postponements or adjournments thereof permitted by the fourth sentence of this Section 5.5, the "Buyer Meeting") as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Buyer Stockholder Approval. Buyer shall, upon the reasonable request of Seller, advise Seller as to the aggregate tally of the proxies received by Buyer with respect to the Buyer Stockholder Approval. Without the prior written consent of Seller, the Buyer Stockholder Approval will be the only matter (other than procedural matters) which Buyer shall propose to be acted upon by the stockholders of Buyer at the Buyer Meeting. Notwithstanding anything to the contrary in the preceding sentence, subject to compliance with Section 5.7, Buyer may only adjourn or postpone the Buyer Meeting on one occasion in the event of a Change Notice (as defined below) resulting from a Buyer Acquisition Proposal or Intervening Event until a date that is up to ten (10) Business Days after the delivery to Seller of a Change Notice; provided, that for avoidance of doubt only one adjournment or postponement may occur with respect to each Buyer Acquisition Proposal or Intervening Event (regardless of any modification, amendment or change, as applicable thereof).

          5.5.2  Unless there has been a Buyer Adverse Recommendation Change, Buyer shall take all reasonable lawful action to solicit the Buyer Stockholder Approval. Notwithstanding anything to the contrary in this Section 5.5, Buyer shall not be required to hold the Buyer Meeting if this Agreement is terminated in accordance with the terms of this Agreement before that meeting is held.

        Section 5.6    Access to Information; Confidentiality.

          5.6.1  Except as otherwise required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any Company Subsidiary is a party, and subject to applicable Law, from the date of this Agreement to the Closing, the Company shall, and shall cause each Company Subsidiary to, and Seller shall cause each of the foregoing to (A) provide to Buyer and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, "Buyer Representatives"), upon reasonable prior notice to the Company, reasonable access during normal business hours to the officers of the Company and the Company Subsidiaries and to the books and records thereof and (B) furnish as promptly as reasonably practicable such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Buyer or the Buyer Representatives may reasonably request; provided, however, that any such access shall be conducted at a reasonable time, upon reasonable advance notice to the Company and in such a manner as not to interfere unreasonably with the operation of any business conducted by the Company or any Company Subsidiary, provided further, that the Company shall not be required to (or to cause any Company Subsidiary to) so afford such access or furnish such information to the extent that doing so would result in the loss of attorney-client privilege or require disclosure of any Seller Consolidated Tax Return. Seller and the Company shall furnish to Buyer financial and other pertinent information regarding the Company and the Company Subsidiaries, and request the assistance and cooperation of the Company's independent accountants and obtain the necessary consents of the Company's auditors, with respect to the financial information required to be provided by Buyer under any Laws, including as part of any Other Filings.

          5.6.2  Except as otherwise required pursuant to any confidentiality agreement or similar agreement or arrangement to which Buyer or any Buyer Subsidiary is a party, and subject to applicable Law, from the date of this Agreement to the Closing, Buyer shall, and shall cause each Buyer Subsidiary to (A) provide to Seller and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, "Seller Representatives"), upon reasonable prior notice to Buyer, reasonable access during normal business hours to the officers of Buyer and the Buyer Subsidiaries and to the books and records thereof and (B) furnish as promptly as reasonably practicable such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of Buyer and the Buyer Subsidiaries as Seller or the Seller Representatives may reasonably request; provided, however, that any such access shall be conducted at a reasonable time, upon reasonable advance notice to Buyer and in such a manner as not to interfere unreasonably with the operation of any business conducted by Buyer or any Buyer Subsidiary; provided, further, that Buyer shall not be required to (or to cause any Buyer Subsidiary to) so afford such access or furnish such information to the extent that doing so would result in the loss of attorney-client privilege or require disclosure of any Buyer Consolidated Tax Return.

          5.6.3  The Company shall provide Buyer with the periodic reports set forth in Section 5.6.3 of the Company Disclosure Schedule.

          5.6.4  With respect to the information disclosed pursuant to this Section 5.6, the Parties shall comply with, and cause their respective representatives to comply with, all of their respective obligations under the (i) letter agreement, dated as of February 19, 2014, entered into by Seller and Buyer, (ii) Confidentiality/Antitrust Protocol, dated May 27, 2014, by and among Buyer, the Company and the other parties thereto, (iii) Common Interest, Joint Defense, and Confidentiality Agreement, dated May 27, 2014, by and among Buyer, Seller, the Company and the other parties thereto and (iv) Clean Team Confidentiality Agreement, dated July 3, 2014 between the Company and Buyer (the "Confidentiality Agreements").

        Section 5.7    Acquisition Proposals.

          5.7.1  Subject to Sections 5.7.2 and 5.7.4, Buyer agrees that it shall not, nor shall it permit or authorize any Buyer Subsidiaries or any of its or their directors or officers to, and shall not authorize or permit any other Buyer Representative to, and shall use its reasonable best efforts to cause each Buyer Representative not to, directly or indirectly, take any action to (A) solicit, initiate or encourage any Buyer Acquisition Proposal, (B) participate in any way in discussions or negotiations with, or furnish any non-public information to, any person with respect to a Buyer Acquisition Proposal other than the transactions contemplated hereby, (C) withhold, withdraw (or not continue to make), qualify or modify (or publicly propose or resolve to withhold, withdraw (or not continue to make), qualify or modify) the Buyer Recommendation in a manner adverse to Seller, (D) other than the transactions contemplated hereby, approve, recommend or take any public position (including any position communicated to Buyer's stockholders or any other person, but not including communications made in internal discussions among Buyer's management and its advisors) other than "against" any Buyer Acquisition Proposal, or (E) enter into any agreement or letter of intent with respect to any Buyer Acquisition Proposal. Buyer has previously ceased and caused to be terminated any negotiations with any person (other than the Company and Seller) conducted theretofore by Buyer, the Buyer Subsidiaries or any Buyer Representative with respect to any Buyer Acquisition Proposal, and shall as promptly as reasonably practicable request that the other parties thereto, as promptly as reasonably practicable, return or destroy, subject to the terms of any agreement with such parties, any confidential information previously furnished by Buyer, the Buyer Subsidiaries or the Buyer Representatives thereunder.

          5.7.2  Notwithstanding anything to the contrary contained in Section 5.7.1, Buyer or the Buyer Board, as applicable, shall be permitted to:

            5.7.2.1  take and disclose to Buyer's stockholders a position with respect to any tender or exchange offer by a third party or amend or withdraw such a position complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act in a manner consistent with its other obligations under this Section 5.7; provided that this Section 5.7.2.1 shall not be deemed to permit the Buyer Board to make a Buyer Adverse Recommendation Change or take any actions referred to in Section 5.7.4, except to the extent permitted by Section 5.7.4; or

            5.7.2.2  at any time prior to obtaining the Buyer Stockholder Approval, negotiate or otherwise engage in discussions with, and furnish nonpublic information to, any person in response to an unsolicited written Buyer Acquisition Proposal by such person, if (A) the Buyer Board determines in good faith after consultation with and advice from its financial advisor, that such proposal is reasonably likely to result in a Buyer Superior Proposal, (B) such person executes a confidentiality agreement no less favorable to Buyer than the letter agreement, dated as of February 19, 2014, entered into by Seller and Buyer (an "Acceptable Confidentiality Agreement") and (C) the Buyer Board determines in good faith after consultation with Buyer's outside legal counsel that the failure to engage in such negotiation or discussions or provide such information would violate Buyer Board's fiduciary duties under applicable Law.

          5.7.3  Buyer shall (A) notify Seller orally and in writing of the receipt of any Buyer Acquisition Proposal or any Buyer Acquisition Proposal (including the material terms thereof and the identity of the person making it) as promptly as reasonably practicable (but in no case later than 48 hours after its receipt), (B) as promptly as reasonably practicable (but in no case later than 48 hours after its receipt) inform Seller regarding any material changes to the status, terms and details (including amendments or proposed amendments) of such Buyer Acquisition Proposal, (C) deliver to Seller concurrently with the delivery to such person or its representatives a copy of any non-public information as permitted by Section 5.7.2 which has not previously been delivered by Buyer to Seller and (D) keep Seller promptly advised of all changes to the material terms of any Buyer Acquisition Proposal. Buyer shall (A) notify Seller in writing of the occurrence of any Intervening Event (including a description thereof) as promptly as reasonably practicable (but in no case later than 48 hours after having knowledge that the relevant event or change in circumstances constitutes an Intervening Event) and (B) as promptly as reasonably practicable (but in no case later than 48 hours after having knowledge thereof) inform Seller regarding any material changes to the status and details of such Intervening Event.

          5.7.4  Except as otherwise specifically permitted by this Section 5.7.4, neither the Buyer Board nor any committee thereof shall (A) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Seller, the Buyer Recommendation, or (B) approve, recommend or take a public position with respect to, or publicly propose to approve, recommend or take a public position with respect to, any Buyer Acquisition Proposal. Notwithstanding the foregoing and provided that Buyer has not breached this Section 5.7, prior to the Buyer Stockholder Approval, the Buyer Board shall be permitted to make a Buyer Adverse Recommendation Change, but only if (i) (y) Buyer has received a proposal which the Buyer Board determines in good faith after consultation with its financial advisor constitutes a Buyer Superior Proposal and (z) the Buyer Board determines in good faith after consultation with Buyer's outside legal counsel that the failure to take such action would violate the Buyer Board's fiduciary duties under applicable Law (this clause (i), a "Superior Proposal BARC"); or (ii) an event has occurred or is occurring which the Buyer Board determines in good faith (y) after consultation with and advice from its financial advisor constitutes an Intervening Event and (z) after consultation with Buyer's outside legal counsel that the failure to take such action would violate the Buyer Board's fiduciary duties under applicable Law (this clause (ii), an "Intervening Event BARC"). Notwithstanding anything in this Section 5.7 to the contrary, Buyer shall not exercise its right to make a Buyer Adverse Recommendation Change under this Section 5.7.4 unless (a) Buyer shall have delivered to Seller a prior written notice (a "Change Notice"), not less than five (5) Business Days prior to the time such action is intended to be taken, advising Seller that the Buyer Board intends to make a Buyer Adverse Recommendation Change, specifying in reasonable detail (A) the material terms of the Buyer Superior Proposal or (B) a description of the Intervening Event, as applicable, (b) Buyer negotiates in good faith with Seller to make such adjustments to the terms and conditions of this Agreement or the transactions contemplated hereby as would enable the Buyer Board to determine that failing to make a Buyer Adverse Recommendation Change would not violate the Buyer Board's fiduciary duties under applicable Law, and (c) on or before the fifth (5th) Business Day following Seller's receipt of the Change Notice, and taking into account in good faith any revised proposal made by Seller since receipt of the Change Notice, such Buyer Superior Proposal remains a Buyer Superior Proposal, or such Intervening Event remains in effect, as applicable, and the Buyer Board has again made the determinations referred to above; provided, however, that in the event that any such Buyer Acquisition Proposal is thereafter modified by the person making such Buyer Acquisition Proposal and the Buyer Board determines to make a Buyer Adverse Recommendation Change due to such Buyer Acquisition Proposal as permitted by this Section 5.7.4, Buyer shall again comply with clauses (a) and (b) of this paragraph except that the five (5) Business Day period shall be reduced to three (3) Business Days. Concurrently with making a Buyer Superior Proposal BARC, Buyer may terminate this Agreement in accordance with Section 7.1.6 and in connection therewith enter into an agreement with respect to such Buyer Superior Proposal.

          5.7.5  Notwithstanding anything to the contrary contained in the letter agreement, dated as of February 19, 2014, entered into by Seller and Buyer, upon any Buyer Adverse Recommendation Change, the restrictions and obligations set forth in (A) Section 7 thereof (Standstill), (B) the second and third sentences of Section 2(b) thereof (Agreements with Other Persons) and (C) the proviso in Section 2(d) thereof (Sources of Financing) shall thereafter be inoperative and of no force or effect.

        Section 5.8    Appropriate Action; Consents; Filings.

          5.8.1  Subject to Section 5.7, the Parties shall use their reasonable best efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law to consummate and make effective the transactions contemplated by this Agreement as promptly as reasonably practicable, (B) obtain from Governmental Authorities any Governmental Authorizations required to be obtained or made by any of the Parties or any of their respective Subsidiaries, and avoid any action or proceeding by any Governmental Authority (including those in connection with Antitrust Laws), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, (C) make or cause to be made the applications or filings required to be made by any of the Parties or any of their respective Subsidiaries, including Governmental Authorizations, under or with respect to any Laws in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, and to pay any fees due from it in connection with such applications or filings, as promptly as reasonably practicable, and in any event within ten Business Days after the date hereof except as otherwise provided herein, (D) comply at the earliest practicable date with any request under or with respect to any such Laws for additional information, documents or other materials received by any of the Parties or any of their respective Subsidiaries from any Governmental Authority in connection with such applications or filings, including Governmental Authorizations, or the transactions contemplated by this Agreement and (E) coordinate and cooperate with, submit to the other Parties for review and give due consideration to all reasonable additions, deletions or changes suggested by the other Party in connection with, making (i) any filing or application under or with respect to any such Laws, (ii) the filings required by the HSR Act and (iii) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any Governmental Authority. Each of Buyer, Seller and the Company shall, and shall cause their respective affiliates to, furnish to the other Parties all information necessary for any such application or other filings to be made in connection with the transactions contemplated by this Agreement. Each of the Parties shall as promptly as reasonably practicable inform the other Parties of any communication with, and any proposed understanding, undertaking or agreement with any Governmental Authority regarding any such application or filing. If a Party intends to independently participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry, then such Party shall give the other Parties reasonable prior notice of, and the opportunity to participate in, such meeting. The Parties shall coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings under or relating to any such application or filing.

          5.8.2 The Parties shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, reasonable best efforts to obtain any third party consents necessary, proper or advisable to consummate the transactions contemplated in this Agreement, provided, however, that the Parties shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts or Buyer Material Contracts in connection with consummation of the transactions contemplated hereby and seeking any such actions, consents, approvals or waivers; provided, further, that except as expressly provided in Article 6, no such actions, consents, approvals or waivers shall constitute conditions to the Closing. In the event that any Party shall fail to obtain any third party consent described in the first sentence of this Section 5.8.2, such Party shall use reasonable best efforts, and shall take any such actions reasonably requested by any of the other Parties, to mitigate any adverse effect upon the Parties, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Closing, from the failure to obtain such consent; provided, however, with respect to the foregoing, each Party shall be required to only undertake reasonable actions and shall not be required to pay any amounts in connection therewith.

          5.8.3 From the date of this Agreement until the Closing, each of the Parties shall as promptly as reasonably practicable notify the other Parties in writing of any pending or, to the knowledge of such Party, threatened Litigation (A) challenging or seeking material damages in connection with the transactions contemplated by this Agreement or (B) seeking to restrain or prohibit the consummation of the transactions contemplated hereby. The Parties shall use reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under Antitrust Laws. In connection therewith, if any Litigation is instituted (or threatened to be instituted) challenging any transactions contemplated by this Agreement as in violation of any Law, the Parties shall use reasonable best efforts, and shall cooperate, to contest and resist any such Litigation, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal unless, by mutual agreement, the Parties decide that litigation is not in their respective best interests.

          5.8.4 Notwithstanding anything to the contrary in this Agreement relating to Antitrust Laws, neither Buyer, nor any of its Affiliates (which for purposes of this sentence shall include the Company) shall be required, in connection with the matters covered by this Section 5.8, (A) to pay any amounts (other than the payment of filing fees and expenses and fees of counsel), (B) to hold separate (including by trust or otherwise) or divest any of their respective businesses, product lines or assets, (C) to agree to any limitation on the operation or conduct of Buyer's or the Company's or any of their respective Subsidiaries' businesses or (D) to waive any of the conditions set forth in Article 7 of this Agreement.

          5.8.5 Notwithstanding anything to the contrary in this Agreement relating to Antitrust Laws, neither Seller, nor any of its Affiliates (which for purposes of this sentence shall include the Company for pre-Closing periods) shall be required, in connection with the matters covered by this Section 5.8, (A) to pay any amounts (other than the payment of filing fees and expenses and fees of counsel), (B) to hold separate (including by trust or otherwise) or divest any of their respective businesses, product lines or assets, (C) to agree to any limitation on the operation or conduct of Seller's or the Company's (for pre-Closing periods) or any of their respective Subsidiaries' businesses or (D) to waive any of the conditions set forth in Article 7 of this Agreement.

          5.8.6 Each Party shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as reasonably practicable after the execution of this Agreement.

          5.8.7 No Party will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from any applicable Takeover Law, as now or hereafter in effect.

        Section 5.9    Certain Notices.

        From and after the date of this Agreement until the Closing, each Party shall as promptly as reasonably practicable notify the other Parties of the occurrence, or non-occurrence, of any event that would reasonably be expected to result in any condition to the obligations of any Party to effect the transactions contemplated by this Agreement not to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement; provided, further, however, that a breach of this Section 5.9 shall not be considered for purposes of determining the satisfaction of the closing conditions set forth in Article 6 or give rise to a right of termination under Article 7 if the underlying breach or breaches with respect to which the other Party failed to give notice would not result in the failure of the closing conditions set forth in Article 6 or would not result in the ability of such non-breaching Party to terminate this Agreement.

        Section 5.10    Public Announcements.

        Buyer and Seller shall, as promptly as reasonably practicable, but no later than the first Business Day following the date of this Agreement, with respect to the transactions contemplated by this Agreement, issue a mutually agreed upon press release. In connection with press releases or public statements with respect to the transactions contemplated by this Agreement, Buyer and Seller shall coordinate and consult with each other before issuing, and give each other the opportunity to review and comment upon, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith, such press releases or public statements. Buyer and Seller shall not issue any such press release (other than any press release by Buyer to announce action taken by such person as permitted by, Section 5.7) or make any such public statement prior to such consultation, except as may be required by applicable Law, court process, listing agreement or Nasdaq marketplace rule; provided that Buyer and Seller shall coordinate and consult with respect to the timing, basis and scope of such disclosure requirement.

        Section 5.11    Employee Benefit Matters.

          5.11.1  Buyer shall or shall cause the Company to, for a period of 12 months immediately following the Closing Date, (A) provide each employee of the Company and any Company Subsidiary employed immediately prior to the Closing ("Continuing Employees") with employee benefit plans, programs, Contracts, and arrangements (including, but not limited to, any profit sharing and/or bonus programs) that are at least as favorable, in the aggregate, as the employee benefit plans provided to other similarly situated employees of Buyer, and (B) not reduce the base salary of such Continuing Employees as in effect on the date hereof or that has been increased in accordance with Section 5.1; provided, however, that, effective as of the Closing, Buyer may establish new annual bonus policies to replace the Company's bonus policies set forth on Section 5.11.1 of the Company Disclosure Schedules or the successor bonus policy established by the Company in accordance with the terms of Section 5.1. The Company shall pay annual bonuses for calendar year 2014 to the Continuing Employees in a manner consistent with the terms of the Company's bonus policy set forth on Section 5.11.1 of the Company Disclosure Schedules in effect as of the date hereof (including with respect to the timing of such bonus payments) to the extent such Continuing Employees are covered by such bonus policy on the date hereof.

          5.11.2  Buyer shall cause the Company to (A) waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to Continuing Employees under any welfare benefit plan (as defined in Section 3(1) of ERISA) which is made available to Continuing Employees during the plan year including the Closing Date by Buyer or one of its Affiliates to the extent such limitations or conditions would have been satisfied or waived under the terms of the comparable Company Benefit Plan prior to Closing, and (B) provide credit to Continuing Employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under the corresponding Company Benefit Plans during the portion of the relevant plan year including the Closing Date. Buyer's obligation under clause (B) of this Section 5.11.2 shall be contingent on Seller providing Buyer with information needed by Buyer to fulfill its obligation under Clause (B).

          5.11.3  Buyer shall cause the Company to honor all accrued but unused vacation and compensatory time off of each Continuing Employee as of the Closing Date; provided, however, that the aggregate amount of vacation and compensatory time off honored by Buyer pursuant to this Section 5.11.3 shall not exceed the amount accrued in respect thereof on the Closing Balance Sheet.

          5.11.4  Prior to the Closing, Seller shall cause the Company to take all actions necessary to terminate the Company's 2012 SAR Plan (the "SAR Plan") and all outstanding stock appreciation rights granted under the SAR Plan (each, a "Company SAR") on or prior to the Closing in accordance with Section 4(e)(i) of the SAR Plan. Seller shall or shall cause the Company to satisfy any outstanding obligations or liabilities under the SAR Plan, including, but not limited to, paying the amount due, if any, to the holders of each Company SAR under the termination provisions of the SAR Plan. Buyer agrees that at all times from and after the Closing, the Committee (as defined in the SAR Plan) will consist only of designees of Seller.

          5.11.5  Prior to the Closing, Seller shall (A) cause the Company to take all actions necessary under the Provide Commerce, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan") to appoint individuals designated by the Buyer (the "Appointed Members") to the Committee (as defined under the Deferred Compensation Plan) and Appeals Committee (as defined under the Deferred Compensation Plan) so that the Committee and Appeals Committee are comprised solely of the Appointed Members immediately after the Closing, (B) cause the Company to take all actions necessary to transfer, prior to the Closing, to the Deferred Compensation Plan trust the amount that is required to be transferred to such trust pursuant to the Provide Commerce, Inc. Deferred Compensation Plan Amended and Restated Rabbi Trust Agreement in connection with the Closing or, if greater, such other amount to ensure that such trust holds sufficient assets to pay each participant or beneficiary the benefits to which they are entitled under the terms of the Deferred Compensation Plan as of the Closing Date, and (C) cause the Company to take all actions necessary under the Deferred Compensation Plan to cease all participant and Company contributions to the Deferred Compensation Plan, effective as of the later of the Closing or the first date such cessation is permissible under Section 409A of the Code.

          5.11.6  Notwithstanding any other provision contained herein, Buyer shall recognize the service of Continuing Employees with Seller and the Company prior to the Closing Date as service with Buyer and its Affiliates in connection with any employee benefit plans, programs, Contracts and arrangements (including 401(k) plans, deferred compensation plans, severance, vacation, sick leave and holiday policies) maintained by Buyer and its Affiliates which is made available following the Closing Date by Buyer and its Affiliates for purposes of any waiting period, vesting, eligibility and benefit entitlement (but excluding benefit accruals) to the extent such service was recognized under a comparable Company Benefit Plan and to the extent such crediting of service would not result in the duplication of benefits.

          5.11.7  As of the Closing Date, Buyer shall cause to be accepted by the trustee of a tax qualified retirement plan maintained by Buyer or one of its Affiliates in which a Continuing Employee is eligible to participate (the "Buyer Retirement Plan") a "direct rollover" pursuant to Section 401(a)(31) of the Code of all or a portion of any eligible rollover distribution (within the meaning of Section 402(c) of the Code) of each Continuing Employee's account balance (including participant loans) under the tax qualified retirement plan maintained by Seller or one of its Affiliates (the "Seller Retirement Plan"), provided that Seller causes the Seller Retirement Plan to provide to Buyer or one of its Affiliates the promissory notes and other loan documentation, if any, of the Continuing Employees who have elected such a direct rollover. The Buyer Retirement Plan shall accept the direct rollover of electing Continuing Employees' benefits in cash and, if applicable, promissory notes from the Seller Retirement Plan; provided that any such direct rollover shall be subject to the terms and conditions of the Seller Retirement Plan and the Buyer Retirement Plan, in each case, as in effect from time to time applicable to rollover contributions and participant loans.

          5.11.8  Notwithstanding the foregoing, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any employee benefit plan or arrangement, or shall limit the right of Buyer, the Company or any of their Affiliates to amend, terminate or otherwise modify any employee benefit plan or arrangement sponsored by Buyer, the Company or any of their Affiliates following the Closing Date. In the event that (A) a Party makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any employee benefit plan or arrangement sponsored by Buyer, the Company or any of their Affiliates, and (B) such provision is deemed to be an amendment to such plan or arrangement even though not explicitly designated as such in this Agreement, then such provision shall lapse retroactively and shall have no amendatory effect. All provisions contained in this Section 5.11.8 with respect to the Continuing Employees are included for the sole benefit of Seller, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other person, including any employees, former employees, any participant in any employee benefit plan, or any dependent or beneficiary thereof, or (ii) to continued employment with Buyer, the Company or any of their respective Affiliates.

        Section 5.12    Certain Tax Matters.

          5.12.1  All Tax sharing agreements (other than commercial agreements the primary purpose of which does not relate to Taxes) to which any of the Company or the Company Subsidiaries is a party or may be subject shall be terminated prior to the Closing with respect to the Company and/or the Company Subsidiaries, and neither the Company nor any of the Company Subsidiaries shall have any further liability or rights thereunder.

          5.12.2  Except for those powers of attorney set forth on Section 5.12.2 of the Company Disclosure Schedule, any power of attorney with respect to Taxes or Tax Returns of the Company and Company Subsidiaries in effect prior to the Closing shall be terminated on or before the Closing Date.

          5.12.3    Tax Returns.

            5.12.3.1  (A) Seller shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns in respect of the Company and Company Subsidiaries (or any consolidated, combined, unitary or affiliated group of which the Company or any Company Subsidiary is a member) that are required to be filed on or before the Closing Date (taking into account any applicable extensions), or that are required to be filed after the Closing Date and are a Seller Consolidated Tax Return; (B) Buyer shall prepare, or cause to be prepared, all Tax Returns in respect of the Company and Company Subsidiaries that relate to Tax periods ending on or before the Closing Date but that are required to be filed after the Closing Date (taking into account any applicable extensions) and are not a Seller Consolidated Tax Return; and (C) Buyer shall prepare and timely file, or cause to be prepared and timely filed, any Tax Return required to be filed by the Company or any Company Subsidiary for any Straddle Period (the Tax Returns described in clauses (B) and (C) of this sentence, the "Buyer Prepared Tax Returns").

            5.12.3.2  With respect to any Buyer Prepared Tax Returns that are Income Tax Returns ("Buyer Prepared Income Tax Returns"), Buyer shall deliver to Seller at least 15 days prior to the due date for filing such Tax Return (taking into account any applicable extensions), copies of such Tax Return and related work-papers and a statement setting forth the amount of Income Tax, if any, that Seller owes pursuant to clause (A) of Section 8.2.1.3. Seller shall have the right to review such Buyer Prepared Tax Return and related work-papers and any liability for Income Taxes and to suggest to Buyer any reasonable changes to such Tax Return no later than 10 days prior to the date for the filing of such Tax Return. Seller and Buyer agree to consult and to attempt to resolve in good faith any issue arising as a result of the review of such Buyer Prepared Income Tax Return and related work-papers and allocation of liability for Income Taxes and mutually to consent to the filing as promptly as possible of such Tax Return. Not later than five days before the due date for the payment of Taxes pursuant to any Buyer Prepared Income Tax Return (taking into account any applicable extensions), Seller shall pay to Buyer an amount equal to the Income Taxes as agreed to by Buyer and Seller as being owed by Seller pursuant to clause (A) of Section 8.2.1.3 with respect to such Tax Return.

            5.12.3.3  With respect to any Buyer Prepared Tax Returns that are not Income Tax Returns ("Buyer Prepared Other Tax Returns"), Buyer shall deliver to Seller as soon as practicable copies of such Buyer Prepared Other Tax Return and related work-papers and a statement setting forth the amount of non-Income Tax, if any, that Seller owes pursuant to clause (A) of Section 8.2.1.3. If Buyer cannot reasonably provide a draft of such Buyer Prepared Other Tax Return to Seller prior to the due date for filing such Tax Return, a copy of such Buyer Prepared Other Tax Return, as filed, shall be provided to Seller as soon as practicable following the filing date. Seller shall have the right to review all Buyer Prepared Other Tax Returns and related work-papers and any liability for non-Income Taxes and to suggest to Buyer any reasonable changes to such Tax Returns within five days of Seller's receipt of each such Buyer Prepared Other Tax Return. Seller and Buyer agree to consult and to attempt to resolve in good faith any issue arising as a result of the review of such Buyer Prepared Other Tax Returns and related work-papers and allocation of liability for non-Income Taxes and mutually to consent to the filing as promptly as possible of such Tax Return (or, if a copy of such Buyer Prepared Other Tax Return could not be provided to Seller prior to the filing of such Tax Return, and Seller and Buyer agree upon any changes, to mutually consent to the filing as promptly as possible of an amended Tax Return). Seller shall pay to Buyer an amount equal to the non-Income Taxes as agreed to by Buyer and Seller as being owed by Seller pursuant to clause (A) of Section 8.2.1.3 with respect to such Buyer Prepared Other Tax Return not later than the later of (i) ten days after receiving from Buyer such Buyer Prepared Other Tax Return, and (ii) five days before the due date for the payment of non-Income Taxes pursuant to any Buyer Prepared Other Tax Return (taking into account any applicable extensions).

            5.12.3.4  If Buyer and Seller cannot agree on the amount of Taxes owed by Seller with respect to any Buyer Prepared Tax Return, Seller shall pay to Buyer the amount of Taxes reasonably determined using the mid-point of Buyer's and Seller's determination of the amount of Taxes to be owed by Seller in respect of such Buyer Prepared Tax Return pursuant to clause (A) of Section 8.2.1.3. Within 10 days after such payment, Seller and Buyer shall refer the matter to an independent nationally recognized accounting firm agreed to by Buyer and Seller to arbitrate the dispute. Seller and Buyer shall equally share the fees and expenses of such accounting firm and its determination as to the amount owed by Seller pursuant to clause (A) of Section 8.2.1.3 with respect to a Buyer Prepared Tax Return shall be binding on both parties. Within five days after the determination by such accounting firm, if necessary, the appropriate Parent Party shall pay the other Parent Party any amount which is determined by such accounting firm to be owed.

          5.12.4    Use of Consistent Tax Practices.    To the extent that the items reported on any Tax Return of or with respect to the Company or any Company Subsidiary that is prepared by a Parent Party or its Affiliates is likely to increase, by more than a de minimis amount, any Tax liability of the other Parent Party or its Affiliates or any Tax indemnity obligation under this Agreement of the other Parent Party or its Affiliates, such Tax Return shall be prepared in accordance with Tax accounting and other practices used by the Company or such Company Subsidiary or Seller with respect to the relevant Tax Returns filed prior to the date hereof (unless such past practices are not permissible under applicable Law or Buyer concludes in good faith, after consultation with Tax counsel, that such position cannot satisfy a more likely than not standard), and to the extent any items are not covered by past practices (or in the event such past practices are not permissible under applicable Law or Buyer concludes in good faith, after consultation with Tax counsel, that such position cannot satisfy a more likely than not standard), in accordance with reasonable practices selected by the Parent Party (or its Affiliate) responsible for filing such Tax Return hereunder with the consent, not to be unreasonably withheld, conditioned or delayed, of the other Parent Party; provided, however, that if the Parties cannot agree on such practices, the arbitration mechanism set forth in Section 5.12.3 shall apply. Unless otherwise required by applicable Law, neither Parent Party nor any of their respective Affiliates will make, change or revoke (or cause to be made, changed, or revoked) any Tax election with respect to the Company or any Company Subsidiary that is likely to increase any Tax liability (or Tax indemnity obligation under this Agreement) of the other Parent Party or its Affiliates without the consent, not to be unreasonably withheld, conditioned or delayed, of the other Parent Party.

          5.12.5    Amendment of Tax Returns.    Buyer shall not amend any Tax Return of the Company or any Company Subsidiary that relates to a Tax period (or portion thereof) ending on or before the Closing Date without the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned or delayed) unless required by applicable Law.

          5.12.6    Transfer Taxes.    Any transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby ("Transfer Taxes"), shall be paid one-half by Seller and one-half by Buyer. For the avoidance of doubt, Transfer Taxes shall not include any Tax imposed on or measured by income or gains, including any business activity Taxes. The Seller and Buyer and their respective Affiliates shall cooperate in minimizing any Transfer Taxes.

          5.12.7    Tax Refunds.    Buyer shall pay, or cause to be paid, to Seller Tax refunds of the Company or Company Subsidiaries actually received from a Governmental Authority with respect to a Pre-Closing Tax Period; provided, however, such refunds will not include any reduction of Taxes for a Post-Closing Tax Period due to the carryforward of attributes attributable to a Pre-Closing Tax Period. Buyer is entitled to retain any Tax refunds of the Company or Company Subsidiaries with respect to any Post-Closing Tax Period or attributable to a Tax attribute that is attributable to a Post-Closing Tax Period. Buyer and Seller will equitably apportion any Tax refund for a Straddle Period in a manner consistent with the principles set forth in Section 8.2.2. For the avoidance of doubt, Seller shall not be entitled to any refunds that are attributable to any carryback of net operating losses, capital losses or other Tax attributes relating to a Post-Closing Tax Period.

          5.12.8    Buyer Covenants.

            5.12.8.1  Neither Buyer nor any of its Affiliates shall effect or engage in any transactions or other actions relating to the Company or any Company Subsidiary outside the Ordinary Course of Business after the Closing on the Closing Date that would reasonably be expected to increase any Tax liability of Seller or its Affiliates or any indemnification obligations of Seller under Article 8 by more than a de minimis amount.

            5.12.8.2  Buyer and its Subsidiaries and Affiliates shall not, during the one year period beginning on the Closing Date or otherwise as part of a plan with the Transaction, (A) cause the Company to be liquidated for U.S. federal income tax purposes, (B) cause the Company to make an election or take any other action to be classified as a partnership or as a disregarded entity within the meaning of Section 301.7701-3 of the Treasury Regulations for U.S. federal income tax purposes, (C) cause the Company to be merged with or into Buyer or any Subsidiary or Affiliate of Buyer, or (D) take any other action that would reasonably be expected, if treated as part of the same plan with the Transaction, to cause the Transaction to qualify as a reorganization under Section 368(a) of the Code.

            5.12.8.3  Buyer and its Subsidiaries and Affiliates shall not, and following the Closing Buyer shall cause the Company and the Company Subsidiaries not to, (A) report the Transaction as a reorganization under Section 368(a) of the Code (or any similar provision of state, local or foreign law), or (B) take any other position for Tax purposes that the Transaction qualifies as a reorganization within the meaning of Section 368(a) of the Code (or any similar provision of state, local or foreign law).

          5.12.9    Cooperation.    Buyer, Seller, the Company and the Company Subsidiaries shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to Section 5.12.3 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Further, after the Closing, Buyer shall cause the Company and the Company Subsidiaries to furnish Tax information to Seller as reasonably requested in order to permit Seller to prepare and timely file the Tax Returns described in clause (A) of the first sentence of Section 5.12.3.1. The Parties further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

          5.12.10    Tax Claims.    With respect to any inquiries, audits or similar proceedings by any Taxing Authority relating to Taxes with respect to the Company or Company Subsidiaries (a "Tax Claim") and attributable to a taxable period ending on or before the Closing Date or otherwise relating to, or affecting, a Seller Consolidated Tax Return, Seller shall control at its own expense all Tax Claims and may make all decisions taken in connection with such Tax Claims (including selection of counsel and settlement of such Tax Claims), provided that Buyer will be entitled to participate in any Tax Claims at its own expense (except to the extent such Tax Claim relates to a Seller Consolidated Tax Return); provided, further, that with respect to any Tax Claim relating to a

  Tax Return other than a Seller Consolidated Tax Return that could reasonably be expected to increase any Tax liability of Buyer or any of its Affiliates (including, after the Closing, the Company and the Company Subsidiaries) by more than a de minimis amount for a Straddle Period or Post-Closing Tax Period, (x) Buyer will be entitled to participate in such Tax Claims at its own expense, (y) Seller shall provide Buyer copies of all material written correspondence and other material documents relevant to such Tax Claims, and (z) Seller will not settle, compromise or abandon any such Tax Claim without the written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer shall control at its own expense all proceedings attributable to any Tax Claim relating to a Straddle Period or Post-Closing Tax Period and may make all decisions taken in connection with such Tax Claims (including selection of counsel and settlement of such Tax Claims); provided, however, that with respect to any Tax Claims for which Seller would have an obligation to indemnify under this Agreement or that could reasonably be expected to increase any Tax liability of Seller or any of its Affiliates (including, prior to the Closing, the Company and the Company Subsidiaries) by more than a de minimis amount, (x) Seller will be entitled to participate in such Tax Claims at its own expense, (y) Buyer shall provide Seller copies of all material written correspondence and other material documents relevant to such Tax Claims, and (z) solely with respect to any Tax Claims for which Seller would have an obligation to indemnify under this Agreement and Buyer has not waived such Seller obligation, Buyer shall not settle such Tax Claim without the written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

        Section 5.13    Legal Representation and Attorney-Client Privilege.

        Recognizing that Baker Botts L.L.P., Cooley LLP, and the legal departments of Seller and the Company (together, the "Legal Advisors") have each provided legal advice to Seller, L LLC or the Company prior to the Closing, and that the Legal Advisors (other than the legal department of the Company) intend to act as legal counsel to Seller and L LLC after the Closing, after the Closing Buyer hereby agrees (A) to cause the Company to waive any conflicts that may arise in connection with the Legal Advisors (other than the legal department of the Company) representing Seller or L LLC after the Closing, and (B) that attorney-client communications and privileges arising therefrom between the Legal Advisors and Seller, L LLC and/or the Company regarding the transactions contemplated by this Agreement, shall be the property of Seller and L LLC.

        Section 5.14    Financing.

          5.14.1  Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Debt Financing on the terms and conditions described in the Commitment Letter, including using reasonable best efforts to (A) maintain in effect the Commitment Letter and, if entered into prior to the Closing, the definitive documentation with respect to the Debt Financing contemplated by the Commitment Letter (such definitive documentation entered into prior to the Closing, if any, the "Definitive Debt Agreements"), (B) negotiate and execute the Definitive Debt Agreements on terms and conditions contemplated by the Commitment Letter (including any "flex" provisions thereof) and, upon execution thereof, deliver a copy thereof to Seller, (C) satisfy on a timely basis all conditions applicable Buyer and its Subsidiaries in the Commitment Letter and Definitive Debt Agreements that are within its control and comply with its obligations thereunder and not take or fail to take any action that would be reasonably expected to prevent or impede or delay the availability of the Debt Financing, (D) take each of the actions required of the Company and its Subsidiaries in Sections 5.15.1(A)-(D) below with respect to itself and its Subsidiaries, and (E) enforce its rights under the Commitment Letter and Definitive Debt Agreements in the event of a breach or other failure to fund by the Lenders that impedes or delays the Closing, including by seeking specific performance of the parties thereunder.

          5.14.2  In the event that all conditions to the Debt Financing have been satisfied, Buyer shall use its reasonable best efforts to cause the Lenders and the other persons providing such Debt Financing to fund such Debt Financing on the Closing Date (including by taking enforcement action to cause such Lenders to fund such Debt Financing).

          5.14.3  Buyer shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Commitment Letter or the Definitive Debt Agreements, and/or substitute other debt (but not equity financing) for all or any portion of the Debt Financing from the same and/or alternative financing sources, provided that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Commitment Letter or Definitive Debt Agreements that amends the Debt Financing and/or substitution of all or any portion of the Debt Financing shall not (i) expand upon the conditions precedent to the Debt Financing as set forth in the Commitment Letter, (ii) prevent or impede or delay the consummation of the transactions contemplated by this Agreement or (iii) provide for terms and conditions (including any "flex" provisions) that are, in the aggregate, less favorable to Buyer, Seller and the Company than those in the Commitment Letter. Buyer shall be permitted to reduce the amount of Financing under the Commitment Letter or Definitive Debt Agreements in its reasonable discretion, provided, that Buyer shall not reduce the Debt Financing to an amount committed below the amount that is required, together with the financial resources of Buyer, including cash on hand and the proceeds of loans under existing revolving credit facilities of Buyer, to consummate the transactions contemplated by this Agreement, and provided further that such reduction shall not (a) expand upon the conditions precedent to the Debt Financing as set forth in the Commitment Letter, (b) prevent or impede or delay the consummation of the transactions contemplated by this Agreement, or (c) provide for other terms and conditions (including any "flex" provisions) that are, in the aggregate, less favorable to Buyer, Seller and the Company than those in the Commitment Letter.

          5.14.4  If any portion of the Debt Financing becomes unavailable or Buyer becomes aware of any event or circumstance that makes any portion of the Debt Financing unavailable, in each case, on the terms and conditions contemplated in the Commitment Letter or the Definitive Debt Agreements, as applicable, and such portion is reasonably required to consummate the transactions contemplated by this Agreement, Buyer shall use its reasonable best efforts to arrange and obtain as promptly as practicable following the occurrence of such event alternative financing from alternative financing sources in an amount sufficient to consummate the transactions contemplated by this Agreement, provided, that without the prior written consent of Seller (not to be unreasonably withheld, delayed or conditioned), no such alternative financing (x) shall be equity financing or (y) shall be on terms and conditions (including any "flex" provisions and conditions to funding) that are not, in the aggregate, materially less favorable to Buyer, Seller and the Company as those in the Commitment Letter. Buyer shall give Seller prompt oral and written notice (but in any event not later than 48 hours after the occurrence or discovery thereof) of any material breach by any party to the Commitment Letter or Definitive Debt Agreements or of any condition not likely to be satisfied, in each case, of which Buyer becomes aware or any termination or waiver, amendment or other modification of the Commitment Letter or Definitive Debt Agreements. Buyer shall keep Seller reasonably informed on a reasonably current basis and in reasonable detail of the status of its effort to arrange the Debt Financing and shall provide to Seller copies of all documents related to the Debt Financing (excluding fee letters and engagement letters, except to the extent that such documents contain any conditions to funding, "flex" provisions or other substantive provisions (excluding provisions related solely to fees and economic terms agreed to by the parties) regarding the terms and conditions of the Debt Financing). In the event that Buyer commences an enforcement action to enforce its rights under the Commitment Letter or the Definitive Debt Agreements and/or cause the Lenders to fund the Debt Financing (any such action, a "Financing Action"), Buyer shall (x) keep Seller reasonably informed of the status of the

  Debt Financing Action and (y) at the request of Seller, shall make Buyer's employees and other representatives (other than any of its investment bankers, financial advisors or Lenders) reasonably available to discuss the status of, and material developments with respect to, the Financing Action.

        Section 5.15    Financing Cooperation.

          5.15.1  In order to assist Buyer with obtaining the Debt Financing, Seller and the Company shall use their respective reasonable best efforts to provide such assistance and cooperation as Buyer and Buyer Representatives may reasonably request, including using reasonable best efforts to (A) provide Buyer and Buyer Representatives with information as reasonably requested for Buyer's preparation of any marketing material, (B) make senior management (with appropriate seniority and expertise) of the Company reasonably available for a reasonable number of customary syndication, presentations and lender meetings, (C) cooperate with current or prospective lenders and their respective advisors in performing their due diligence and (D) help procure reasonably requested certificates or documents with respect to the Debt Financing, including pledge and security documents, customary certificates (including a certificate with respect to solvency matters), legal opinions and real estate and other collateral documentation.

          5.15.2  Notwithstanding anything in this Section 5.15 to the contrary, in no event shall Seller, the Company or any Affiliate of Seller or the Company, be required to pay any commitment or other fee or incur any other liability in connection with the Debt Financing or have any liability or obligation with respect thereto. Buyer shall promptly, upon request by Seller, reimburse Seller for all reasonable and documented out-of-pocket costs and expenses incurred by Seller or the Company in connection with the Debt Financing or their cooperation contemplated by this Section 5.15.

          5.15.3  Without affecting Buyer's rights under this Agreement, Buyer shall indemnify and hold harmless Seller Indemnified Parties (as defined in Section 8.3) from and against any and all Losses (as defined in Section 8.2) suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith; provided, however, that Buyer shall not be required to indemnify and hold harmless Seller Indemnified Parties to the extent that such Losses arise from or are related to information provided by any Seller Indemnified Party to Buyer in writing specifically for use in the Debt Financing that is inaccurate in any material respect or that omitted to include information that was necessary to make the information provided not misleading in any material respect, in light of the circumstances under which it was made.

          5.15.4  In the event that the Commitment Letter or Definitive Debt Agreements are amended, replaced, supplemented or otherwise modified, including as a result of obtaining alternative financing in accordance with Section 5.14, or if Buyer substitutes other financing for all or a portion of the Debt Financing in accordance with Section 5.14, each of Buyer, Seller and the Company shall comply with its covenants in this Agreement with respect to the Commitment Letter or Definitive Debt Agreements, as applicable, as so amended, replaced, supplemented or otherwise modified and with respect to such other financing to the same extent that Buyer, Seller and the Company would have been obligated to comply with respect to the Debt Financing.

          5.15.5  Notwithstanding anything to the contrary contained in this Agreement, each of the Parties: (A) agrees that all claims, whether in law or in equity, whether in contract or in tort or otherwise, against any lender party with respect to the Debt Financing (the "Lenders") (which defined term shall include the Lenders and their respective Affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and representatives involved in the Debt Financing) in any way relating to this Agreement or transactions contemplated thereby, including any dispute arising out of or relating in any way to the Commitment Letter, the Debt Financing, the Definitive Debt Agreements or the performance thereof, shall be brought only in the forum set forth in Section 9.13; (B) agrees that all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Lenders in any way relating to the Debt Financing or the performance thereof, shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to Laws that may be applicable under conflicts of Laws principles (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York; and (C) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE DEBT FINANCING OR THE PERFORMANCE THEREOF. Notwithstanding anything to the contrary contained in this Agreement, (x) neither the Company nor Seller, in their respective capacities as parties to this Agreement, or their respective Affiliates, directors, officers, employees, agents, partners, managers, members or shareholders shall have any rights or claims against any Lender, relating to this Agreement, the Commitment Letter, the Definitive Debt Agreements, or any of the transactions contemplated hereby or thereby or the performance hereof or thereof, whether at law or equity, in contract, in tort or otherwise and (y) no Lender shall have any liability to any of the Company, any Company Subsidiaries, the Seller or their respective Affiliates, directors, officers, employees, agents, partners, managers, members or shareholders relating to this Agreement, the Commitment Letter, the Definitive Debt Agreements, or any of the transactions contemplated hereby or thereby or the performance hereof or thereof, whether at law or equity, in contract, in tort or otherwise ; provided, however, that the Parties hereto agree and acknowledge that in no event shall Seller have the right to specifically enforce the Commitment Letter in connection with the Debt Financing or to cause Buyer to enforce the Commitment Letter to cause the Lender to consummate the Debt Financing. Notwithstanding anything to the contrary contained in this Agreement, the Lenders are intended third party beneficiaries of, and shall be entitled to the protections of, this Section 5.15.5, and this Section 5.15.5 may not be amended, supplemented, waived or otherwise modified in a manner adverse to the Lenders without the prior written consent of the Lenders.

        Section 5.16    Financial Statements; Auditor Matters.

          5.16.1  The Company shall deliver to Buyer for inclusion in the Proxy Statement as soon as reasonably practicable after the date hereof, but in no event later than October 31, 2014, annual audited financial statements of the Company for the three fiscal years ended December 31, 2013, including a balance sheet as of December 31, 2013 and 2012, and the related statements of operations, comprehensive income (as applicable), stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2013, which statements shall be prepared in accordance with GAAP and accompanied by the signed auditor report and auditor consent of KPMG LLP (the "Current Auditors") collectively as required by the rules and regulations of the SEC so that Buyer may file such statements with the SEC.

          5.16.2  The Company shall deliver to Buyer for inclusion in the Proxy Statement as soon as reasonably practicable after the date hereof, but in no event later than October 31, 2014, unaudited financial statements of the Company through each of the six-month periods ended June 30, 2013 and June 30, 2014, or such other interim period nearest the date on which Buyer files the Proxy Statement (and comparable prior-year period) to the extent required by the rules and regulations of the SEC, including a balance sheet and related statements of operations, comprehensive income (as applicable), stockholders' equity and cash flows, which statements shall be prepared in accordance with GAAP and reviewed by the Current Auditors in accordance with appropriate interim review standards so that Buyer may file such statements with the SEC.

          5.16.3  Prior to the Closing, the Company shall deliver, or, following the Closing, the Seller shall cooperate and use its reasonable best efforts to cause to be delivered, to Buyer (i) updated audited consolidated balance sheets and statements of operations, comprehensive income (as applicable), stockholders' equity and cash flows for the fiscal year ended December 31, 2014, which statements shall be prepared in accordance with GAAP and accompanied by the signed auditor report and auditor consent of the Current Auditors so Buyer may file such statements with the SEC, and (ii) updated unaudited consolidated balance sheets and statements of operations, comprehensive income (as applicable), stockholders' equity and cash flows of the Company for the most recently completed calendar quarter ended prior to the proposed filing date of the applicable filings referenced in clause (A) or (B) below, which interim statements (x) are required to be included in such filing, (y) shall be prepared in accordance with GAAP and (z) shall be reviewed by the Current Auditors in accordance with appropriate interim review standards, in each case, within three (3) Business Days of the proposed filing date such that Buyer has a reasonable period to review and timely file such statements with the SEC, in connection with (A) any amendments to the Proxy Statement including the definitive Proxy Statement or (B) the Current Report on Form 8-K required by items 2.01 and 9.01 thereof to be filed by Buyer after the Closing (including any amendment to such report, the "Closing 8-K"), in each case, to the extent required by the rules and regulations of the SEC.

          5.16.4  Seller, at Buyer's cost, will cooperate and use reasonable best efforts to cause the Current Auditors to provide Buyer with such signed auditor reports, auditor consents and customary comfort letters as Buyer may reasonably require after the Closing for as long as the Company's annual audited or unaudited interim financial statements that include periods prior to the Closing (as updated pursuant to Section 5.16.3 and also including the Company's annual audited financial statements as of and for the year ending December 31, 2014 or unaudited interim financial statements for the nine month periods ended September 30, 2014 and September 30, 2013, respectively, and the quarter ended December 31, 2014 (or any shorter period from the end of the applicable quarterly period to the Closing Date)) are reasonably required by Buyer for inclusion or incorporation by reference (i) into a Buyer registration statement, information statement, prospectus, form, report, definitive proxy statement, schedule or other document required to be filed with the SEC by it under the Securities Act or the Exchange Act, as the case may be, including any related prospectus or prospectus supplement for an offering of securities by Buyer (which may include securities of Buyer held by Seller as contemplated by the Investor Rights Agreement) or (ii) to the extent customary in connection with an offering memorandum or similar offering document for a private placement of securities of Buyer during such period or otherwise customarily provided in connection with any such private placement.

          5.16.5  Seller, at Buyer's cost, will cooperate and use reasonable best efforts to cause the Current Auditors to cooperate with Buyer to provide information reasonably necessary for Buyer to prepare such pro forma financial statements as are required by Buyer in connection with the transactions contemplated by this Agreement.

        Section 5.17    Investor Directors.

        At the Closing, Buyer will cause four (4) designees of Seller to be appointed to the Buyer Board as Investor Directors (as defined in the Investor Rights Agreement). Such appointments shall be subject in all respects to the terms and conditions contained in Section 3.5 of the Investor Rights Agreement; provided, however, Buyer acknowledges and agrees that Seller's two designees to be Investor Directors identified to Buyer prior to the date hereof (the "Pre-Signing Investor Director Designees") meet Buyer's standard qualifications for directors and, provided, further, that Buyer will take all necessary actions to approve the two additional designees of Seller to be Investor Directors prior to the Closing (the "Pre-Closing Investor Director Designees"); provided, that, Seller shall notify Buyer of the designation of the Pre-Closing Investor Director Designees no later than September 30, 2014;

provided, further, that, if either such Pre-Closing Investor Director Designee does not meet Buyer's standard qualifications for directors, Buyer will, within 15 Business Days of Seller's notice to Buyer of such designations, notify Seller in writing of, and specify the reasons why, such standard qualifications have been deemed not to have been met. Buyer will take all necessary actions to approve, or, in the event that any Pre-Closing Investor Director Designee does not meet Buyer's standard qualifications for directors, to provide Seller with an opportunity to substitute a replacement Pre-Closing Investor Designee or Designees (which replacement or replacements shall be designated within 15 Business Days of Buyer's written notice to Seller of the prior designee's failure to meet Buyer's standard qualifications), such that four designees of Seller will be appointed as Investor Directors at the Closing. At or prior to the Closing, Buyer shall take all necessary actions (including increasing the number of persons constituting the entire Buyer Board) as are necessary to cause there to be sufficient vacancies or newly-created directorships on the Buyer Board to permit the appointment of the Investor Directors to the Buyer Board at the Closing in accordance with the preceding sentence. With respect to the Pre-Signing Investor Director Designees, one shall be appointed to the class of directors the terms of whom expire at the 2017 annual meeting of Buyer's Stockholders and one shall be appointed to the class of directors the terms of whom expire at the 2016 annual meeting of Buyer's Stockholders. With respect to the Pre-Closing Investor Director Designees, one shall be appointed to the class of directors the terms of whom expire at the 2016 annual meeting of Buyer's Stockholders, and the second shall be appointed to the class of directors the terms of whom expire at the 2015 annual meeting of Buyer's Stockholders.

        Section 5.18    Buyer Board Committees.

        At the Closing, Buyer and the Buyer Board will cause the appointment at the Closing of an Investor Director (as defined in the Investor Rights Agreement) designated by Seller to each of the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee of Buyer. Such appointments shall be subject in all respects to the terms and conditions contained in Sections 3.5 and 3.6(a) and (b) of the Investor Rights Agreement.

        Section 5.19    Payoff Letters; Transaction Expenses.

        Prior to the Closing Date and in no event later than would be required to afford Buyer a reasonable amount of time to review and comment thereon, Seller shall provide Buyer with (A) drafts of appropriate payoff letters and forms of Lien releases with respect to all Indebtedness of the Company and the Company Subsidiaries and (B) a schedule setting forth a good faith estimate of all Transaction Expenses accrued but unpaid as of the Closing Date and all Transaction Expenses that will accrue on the Closing Date, and of all the outstanding principal amount, together with all accrued and unpaid interest through the Closing Date and prepayment or other penalties or premiums, if any, owed with respect to the Indebtedness of the Company and the Company Subsidiaries outstanding immediately prior to the Closing.

        Section 5.20    RedEnvelope.

        The Company will, and Seller shall cause the Company to, prior to the Closing, distribute all shares of RedEnvelope to Seller or any of Seller's Subsidiaries (other than the Company or any of the Company Subsidiaries) and otherwise take the actions set forth on Section 5.20 of the Company Disclosure Schedule. Seller and Buyer will negotiate in good faith the schedules setting forth the services, and the cost and terms and conditions of such services, to be provided to RedEnvelope by the Company pursuant to a Services Agreement substantially in the form attached hereto as Exhibit C (the "Services Agreement"), provided that agreement on such matters and the execution and delivery of the Services Agreement shall not be conditions of the Parties to Closing. Buyer agrees that any representation or warranty of Seller or the Company that would be inaccurate as of the date hereof, except, in each case, with respect to (A) the last sentence of Section 3.1, (B) clauses (B) and (C) of

Section 3.6 and (C) Sections 3.12.1.2, 3.12.1.5 and 3.13 due to the Company's ownership or distribution of RedEnvelope at such time shall not be a breach of this Agreement.

        Section 5.21    Insurance Policies.

        Seller shall keep, or cause to be kept, all of the Policies, or suitable replacements therefor, in full force and effect until the Closing. As of the Closing, Seller shall assign to Buyer and/or to the Company any and all rights which are permitted to be assigned under the terms of such Policies which Seller may have under such Policies covering claims relating to the period prior to the Closing Date. Seller shall cooperate with and assist the Buyer in the making of any valid claims relating to the periods prior to the Closing by the Company and the Company Subsidiaries under the Policies. Any such reimbursement obtained by Seller shall be promptly remitted to the Company or the applicable Company Subsidiary.

        Section 5.22    Intercompany Matters.

        All intercompany accounts between Seller or any of its Affiliates (other than the Company and the Company Subsidiaries), on the one hand, and the Company and/or any of the Company Subsidiaries, on the other hand, shall be settled prior to the Closing (irrespective of the terms of payment of such intercompany accounts). Prior to the Closing Date and in no event later than would be required to afford Buyer a reasonable amount of time to review and comment thereon, Seller shall prepare and deliver to Buyer a statement setting out in reasonable detail the calculation of all such intercompany account balances based upon the latest available financial information as of such date and, to the extent reasonably requested by Buyer, provide Buyer with supporting documentation to verify the underlying intercompany charges and transactions.

Article 6.
CLOSING CONDITIONS

        Section 6.1    Conditions to Obligations of Each Party Under This Agreement.

        The respective obligations of each Party to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Section 9.9 and applicable Law:

          6.1.1    Stockholder Approval.    The Stock Issuance shall have been approved by the Required Buyer Stockholders.

          6.1.2    No Order.    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any order, decree, judgment, injunction or other ruling (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the transactions contemplated hereby; and there shall not be any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby, which makes the consummation of the transactions contemplated hereby illegal.

          6.1.3    Regulatory Approvals.    All applicable waiting or notice periods in connection with any Antitrust Law shall have expired or been terminated.

        Section 6.2    Additional Conditions to Obligations of Buyer.

        The obligations of Buyer to effect the Closing are also subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Section 9.9 and applicable Law:

          6.2.1    Representations and Warranties.    Each of (A) the representations and warranties of Seller and the Company contained in this Agreement (other than the representations and warranties contained in Sections 3.1, 3.2, 3.3 and 3.4) shall be true and correct as of the Closing as though made on and as of the Closing (provided that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date and further provided that, for purposes of determining whether the representations and warranties of the Company are true and correct, qualifications as to materiality, "Company Material Adverse Effect" and words of similar import set forth therein shall be disregarded); provided, however, that the condition in this Section 6.2.1(A) shall be deemed to be satisfied so long as any failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect and (B) the representations and warranties of Seller and the Company contained in Sections 3.1, 3.2, 3.3 and 3.4 shall be true and correct in all respects (except for inaccuracies that are de minimis in nature), in each case, as of the Closing as though made on and as of the Closing (provided that, with respect to each of the foregoing clauses, those representations and warranties which address matters only as of a particular date need only be so true and correct as of such date). Buyer shall have received a certificate of a duly authorized officer of Seller to that effect.

          6.2.2    Agreements and Covenants.    Seller and the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing. Buyer shall have received a certificate of a duly authorized officer of Seller to that effect.

          6.2.3    Material Developments.    There shall not have occurred after the date of this Agreement any event or development with relation to the Company or its Subsidiaries that, individually or in the aggregate, has had a Company Material Adverse Effect.

          6.2.4    Closing Deliveries.    Buyer shall have received the closing deliveries to be delivered to Buyer by Seller under Section 2.1.

        Section 6.3    Additional Conditions to Obligations of Seller and the Company.

        The obligations of Seller and the Company to effect the Closing are subject to satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law and in accordance with Section 9.9:

          6.3.1    Representations and Warranties.    Each of (A) the representations and warranties of Buyer contained in this Agreement (other than the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.4, 4.21 and 4.22) shall be true and correct as of the Closing as though made on and as of the Closing (provided that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date and further provided that, for purposes of determining whether the representations and warranties of Buyer are true and correct, qualifications as to materiality, "Buyer Material Adverse Effect" and words of similar import set forth therein shall be disregarded); provided, however, that the condition in this Section 6.3.1(A) shall be deemed to be satisfied so long as any failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect and (B) the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.4, 4.21 and 4.22 shall be true and correct in all respects (except for inaccuracies that are de minimis in nature), in each case, as of the Closing as though made on and as of the Closing (provided that, with respect to each of the foregoing clauses, those representations and warranties which address matters only as of a particular date need only be so true and correct as of such date). Seller shall have received a certificate of a duly authorized officer of Buyer to that effect.

          6.3.2    Agreements and Covenants.    Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing; and Buyer shall have performed or complied in all respects with the covenants set forth in Sections 5.17 and 5.18 on or prior to the Closing. Seller shall have received a certificate of a duly authorized officer of Buyer to that effect.

          6.3.3    Material Developments.    There shall not have occurred after the date of this Agreement any event or development with relation to Buyer or the Buyer Subsidiaries that, individually or in the aggregate, has had a Buyer Material Adverse Effect.

          6.3.4    Resolution of the Board of Directors.    The resolution of the Buyer Board contemplated by Section 4.22 is in full force and effect and has not been withdrawn, modified or rescinded in any respect.

          6.3.5    Closing Deliveries.    Seller shall have received the closing deliveries to be delivered to Seller by Buyer under Section 2.1.

Article 7.
TERMINATION

        Section 7.1    Termination.

        This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

          7.1.1  By mutual written consent of Buyer and Seller (on behalf of itself and the Company), by action of Buyer's Board of Directors and a duly authorized officer of Seller;

          7.1.2  By either Buyer or Seller (on behalf of itself and the Company) if the Closing shall not have been consummated prior to January 31, 2015; provided that (A) if, on such date, all conditions to effect the Closing other than those set forth in Section 6.1.2 (No Order) (to the extent that the order, judgment, decree, injunction or ruling relates to a violation or alleged violation of Antitrust Laws) or Section 6.1.3 (Regulatory Approvals) (collectively, the "Regulatory Conditions") have been or are capable of being satisfied, then such date shall, without any action on the part of the Parties hereto, be extended day-by-day for each day during which any of the Regulatory Conditions remain unfulfilled until April 30, 2015 and (B) if, on such date, Buyer has mailed the Proxy Statement but the Buyer Meeting has not been held, then such date shall, without any action on the part of the Parties hereto, be extended day-by-day for each day during which the Buyer Meeting has not yet been held until February 28, 2015 (the later of such applicable dates pursuant to this sentence shall be referred to herein as the "Outside Date"); provided, further, that the right to terminate this Agreement under this Section 7.1.2 shall not be available to any Party whose breach of this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

          7.1.3  By either Buyer or Seller (on behalf of itself and the Company) if (A) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and non-appealable or (B) a Law shall be in effect that makes consummation of the transactions contemplated hereby illegal or otherwise prohibits or prevents consummation of the transactions contemplated hereby; or

          7.1.4  By either Buyer or Seller (on behalf of itself and the Company), if the Buyer Stockholder Approval shall not have been obtained at the Buyer Meeting at which a vote on the Stock Issuance is, or was to be, taken.

          7.1.5  By Seller (on behalf of itself and the Company), if prior to receipt of the Buyer Stockholder Approval, Buyer or the Buyer Board (or any committee thereof) has (A) made a Buyer Adverse Recommendation Change, (B) failed to make a statement in opposition and recommend rejection to the Buyer's stockholders of a tender or exchange offer of Buyer's securities initiated by a third party pursuant to Rule 14e-2 promulgated under the Securities Act within ten (10) Business Days after such tender or exchange offer has been published, sent or given by such third party, (C) breached the terms of Sections 5.5 or 5.7, other than breaches that are de minimis and inconsequential in nature or (D) materially breached its obligations under Section 5.5 by failing to call, give notice of, convene and hold the Buyer Meeting.

          7.1.6  By Buyer, in connection with a Superior Proposal BARC in accordance with Section 5.7.4.

          7.1.7  By Buyer, if (A) any representation or warranty of Seller or the Company set forth in this Agreement shall have become untrue or either Seller or the Company has breached any of its respective covenants or agreements set forth in this Agreement, (B) such breach or misrepresentation has not been cured and is not capable of being cured prior to the Outside Date and (C) such breach or misrepresentation would cause the conditions set forth in Section 6.2.1 or Section 6.2.2 not to be satisfied.

          7.1.8  By Seller (on behalf of itself and the Company), if (A) any representation or warranty of Buyer set forth in this Agreement shall have become untrue or Buyer breached any of its respective covenants or agreements set forth in this Agreement, (B) such breach or misrepresentation has not been cured and is not capable of being cured prior to the Outside Date and (C) such breach or misrepresentation would cause the conditions set forth in Section 6.3.1 or Section 6.3.2 not to be satisfied.

          7.1.9  By Buyer, if the Company has breached its obligations in Sections 5.16.1 or 5.16.2.

        Section 7.2    Effect of Termination.

          7.2.1  In the event of termination of this Agreement by any Party as provided in Section 7.1, this Agreement shall forthwith become void and of no effect and there shall be no liability or obligation on the part of any Party or their respective Subsidiaries, officers or directors except with respect to Section 5.6.4 (Confidentiality Agreements), Section 5.10 (Public Announcement), this Section 7.2 and Article 9 (General Provisions). Notwithstanding any termination or any contrary provision contained in this Agreement, no Party shall be relieved or released from liability for damages arising out of, any Willful Breach of any representation, warranty, covenant or agreement in this Agreement. No Party claiming that such breach occurred will have any duty or otherwise be obligated to mitigate any such damages.

          7.2.2  The payment of damages by a Party pursuant to Section 7.2.1 is not exclusive of, and is addition to, the other remedies provided to a non-breaching Party pursuant to Section 7.2.3 through Section 7.2.7 hereof. For the avoidance of doubt, any dispute regarding whether a breach of this Agreement has occurred pursuant to Section 7.2.1 shall not affect the payment, or timing of payment, of damages set forth in Section 7.2.3 through Section 7.2.7 hereof.

          7.2.3  In the event that (A) this Agreement is terminated by Buyer or Seller pursuant to Section 7.1.2 or Section 7.1.4, (B) a Buyer Acquisition Proposal has been publicly announced prior to the occurrence of the events giving rise to such termination (or as of the termination date, in the case of a termination pursuant to Section 7.1.2) and (C) within 12 months of such termination Buyer executes a definitive agreement to consummate a transaction described in the definition of Buyer Acquisition Proposal, then Buyer shall pay Seller concurrently with the execution of such definitive agreement an amount equal to the Standard Termination Fee.

          7.2.4  In the event that this Agreement is terminated by Buyer pursuant to Section 7.1.6, then Buyer shall pay to Seller, within five Business Days following such termination, an amount equal to the Superior Proposal Termination Fee.

          7.2.5  In the event that this Agreement is terminated by Seller pursuant to Section 7.1.5 (other than as set forth in Section 7.2.6), then Buyer shall pay to Seller, within five Business Days following such termination, an amount equal to the Standard Termination Fee.

          7.2.6  In the event that this Agreement is terminated by Seller pursuant to Section 7.1.5(A) following an Intervening Event BARC, then Buyer shall pay to Seller, within five Business Days following such termination, an amount equal to the Intervening Event Termination Fee.

          7.2.7  For purposes of this Section 7.2, (A) the term "Buyer Acquisition Proposal" shall have the meaning ascribed to it in Section 9.3, except that references to "15%" shall be replaced by "50%", (B) "Standard Termination Fee" means an amount equal to $10,750,000, (C) "Superior Proposal Termination Fee" means an amount equal to $12,900,000, and (D) "Intervening Event Termination Fee" means an amount equal to $17,200,000. For the avoidance of doubt, in the event that multiple termination fees may be applicable to a termination, Buyer shall be required to pay only the fee resulting in the largest payment to Seller.

          7.2.8  In the event that this Agreement is terminated by Buyer pursuant to Section 7.1.9, then Seller shall pay to Buyer, within five Business Days following such termination, an amount equal to $6,000,000.

Article 8.
INDEMNIFICATION

        Section 8.1    Survival of Representations and Warranties.

        The representations and warranties of Buyer, Seller and the Company contained in this Agreement or any certificate (which it being understood, do not include representations and warranties in the Investor Rights Agreement) delivered pursuant hereto shall survive the Closing through and including the 18-month anniversary of the Closing Date; provided, however, that the representations and warranties (A) of Seller, the Company and Buyer set forth in Sections 3.1, 3.2, 3.3 and 3.4 and Sections 4.1, 4.2, 4.3 and 4.4 shall survive the Closing indefinitely and (B) of Seller and the Company set forth in Sections 3.10 (Employee Benefit Plans), 3.14 (Environmental Matters) and 3.17 (Taxes) shall survive the Closing until 90 days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof (in each case, the "Survival Period"); provided, however, that any obligations under Section 8.2.1.1 and Section 8.3.1.1 shall not terminate with respect to any Losses as to which the person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to Seller in accordance with Section 8.4 before the termination of the applicable Survival Period. The covenants and agreements made by each Party in this Agreement shall survive the Closing.

        Section 8.2    Indemnification by Seller.

          8.2.1  In the event the Closing occurs, then subject to Sections 8.1 and 8.5, Seller hereby agrees to indemnify and hold Buyer and its Affiliates and their respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and assigns, including, after the Closing, the Company (collectively, the "Buyer Indemnified Parties") harmless from and against, and pay to the applicable Buyer Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and attorneys' and other professionals' fees), whether or not involving a third party claim (individually, a "Loss" and, collectively, "Losses"):

            8.2.1.1  based upon, attributable to or resulting from the failure of any of the representations or warranties made by Seller or the Company in this Agreement or any certificate or ancillary document (other than the Investor Rights Agreement) delivered pursuant hereto to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date (unless made as of another date, in which case, as of such date);

            8.2.1.2  based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Seller or (prior to the Closing) the Company under this Agreement or any certificate or ancillary document (other than the Investor Rights Agreement) delivered pursuant hereto;

            8.2.1.3  based upon, attributable to or resulting from (A) any Taxes imposed on the Company or any Company Subsidiary attributable to any taxable period or portion thereof ending on or before the Closing Date (taking into account the provisions of Section 8.2.2); (B) liabilities of the Company or any Company Subsidiary for Taxes of any person (other than the Company or any Company Subsidiary) arising as a result of the Company or any Company Subsidiary having been a member of any consolidated, combined, unitary or affiliated Tax group prior to the Closing pursuant to Treasury Regulations Section 1.1502-6 or any other provision of federal, state, local or foreign Law; and (C) any Taxes of any person (other than the Company or any Company Subsidiary) imposed on the Company or any Company Subsidiary as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing ((A), (B) and (C) collectively, the "Pre-Closing Tax Liabilities"); provided, however, that in the case of clauses (A), (B), and (C) above, (w) Seller shall not be liable for the portion of any Transfer Taxes required to be paid by Buyer pursuant to Section 5.12.6, (x) Seller shall be liable only to the extent that such Taxes and liabilities exceed the amount of accrued liabilities for Taxes reflected on the Closing Balance Sheet, (y) Seller shall not be liable for any Pre-Closing Tax Liabilities based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Buyer or (following the Closing) the Company under this Agreement, and (z) Seller shall have no obligation to indemnify any Buyer Indemnified Party for any Taxes or liabilities resulting from an election under Section 338 of the Code with respect to the purchase of the stock of the Company pursuant to this Agreement;

            8.2.1.4  any Indebtedness (for this purpose using clauses (i) and (ii) of such definition) of the Company or any Company Subsidiary not set forth on Section 2.1.1.1 of the Company Disclosure Schedule;

            8.2.1.5  any Transaction Expenses not taken into account in Closing Working Capital or the Closing Cash Consideration;

            8.2.1.6  other than the obligations and liabilities of the Company under the Services Agreement, based upon, attributable to or resulting from the Company's ownership of RedEnvelope, or otherwise relating to the business, operations and/or winding-down thereof;

            8.2.1.7  based upon, attributable to or resulting from the SAR Plan, the Company's Supplemental Executive Retirement Plan, the Company's Stock Option/Stock Issuance Plan, or the Company's Stock Incentive Plan (other than any Losses that have been accounted for as a Transaction Expense for purposes of Section 2.1.1.1(E));

            8.2.1.8  (A) based upon, attributable to or resulting from any payments made to the individuals (the "Sincerely Payees") set forth on Section 8.2.1.8 of the Company Disclosure Schedule pursuant to Section 9.12 of the Agreement and Plan of Merger, dated as of October 15, 2013, by and among the Company, Sincerely Incorporated, and the other parties thereto (the "Sincerely Agreement") or (B) any payments made pursuant to Section 9.1(b) of such Agreement and Plan of Merger; and

            8.2.1.9  based upon, attributable to, or resulting from any payments made pursuant to one of the arrangements set forth on Section 8.2.1.9 of the Company Disclosure Schedule (each, a "Change in Control Severance Agreement") as a result of the termination of the employment of any employee covered by such Change in Control Severance Agreement in connection with a claim of material diminution in the employee's title, authority, duties or responsibilities within the Company that constitutes "Good Reason" (as such term is defined in the applicable Change in Control Severance Agreement); provided that, if an employee covered by a Change in Control Severance Agreement is also a party to a written employment agreement with the Company on the date hereof, the Losses with respect to each such employee pursuant to this Section 8.2.1.9 shall be no greater than the amount by which the payments made to such employee pursuant to a Change in Control Severance Agreement exceed the payments that would have been made to the employee as a result of the employee's termination by the Company without "cause" pursuant to the written employment agreement between the employee and the Company as in effect on the date hereof; and

          8.2.2 In the case of any Taxable period that includes but does not end on the Closing Date (a "Straddle Period"), the (i) amount of Pre-Closing Tax Liabilities based on or measured by income, gain, payroll or receipts or relating to any sales or use Tax will be determined based on an interim closing of the books as of the close of business on the Closing Date, and (ii) the amount of any Pre-Closing Tax Liabilities with respect to all other Taxes for a Straddle Period will be deemed to be the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the day that is the Closing Date and the denominator of which is the number of days in such Straddle Period. For purposes of this Section 8.2.2, any exemption, deduction, credit or other item related to a Straddle Period that is calculated on an annual basis shall be allocated in the same manner as that set forth in clause (ii) of the preceding sentence. Notwithstanding the foregoing provisions of this Section 8.2.2 or Treasury Regulations Section 1.1502-76(b) (1)(ii)(B), Taxes attributable to any transaction or action taken by or with respect to the Company or any Company Subsidiary out of the Ordinary Course of Business before the Closing on the Closing Date shall be allocated to the Pre-Closing Tax Period, and Taxes attributable to any transaction or action taken by or with respect to the Company or any Company Subsidiary out of the Ordinary Course of Business after the Closing on the Closing Date shall be allocated to the Post-Closing Tax Period.

        Section 8.3    Indemnification by Buyer.

          8.3.1  Subject to Sections 8.1 and 8.5, in the event the Closing occurs, Buyer hereby agrees to indemnify and hold Seller and its respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and assigns, other than, after the Closing, the Company (collectively, the "Seller Indemnified Parties" and together with the Buyer Indemnified Parties, the "Indemnified Parties" or each, an "Indemnified Party") harmless from and against, and pay, pursuant to the calculation set forth in Section 8.3.2, to the applicable Seller Indemnified Parties the amount of any and all Losses, including any Indirect Losses in the form of a diminution in value of Seller's interest in Buyer, in each case:

            8.3.1.1  based upon, attributable to or resulting from the failure of any of the representations or warranties made by Buyer in Sections 4.1, 4.2, 4.3, 4.4 and 4.7, or any certificate or ancillary document (other than the Investor Rights Agreement) delivered pursuant hereto to the extent such certificate or ancillary document speaks as to the representations and warranties made by Buyer in Sections 4.1, 4.2, 4.3, 4.4 and 4.7, to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date (unless made as of another date, in which case, as of such date); and

            8.3.1.2  based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Buyer or (following the Closing) the Company under this Agreement or any certificate or ancillary document (other than the Investor Rights Agreement) delivered pursuant hereto.

          8.3.2  The amount for which Buyer shall pay Seller in respect of Losses pursuant to Section 8.3.1 shall equal the sum of:

            8.3.2.1  all Losses incurred by a Seller Indemnified Party other than any Indirect Loss, computed by multiplying all Losses pursuant to Section 8.3.1 by (i) one, plus (ii) a fraction, (y) the numerator of which is the Loss Percentage (expressed as a decimal) and (z) the denominator of which is one minus the Loss Percentage (expressed as a decimal); plus

            8.3.2.2  all indirect Losses in the form of a diminution in value of Seller's interest in Buyer ("Indirect Losses"), computed by multiplying (A) a fraction, (x) the numerator of which is the Loss Percentage (expressed as a decimal) and (y) the denominator of which is one minus the Loss Percentage (expressed as a decimal), and (B) the difference, if positive, between the fair market value of Buyer, determined as if such representation, warranty, covenant or agreement which is the subject of such Loss was true and correct or had been performed in all respects, and the fair market value of Buyer, determined after giving effect to the breach, nonperformance or violation of such representation, warranty, covenant or agreement (but without giving effect to any indemnification obligation of Buyer pursuant to this Agreement). For purposes of this Agreement, the term "Loss Percentage" means 35%.

        Section 8.4    Indemnification Procedures.

          8.4.1  A claim for indemnification under this Agreement for any matter not involving a third party claim shall be given by the Indemnified Party to the Indemnifying Party (as defined below) by written notice as promptly as reasonably practicable after having knowledge of such claim (but in any case within 15 Business Days after the Indemnified Party has knowledge of such claim, or within such reasonably shorter period of time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim), and include a statement specifying the basis for such claim; provided, however, that failure to give reasonably practicable notice shall not release, waive or otherwise affect the Indemnifying Party's obligations with respect thereto except to the extent that the Indemnifying Party has suffered actual loss and prejudice as a result of such failure.

          8.4.2  In the event that any Litigation shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Sections 8.2 or 8.3 (regardless of the limitations set forth in Section 8.5) (a "Third Party Claim"), the Indemnified Party shall as promptly as reasonably practicable after having knowledge of such Third Party Claim (but in any case within 15 Business Days after having knowledge of such Third Party Claim, or within such reasonably shorter period of time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim), cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the applicable indemnifying Party under Sections 8.2 or 8.3 (such Party, the "Indemnifying Party"), and include a statement specifying the basis for such claim. The failure of the Indemnified Party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the Indemnifying Party's obligations with respect thereto except to the extent that the Indemnifying Party has suffered actual loss and prejudice as a result of such failure. Subject to the provisions of this Section 8.4.2, the Indemnifying Party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder; provided that the Indemnifying Party shall, within a reasonable time after receiving the Indemnified Party's written notice of the assertion of such

  Third Party Claim, (A) notify the Indemnified Party in writing of its intent to do so; provided that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard and (B) deliver a written confirmation to such Indemnified Party that, based on the facts presented being true, the indemnification provisions of Sections 8.2 or 8.3, as applicable, are applicable to such Third Party Claim and that the Indemnifying Party will indemnify such Indemnified Party in respect of such claim pursuant and subject to the terms of this Article 8. If the Indemnifying Party assumes such defense and, in the course of defending such Third Party Claim or otherwise, discovers that (i) the facts presented at the time the Indemnifying Party confirmed the application of the indemnification provisions hereof were not true and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have any indemnification obligation in respect of such Third Party Claim, then the Indemnifying Party shall not be bound by such confirmation. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder, fails to notify the Indemnified Party of its election as herein provided or contests its obligation to indemnify the Indemnified Party for such Losses under this Agreement, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim. If the Indemnified Party defends any Third Party Claim and the Indemnifying Party is not contesting its obligation to indemnify the Indemnified Party for such Losses under this Agreement, then the Indemnifying Party shall reimburse the Indemnified Party for the reasonable expenses of defending such Third Party Claim upon submission of periodic bills. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (a) so requested by the Indemnifying Party to participate or (b) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than the reasonable fees and expenses of more than one such counsel for all Indemnified Parties in connection with any Third Party Claim.

          Subject to the Parties taking necessary steps to preserve the attorney-client or other privileges, the Parties agree to cooperate and provide reasonable access to the other to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim. No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any such action for which it is entitled to indemnification hereunder without the prior consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed, unless the Indemnifying Party shall have failed, after reasonable notice thereof, to undertake control of such action in the manner provided above in this Section 8.4.2 to the extent the Indemnifying Party was entitled to do so pursuant to this Section 8.4.2. The Indemnifying Party shall not, without the consent of such Indemnified Party, settle or compromise or consent to entry of any judgment with respect to any such claim (x) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party or (y) that does not include as an unconditional term thereof the giving to such Indemnified Party by the claimant or claimants, release from all liability in respect of such Third Party Claim.

          8.4.3  Sections 8.4.1 and 8.4.2 shall not apply to any Tax Claims to which the provisions of Section 5.12.10 apply.

        Section 8.5    Limitations on Indemnification for Breaches of Representations and Warranties.

          8.5.1  Seller shall not have any liability under Section 8.2.1.1 and Buyer shall not have any liability under Section 8.3.1.1, unless, in each case, the aggregate amount of Losses incurred and indemnifiable by the Seller Indemnified Parties or the Buyer Indemnified Parties, respectively, thereunder exceeds $4,300,000 (the "Basket") and, in such event, Buyer or Seller, as applicable shall be required to pay the amount of all such Losses in excess of the Basket; provided that the Basket limitation shall not apply to Losses related to the failure to be true and correct of any of the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 4.1, 4.2, 4.3 or 4.4.

          8.5.2  Seller shall not be required to indemnify any Buyer Indemnified Party under Section 8.2.1.1 and Buyer shall not be required to indemnify any Seller Indemnified Party under Section 8.3.1.1, in each case, for an aggregate amount of Losses greater than $86,000,000 (the "Cap"); provided that there shall be no Cap with respect to Losses related to the failure to be true and correct of any of the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 4.1, 4.2, 4.3 or 4.4.

          8.5.3  For purposes of calculating Losses hereunder, any materiality or Company Material Adverse Effect qualifications in the representations and warranties shall be disregarded.

          8.5.4  Seller shall have no right of contribution or other recourse against the Company or the Company Subsidiaries or their respective directors, officers, employees, affiliates, agents, attorneys, representatives, assigns or successors for any Third Party Claims asserted by any Buyer Indemnified Party, except as set forth in Section 8.3.

          8.5.5  The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement, or any certificate or ancillary document (other than the Investor Rights Agreement) delivered pursuant hereto, shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

          8.5.6  In the event of any Loss in respect of which an Indemnified Party asserts an indemnification claim, the Indemnified Party shall use reasonable best efforts to mitigate the consequences of such Loss; provided that if the underlying event is determined to give rise to Losses that are indemnifiable or recoverable hereunder, any reasonable out-of-pocket costs or expenses incurred in connection with such mitigation shall be deemed to be Losses.

          8.5.7  No Indemnified Party shall be entitled to any indemnification to the extent that the cost or benefit related to such Loss was reflected in or taken into account in the calculation of the Closing Working Capital Amount or in any amounts that have reduced the Closing Cash Consideration pursuant to clauses (D) and (E) of Section 2.1.1.1.

          8.5.8  Any indemnity payment due and payable by an Indemnifying Party to the Indemnified Party under this Agreement shall be (A) net of (and, for the avoidance of doubt, reduced, whether retroactively or otherwise by) any and all third party insurance proceeds and recoveries in respect of third party indemnification obligations actually received by the Indemnified Party thereof in respect of such Loss, whether such proceeds are received before or after indemnity payments are made; provided that such proceeds and recovery will be determined net of the reasonable, out-of-pocket costs and expenses incurred in connection with or otherwise related to prosecuting the claims necessary to obtain such proceeds and recovery and (B) reduced to take account of any net Tax benefit actually taken into account (calculated on a "with and without" basis) with respect to a Tax year ending on or before the last day of the third (3rd) full Tax year following the Closing Date or, if later, in the Tax year in which such Loss is incurred for Tax purposes and in the next succeeding year.

          8.5.9  In no event shall any Party's indemnification obligation hereunder cover or include punitive, exemplary or similar damages, or lost profits (if and to the extent not reasonably foreseeable) suffered by any other party entitled to indemnification under this Agreement except to the extent such damages are paid by an Indemnified Party to a third party.

          8.5.10  All indemnification payments made pursuant to this Article 8 shall be treated by the Parties as adjustments to the Purchase Price unless otherwise required by applicable Law.

        Section 8.6    Exclusivity.

          8.6.1  Following the Closing, except in the case of (A) fraud and (B) with respect to matters for which the remedy of specific performance, injunctive relief or other non-monetary equitable remedies are available (and in such cases, this exception shall apply only with respect to such remedies), the sole and exclusive remedy of the Parties with respect to any and all claims arising from any breach of this Agreement shall be pursuant to the indemnification provisions set forth in this Article 8.

          8.6.2  Notwithstanding anything to the contrary in this Agreement, including with respect to Sections 3.20, 4.20 and 8.6.1, the Parties acknowledge and agree that (A) no Party waives any claim for fraud (which claim, to the extent successful, shall include and be limited to entitlement to reasonable attorney's fees) and (B) nothing set forth in this Agreement shall be deemed to waive such a claim or acknowledge that any element of such a claim cannot be established.

Article 9.
GENERAL PROVISIONS

        Section 9.1    Fees and Expenses.

        All expenses incurred by the Parties shall be borne solely and entirely by (A) Seller, with respect to expenses incurred by Seller or the Company and (B) Buyer, with respect to expenses incurred by Buyer.

        Section 9.2    Notices.

        Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given (A) when delivered in person, (B) upon transmission by electronic mail or facsimile transmission as evidenced by confirmation of transmission to the sender (but only if followed by transmittal of a copy thereof by (x) national overnight courier or (y) hand delivery with receipt, in each case, for delivery by the second (2nd) Business Day following such electronic mail or facsimile transmission), (C) on receipt after dispatch by registered or certified mail, postage prepaid and addressed, or (D) on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to Buyer (or the Company following the Closing), addressed to it at:
FTD Companies, Inc.
3113 Woodcreek Drive
Downers Grove, Illinois 60515
Facsimile:
Attention: Scott D. Levin
E-Mail:
with a copy to (which shall not constitute notice):
Jones Day
901 Lakeside Avenue
Cleveland, Ohio 44114
Facsimile:
Attention: Lyle G. Ganske
James P. Dougherty
E-Mail:
If to the Company (prior to the Closing) or Seller, addressed to it at:
Liberty Interactive Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Facsimile:
Attention: Richard N. Baer
E-Mail:
with a copy to (which shall not constitute notice):
Baker Botts L.L.P.
30 Rockefeller Plaza
New York, New York 10112-4498
Facsimile:
Attention: Frederick H. McGrath
Jonathan Gordon
Email:

        Section 9.3    Certain Definitions.

        For purposes of this Agreement, the term:

        "Acceptable Confidentiality Agreement" has the meaning set forth in Section 5.7.2.

        "Acquired Company IP" means all Intellectual Property in which any of the Company or any Company Subsidiary has an ownership interest (in whole or in part) or right, including all Company Owned IP and Company Licensed IP.

        "Affiliate" of a person has the meaning set forth in Rule 12b-2 under the Exchange Act; provided that following the Closing, neither Buyer nor the Company shall be an Affiliate of Seller or any of its Affiliates.

        "Agreement" has the meaning set forth in the Preamble.

        "Antitrust Laws" means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other applicable competition, merger control, antitrust, trade regulation or similar transnational, national, federal or state, domestic or foreign Laws, and other Laws and administrative and judicial doctrines that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

        "Appointed Members" has the meaning set forth in Section 5.11.5.

        "Arbiter" has the meaning set forth in Section 2.2.3.

        "Arbiter's Costs" has the meaning set forth in Section 2.2.3.

        "Audited Financials" has the meaning set forth in Section 3.7.1.

        "Basket" has the meaning set forth in Section 8.5.1.

        "beneficial ownership" (and related terms such as "beneficially owned" or "beneficial owner") has the meaning set forth in Rule 13d-3 under the Exchange Act.

        "Blue Sky Laws" means state securities or "blue sky" laws.

        "Business Day" shall mean any day other than a day on which the SEC shall be closed.

        "Buyer" has the meaning set forth in the Preamble.

        "Buyer Acquisition Proposal" means (A) any inquiry, proposal or offer for or with respect to a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving Buyer; (B) any inquiry, proposal or offer (including tender or exchange offers) to acquire in any manner, directly or indirectly, more than 15% of the outstanding Buyer Common Stock or Equity Interests of Buyer representing more than 15% of the voting power of Buyer; or (C) any inquiry, proposal or offer to acquire in any manner (including the acquisition of stock in any Buyer Subsidiary), directly or indirectly, assets or businesses of Buyer or the Buyer Subsidiaries, including pursuant to a joint venture, representing more than 15% of the consolidated assets, revenues or net income of Buyer, in each case, other than the transactions contemplated by this Agreement.

        "Buyer Adverse Recommendation Change" means the withdrawal or failure to make (or modification in a manner adverse to Seller), or public proposal to withdraw (or modify in a manner adverse to Seller), the Buyer Recommendation.

        "Buyer Affiliated Group" has the meaning set forth in Section 4.17.5

        "Buyer Benefit Plan" has the meaning set forth in Section 4.10.1.

        "Buyer Board" means the Board of Directors of Buyer.

        "Buyer Bylaws" has the meaning set forth in Section 4.2.

        "Buyer Charter" has the meaning set forth in Section 4.2.

        "Buyer Common Stock" means the shares of common stock, par value $0.0001, of Buyer.

        "Buyer Consolidated Tax Return" means any Tax Return with respect to any federal, state, provincial, local or foreign Income Taxes that are paid on an affiliated, consolidated, combined, unitary or similar basis and that include any entities other than Buyer or Buyer Subsidiaries.

        "Buyer Disclosure Schedule" means the disclosure schedule delivered by Buyer to Seller and the Company prior to the execution of this Agreement.

        "Buyer Indemnified Parties" has the meaning set forth in Section 8.2.1.

        "Buyer IT Systems" means all computer systems, networks, hardware, Software, databases, websites, and equipment used to process, store, maintain and operate data, information, and functions used in connection with the business of Buyer.

        "Buyer Material Adverse Effect" means any change, effect, event, occurrence, state of facts or development that (A) is or would reasonably be expected to be material and adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of Buyer and the Buyer Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Buyer Material Adverse Effect: (i) any adverse change, effect, event, occurrence, state of facts or development demonstrably resulting from the announcement, pendency of the transactions contemplated hereby; (ii) any adverse change, effect, event, occurrence, state of facts or development after the date hereof, attributable to conditions generally affecting any of the industries in which Buyer participates, the U.S. economy or financial or credit markets (including changes in prevailing interest rates, credit availability, liquidity and quality, currency exchange rates, price levels or trading volumes in the United States or foreign securities markets); (iii) changes in Laws after the date hereof; (iv) changes in GAAP after the date hereof; (v) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; or (vi) a decline in the price of the Buyer Common Stock on Nasdaq or any other trading market (it being understood that the facts and circumstances giving rise to such events specified this clause (vi) may be deemed to constitute, and may be taken into account in determining whether there has been, a Buyer Material Adverse Effect to the extent such facts and circumstances are not otherwise included in clauses (i)-(v) of this definition), except, with respect to clauses (ii), (iii), (iv) and (v), to the extent that the effects of such change are disproportionately adverse to the business, assets, properties, condition (financial or otherwise) or results of Buyer and the Buyer Subsidiaries, taken as a whole, as compared to other companies in the industries in which Buyer and the Buyer Subsidiaries operate; or (B) prevents or materially impairs or delays the ability of Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or would reasonably expect to do so.

        "Buyer Material Contract" has the meaning set forth in Section 4.12.1.

        "Buyer Meeting" has the meaning set forth in Section 5.5.

        "Buyer Options" has the meaning set forth in Section 4.3.1.

        "Buyer Owned IP" means any Intellectual Property owned by either Buyer or any Buyer Subsidiary in whole or in part.

        "Buyer Permits" has the meaning set forth in Section 4.6.

        "Buyer Preferred Stock" has the meaning set forth in Section 4.3.1.

        "Buyer Prepared Income Tax Returns" has the meaning set forth in Section 5.12.3.2.

        "Buyer Prepared Other Tax Returns" has the meaning set forth in Section 5.12.3.3.

        "Buyer Prepared Tax Returns" has the meaning set forth in Section 5.12.3.1.

        "Buyer Recommendation" has the meaning set forth in Section 5.4.3

        "Buyer Representatives" has the meaning set forth in Section 5.6.1.

        "Buyer Retirement Plan" has the meaning set forth in Section 5.11.7.

        "Buyer SEC Filings" has the meaning set forth in Section 4.7.1.

        "Buyer Stock Award" has the meaning set forth in Section 4.3.1.

        "Buyer Stock Plan" has the meaning set forth in Section 4.3.1.

        "Buyer Stockholder Approval" has the meaning set forth in Section 4.18.

        "Buyer Subsidiary" has the meaning set forth in Section 4.1.

        "Buyer Superior Proposal" means a bona fide, unsolicited written Buyer Acquisition Proposal not obtained in breach of Section 5.7 of this Agreement (A) that if consummated would result in a third party (or in the case of a direct merger between such third party and Buyer, the stockholders of such third party) acquiring, directly or indirectly, more than 80% of the outstanding Buyer Common Stock or all or substantially all the assets of Buyer and the Buyer Subsidiaries, taken as a whole; (B) that the Buyer Board determines in good faith, after consultation with its outside legal counsel and its outside financial advisor, is reasonably capable of being completed, taking into account all financial, legal, regulatory, timing, the likelihood of completing such Buyer Acquisition Proposal as compared to the transactions contemplated hereby and other aspects of such proposal, including all conditions contained therein and the person making such Buyer Acquisition Proposal; (C) that the Buyer Board determines in good faith, after consultation with its outside legal counsel and its outside financial advisor (taking into account any changes to this Agreement proposed by Seller in response to such Buyer Acquisition Proposal, and all financial, legal, regulatory, timing, the likelihood of completing such Buyer Acquisition Proposal as compared to the transactions contemplated hereby and other aspects of such Buyer Acquisition Proposal, including all conditions contained therein and the person making such proposal, and this Agreement), is more favorable to the stockholders of Buyer from a financial point of view than the transactions contemplated hereby; and (D) the definitive documentation in respect of which does not contain any due diligence or financing condition.

        "Cap" has the meaning set forth in Section 8.5.2.

        "Cash" means the sum of cash and cash equivalents of the Company and the Company Subsidiaries, as determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financials.

        "Change in Control Severance Agreement" has the meaning set forth in Section 8.2.1.9.

        "Change Notice" has the meaning set forth in Section 5.7.4.

        "Closing" has the meaning set forth in Section 1.2.

        "Closing 8-K" has the meaning set forth in Section 5.16.3.

        "Closing Balance Sheet" has the meaning set forth in Section 2.2.2.

        "Closing Cash Consideration" has the meaning set forth in Section 2.1.1.1.

        "Closing Cash Statement" has the meaning set forth in Section 2.2.2.

        "Closing Date" has the meaning set forth in Section 1.2.

        "Closing Working Capital" means (A) Current Assets, less (B) Current Liabilities.

        "Closing Working Capital Statement" has the meaning set forth in Section 2.2.2.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company" has the meaning set forth in the Preamble.

        "Company Benefit Plan" has the meaning set forth in Section 3.10.1.

        "Company Bylaws" has the meaning set forth in Section 3.2.

        "Company Charter" has the meaning set forth in Section 3.2.

        "Company Common Stock" has the meaning set forth in the Recitals.

        "Company Disclosure Schedule" means the disclosure schedule delivered by Seller and the Company to Buyer at or prior to the execution of this Agreement.

        "Company IT Systems" means all computer systems, networks, hardware, Software, databases, websites, and equipment used to process, store, maintain and operate data, information, and functions used in connection with the business of Company.

        "Company Licensed IP" means any Intellectual Property licensed to the Company or any Company Subsidiary pursuant to a Company Material Contract listed or required to be listed in Section 3.12 of the Company Disclosure Schedule.

        "Company Material Adverse Effect" means any change, effect, event, occurrence, state of facts or development that (A) is or would reasonably be expected to be material and adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) any adverse change, effect, event, occurrence, state of facts or development demonstrably resulting from the announcement, pendency or consummation of the transactions contemplated hereby; (ii) any adverse change, effect, event, occurrence, state of facts or development after the date hereof, attributable to conditions generally affecting any of the industries in which the Company participates, the U.S. economy or financial or credit markets (including changes in prevailing interest rates, credit availability, liquidity and quality, currency exchange rates, price levels or trading volumes in the United States or foreign securities markets); (iii) changes in Laws after the date hereof; (iv) changes in GAAP after the date hereof; (v) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (vi) any adverse change, effect, event, occurrence, state of facts or development with respect to the RedEnvelope business, except, with respect to clauses (ii), (iii), (iv) and (v), to the extent that the effects of such change are disproportionately adverse to the business, assets, properties, condition (financial or otherwise) or results of the Company and the Company Subsidiaries, taken as a whole, as compared to other companies in the industries in which the Company and the Company Subsidiaries operate; or (B) prevents or materially impairs or delays the ability of the Company or Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or would reasonably be expected to do so.

        "Company Material Contract" has the meaning set forth in Section 3.12.2.

        "Company Owned IP" means any Intellectual Property owned by either the Company or any Company Subsidiary, in whole or in part.

        "Company Permits" has the meaning set forth in Section 3.6.

        "Company SAR" has the meaning set forth in Section 5.11.4.

        "Company Subsidiary" has the meaning set forth in Section 3.1.

        "Confidentiality Agreements" has the meaning set forth in Section 5.6.4.

        "Continuing Employees" has the meaning set forth in Section 5.11.1.

        "Contract" means any written or oral agreement, contract, indenture, instrument, lease, license, or undertaking or other legally binding commitment or obligation.

        "Copyrights" means all copyrights, whether in published or unpublished works, rights in databases and data collections, mask work rights, rights in Software and web site content, rights to compilations and collective works, rights to derivative works of any of the foregoing, registrations and applications for registration for any of the foregoing and renewals or extensions thereof, and moral rights and economic rights in the foregoing.

        "Current Assets" means the current assets of the Company on a consolidated basis, as determined in accordance with the current assets set forth on the Example Statement, excluding Cash, current deferred Tax assets and any current assets of RedEnvelope (including any current assets transferred thereto pursuant to Section 5.20). For the avoidance of doubt, "Current Assets" shall be determined after giving effect to all audit adjustments on a monthly basis.

        "Current Auditors" has the meaning set forth in Section 5.16.1.

        "Current Liabilities" means the current liabilities of the Company on a consolidated basis, as determined in accordance with the current liabilities set forth on the Example Statement, excluding (i) current deferred Tax liabilities, (ii) the current portion of long term Indebtedness (including for the avoidance of doubt, any Indebtedness under the Company's revolving credit facility), (iii) any and all Indebtedness that would be considered a current liability that have reduced the Closing Cash Consideration pursuant to clause (D) of Section 2.1.1.1, (iv) Transaction Expenses that have reduced the Closing Cash Consideration pursuant to clause (E) of Section 2.1.1.1, (v) any amounts payable pursuant to the terms of the arrangements identified on Sections 3.9(A)(1) - (8) and 3.11.2(II)(3) of the Company Disclosure Schedule, (vi) any current liabilities of RedEnvelope (including any current liabilities transferred thereto pursuant to Section 5.20), (vii) payables to directors, officers, employees that relate to the SAR Plan, (viii) accrued interest and (ix) any payables (x) related to the Indemnification Holdback in the Sincerely Agreement or (y) to the Sincerely Payees pursuant to Section 9.12 of the Sincerely Agreement. For the avoidance of doubt, "Current Liabilities" shall be determined after giving effect to all audit adjustments on a monthly basis.

        "Debt Financing" has the meaning set forth in Section 4.24.1.

        "Deferred Compensation Plan" has the meaning set forth in Section 5.11.5.

        "Definitive Debt Agreements" has the meaning set forth in Section 5.14.1.

        "Delaware Courts" has the meaning set forth in Section 9.13.1.

        "Disclosure Schedules" means the Buyer Disclosure Schedule and the Company Disclosure Schedule.

        "Domain Names" means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.

        "Environmental Laws" means any Law relating to the pollution, protection, investigation or restoration of the environment, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge, or the exposure of persons to, of Hazardous Materials.

        "Environmental Permits" means any permit, approval, license or other authorization required under any applicable Environmental Law.

        "Equity Interest" means any capital stock, partnership, membership or similar interest in any entity, and any option, warrant, right or security convertible, exchangeable or exercisable therefor.

        "ERISA" has the meaning set forth in Section 3.10.1.

        "Estimated Cash" has the meaning set forth in Section 2.1.1.1.

        "Estimated Closing Balance Sheet" has the meaning set forth in Section 2.2.1.

        "Estimated Closing Working Capital" has the meaning set forth in Section 2.2.1.

        "Estimated Closing Working Capital Excess" has the meaning set forth in Section 2.1.1.1.

        "Estimated Closing Working Capital Shortfall" has the meaning set forth in Section 2.1.1.1.

        "Example Statement" has the meaning set forth in Section 2.2.1.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Financing Action" has the meaning set forth in Section 5.14.4.

        "Financial Statements" has the meaning set forth in Section 3.7.1.

        "GAAP" means generally accepted accounting principles as applied in the United States.

        "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, any foreign government, any State of the United States or any political subdivision thereof (including the Banking Authorities and the United States Department of Justice), and any court, tribunal or arbitrator(s) of competent jurisdiction.

        "Governmental Authorizations" has the meaning set forth in Section 3.5.2.

        "Hazardous Materials" means any chemical, material, waste or other substance defined as "toxic" or "hazardous" or otherwise regulated under any applicable Environmental Law, including petroleum and petroleum-containing materials, asbestos and asbestos-containing materials, radiation and radioactive materials and polychlorinated biphenyls.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

        "Income Tax" means any and all U.S. federal, state, local and foreign income and franchise taxes and any similar taxes primarily based upon or calculated with respect to gross income, net income, gross receipts, net receipts, capital or profits, and in each case including any interest, penalties, additions to tax and additional amounts imposed with respect thereto; provided, however, that for the avoidance of doubt, "Income Tax" shall not include any sales, use, withholding or payroll taxes and other similar taxes (including interest, penalties, additions to tax and additional amounts imposed with respect thereto).

        "Income Tax Returns" means any Tax Returns filed with respect to Income Taxes.

        "Indebtedness" means, as to any person, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness for borrowed money and (B) obligations evidenced by bonds, debentures, notes or other similar instruments for the payment of which such person is responsible of liable, (ii) obligations or liabilities of such person under or in connection with letters of credit or bankers' acceptances or similar items; provided, however, that undrawn amounts shall not be included in this definition of Indebtedness, (iii) that portion of obligations with respect to capital leases that is properly classified as a long term liability on a balance sheet in conformity with GAAP, (iv) all obligations of such person under interest rate or currency swap transactions, (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through

(iv) above and (vi) all obligations of the type referred to in clauses (i) through (v) of other persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such person (whether or not such obligation is assumed by such person).

        "Indemnified Parties" has the meaning set forth in Section 8.3.1.

        "Indemnifying Party" has the meaning set forth in Section 8.4.2.

        "Indirect Losses" has the meaning set forth in Section 8.3.2.2.

        "Initial Cash Consideration" means $121,460,980.

        "Intellectual Property" means Copyrights, Domain Names, Patents, Software, trademarks and trade secrets, all tangible embodiments of the foregoing, and all rights to enforce rights in and to collect damages for past, present and future violations of the foregoing.

        "Interim Balance Sheet" has the meaning set forth in Section 3.7.1.

        "Intervening Event" means a material event or material change in circumstances occurring or arising after the date hereof with respect to Buyer that (A) is materially and disproportionately more favorable to the recurring financial condition and results of operations of Buyer and the Buyer Subsidiaries, taken as a whole, relative to the other businesses operating in the same industry (including the Company's business) and (B) was neither known to the Buyer Board or the Chief Executive Officer or Chief Financial Officer of Buyer nor reasonably foreseeable as of or prior to the date hereof (and not relating to any Buyer Acquisition Proposal, any development or change relating to the Seller or the Company (including any decline in the trading price of the capital stock of the Seller), clearance of the transactions contemplated by this Agreement under the HSR Act, or any introduction into the marketplace of new or modified products or services by the Seller or the Subsidiaries of the Seller).

        "Intervening Event BARC" has the meaning set forth in Section 5.7.4.

        "Intervening Event Termination Fee" has the meaning set forth in Section 7.2.7.

        "Investor Rights Agreement" has the meaning set forth in Section 2.1.2.1.

        "IRS" means the United States Internal Revenue Service.

        "knowledge" will be deemed to be present when the matter in question was actually known after due inquiry to Robert Apatoff, Becky Sheehan or Jandy Tomy (in the case of Buyer) or to Christopher Shean, Chris Shimojima, Rick Sliter, Adam Fischer or Rex Bosen (in the case of the Seller or the Company, as applicable, pursuant to the terms of this Agreement) on or prior to the date of this Agreement.

        "Law" means any foreign or domestic law, statute, code, ordinance, rule, regulation, agency requirement, common law, order, judgment, writ, stipulation, award, injunction or decree.

        "Legal Advisors" has the meaning set forth in Section 5.13.

        "Lenders" has the meaning set forth in Section 5.15.5.

        "Liens" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any stockholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

        "Litigation" means any (A) action, arbitration or lawsuit or (B) criminal prosecution, examination, or investigation by or before any Governmental Authority.

        "L LLC" has the meaning set forth in Section 2.1.1.2.

        "Loss" or "Losses" has the meaning set forth in Section 8.2.1.

        "Loss Percentage" has the meaning set forth in Section 8.3.2.2.

        "Nasdaq" means The Nasdaq Stock Market.

        "Open Source Materials" shall mean all Software that is licensed or distributed under an Open Source License.

        "Open Source License" means any version of the GNU General Public License (GPL), Lesser/Library General Public License (LGPL), Mozilla Public License (MPL), Common Public License (CPL) or any other license for Software where the license includes terms providing that (a) a licensee of the Software is authorized to make modifications to, or derivative works of, the Source Code for the Software, and (b) the licensee is authorized to distribute such modifications or derivative works for the Software only if subsequent licensees are authorized to further modify or make derivative works of licensee's works.

        "Ordinary Course of Business" means the ordinary and usual course of day-to-day operations of the business of the relevant person or persons through the date hereof consistent with past practice.

        "Other Filings" means all filings made by, or required to be made by, Seller or Buyer with the SEC, other than the Proxy Statement.

        "Outside Date" has the meaning set forth in Section 7.1.2.

        "Parent Party" or "Parent Parties" means each of Buyer and Seller, or both of them collectively.

        "Party" or "Parties" means each of Buyer, Seller and the Company, or all of them collectively.

        "Patents" means all patents, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention ownership issued or granted by any Governmental Authority, including all provisional applications, priority and other applications, divisionals, continuations (in whole or in part), extensions, reissues, reexaminations or equivalents or counterparts of any of the foregoing; and moral and economic rights of inventors in any of the foregoing.

        "Permitted Liens" means (A) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being diligently contested in good faith by appropriate proceedings by the Company and the Company Subsidiaries and for which appropriate reserves have been established in accordance with GAAP; (B) mechanics', carriers', workers', repairers', warehousemen's, materialmen's and similar statutory liens arising or incurred in the Ordinary Course of Business or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and the Company Subsidiaries and for which appropriate reserves have been established in accordance with GAAP, in each case that are not material to the business, operations and financial condition of the property so encumbered and that are not resulting from a breach, default or violation by the Company or any Company Subsidiary of any Contract or Law; (C) Laws, including, but not limited to, zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over leased real property or owned real property which are not violated by the current use and operation of the applicable leased real property or the violation of which do not materially impair the occupancy or use of the leased real property or owned real property for the purposes for which it is currently used in connection with the business of the Company and the Company Subsidiaries; (D) covenants, conditions, restrictions, easements, encumbrances, rights of way, licenses, and other matters of record affecting title to the leased real property or owned real property which do not materially impair the occupancy or use of the leased real property or owned real property for the purposes for which it is currently used in connection with the business of the Company and the Company Subsidiaries; (E) liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation, in each case arising in the Ordinary Course of Business and not resulting from a breach, default or violation by the Company or any Company Subsidiary of any Contract or Law; and (F) liens on goods in transit incurred pursuant to documentary letters of credit.

        "person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity or group.

        "Policies" has the meaning set forth in Section 3.19.

        "Post-Closing Tax Period" means any Tax period (or portion thereof) beginning the day after the Closing Date.

        "Pre-Closing Investor Director Designees" has the meaning set forth in Section 5.17.

        "Pre-Closing Tax Liabilities" has the meaning set forth in Section 8.2.1.3.

        "Pre-Closing Tax Period" means any Tax period (or portion thereof) ending on or before the Closing Date.

        "Pre-Signing Investor Director Designees" has the meaning set forth in Section 5.17.

        "Proxy Statement" means, collectively, the letter to stockholders, notice of meeting, proxy statement and forms of proxy to be distributed to stockholders and to be filed with the SEC in connection with seeking Buyer Stockholder Approval.

        "Purchase Price" means the Closing Cash Consideration, as adjusted pursuant to Section 2.2, together with the Stock Consideration delivered pursuant to Section 2.1.

        "Real Estate Lease" has the meaning set forth in Section 3.16.

        "RedEnvelope" means Provide Gifts, Inc. (d/b/a "RedEnvelope"), a wholly owned subsidiary of the Company.

        "Regulatory Conditions" has the meaning set forth in Section 7.1.2.

        "Required Buyer Stockholders" has the meaning set forth in Section 4.18.

        "Restricted Stock" means shares of Buyer Common Stock subject to the Investor Rights Agreement.

        "SAR Plan" has the meaning set forth in Section 5.11.4.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Seller" has the meaning set forth in the Preamble.

        "Seller Affiliated Group" has the meaning set forth in Section 3.17.5.

        "Seller Consolidated Tax Return" means any Tax Return with respect to any federal, state, provincial, local or foreign Taxes that are paid on an affiliated, consolidated, combined, unitary or similar basis and that include Company or any Company Subsidiary on the one hand, and Seller or any Affiliate of Seller (other than the Company or the Company Subsidiaries) on the other hand.

        "Seller Indemnified Parties" has the meaning set forth in Section 8.3.1.

        "Seller Representatives" has the meaning set forth in Section 5.6.2.

        "Seller Retirement Plan" has the meaning set forth in Section 5.11.7.

        "Seller SEC Filings" means all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and other documents required to be filed with the SEC by Seller under the Securities Act or the Exchange Act, as the case may be, from and after January 1, 2013.

        "Services Agreement" has the meaning set forth in Section 2.1.2.8.

        "Shares" has the meaning set forth in the Recitals.

        "Sincerely Agreement" has the meaning set forth in Section 8.2.1.8.

        "Sincerely Payees" has the meaning set forth in Section 8.2.1.8.

        "Software" means computer software in any form, including object code, source code and code development tools, and regardless of the method stored or the media upon which it resides.

        "Standard Termination Fee" has the meaning set forth in Section 7.2.7.

        "Stock Consideration" means 10,203,010 shares of Restricted Stock.

        "Stock Consideration Valuation" means $308,539,020.

        "Stock Issuance" has the meaning set forth in Section 2.1.1.2.

        "Straddle Period" has the meaning set forth in Section 8.2.2.

        "Subsidiary" or "Subsidiaries" of Buyer, the Company or any other person means any corporation, partnership, joint venture or other legal entity of which Buyer, the Company or such other person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

        "Survival Period" has the meaning set forth in Section 8.1.

        "Superior Proposal BARC" has the meaning set forth in Section 5.7.4.

        "Superior Proposal Termination Fee" has the meaning set forth in Section 7.2.7.

        "Takeover Law" means any "moratorium", "fair price", "affiliate transaction", "business combination", "control share acquisition" or other similar provision of any state Law.

        "Target Working Capital" means an amount equal to the average of the prior twelve months' month-end Current Assets minus month-end Current Liabilities (in each case, as calculated on a monthly basis) for the period ending July 31, 2014.

        "Tax Claim" has the meaning set forth in Section 5.12.10.

        "Tax Returns" means any report, return, form, claim for refund, election, estimated tax filing, declaration or similar statement or document required to be supplied to, or filed with, any Taxing Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

        "Taxes" means any and all (A) taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Taxing Authority, including, without limitation, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, excise, withholding, escheat, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees; (B) liability for the payment of any amounts of the type described in clause (A) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group or a transferee or successor; and (C) liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (A) or (B).

        "Taxing Authority" means any Governmental Authority exercising any authority to impose any Tax or that is responsible for the imposition, assessment or collection of any Tax.

        "Third Party Claim" has the meaning set forth in Section 8.4.2.

        "Transaction" means the purchase of the Shares of the Company and the performance of the transactions contemplated by this Agreement.

        "Transaction Expenses" means, without duplication, except as otherwise expressly set forth in this Agreement, the aggregate amount of any direct out-of-pocket fees and expenses that the Company or any Company Subsidiary is obligated to pay in connection with the Transaction or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby, in each case, (i) including (A) any fees payable to Governmental Authorities and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Authority or third parties on behalf of the Company or any Company Subsidiary prior to the Closing, (B) any fees or expenses associated with obtaining the release and termination of any Liens on the Company or its Subsidiaries' assets other than Permitted Liens; (C) all brokers' or finders' fees payable under any Contract entered into by Seller or any of its Subsidiaries prior to the Closing; (D) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, and auditors incurred prior to the Closing, (E) an amount equal to the amount that is required to be transferred to the trust established by the Provide Commerce, Inc. Deferred Compensation Plan Amended and Restated Rabbi Trust Agreement in connection with the Closing, if any, in accordance with Section 5.11.5; (F) any sale, "stay-around," retention, or similar bonuses or payments to current or former directors, officers, employees and consultants paid or promised to be paid by Seller or the Company prior to the Closing as a result of or in connection with the Transaction and all amounts owed under the SAR Plan, if any, to the extent not already paid; and (G) the employer portion of any payroll, Social Security, unemployment or similar Taxes in connection with the payments described in the preceding clause (F) after giving effect to clause (ii); and (ii) excluding payments pursuant to the terms of the arrangements identified on identified on Sections 3.9(A)(1) - (8) and 3.11.2(II)(3) of the Company Disclosure Schedule.

        "Transfer Taxes" has the meaning set forth in Section 5.12.6.

        "Treasury Regulations" means the regulations promulgated under the Code in effect on the date hereof and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

        "Willful Breach" means (i) with respect to any breach of a representation or warranty contained in this Agreement, a material breach of such representation or warranty that has been made with the knowledge of the breaching Party and (ii) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach, or failure to perform, that is a consequence of an act or omission undertaken by the breaching Party with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement.

        Section 9.4    Interpretation; Terms Defined Elsewhere.

        When a reference is made in this Agreement to Articles, Sections, Schedules or Exhibits, such reference shall be to an Article of, Section of, Schedule to or Exhibit to this Agreement unless otherwise indicated. The words "include", "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The words "close of business" shall be deemed to mean 5:00 P.M., New York City time, on the date specified. The words "hereof", "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words "date hereof" shall refer to the date of this Agreement. The term "or" is not exclusive and means "and/or" unless the context in which such phrase is used shall dictate otherwise. Terms defined in the singular in this Agreement shall also include the plural and vice versa. The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if" unless the context in which such phrase is used shall dictate otherwise. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Any reference in this Agreement to a person shall be deemed to be a reference to such person and any successor (by merger, consolidation, transfer or otherwise) to all or substantially all its assets.

        Section 9.5    Headings.

        The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement.

        Section 9.6    Severability.

        If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        Section 9.7    Entire Agreement.

        This Agreement (together with the Exhibits, the Disclosure Schedules and the other documents delivered pursuant hereto) constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof, other than the Confidentiality Agreements.

        Section 9.8    Amendment.

        This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

        Section 9.9    Waiver.

        At any time prior to the Closing, Buyer or Seller (on behalf of itself and the Company) may, to the extent permitted by applicable Law, extend the timeframe of, or waive any requirement of, the performance of the other Party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party making such waiver, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure or for any other period not specifically provided in the waiver.

        Section 9.10    Assignment.

        This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other Parties hereto and any purported assignment hereof shall be null and void, except that (A) Buyer may assign its rights under this Agreement solely to purchase and receive the Shares from Seller pursuant to Section 1.1 to a wholly owned Subsidiary of Buyer and (B) following the Closing, Buyer may assign its rights under this Agreement to a lender of Buyer in connection with the pledge of all of the assets of Buyer to a financial institution as collateral in connection with a bone fide financing transaction; provided, that, in each case, such assignment will not relieve Buyer of its indemnification obligations or any other obligations set forth in this Agreement.

        Section 9.11    Parties in Interest.

        This Agreement shall be binding upon and inure solely to the benefit of each Party and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that the Lenders are intended third party beneficiaries of Sections 5.15.5 and 9.13. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Accordingly, persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

        Section 9.12    Mutual Drafting.

        Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties and this Agreement shall not be construed against any Party as the principal draftsperson hereof.

        Section 9.13    Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

          9.13.1  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of Laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. The Parties hereby irrevocably and unconditionally submit to the sole and exclusive jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, of any other State Court of the State of Delaware or any Federal Court of the United States of America sitting in the State of Delaware (collectively, the "Delaware Courts"), in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Delaware Courts, or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the Delaware Courts. The Parties hereby consent to and grant the Delaware Courts jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.2 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

          9.13.2  Notwithstanding anything contrary in this Agreement, each of the Parties hereto agrees that it will not bring or support, nor will it permit any of its Affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and representatives to bring or support, any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Lenders in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Commitment Letter, the Definitive Debt Agreements or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). The Parties hereto further agree that all of the provisions of Section 9.13.3 relating to waiver of jury trial shall apply to any action, cause of action, claim, cross-claim or third party-claim referenced in this Section 9.13.2. Notwithstanding anything to the contrary contained in this Agreement, the Lenders are intended third party beneficiaries of, and shall be entitled to the protections of, this Section 9.13.2, and this Section 9.13.2 may not be amended, supplemented, waived or otherwise modified in a manner adverse to the Lenders without the prior written consent of the Lenders.

          9.13.3  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING BUT NOT LIMITED TO ANY DISPUTE ARISING OUT OF OR RELATING TO THE COMMITMENT LETTER OR THE PERFORMANCE THEREOF OR THE DEBT FINANCING). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13. Notwithstanding anything to the contrary contained in this Agreement, the Lenders are intended third party beneficiaries of, and shall be entitled to the protections of, this Section 9.13.3, and this Section 9.13.3 may not be amended, supplemented, waived or otherwise modified in a manner adverse to the Lenders without the prior written consent of the Lenders.

        Section 9.14    Disclosure.

        Each Party has or may have set forth information in its respective Disclosure Schedule in a section thereof that corresponds to the section of this Agreement to which it relates. Any event or condition specifically disclosed in reasonable detail in one section of a Party's Disclosure Schedule shall be deemed disclosed or incorporated into any other section of such Party's Disclosure Schedule with the same degree of specification where it is apparent on the face of such disclosure that such disclosure would be appropriate and relevant to such other section of such Party's Disclosure Schedule. The fact that any item of information is disclosed in a Disclosure Schedule to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms "material", "Company Material Adverse Effect" or "Seller Material Adverse Effect" or other similar terms in this Agreement.

        Section 9.15    Counterparts.

        This Agreement may be executed in two or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        Section 9.16    Specific Performance.

        The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in addition to any other remedy to which they are entitled at Law or in equity.

        Section 9.17    Further Assurance.

        Each Party shall cooperate and take such action as may be reasonably requested by the other Parties in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby; provided, however, that no Party shall be obligated to take any actions or omit to take any actions that would be inconsistent with applicable Law.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, Buyer, Seller and the Company have caused this Agreement to be executed, as of the date first written above, by their respective officers thereunto duly authorized.

BUYER: FTD COMPANIES, INC.
By:	/s/ ROBERT S. APATOFF
	Name:	Robert S. Apatoff
	Its:	President & CEO
SELLER: LIBERTY INTERACTIVE CORPORATION
By:	/s/ CHRISTOPHER W. SHEAN
	Name:	Christopher W. Shean
	Its:	Senior Vice President & Chief Financial Officer
THE COMPANY: PROVIDE COMMERCE, INC.
By:	/s/ CHRIS SHIMOJIMA
	Name:	Chris Shimojima
	Its:	CEO

[Signature Page to Stock Purchase Agreement]

EXHIBIT A
RESOLUTION

Resolutions Adopted at a Special Meeting
of the Board of Directors
July 28, 2014

The Acquisition; Issuance of Restricted Company Common Stock

        RESOLVED, that the form, terms and provisions of the Stock Purchase Agreement (the "Stock Purchase Agreement") to be entered into by and among FTD Companies, Inc., a Delaware corporation (the "Company"), Liberty Interactive Corporation, a Delaware corporation ("LIC") and Provide Commerce, Inc., a Delaware corporation ("Target"), including any exhibits, annexes and schedules thereto, in substantially the form presented to the Board of Directors of the Company (the "Board"), with such changes therein and additions thereto as shall be made in accordance with the following resolution, providing, among other things, for the acquisition by the Company of 100% of the stock of Target (the "Acquisition"), and the payment of consideration therefor by the Company consisting of (A) $121,460,980 in cash and (B) the issuance by the Company of 10,203,010 shares of Common Stock of the Company (the "Restricted Stock Issuance"), and the other transactions, actions and instruments contemplated by or incident to the Stock Purchase Agreement be and hereby are authorized, adopted and approved for all purposes;

        FURTHER RESOLVED, that each executive officer of the Company (collectively, the "Authorized Officers") be, and each of them hereby is, authorized for and on behalf of the Company to execute and deliver the Stock Purchase Agreement with such additions, deletions, changes or modifications as such Authorized Officer executing the same shall approve, such execution and delivery to conclusively evidence the authorization and approval thereof by the Company, and are each hereby empowered to take any other action and make any such filings as such Authorized Officer deems necessary or desirable in connection with the execution, delivery and performance of the Stock Purchase Agreement and the consummation of the transactions contemplated thereby, including the Acquisition;

        FURTHER RESOLVED, that the Restricted Stock Issuance be, and it hereby is, authorized and approved, and that when issued under the Stock Purchase Agreement, such Company Common Stock will be validly issued, fully paid and nonassessable shares of common stock of the Company; and

        FURTHER RESOLVED, that, in connection with the Acquisition and the Restricted Stock Issuance, the Company reserves for issuance 10,203,010 shares of Company Common Stock required to be issued to LIC when and as provided in the Stock Purchase Agreement.

Approval of Investor Rights Agreement

        RESOLVED, that the form, terms and provisions of the Investor Rights Agreement (the "Investor Rights Agreement") to be entered into by the Company and LIC upon the consummation of the transactions anticipated by the Stock Purchase Agreement, including any exhibits, annexes and schedules thereto, in substantially the same form presented to the Board, with such changes therein and additions thereto as shall be made in accordance with the following resolution, and the other transactions, actions and instruments contemplated by or incident to the Investor Rights Agreement be and hereby are authorized, adopted and approved for all purposes; and

        FURTHER RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized for and on behalf of the Company to execute and deliver the Investor Rights Agreement upon the consummation of the transaction with such additions, deletions, changes or modifications as such Authorized Officer executing the same shall approve, such execution and delivery to conclusively evidence the authorization and approval thereof by the Company, and are each hereby empowered to take any other action and make any such filings as such Authorized Officer deems necessary or desirable in connection with the execution, delivery and performance of the Investor Rights Agreement and the consummation of the transactions contemplated thereby.

DGCL 203 Waiver

        RESOLVED, that each of the Investor Affiliates (as defined in the Investor Rights Agreement) and any "affiliates" or "associates" thereof (for purposes of this resolution, as defined in and contemplated by Section 203(c)(1) and Section 203(c)(2) of the General Corporation Law of the State of Delaware ("DGCL")), including persons who become "affiliates" or "associates" of the Investor Affiliates after the date hereof, any group composed solely of Investor Affiliates and any "affiliates" or "associates" thereof, and any Qualified Distribution Transferee (as defined in the Investor Rights Agreement) that receives Issuer Common Stock (as defined in the Investor Rights Agreement) in a Distribution Transaction (as defined in the Investor Rights Agreement) and any "affiliates" or "associates" thereof (collectively, the "Exempt Persons"), are approved as an "interested stockholder" within the meaning of Section 203 of the DGCL and that any acquisition of "ownership" of "voting stock" (as defined in and contemplated by Section 203(c)(8) and Section 203(c)(9) of the DGCL) of the Company (or any successor thereto) by any of the Exempt Persons, either individually or as a group, as any such acquisition may occur from time to time (including in circumstances where an Investor Affiliate, or "affiliate" or "associate" thereof ceases to be an "affiliate" of the Investor (as defined in the Investor Rights Agreement) and continues to own voting stock of the Company, so long as such person meets the requirements of a Qualified Distribution Transferee (as defined in the Investor Rights Agreement) or an "affiliate" thereof), be and hereby are approved for purposes of Section 203 of the DGCL, and the restrictions on "business combinations" contained in Section 203 of the DGCL shall not apply to any of the Exempt Persons.

 EXHIBIT B
Investor Rights Agreement

EXHIBIT C
Services Agreement

AGREED FORM

SERVICES AGREEMENT

between

LIBERTY INTERACTIVE CORPORATION

and

PROVIDE COMMERCE, INC.

SERVICES AGREEMENT

        This SERVICES AGREEMENT, dated as of [    •    ], 201[    •    ] (this "Services Agreement"), is entered into between Liberty Interactive Corporation, a Delaware corporation ("Liberty") and Provide Commerce, Inc., a Delaware corporation ("Provide" and, Provide together with Liberty, the "Parties" and each a "Party").

        WHEREAS, pursuant to the Stock Purchase Agreement, dated as of July 30, 2014 (the "Stock Purchase Agreement"), by and among FTD Companies, Inc., a Delaware corporation ("FTD"), Liberty and Provide, FTD will acquire 100% of the issued and outstanding shares of common stock of Provide from Liberty for the consideration set forth in the Stock Purchase Agreement (the "Transactions");

        WHEREAS, in connection with the consummation of the Transactions, and pursuant to the terms of the Stock Purchase Agreement, prior to the closing of the Transactions (the "Closing"); Provide will transfer (x) the shares of common stock of its Subsidiary conducting the business known as RedEnvelope, Provide Gifts, Inc. ("RedEnvelope"), by way of a distribution to a wholly-owned Subsidiary of Liberty and (y) certain employees and assets of Provide and the Company Subsidiaries primarily used in the business of RedEnvelope, as mutually agreed by FTD and Liberty pursuant to the terms of the Stock Purchase Agreement;

        WHEREAS, in connection with the Transactions, Liberty and its Subsidiaries, including RedEnvelope, desire to procure certain services from Provide for a period of time, and Provide is willing to provide such services during a transition period commencing on the Effective Date (as defined in Section 6.01), on the terms and conditions set forth in this Services Agreement.

        NOW THEREFORE, in consideration of the mutual agreements, covenants and other provisions set forth in this Services Agreement, the Parties hereby agree as follows:

ARTICLE I

Definitions

        1.01.  All terms used herein and not defined herein shall have the meanings assigned to them in the Stock Purchase Agreement.

ARTICLE II

Agreement To Provide and Accept Services

        2.01.    Provision of Services.

          (a)   On the terms and subject to the conditions contained herein, Provide agrees with Liberty that it shall provide, or, at its discretion, shall cause its Subsidiaries and their respective employees designated by Provide (such designated Subsidiaries and employees, together with Provide, being herein collectively referred to as the "Service Providers") to provide, to RedEnvelope (or another Subsidiary of Liberty as determined by Liberty, RedEnvelope and such other Subsidiaries, together with Liberty, each being referred to herein as a "Receiving Party" or, collectively, the "Receiving Parties") the services ("Services") listed on the Schedule of Services attached hereto as Exhibit A (the "Services Schedule"). Each Service shall be provided in exchange for the consideration set forth with respect to such Service on the Services Schedule or as the Parties may otherwise agree in writing. Each Service shall be provided and accepted in accordance with the terms, limitations and conditions set forth herein and on the Services Schedule.

        2.02.    Books and Records; Availability of Information.     Each of the Service Providers shall create and maintain accurate books and records in connection with the provision of the Services performed or caused to be performed by them. Upon reasonable notice from a Receiving Party, the Service Providers shall make available for inspection and copying by such Receiving Party's agents such books and records to the extent relating to the Services provided to such Receiving Party hereunder during reasonable business hours. Such inspection shall be conducted by such Receiving Party or its agents in a manner that will not unreasonably interfere with the normal business operations of the Service Providers. The Receiving Party shall make available on a timely basis to the Service Provider all information and materials reasonably requested by the Service Provider to enable it to provide the Services. The Receiving Party shall provide to the Service Provider reasonable access to the Receiving Party's premises to the extent necessary for the purpose of providing the applicable Services.

ARTICLE III

Services; Payment; Independent Contractors

        3.01.    Services To Be Provided.     Unless otherwise agreed between the Parties (including to the extent specified in the applicable entry on the Services Schedule), the Service Providers shall be required to perform the Services only in a manner, scope, nature and quality as provided by or within Provide that is similar in all material respects to the manner in which such Services were performed immediately prior to the Effective Date. The Service Providers shall act under this Services Agreement solely as an independent contractor and not as an agent or employee of any Receiving Party or any of such Receiving Party's Affiliates. [As an independent contractor, all overhead and personnel necessary to the Services required of the Service Provider hereunder shall be the Service Provider's sole responsibility and shall be at the Service Provider's sole cost and expense.](1) The Service Provider shall not have the authority to bind a Receiving Party by contract or otherwise. The Parties will use good faith efforts to reasonably cooperate with each other in all matters relating to the provision and receipt of Services, including, without limitation, providing, subject to Section 3.02, any necessary licenses with respect to Intellectual Property of a Party in connection with the provision of Services.

        3.02.    Third Party Consents.     The Receiving Parties understand, acknowledge and agree that certain Services to be provided by the Service Providers may be provided by or through the use of unaffiliated third parties on behalf of a Service Provider pursuant to contracts, including licenses of Intellectual Property, to which the Receiving Parties are not a party (collectively, "Third Party Contracts"). The Receiving Parties also understand, acknowledge and agree that the continued participation in such Third Party Contracts by such third parties in providing Services may require the Service Providers to obtain additional consents, approvals, permissions or licenses (collectively, "Authorizations"), and that obtaining such Authorizations may involve additional costs, expenses, fees, charges or commissions ("Authorization Expenses"). The Service Providers agree to use reasonable best efforts to seek and obtain any Authorizations necessary pursuant to such Third Party Contracts to provide Services to the Receiving Parties; provided, however, that the Service Providers shall not be required to obtain any Authorizations (i) if such Authorizations would require the Service Providers to modify, amend or otherwise alter a Third Party Contract in a manner that, in the Service Provider's good faith judgment, is not commercially reasonable or (ii) to the extent that the Receiving Parties do not agree to be fully responsible for any Authorization Expenses related thereto. On termination or expiration of any Third Party Contract during the term of this Services Agreement, the Service Provider shall not be obligated to continue to provide, or cause the provision of, the Services to which the relevant Third Party Contract relates, but at the Receiving Party's request, the Service Provider shall use reasonable best efforts to cooperate with the Receiving Party and reasonably assist it to enter into its own agreements with third parties (including identifying and approaching the applicable vendor (or another third party vendor) with whom the Receiving Party shall enter into its own third party contract at a price and upon terms that are mutually agreeable to the Receiving Party and such vendor relating to such Service).

        3.03.    Additional Services.

          (a)   From time to time during the term applicable to any Service being provided by a Service Provider, Liberty may request, in writing, for Provide (i) to provide additional or different services which Provide is not expressly obligated to provide under this Services Agreement if such services are of the type and scope provided by Provide or its Subsidiaries (other than RedEnvelope) to RedEnvelope during fiscal year 2014 or (ii) expand the scope of any Service (such additional or expanded services, the "Additional Services").

          (b)   Promptly after Liberty has requested Additional Services pursuant to Section 3.03(a), a representative of each of Liberty and Provide shall in good faith negotiate the terms of a supplement to the Services Schedule which will describe in detail the service, term and price to be charged for the Additional Services. Once agreed to in writing, the supplement to the Services Schedule (a "Services Agreement Supplement") shall be deemed part of this Services Agreement as of such date and the Additional Services shall be deemed "Services" provided by such Service Provider to such Receiving Party hereunder, in each case subject to the terms and conditions of this Services Agreement. The foregoing provision shall not be construed as imposing any obligation on the part of Service Provider to enter into any agreement with the Receiving Party or to continue to negotiate with the Receiving Party in the event that Service Provider determines in good faith not to provide the requested additional service.

        3.04.    Payments.     [Except as set forth on the Services Schedule], statements will be delivered to the Receiving Party within fifteen (15) days after the end of each month by the Service Provider, and each such statement shall set forth a brief description of such Services, the amounts charged therefor, and, except as the Parties may agree or as set forth on the Services Schedule, such undisputed amounts shall be due and payable by the Receiving Party within thirty (30) days after the date of such statement. Interest shall be payable on any amounts that are not paid by the due date for payment. Interest shall accrue and be calculated on a daily basis at an annual rate equal to the prime rate (which shall mean the "prime rate" published in the "Money Rates" section of The Wall Street Journal) plus 2.0% or, if less, the maximum rate allowed by Law. Receiving Parties shall not be entitled to set off or reduce payments owed to Service Providers hereunder by any amounts that it claims are owed to it by Service Providers under any other agreement.

        3.05.    Disclaimer of Warranty.     THE SERVICES TO BE PURCHASED UNDER THIS SERVICES AGREEMENT ARE FURNISHED AS IS, WHERE IS, WITH ALL FAULTS AND WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, SATISFACTORY QUALITY OR FITNESS FOR ANY PARTICULAR PURPOSE. In the event that the provision of any Service for the account of the Receiving Party by a Service Provider conflicts with the Service Provider's provision of such Service for its own account, priority for the provision of such Service shall be allocated in an equitable manner on an aggregate basis, and in a manner consistent with the Receiving Party's level of use of such Service during fiscal year 2014 up to the Effective Date (or as described in the applicable entry on the Services Schedule).

        3.06.    Taxes.     Without limiting any provision of this Services Agreement, the Receiving Party shall be responsible for and shall pay any and all sales, use, service, value added, and other similar taxes or charges (together with any related interest and penalties) imposed on, or payable with respect to, any service fees or charges payable pursuant to this Services Agreement.

        3.07.    Use of Services.     The Receiving Party, agrees with the Service Provider that it shall not, and shall cause its Subsidiaries not to, resell any Services to any Person whatsoever or permit the use of the Services by any person other than in connection with the conduct of the Receiving Party's operations as conducted immediately prior to the Effective Date.

 ARTICLE IV

Term of Services

        4.01.  Subject to Section 6.01, the provision of each Service shall commence on the date hereof and shall terminate on April 30, 2015 or as of the date indicated for each such Service in the applicable entry on the Services Schedule; provided, however, that subject to the applicable entry on the Services Schedule, any Service may be cancelled or reduced in amount or any portion thereof by the Receiving Party upon ten (10) days written notice thereof [(or such other notice period if one is set forth for such Service in the applicable entry on the Services Schedule)].

ARTICLE V

Liabilities

        5.01.    Limitation of Liability.     Subject to Section 5.02 hereof, the liability of the Service Provider with respect to this Services Agreement to the Receiving Party or in respect of any Services provided to the Receiving Party or any act or failure to act in connection herewith, or from the sale, delivery, provision or use of any Service provided under or covered by this Services Agreement, shall not exceed the aggregate fees paid to the Service Provider by the Receiving Party pursuant to the terms of this Services Agreement and the Service Provider shall not be liable for any special, indirect, incidental, consequential or punitive damages of any kind whatsoever (except, in each case, to the extent such damages are paid pursuant to an award in a legal proceeding (or settlement thereof) to third parties by such Party or its Affiliates); provided, that in the case of an intentional breach of this Services Agreement by a Service Provider or the willful misconduct of a Service Provider, this Section 5.01 shall not apply.

        5.02.    Obligation to Re-perform.     In the event of any breach of this Services Agreement by the Service Provider resulting from any error or defect in the performance of any Service (which breach such Service Provider can reasonably be expected to cure by re-performance in a commercially reasonable manner), the Service Provider shall use its reasonable best efforts to correct in all material respects such error, defect or breach or re-perform in all material respects such Service upon receipt of the written request of the Receiving Party.

        5.03.    Indemnity.     Except as otherwise provided in this Services Agreement, each Party shall indemnify, defend and hold harmless the other Party, its Affiliates, employees, representatives and agents from and against any Losses arising out of the intentional breach of this Services Agreement or the willful misconduct of the indemnifying party or its Affiliates, employees, agents, or contractors with respect to the performance or nonperformance of Services hereunder in accordance herewith. The procedures set forth in Sections 8.4 of the Stock Purchase Agreement shall apply to any claim for indemnification hereunder.

ARTICLE VI

Effectiveness; Certain Deemed References; Termination

        6.01.    Effectiveness; Certain Substitutions.     The provision of Services hereunder to RedEnvelope, Liberty and its other Subsidiaries shall commence as of the Closing Date (the time of commencement of the provision of such Services being referred to as the "Effective Date").

        6.02    Termination.     Notwithstanding anything herein to the contrary, the rights and obligations of each Party under this Services Agreement shall terminate, and the obligation of the Service Provider to provide or cause to be provided any Service shall cease, on the earliest to occur of (i) the last date indicated for the termination of any Service as indicated on the Services Schedule, (ii) the date on which the provision of all Services has been cancelled pursuant to Article IV hereof, (iii) the date on which this Services Agreement is terminated by either Party, as the case may be, in accordance with the terms of Section 6.03 hereof or (iv) April 30, 2015; provided that, in each case, no such termination shall relieve any Party of any liability for any breach of any provision of this Services Agreement prior to the date of such termination.

        6.03.    Breach of Services Agreement.     If a Party shall cause or suffer to exist any material breach of any of its obligations to any other Party (the "Nonbreaching Party") under this Services Agreement, and such breaching Party does not cure such default in all material respects within thirty (30) days after receiving written notice thereof from the Nonbreaching Party, the Nonbreaching Party shall have the right to terminate this Services Agreement to the extent of the rights and obligations of such Nonbreaching Party and breaching Party to each other hereunder immediately thereafter.

        6.04.    Effect of Termination.     Sections 2.02 and 3.04 (with respect to Services provided through termination) hereof and Articles V, VI and VII hereof shall survive any termination or partial termination of this Services Agreement.

ARTICLE VII

Miscellaneous

        7.01.    No-Third Party Beneficiaries.     Other than as provided in Section 5.03 and Section 7.03, this Services Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the Parties hereto.

        7.02.    Amendments; Waivers.

  (a)
  Any provision of this Services Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective.

  (b)
  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

  (c)
  Any consent provided under this Services Agreement must be in writing, signed by the Party against whom enforcement of such consent is sought.

        7.03.    Successors and Assigns.     The provisions of this Services Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors (by merger, consolidation, transfer or otherwise) and permitted assigns. Neither Party shall be permitted to assign its rights under this Services Agreement to any Person without the prior written consent of the other Party.

        7.04.    Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

  (a)
  This Services Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of Laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. The Parties hereby irrevocably and unconditionally submit to the sole and exclusive jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, of any other State Court of the State of Delaware or any Federal Court of the United States of America sitting in the State of Delaware (collectively, the "Delaware Courts"), in respect of the interpretation and enforcement of the provisions of this Services Agreement and of the documents referred to in this Services Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Delaware Courts, or that this Services Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the Delaware Courts. The Parties hereby consent to and grant the Delaware Courts jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.05 hereof or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

  (b)
  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SERVICES AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SERVICES AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.04(b).

        7.05.    Notices.     Any notices or other communications required or permitted under, or otherwise in connection with this Services Agreement, shall be in writing and shall be deemed to have been duly given (A) when delivered in person, (B) upon transmission by electronic mail or facsimile transmission as evidenced by confirmation of transmission to the sender (but only if followed by transmittal of a copy thereof by (x) national overnight courier or (y) hand delivery with receipt, in each case, for delivery by the second (2nd) Business Day following such electronic mail or facsimile transmission),

(C) on receipt after dispatch by registered or certified mail, postage prepaid and addressed, or (D) on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to Liberty, addressed to it at:
Liberty Interactive Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Facsimile:
Attention: Richard N. Baer
E-Mail:
with a copy to (which shall not constitute notice):
Baker Botts L.L.P.
30 Rockefeller Plaza
New York, New York 10112-4498
Facsimile:
Attention: Frederick H. McGrath
Jonathan Gordon
E-Mail:
If to Provide, addressed to it at:
Provide Commerce, Inc.
c/o FTD Companies, Inc.
3113 Woodcreek Drive
Downers Grove, Illinois 60515
Facsimile:
Attention: Scott D. Levin
E-Mail:
with a copy to (which shall not constitute notice):
Jones Day
901 Lakeside Avenue
Cleveland, Ohio 44114
Facsimile:
Attention: Lyle G. Ganske
James P. Dougherty
Email:

        7.06.    Specific Performance.     The Parties agree that irreparable damage would occur if any provision of this Services Agreement were not performed in accordance with the terms hereof and that Provide, on the one hand, or Liberty, on the other hand, whichever is not in breach of this Services Agreement, will be entitled to an injunction or injunctions to prevent breaches of this Services Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which it may be entitled at law or in equity, without the necessity of posting or securing any bond with respect thereto.

        7.07.    Counterparts; Effectiveness.     This Services Agreement may be executed in two or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Services Agreement shall become effective when each Party hereto shall have received counterparts hereof signed by the other Party hereto.

        7.08.    Captions.     The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

        7.09.    Severability.     If any term, provision, covenant or restriction of this Services Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Services Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination, the Parties shall negotiate in good faith to modify this Services Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible; provided, however, that in the absence of an agreement as to how to modify this Services Agreement, the remainder of this Services Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto, and such invalid, void or unenforceable provision of this Services Agreement shall be replaced with a valid and enforceable provision that will achieve, to the fullest extent possible, the economic, business and other purposes of such severed provision.

        7.10.    No Strict Construction.     The Parties each acknowledge that this Services Agreement has been prepared jointly by the Parties hereto and shall not be strictly construed against any Party hereto.

        7.11.    Ownership of Work Product.     The Service Provider acknowledges and agrees that it will acquire no right, title or interest (including any license rights or rights of use) to any work product resulting from the provision of Services hereunder for the Receiving Party's exclusive use and such work product shall remain the exclusive property of the Receiving Party. Each Receiving Party acknowledges and agrees that it will acquire no right, title or interest (other than a non-exclusive, worldwide right of use) to any work product resulting from the provision of Services hereunder that is not for the Receiving Party's exclusive use and such work product shall remain the exclusive property, subject to license, of the Service Provider.

        7.12.    Confidentiality.     Each of Liberty and Provide (and their Subsidiaries) shall hold, and shall use commercially reasonable efforts to cause each of its respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, all confidential information and documents obtained from the other in connection with the provision of the Services, provided that any and all such Persons and entities to whom any such disclosure is made agree to be bound by the provisions of this Section. The foregoing obligations shall apply unless disclosure is compelled by judicial or administrative process or by other requirements of law. Information and documents of one Party (the "Disclosing Party") shall not be deemed to be confidential for purposes of this Section 7.12 to the extent such information or document (i) is previously known to or in the possession of the other Party (the "Recipient") and is not otherwise subject to a requirement to keep confidential, (ii) becomes publicly available by means other than a breach by Recipient of the confidentiality obligations of this Services Agreement or (iii) is received from a third party without, to the knowledge of the Recipient after reasonable diligence, a duty of confidentiality owed to the Disclosing Party.

        7.13.    Force Majeure.     No Party shall be liable for any failure or delay in performing any of its obligations under this Service Agreement so long as and to the extent such failure or delay is due to any cause beyond its reasonable control, including any act of God or a public enemy or terrorist, act of any military, civil or regulatory authority, change in any Law or regulation, fire, flood, earthquake, storm or other like event, disruption or outage of communications (including the Internet or other networked environment), power or other utility, labor problem, unavailability of supplies or extraordinary market conditions or any other cause beyond its reasonable control, whether similar or dissimilar to any of the foregoing. Each Service Provider will promptly notify the Receiving Party, in writing, upon determining that the occurrence of such event of force majeure will cause any material interruption of Service or other material delay or failure to perform. Upon the cessation of the force majeure event, such Service Provider will use reasonable best efforts to resume, or to cause any other relevant Service Provider to resume, its performance with the least practicable delay (provided that, at the election of the applicable Receiving Party, the applicable term for such suspended Service shall be extended by the length the force majeure event caused an interruption or delay of Service). If the provision of any Services is suspended pursuant to this Section 7.13, then the obligations of the Receiving Party with respect to such suspended Services shall likewise be suspended.

        7.14    Stock Purchase Agreement.     Nothing contained in this Services Agreement is intended or shall be construed to amend, modify, augment or decrease in any respect, or constitute a waiver of, any of the rights and obligations of the parties under the Stock Purchase Agreement.

        7.15    Limitation on Scope.     NEITHER PARTY ASSUMES ANY RESPONSIBILITY OR OBLIGATIONS WHATSOEVER IN CONNECTION HEREWITH, OTHER THAN THE RESPONSIBILITIES AND OBLIGATIONS EXPRESSLY SET FORTH IN THIS AGREEMENT.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the Parties have caused this Services Agreement to be executed by their duly authorized representatives.

LIBERTY INTERACTIVE CORPORATION
By:
Name:
Title:
PROVIDE COMMERCE, INC.
By:
Name:
Title:

Annex B

AGREED FORM

INVESTOR RIGHTS AGREEMENT

BY AND BETWEEN

LIBERTY INTERACTIVE CORPORATION

AND

FTD COMPANIES, INC.

DATED [    •    ]

INVESTOR RIGHTS AGREEMENT

        This INVESTOR RIGHTS AGREEMENT, dated [    •    ] (this "Agreement"), is by and between Liberty Interactive Corporation, a Delaware corporation ("Investor"; which term will be deemed to refer to a Qualified Distribution Transferee or Qualifying Transferee, as the case may be, upon and after the effectiveness of the applicable assignment referred to in Section 1.3 of this Agreement), and FTD Companies, Inc., a Delaware corporation ("Issuer"). Investor and Issuer are each referred to herein as a "Party" and together as the "Parties."

RECITALS

        WHEREAS, pursuant to that certain Stock Purchase Agreement (the "Purchase Agreement"), dated July 30, 2014, by and among Issuer, Investor and Provide Commerce, Inc., a Delaware corporation ("Provide Commerce"), Investor has agreed to sell all of its outstanding interests in Provide Commerce to Issuer in exchange for consideration consisting of $121,460,980 and ten million two hundred three thousand ten (10,203,010) shares (such shares issued as consideration in connection with the transactions contemplated by the Purchase Agreement, the "Shares", which term will include any shares of Issuer Common Stock issued in respect of such shares) of the Issuer's common stock, par value $0.0001 per share;

        WHEREAS, the Parties are entering into this Agreement to set forth certain rights and restrictions with respect to the shares of Issuer Common Stock Beneficially Owned by the Investor;

        WHEREAS, this Agreement is the Investor Rights Agreement described in Section 2.1.2.1 of the Purchase Agreement; and

        WHEREAS, capitalized terms used but not defined herein have the meanings set forth in the Purchase Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1.
STANDSTILL AND TRANSFER RESTRICTIONS

        1.1    STANDSTILL

          (a)   From and after the date hereof, the Investor will not, and will cause each Investor Affiliate not to, directly or indirectly, acquire Beneficial Ownership of shares of Issuer Common Stock, including for purposes of this Section 1.1(a), rights, options or other derivative securities or contracts or instruments to acquire such ownership that derive their value (in whole or in part) from such Issuer Common Stock, if, after giving effect to such acquisition, the Investor's Investor Percentage Interest would exceed the Cap; provided, however, that such restriction on acquisitions will not be applicable with respect to the acquisition by the Investor Affiliates of Beneficial Ownership of Issuer Common Stock (i) pursuant to the Purchase Agreement (unless, for the avoidance of doubt, the representation of the Investor in Section 4.2(d) hereof is not true and correct), (ii) as a result of any stock splits, stock dividends or other distributions or recapitalizations or similar offerings made generally available by the Issuer or any Subsidiary thereof to holders of Issuer Common Stock (or other equity securities of the Issuer), including rights offerings and distributions made generally to holders of Issuer Common Stock (or other equity securities of the Issuer) as a result of their ownership of Issuer Common Stock (or other equity securities of the Issuer) including pursuant to a shareholder rights plan or similar plan or agreement, (iii) as a result of the exercise (or exchange) of any rights distributed by the Issuer pursuant to clause (ii) above, (iv) in accordance with a Permitted Offer or (v) which has been approved by a majority of the Non-Investor Directors.

          (b)   Notwithstanding the provisions of Section 1.1(a), at any time following the earlier of (x) ten (10) days following the date any Third Party commences (within the meaning of Section 14(d) of the Exchange Act) a tender or exchange offer which, if consummated, would result in such Person becoming the Beneficial Owner of Issuer Common Stock (or other equity securities) having Majority Voting Power (such offer, a "Third Party Offer"), unless during such ten (10) day period, the Issuer Board takes such actions as are reasonably necessary to prevent, delay, or restrict the purchase of Issuer Common Stock (or other equity securities) pursuant to such Third Party Offer, including implementation of a shareholder rights plan and other customary defensive actions, (y) the date Issuer publicly recommends a Third Party Offer or takes any action inconsistent with actions previously taken pursuant to clause (x) (including granting an exception in respect of such Third Party Offer under any shareholder rights plan or granting approval of such offeror for purposes of DGCL Section 203), and (z) at any time following December 31, 2016, so long as, in the case of an action pursuant to this clause (z), Investor has, subsequent to such date, negotiated in good faith with the Issuer Board for a period of at least thirty (30) days as to the terms of such proposed offer, then in each case, the Investor Affiliates will be entitled to commence and accept for purchase and purchase shares of Issuer Common Stock pursuant to a tender or exchange offer so long as such tender or exchange offer (such tender or exchange offer meeting the requirements set forth in this Section 1.1(b), a "Permitted Offer"):

              (i)  is commenced and made in accordance with the applicable rules and regulations under the Exchange Act applicable to tender or exchange offers, including, if applicable, Section 13(e)-3 of the Exchange Act and the related rules and regulations applicable thereto;

             (ii)  is made to all holders of Issuer Common Stock;

            (iii)  will expire no earlier than midnight, New York City time, on the twentieth (20th) business day following the commencement thereof (as determined using Rule 14d-1(g)(3) under the Exchange Act);

            (iv)  is subject to customary conditions to the obligation of the Investor Affiliates to purchase Issuer Common Stock; provided, that, (A) in the event a Permitted Offer is made pursuant to clause (z) of Section 1.1(b) and no Third Party Offer is commenced or made during the period such Permitted Offer is outstanding, it will be a condition to closing of such Permitted Offer that the number of shares of Issuer Common Stock tendered and not withdrawn, when purchased by the Investor Affiliates, constitute no less than a majority of the outstanding shares of Issuer Common Stock outstanding at the time of commencement that are not Beneficially Owned by the Investor Affiliates as of the date such Permitted Offer is commenced, disregarding for purposes of calculating the number of outstanding shares of Issuer Common Stock any such shares issued pursuant to Section 1.5(e) (such condition, the "Minimum Condition") and (B) any conditions to the consummation of such offer may be waived by the Investor in its sole discretion, other than, in the event no Third Party Offer is outstanding or is made, in each case, during the pendency of such Permitted Offer, the Minimum Condition; and

             (v)  provides for consideration payable in cash, common stock or other securities of the Investor or a Subsidiary thereof, or a combination thereof; provided, that, such consideration offered has, on a per share of Issuer Common Stock basis, a fair market value (as determined in good faith by the Investor's board of directors) equal to or greater than the closing price of the Issuer Common Stock on Nasdaq on the Trading Day immediately prior to the earlier of (x) the public announcement of such Permitted Offer and (y) commencement of such Permitted Offer.

          (c)   In the event the Investor Affiliates make a Permitted Offer, the Issuer will furnish the Investor Affiliates with all information concerning the Issuer required by the Exchange Act to be included in the applicable offering document for such Permitted Offer.

          (d)   Except as provided in or permitted by Sections 1.1(b), (e), (f), (g) and (h) unless specifically approved in writing by Issuer, the Investor will not, and will cause each Investor Affiliate and its and their respective Representatives acting on behalf of Investor or any Investor Affiliate not to, in any manner, directly or indirectly:

              (i)  enter into or agree, effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in: (A) except to the extent otherwise specifically permitted by this Agreement, any acquisition of any Issuer Common Stock (or Beneficial Ownership thereof) or any material portion of the assets of Issuer and its Subsidiaries (taken together); (B) any tender or exchange offer, merger or other business combination involving Issuer or any of its Subsidiaries (provided, that, this clause does not restrict any Investor Affiliate from (x) opposing publicly or privately any tender or exchange offer, merger or other business combination involving the Issuer or any Subsidiary thereof or (y) Transferring any shares of Issuer Common Stock pursuant to such tender or exchange offer, merger or other business combination); or (C) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Issuer or any of its Subsidiaries;

             (ii)  except as provided in Article 3, make or participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are defined under Regulation 14A under the Exchange Act) to vote, or seek to advise or influence any Person or entity with respect to the voting of, any Issuer Common Stock or any demand for a copy of Issuer's stock ledger, list of stockholders or any other books and records of Issuer (other than with respect to matters related to the Investor's exercise or enforcement of rights under the Purchase Agreement), except that this subsection does not restrict (A) the Investor Directors from participating as members of the Issuer Board and any committees thereof in their capacity as such or (B) the Investor Affiliates from opposing publicly or privately, or voting against or encouraging others to vote against, (x) any proposal of a third party regarding a merger or other business combination involving the Issuer or any Subsidiary thereof or (y) other similar corporate transaction on which a vote of the Issuer's stockholders is required under Delaware Law or Nasdaq rules;

            (iii)  call or seek to call a meeting of Issuer's stockholders or initiate any stockholder proposal for action by Issuer's stockholders, form, join or in any way participate in a 13D Group or otherwise act in concert with any Person, in each case, with respect to the Issuer Common Stock, or seek, propose or otherwise act alone or in concert with others, to influence or control Issuer's management, the Issuer Board or policies, except that this subsection does not restrict (x) the Investor Directors from participating as members of the Issuer Board and any committees thereof in their capacity as such and (y) the Investor from joining or in any way participating in a 13D Group or otherwise acting in concert with any Person, in each case, to exercise its rights under Section 1.1(d)(ii)(B);

            (iv)  take any action which would or would reasonably be expected to force Issuer to make a public announcement regarding any of the types of matters set forth in clause (i) above;

             (v)  bring any action, or otherwise act, to contest the validity of this Section 1.1(d); or

            (vi)  enter into any discussions or arrangements with any third party with respect to any of the foregoing (except as otherwise expressly provided herein).

          (e)   Unless earlier terminated or made inapplicable pursuant to Section 1.1(f), the provisions of Section 1.1(d) (other than the provisions of Section 1.1(d)(i)) will terminate upon the expiration of the Restricted Period. For the avoidance of doubt, any tolling of such restrictions pursuant to Section 1.1(f) will not result in any extension of the period referred to in the previous sentence.

          (f)    The restrictions set forth in Section 1.1(d) (other than the provisions of Section 1.1(d)(i)) shall not apply (and the Investor will be permitted to take the actions otherwise prohibited thereunder) if any of the following occurs (provided, that, in the event any matter described in clauses (i) or (ii) of this Section 1.1(f) has occurred and resulted in the restrictions imposed under Section 1.1(d) (other than the provisions of Section 1.1(d)(i)) ceasing to apply to the Investor, then, in the event the transaction related to such matter has not occurred within six (6) months of the date on which the Investor was released from such restrictions, then so long as such transaction is not being actively pursued at such time, the restrictions set forth in Section 1.1(d) shall thereafter resume and continue to apply in accordance with their terms, until terminated pursuant to Section 1.1(e) or subsequently made inapplicable pursuant to this Section 1.1(f)):

              (i)  in the event that a tender offer or exchange offer for at least thirty-five percent (35%) of the Issuer Common Stock is commenced (within the meaning of Section 14(d) of the Exchange Act) by a third Person which, for the avoidance of doubt, is not an Investor Affiliate (and not involving any breach of Section 1.1(d)) which tender offer or exchange offer, if consummated, would result in such third party (or any 13D Group of which such third party is a member) becoming the Beneficial Owner of securities representing greater than either thirty-five percent (35%) of the outstanding shares of Issuer Common Stock or thirty-five percent (35%) of the voting power of the Issuer, and either (1) the Issuer Board recommends that the stockholders of the Issuer tender their shares in response to such offer or does not recommend against the tender offer or exchange offer within ten (10) days after the commencement thereof or such longer period as shall then be permitted under U.S. federal securities laws or (2) the Issuer Board later publicly recommends that the stockholders of the Issuer tender their shares in response to such offer;

             (ii)  the Issuer solicits from one or more Persons, or enters into substantive discussions with one or more Persons regarding, a proposal with respect to a Change of Control Transaction, or the Issuer makes a public announcement that it is seeking to sell itself and, in such event, such announcement is made with the approval of the Issuer Board;

            (iii)  subject to the obligations of the Investor under Section 3.2, in the event that the Persons designated by the Investor to be elected or appointed to the Issuer Board as Investor Directors pursuant to Article 3 hereof are either (x) not appointed to the Issuer Board as contemplated herein or nominated for inclusion on management's slate of nominees for election to the Issuer Board at any Election Meeting or (y) if so nominated are not so elected to the Issuer Board, or the Issuer otherwise breaches its obligations under Article 3;

            (iv)  the Investor Percentage Interest is less than ten percent (10%);

             (v)  the Investor Percentage Interest is greater than fifty percent (50%);

            (vi)  an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (x) liquidation, reorganization or other relief in respect of the Issuer or any material Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar Law now or hereafter in effect or (y) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Issuer or any material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

           (vii)  the Issuer or any material Subsidiary shall (A) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar Law now or hereafter in effect, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (A) above, (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Issuer or any material Subsidiary or for a substantial part of its assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, or (E) make a general assignment for the benefit of creditors.

          (g)   So long as the Investor Percentage Interest is equal to or greater than fifteen percent (15%), the Issuer agrees not to enter into any agreement regarding a (i) merger, (ii) consolidation, (iii) Change of Control Transaction, or (iv) other business combination transaction unless, in each case, at least ten (10) days prior to the execution of such agreement, the Issuer has given Investor written notice of its intention to enter into such agreement.

          (h)   Notwithstanding the provisions of Section 1.1(d), and so long as the Investor Percentage Interest is equal to or greater than fifteen percent (15%), in the event (i) the Issuer solicits from one or more Persons or enters into substantive discussions with one or more Persons regarding a proposal with respect to (x) a Change of Control Transaction or (y) a sale of a material portion of the Issuer's assets outside the ordinary course of business or (ii) the Issuer provides any notice to Investor pursuant to Section 1.1(g), in each case, Investor will be entitled to engage in private discussions with, and make private proposals to, the Issuer Board or management of the Issuer with respect to such proposed transaction or a competing proposal by the Investor.

        1.2    TRANSFER RESTRICTIONS

          (a)   Except as otherwise expressly permitted in this Agreement, (i) from the date of the Closing (the "Closing Date") until the date which is eighteen (18) months following the Closing Date (the "Restricted Period"), Investor will not Transfer any Shares and (ii) from the Closing Date until the date which is the third (3rd) anniversary of the Closing Date, Investor will not effect a Qualifying Transfer.

          (b)   Notwithstanding the prohibition set forth in Section 1.2(a), the following Transfers of all or any portion of the Shares by Investor are permitted, both during the Restricted Period and thereafter, so long as such Transfer also complies with the provisions of this Agreement:

              (i)  Transfers to any Investor Affiliate;

             (ii)  Transfers to a Qualified Distribution Transferee in connection with a Distribution Transaction;

            (iii)  Transfers pursuant to any Change of Control Transaction or as part of any tender or exchange offer which, if consummated, would constitute a Change of Control Transaction; and

            (iv)  Transfers made in accordance with Section 1.2(d).

          (c)   In connection with any Transfer of Shares, Investor may only effect such Transfer if each of the following conditions is satisfied with respect to such Transfer:

              (i)  such Transfer is permitted by Law;

             (ii)  the Transferee is not a Prohibited Transferee, provided that this subsection shall not be applicable in the event such Shares are being Transferred (x) in a Public Offering, (y) pursuant to a Market Sale or (z) pursuant to Section 1.2(b)(iii); and

            (iii)  prior to a Transfer, the Transferee provides a representation to Investor and to Issuer, in form and substance reasonably acceptable to each of them, that such Transfer would not result in such Transferee, together with its Affiliates or with any 13D Group of which such Transferee is a member, having Beneficial Ownership of fifteen percent (15%) or more of the outstanding shares of Issuer Common Stock, including in such calculation, for the avoidance of doubt, on an as-converted basis Issuer Securities Beneficially Owned by such Transferee and its Affiliates or 13D Group that are convertible into Issuer Common Stock, provided that this subsection shall not be applicable in the event such Shares are being Transferred in a Public Offering, a Market Sale, a Qualifying Transfer or pursuant to Section 1.2(b).

          (d)   Notwithstanding anything to the contrary set forth in this Agreement, Section 1.2 (excluding Section 1.2(c)(i)) shall not prohibit:

              (i)  any Transfer to the extent relating to a pledge of shares of Issuer Common Stock or creation of a security interest in such shares and any Transfer of shares of Issuer Common Stock following a default or event of default or as a result of any foreclosure under such pledge or security agreement if (A) the pledge or security interest is entered into in connection with a bona fide financing transaction or (after expiration of the Restricted Period) a Hedging Transaction, (B) the pledgee or the secured party is a financial institution or an Affiliate of a financial institution, in either case, that holds pledged shares in the normal course of its business, (C) during the Restricted Period, the maximum number of shares of Issuer Common Stock Beneficially Owned by the Investor Affiliates that may be pledged or subject to a security interest shall not exceed three million four hundred one thousand four (3,401,004)(1) shares of Issuer Common Stock and (D) after the Restricted Period, the maximum number of shares of Issuer Common Stock Beneficially Owned by the Investor Affiliates that may be pledged or subject to a security interest shall not exceed five million one hundred one thousand five hundred five (5,101,505)(2) shares of Issuer Common Stock;

             (ii)  Stock Lending Transactions effected by the Investor Affiliates if (A) during the Restricted Period, the maximum number of shares of Issuer Common Stock Beneficially Owned by the Investor Affiliates subject to Stock Lending Transactions at any one time shall not exceed three million four hundred one thousand four (3,401,004)(3) shares of Issuer Common Stock, (B) after the Restricted Period, the maximum number of shares of Issuer Common Stock Beneficially Owned by the Investor Affiliates subject to Stock Lending Transactions at any one time shall not exceed five million one hundred one thousand five hundred five (5,101,505)(4) shares of Issuer Common Stock, (C) the terms pursuant to which Shares are made subject to Stock Lending Transactions (the "Lent Shares") include provisions that provide the Investor Affiliates with the right to vote such Lent Shares (or a number of shares of Issuer Common Stock equal to the number of Lent Shares) at all meetings of Issuer's stockholders, whether by "recalling" such Lent Shares, terminating the applicable Stock Lending Transaction, borrowing a number of shares of Issuer Common Stock equal to the number of Lent Shares, or otherwise, provided, that, the limitation set forth in this clause (C) will remain applicable only so long as (1) the provisions of Section 1.6 remain in

(1)
Subject to adjustment as provided in Section 2.1.1.3 of the Purchase Agreement.

(2)
Subject to adjustment as provided in Section 2.1.1.3 of the Purchase Agreement.

(3)
Subject to adjustment as provided in Section 2.1.1.3 of the Purchase Agreement.

(4)
Subject to adjustment as provided in Section 2.1.1.3 of the Purchase Agreement.

    effect or (2) Investor is required to vote for management's slate of nominees to the Issuer Board pursuant to Section 3.2(b), and (D) the counterparty to such transaction is a financial institution or an Affiliate of a financial institution, in either case, in the business of engaging in such transactions for financial purposes and such Investor Affiliate does not know or have reason to know that such counterparty is engaging in such transaction for any purpose other than to engage in short sales in the ordinary course of business or to return shares of Issuer Common Stock to other stock lenders; or

            (iii)  Hedging Transactions effected by the Investor Affiliates, including the Transfer of shares of Issuer Common Stock in connection therewith through the delivery of shares of Issuer Common Stock to a third party in connection with the settlement, early termination or satisfaction of a Hedging Transaction; provided, that, for purposes of this clause (iii), the Investor Affiliates shall not, directly or indirectly engage, in any Hedging Transactions during the Restricted Period and thereafter (A) the maximum number of shares of Issuer Common Stock Beneficially Owned by the Investor Affiliates subject to Hedging Transactions at any one time shall not exceed five million one hundred one thousand five hundred five (5,101,505)(5) shares of Issuer Common Stock; (B) no Hedging Transaction shall impair the right of the Investor Affiliates to vote any shares of Issuer Common Stock subject to such Hedging Transaction prior to the settlement, early termination or satisfaction thereof (it being understood that a settlement, early termination or satisfaction, including as a result of a default or an event of default, may result in a disposition of the shares of Issuer Common Stock subject to such Hedging Transaction); (C) if pursuant to a Hedging Transaction, a number of shares of Issuer Common Stock representing ten percent (10%) or more of the outstanding shares of such class (determined as of the date the Hedging Transaction is entered into) (such ten percent (10%) amount, the "Settlement Threshold"), could be Transferred by the Investor Affiliates to the counterparty in connection with the settlement, early termination or satisfaction of such Hedging Transaction, then the Investor Affiliates shall settle or satisfy the obligations with respect to such Hedging Transaction in such a manner so that the number of shares of Issuer Common Stock delivered to such counterparty in connection with the settlement, early termination or satisfaction of such Hedging Transaction does not exceed the Settlement Threshold unless (1) the counterparty has indicated to the Investor Affiliates that it will utilize such shares of Issuer Common Stock solely to fill a preexisting short position in the shares of Issuer Common Stock (either directly or by means of a double print) or (2) the counterparty agrees to dispose of such shares of Issuer Common Stock in a manner reasonably calculated to result in no single Person acquiring greater than two percent (2%) of the outstanding shares of Issuer Common Stock as a result of such settlement, early termination or satisfaction; and (D) the Investor Affiliates shall not engage in any Hedging Transaction unless the counterparty to such transaction is a financial institution or an Affiliate of a financial institution, in either case, in the business of engaging in such transactions and such Investor Affiliate does not know or have reason to know that such counterparty is engaging in such transaction other than as part of its normal course of business.

          (e)   Following the expiration of the Restricted Period, prior to any Investor Affiliate effecting any Transfer of Shares (x) pursuant to a sale directly into the market or a sale by a broker pursuant to a Shelf Registration or (y) in a sale on a securities exchange pursuant to the requirements of Rule 144 (either of clause (x) or (y), a "Market Sale"):

              (i)  Investor will give prior written notice of such intention (a "Market Sale Notice") to Issuer, specifying the number of Shares proposed to be the subject of such sale.

(5)
Subject to adjustment as provided in Section 2.1.1.3 of the Purchase Agreement.

             (ii)  Thereafter, Issuer may, by written notice (the "Exercise Notice") to the Investor, delivered not later than the fifth (5th) Business Day following delivery of a Market Sale Notice, elect to purchase all, but not less than all, of the Shares specified in such Market Sale Notice for cash at the Volume Weighted Average Price of the Issuer Common Stock during the period of five (5) consecutive Trading Days ending on the second Trading Day preceding the date of delivery of the Market Sale Notice.

            (iii)  If Issuer exercises its right of first refusal under this Section 1.2(e), the closing of the purchase of any Shares with respect to which such right has been exercised will take place prior to the close of business on the third (3rd) Business Day following the delivery of the Exercise Notice.

            (iv)  If Issuer does not exercise its right of first refusal under this Section 1.2(e) within the time specified for such exercise in Section 1.2(e)(ii), Investor (or the applicable other Investor Affiliate) may, during the ninety (90)-day period following the expiration of such time for exercise, sell the Shares specified in the Market Sale Notice on a securities exchange, in one or a series of transactions, at the market prices in effect at the time of each such sale.

             (v)  Upon exercise of a right of first refusal under this Section 1.2(e), Issuer and Investor will be legally obligated to consummate the purchase and sale contemplated thereby.

            (vi)  The right of first refusal set forth in this Section 1.2(e) will not be assigned or transferred by the Issuer.

          (f)    Right of First Offer in Connection with a Qualifying Transfer.

              (i)  Prior to the Investor Transferring Issuer Common Stock in a Qualifying Transfer, it will provide written notice to the Issuer (a "ROFO Notice") of its intention to engage in a Qualifying Transfer. Such ROFO Notice will specify (A) the number of shares of Issuer Common Stock proposed to be Transferred in the Qualifying Transfer (the "Subject Shares"), (B) the price per share, denominated as a dollar amount per share (the "Target Price"), at which Investor is willing to sell the Subject Shares to the Issuer, (C) whether the Investor intends to effect the Qualifying Transfer in a taxable or tax-free transaction and (D) if the Investor intends to effect the Qualifying Transfer in a tax-free transaction, the aggregate tax basis of the Subject Shares. The ROFO Notice will constitute a binding, irrevocable offer to sell the Subject Shares to the Issuer at a price per share equal to the Target Price (as adjusted as described below).

             (ii)  In order to accept the offer to purchase the Subject Shares, the Issuer must deliver to the Investor a written notice of acceptance (an "Issuer Acceptance Notice") agreeing to purchase all, but not less than all, of the Subject Shares (A) if the ROFO Notice recites that the Investor intends to effect a Qualifying Transfer in a taxable transaction, at a cash price per share equal to the Target Price, or (B) if the ROFO Notice recites that the Investor intends to effect a Qualifying Transfer by means of a non-taxable transaction then, at the option of the Issuer, (1) a cash price per share such that, after deductions for any taxes (calculated at the highest combined marginal rate of federal, state, local and foreign tax) applicable to the income or gain recognized by Investor on the acquisition of the Subject Shares by Issuer, the net proceeds to Investor would be equal to the Target Price or (2) by means of assigning the Issuer's right to purchase the Subject Shares to a third party (a "ROFO Purchaser"; provided, that if such ROFO Purchaser is a subsidiary of another corporation whose publicly traded common stock will be delivered to Investor as described below, then such parent corporation will agree to be a co-obligor under the ROFO Purchase Agreement (as defined below)), that has agreed to acquire the Subject Shares at the Target Price in a non-taxable transaction.

            (iii)  In order to be effective, an Issuer Acceptance Notice must (A) in the case of an Issuer Acceptance Notice described in clause (f)(ii)(A) or (f)(ii)(B)(1) above, (1) have attached thereto (x) a certificate of the Issuer's Chief Financial Officer certifying as to the aggregate amount of cash the Issuer has on hand to use for the purchase of the Subject Shares and that the Issuer has segregated such funds for use in making such purchase and (y) to the extent that the aggregate purchase price payable for the Subject Shares calculated in accordance with clause (f)(ii) (the "Aggregate Purchase Price") exceeds the amount of available cash set forth in such certificate from the Issuer's Chief Financial Officer, commitment letters, in form and substance reasonably acceptable to the Investor, from financial institutions committing to provide the Issuer with debt financing with respect to the balance of the Aggregate Purchase Price, (2) not be conditioned upon the receipt of financing or other conditions to closing (other than as described below) and (3) be delivered to Investor no later than 5:00 p.m. Denver, Colorado time on the thirtieth (30th) day following the date the ROFO Notice was given, in the case of a ROFO Notice specifying that the Investor intends to effect a Qualifying Transfer in a taxable transaction, or the fortieth (40th) day following the date the ROFO Notice was given, in the case of a ROFO Notice specifying that the Investor intends to effect a Qualifying Transfer in a tax-free transaction, and (B) in the case of an Issuer Acceptance Notice described in clause (f)(ii)(B)(2) above, (1) have attached thereto an acquisition agreement (the "ROFO Purchase Agreement"), in form and substance reasonably acceptable to the Investor and containing the terms described below, signed by the ROFO Purchaser, committing to acquire the Subject Shares at the Target Price in a transaction not subject to taxation and meeting the requirements of clause (iv) below and (2) be delivered to Investor no later than 5:00 p.m. Denver, Colorado time on the fortieth (40th) day following the date the ROFO Notice was given.

            (iv)  The consideration to be received by the Investor pursuant to a ROFO Purchase Agreement must consist solely of shares of common stock of the ROFO Purchaser (or, as applicable, the parent corporation of the ROFO Purchaser), that (x) are to be delivered free and clear of all liens and restrictions (other than applicable securities laws), (y) are actively traded on a national securities exchange and (z) in the aggregate, constitute less than ten percent (10%) of the issued and outstanding shares of common stock of the ROFO Purchaser (or, as applicable, the parent corporation of the ROFO Purchaser), after giving effect to the transaction. The shares of common stock of the ROFO Purchaser (or its parent corporation) to be delivered will be valued on a per share basis at the volume-weighted average price of the Rule 10b-18 eligible trades of such shares (without regard to pre-open or after hours trading outside of regular trading sessions) for the period of five (5) consecutive Trading Days ending on the second Trading Day preceding the date of delivery of the Issuer Acceptance Notice. The ROFO Purchase Agreement will contain (A) no representations and warranties by the Investor other than relating to due organization, existence and good standing of the Investor, due authorization and execution of the ROFO Purchase Agreement and ownership of and good title to the Subject Shares free and clear of all liens or restrictions (other than applicable securities laws or those created by this Agreement), (B) no covenants by the Investor other than covenants to deliver the Subject Shares in exchange for the consideration recited therein and execution of documents assigning this Agreement, (C) no conditions on the obligation of the ROFO Purchaser to acquire the Subject Shares other than the receipt of required regulatory approvals, (D) provision of customary registration rights, no less favorable to the Investor than those set forth in this Agreement (without regard to any Restricted Period or other lock-up provision), with respect to the shares of ROFO Purchaser (or the parent corporation thereof) common stock to be received by the Investor and (E) an outside date for the closing of the transaction no later than one hundred eighty (180) days following the execution of the ROFO Purchase Agreement.

             (v)  A duly completed and delivered Issuer Acceptance Notice shall constitute a binding irrevocable agreement by the Issuer (or the ROFO Purchaser) to purchase the Subject Shares at the Target Price as provided in this Section 1.2(f). If an Issuer Acceptance Notice meeting the requirements specified above is not delivered within the specified period, then the Issuer will be deemed to have rejected the offer of the Subject Shares.

            (vi)  Upon delivery of an Issuer Acceptance Notice described in clauses (f)(ii)(A) or (f)(ii)(B)(1) above meeting the requirements specified above within the specified period, Investor will be obligated to sell, and the Issuer will be obligated to buy, all of the Subject Shares at the Target Price, payable in cash by wire transfer of immediately available funds. The closing of such purchase and sale shall occur at such time and place as the parties thereto may agree, but in any event no later than the ninetieth (90th) day after the ROFO Notice is given. The purchase and sale will be without representation or warranty, except that each party to the transaction will represent and warrant that it has all requisite power and authority to enter into the transactions, and Investor will represent and warrant that it is transferring valid title to the Subject Shares and the Subject Shares are being transferred free and clear of any lien or restriction other than applicable securities laws or those created by this Agreement. Upon the closing of such purchase and sale Investor's obligations under this Agreement will be terminated in accordance with Section 5.1 and Section 5.2 hereof.

           (vii)  If the Issuer rejects or is deemed to reject the offer of the Subject Shares set forth in the ROFO Notice, then Investor will be free to enter into an agreement with a Qualifying Transferee during the period of ninety (90) days following the date of the rejection or deemed rejection of the offer represented by the ROFO Notice, so long as the price per share to be paid by such Qualifying Transferee in the Qualifying Transfer (determined by reference to the cash payable by, or the fair market value of any non-cash consideration (as determined as of the execution date of the agreement between such Qualifying Transferee and the Investor or pursuant to such agreement) to be delivered by, the Qualifying Transferee) is equal to or greater than the Target Price.

          (viii)  The Issuer's rights under this Section 1.2(f) will not be assignable without the prior written consent of Investor, except to a ROFO Purchaser as set forth herein.

        1.3    DISTRIBUTION TRANSACTIONS AND QUALIFYING TRANSFERS; ANTI-TAKEOVER PROVISIONS

          (a)   In the event the Investor desires to effect a Distribution Transaction in which it will transfer Issuer Common Stock to a Qualified Distribution Transferee (which transfer, for the avoidance of doubt, will be deemed to occur on the date such Qualified Distribution Transferee ceases to be an Affiliate of the Investor), the Issuer, the Investor and the Qualified Distribution Transferee will enter into an amendment to this Agreement on or prior to the date of consummation of such Distribution Transaction reasonably satisfactory to each such party to: (i) effective immediately prior to such Distribution Transaction (but subject to the consummation of the Distribution Transaction) assign all rights and obligations of the Investor (other than Sections 1.2(e) and 1.2(f)) under this Agreement to the Qualified Distribution Transferee, (ii) have such Qualified Distribution Transferee agree to accept, as of immediately prior to the effective time of such Distribution Transaction (but subject to the consummation of the Distribution Transaction), such assignment of rights (other than Sections 1.2(e) and 1.2(f)) and agree to assume and perform all obligations of the Investor hereunder to be performed following the effective time of such Distribution Transaction, (iii) effective immediately prior to such Distribution Transaction (but subject to the consummation of the Distribution Transaction) substitute such Qualified Distribution Transferee for the Investor for all purposes under this Agreement and (iv) provide for (w) a representation from the Investor that such amendment is being entered into in connection with a Distribution Transaction involving the Qualified Distribution Transferee pursuant to Section 1.2 and Section 1.3 of this Agreement, (x) the Investor's (as such term is used prior to the Distribution Transaction) acknowledgement that it shall not be entitled to any benefits under this Agreement following such Distribution Transaction (including, for the avoidance of doubt, any benefits to the Investor prior to such Distribution Transaction arising from the 203 Approval or from Section 1.3(b)), (y) the Investor's (as such term is used prior to the Distribution Transaction) acknowledgement that the Issuer shall not be subject to any liability to the Investor (as such term is used prior to the Distribution Transaction) under this Agreement following such Distribution Transaction (except for any liability arising from any breach of this Agreement by the Issuer or relating to any actions or events occurring, in each case, on or prior to the date of the Distribution Transaction) and (z) the Issuer's acknowledgement that the Investor (as such term is used prior to the Distribution Transaction) (I) will have no further obligations under this Agreement following such Distribution Transaction and (II) will not be subject to any liability to the Issuer under this Agreement following the Distribution Transaction (except for any liability arising from any breach of this Agreement by the Investor or relating to any actions or events occurring, in each case, on or prior to the date of the Distribution Transaction). For the avoidance of doubt, in no event can more than one Qualified Distribution Transferee be an Investor at any one time.

          (b)   From and after the date hereof, the Issuer agrees not to (i) amend, modify or rescind the resolution constituting the 203 Approval or (ii) adopt any Stockholder Rights Provision unless such Stockholder Rights Provision by its terms exempts, or at the time of adoption of such Stockholder Rights Provision the Issuer takes action to exempt, any acquisition of Issuer Common Stock by (A) any Investor Affiliate (other than a Qualified Distribution Transferee) (so long as Investor remains obligated to cause such Person to comply with the Investor's obligations hereunder) (x) so long as the Investor Percentage Interest does not exceed the Cap or (y) pursuant to a Permitted Offer or (B) a Qualified Distribution Transferee pursuant to a Distribution Transaction in compliance with Section 1.3(a), (x) so long as the Investor Percentage Interest does not exceed the Cap or (y) a Permitted Offer.

          (c)   Prior to any Qualifying Transfer, (i) to the extent necessary, the Issuer will amend any Stockholder Rights Provision applicable to the Qualifying Transferee's and its Affiliates' acquisition and continued ownership of Issuer Common Stock in the Qualifying Transfer, such that the acquisition and continued ownership by the proposed Qualifying Transferee of Issuer Common Stock in such Qualifying Transfer or thereafter to the extent otherwise permitted hereunder will not result in the imposition of any such restriction, limitation, economic detriment or cost (including through disproportionate dilution, relative to other holders of Issuer Common Stock, of such Person's equity or voting power or through a requirement to purchase or otherwise acquire, or offer to acquire, additional equity securities of the Issuer in the form of a mandatory offer requirement, "fair price," or similar provision) under any such Stockholder Rights Provision; (ii) prior to the Qualifying Transferee becoming an "interested stockholder" (as such term is defined in Section 203(c)(5) of the DGCL) with respect to the Issuer, the Issuer Board will approve (x) the transaction by which the Qualifying Transferee becomes an "interested stockholder" within the meaning of Section 203(c)(5) of the DGCL and (y) the Transfer of Issuer Common Stock by the Investor to the Qualifying Transferee pursuant to the Qualifying Transfer for purposes of Section 203(a)(1) of the DGCL by adopting a resolution in the form attached hereto as Exhibit A, mutatis mutandis; and (iii) the Issuer, the Investor and the Qualifying Transferee will enter into an amendment to this Agreement (a "Qualifying Amendment") on or prior to the date of consummation of such Qualifying Transfer reasonably satisfactory to each such party to: (A) effective immediately prior to such Qualifying Transfer (but subject to the consummation of the Qualifying Transfer) assign all rights and obligations of the Investor (other than Sections 1.2(e) and 1.2(f), and except to the extent modified pursuant to Section 1.3(d)) under this Agreement to the Qualifying Transferee, which amendment will provide that the Qualifying

  Transferee will thereafter be deemed to be the "Investor", and the Qualifying Transferee's Affiliates the "Investor Affiliates", for all purposes hereunder for periods following the consummation of the Qualifying Transfer, (B) have such Qualifying Transferee agree to accept, as of immediately prior to the effective time of such Qualifying Transfer (but subject to the consummation of the Qualifying Transfer), such assignment of rights and agree to assume and perform all obligations of the Investor hereunder to be performed following the effective time of such Qualifying Transfer (in each case, other than Sections 1.2(e) and 1.2(f)), (C) effective immediately prior to such Qualifying Transfer (but subject to the consummation of the Qualifying Transfer) substitute such Qualifying Transferee for the Investor for all purposes under this Agreement (other than Sections 1.2(e) and 1.2(f)) and (D) provide for (w) a representation from the Investor that such amendment is being entered into in connection with a Qualifying Transfer involving the Qualifying Transferee pursuant to Section 1.2 and Section 1.3 of this Agreement, (x) the Investor's (without giving effect to the substitution of the Qualifying Transferee as the "Investor" hereunder) acknowledgement that it shall not be entitled to any benefits under this Agreement following such Qualifying Transfer (including, for the avoidance of doubt, any benefits to the Investor prior to such Qualifying Transfer arising from the 203 Approval or from Section 1.3(b)), (y) the Investor's (without giving effect to the substitution of the Qualifying Transferee as the "Investor" hereunder) acknowledgement that the Issuer shall not be subject to any liability to the Investor (as such term is used prior to the Distribution Transaction) under this Agreement following such Qualifying Transfer (except for any liability arising from any breach of this Agreement by the Issuer or relating to any actions or events occurring, in each case, on or prior to the date of the Qualifying Transfer) and (z) the Issuer's acknowledgement that the Investor (without giving effect to the substitution of the Qualifying Transferee as the "Investor" hereunder) (I) will have no further obligations under this Agreement following such Qualifying Transfer and (II) will not be subject to any liability to the Issuer under this Agreement following the Qualifying Transfer (except for any liability arising from any breach of this Agreement by the Investor or relating to any actions or events occurring, in each case, on or prior to the date of the Qualifying Transfer).

          (d)   In the event the Issuer so elects in connection with a Qualifying Transfer, the Qualifying Amendment entered into pursuant to Section 1.3(c) may provide that the number of Investor Directors to which the Qualifying Transferee will become entitled pursuant to Section 3.1(a) following the consummation of the Qualifying Transfer will be reduced to that number of Directors to which the Qualifying Transferee would otherwise be entitled based upon its Investor Voting Interest in accordance with the provisions of Section 3.1, (without regard to such Qualifying Amendment) less one (1) Investor Director.

        1.4    LEGEND

          (a)   All certificates or other instruments representing the Shares will bear a legend substantially to the following effect:

    THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

    THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER, OWNERSHIP AND OTHER RESTRICTIONS SET FORTH IN THE INVESTOR RIGHTS AGREEMENT, DATED JULY 30, 2014, BY AND BETWEEN FTD

    COMPANIES, INC. AND LIBERTY INTERACTIVE CORPORATION, AS MAY BE AMENDED FROM TIME TO TIME, COPIES OF WHICH ARE ON FILE WITH AND AVAILABLE FROM THE SECRETARY OF THE ISSUER, WITHOUT COST.

          (b)   At Investor's request, upon receipt of a written opinion of Investor's counsel reasonably satisfactory to Issuer to the effect that such legend is no longer required under the Securities Act and applicable state laws, Issuer will promptly cause such legend to be removed from any certificate or other instrument representing any Shares to be Transferred in accordance with the terms of this Agreement or following the termination hereof.

        1.5    PARTICIPATION RIGHT

        From and after the Closing, if the Issuer shall issue or sell New Securities (including, in connection with any acquisition of any assets or businesses by the Issuer or its Subsidiaries) pursuant to which the Issuer receives in the aggregate (or would receive upon the exercise of any New Security), in any one or a series of related transactions, greater than $1,000,000 in gross proceeds, in cash, property (including assets acquired) or other consideration, the Investor shall have the right (on the terms and subject to the conditions set forth in this Section 1.5) to purchase from the Issuer up to the amount of New Securities specified herein. This participation right shall be subject to the following provisions:

          (a)   In the event that the Issuer at any time issues or sells New Securities with respect to which the Investor's rights under this Section 1.5 apply, it will give the Investor written notice (each, a "New Issuance Notice") of such issuance or sale and documentation relating to such issuance or sale not more than five (5) Business Days after the consummation of such issuance or sale. The New Issuance Notice shall describe (i) the terms and conditions of the New Securities giving rise to the participation right, (ii) the amount of New Securities issued or sold by the Issuer, (iii) the price (which, in the case where such New Securities are issued or sold other than for cash, will be deemed to be the fair market value, as determined by the Issuer Board in good faith, of the consideration received by the Issuer in respect of such issuance or sale of New Securities) and the general terms upon which the Issuer issued or sold such New Securities and (iv) the Maximum Amount (as defined below). In order to exercise its participation right, Investor will give the Issuer written notice (which notice shall be irrevocable when given) of the amount of New Securities it will purchase (which amount will not exceed its Maximum Amount) within ten (10) days after its receipt of the applicable New Issuance Notice. The failure to respond during such ten (10) day period shall constitute a waiver of the Investor's rights under this Section 1.5 in respect of such issuance; provided, however, that in the event the Investor has sold shares of Issuer Common Stock in the six (6) month period preceding the date the New Issuance Notice is delivered to it and such sale was not otherwise an exempt sale for purposes of Section 16(b) under the Exchange Act, then Investor's period to give notice of its agreement to purchase New Securities pursuant to this Section 1.5 will be extended until the date which is six-months and one day from the date of Investor's last matchable sale (for purposes of Section 16(b) under the Exchange Act) of Issuer Common Stock, and all other periods referred to in Section 1.5(a) through (d) will be adjusted accordingly.

          (b)   The maximum amount of New Securities which Investor may purchase pursuant to its participation right under this Section 1.5, in connection with an issuance of New Securities (the "Maximum Amount"), shall equal the difference between:

              (i)  the quotient of (x) the number of New Securities and (y) one (1) minus the Investor Voting Interest (expressed as a decimal); and

             (ii)  the amount of New Securities sold or issued by the Issuer in the transaction giving rise to such participation right, as set forth in the applicable New Issuance Notice.

          (c)   The participation right set forth in this Section 1.5 with respect to any issuance of New Securities may be assigned or transferred (in whole, but not in part) by Investor to any Investor Affiliate and, in connection with any Distribution Transaction and Qualifying Transfer will be assigned (in whole, but not in part) to the Qualified Distribution Transferee or Qualifying Transferee, as the case may be, to which shares of Issuer Common Stock are Transferred pursuant to Section 1.2 or Section 1.3.

          (d)   As used in this Section 1.5, "New Securities" means Issuer Common Stock or other equity securities of the Issuer, whether authorized now or in the future, and rights, options or warrants to purchase such Issuer Common Stock or other equity securities of the Issuer; provided, however, that the term "New Securities" does not include any of the following: (i) securities (including options or warrants) issued to employees, consultants, officers or directors of the Issuer or any of its Subsidiaries pursuant to any stock option, stock purchase or stock bonus plan or other award, agreement or arrangement; provided that the same are approved by the Issuer Board or the Compensation Committee of the Issuer Board; (ii) securities issued in a public offering pursuant to a registration under the Securities Act; (iii) securities issued pursuant to any stock split, stock dividend or recapitalization of the Issuer; (iv) securities issued pursuant to the conversion, exercise or exchange of securities outstanding on the date of this Agreement; (v) securities issued to Investor upon exercise of its participation rights under this Section 1.5; and (vi) in the case of any right, option, warrant or other securities convertible into, or exercisable or exchangeable for, any other securities that are excluded from the definition of New Securities pursuant to clauses (i) through (v) above, any other securities issued upon the exercise, exchange or conversion of any such right, option, warrant or other convertible, exchangeable or exercisable security.

          (e)   So long as Issuer has complied with Section 1.1(g) of this Agreement, Issuer may issue or sell Issuer Common Stock in an amount of up to 19.9% of the outstanding Issuer Common Stock (before giving effect to such issuance) to a single third Person concurrently with the entry by Issuer and such third Person into a definitive agreement for a Change of Control Transaction and the Investor shall not have any participation right under this Agreement in respect of such issuance; provided, that:

              (i)  the consideration to be received by Issuer in such issuance will be an amount (equal to the fair market value (as determined in good faith by the Issuer Board) of the consideration to be paid per share of Issuer Common Stock by such third Person pursuant to such definitive agreement for a Change of Control Transaction multiplied by the number of shares of Issuer Common Stock to be issued and sold to such Person pursuant to this Section 1.5(e), and will be payable either in cash (in immediately available funds) in the amount of such aggregate purchase price or by delivery of a Qualifying Note having a principal amount equal to such aggregate purchase price;

             (ii)  the agreements and arrangements with such third Person do not include any (A) obligation of the Issuer to repurchase such shares of Issuer Common Stock or exchange such shares of Issuer Common Stock for any assets, businesses or securities of the Issuer or its Subsidiaries, or provide for any minimum price, "make well" or form of consideration restrictions on any acquisition of such shares of Issuer Common Stock in any merger or other business combination, (B) rights of such third Person to designate for appointment or election a number of Directors on the Issuer Board greater than such Person's proportional ownership of Issuer Common Stock, (C) any consent or approval rights with respect to any merger, business combination or other extraordinary transaction, other than (1) the right to vote on the same basis as other holders of Issuer Common Stock and (2) matching rights and related provisions customarily contained in merger or transaction agreements for similar transactions; provided, that the foregoing will not include any payment or other consideration to such third Person in the event the transaction contemplated by any such agreement for a Change of

    Control Transaction is not approved by the Issuer's stockholders, unless such payment or other consideration is made in connection with the Issuer's entry, within one (1) year of the date of the failure to obtain such approval of the Issuer's stockholders, of an alternative transaction which is a Change of Control Transaction, or (D) any registration rights more favorable to such third Person than those set forth in this Agreement (without regard to any Restricted Period or other lock-up provision);

            (iii)  such issuance will not materially delay, restrict or limit the Investor Affiliates' right to make a Permitted Offer or purchase shares of Issuer Common Stock thereunder; and

            (iv)  this Section 1.5(e) may only be used on a single occasion and following an issuance of shares of Issuer Common Stock pursuant to this Section 1.5(e), the Issuer's rights under Section 1.5(e) will be terminated.

          (f)    Notwithstanding anything to the contrary in this Agreement, if the Investor Voting Interest is less than ten percent (10%) at any time, then the participation right under this Agreement shall terminate from and after such time.

        1.6    QUORUM

        So long as the Investor Affiliates collectively Beneficially Own at least five percent (5%) of the outstanding shares of Issuer Common Stock, the Investor will, and will cause any other Investor Affiliates that hold such shares to, be present, in person or by proxy, at all meetings of Issuer's stockholders so that all shares of Issuer Common Stock held by them may be counted for purposes of determining a quorum at such meetings.

ARTICLE 2.
REGISTRATION RIGHTS

        2.1    SHELF REGISTRATION

          (a)   Subject to Section 1.2 and except as otherwise contemplated in Section 2.12, at any time following the expiration of the Restricted Period when a Registration Statement registering Registrable Securities for resale is not then effective (subject to any applicable Suspension Period), upon Investor's written request and subject to Investor's compliance with Section 2.10, Issuer will use its reasonable best efforts to register, under the Securities Act on Form S-3 (or, if Form S-3 is not then available to the Issuer, such other form that is so available) for an offering on a delayed or continuous basis pursuant to Rule 415 promulgated under the Securities Act (a "Shelf Registration"), the offer and sale of all or a portion of the Registrable Securities. If the Issuer then meets or is deemed to meet the eligibility requirements to file an "automatic shelf registration statement" (as defined in Rule 405 promulgated under the Securities Act) ("ASRS") set forth in General Instruction I.D. to Form S-3, the Issuer will cause the Shelf Registration to be an ASRS. The "Plan of Distribution" section of such Shelf Registration will permit all lawful means of disposition of Registrable Securities, including firm-commitment underwritten public offerings, block trades, agented transactions, sales directly into the market, purchases or sales by brokers and sales not involving a public offering and any dispositions effected in connection with Hedging Transactions, Stock Lending Transactions or Permitted Pledges. With respect to each Shelf Registration requested in compliance with this Section 2.1, Issuer will, subject to any Suspension Period, (i) as promptly as practicable after Investor's written request (and in the case of a Shelf Registration on Form S-3, in no event other than as a result of a Suspension Period, later than twenty (20) Business Days following the receipt of such request, and in the case of a Shelf Registration on Form S-1, in no event other than as a result of a Suspension Period, later than forty (40) Business Days following the receipt of such request), file a Registration Statement and (ii) use its reasonable best efforts to cause such Registration Statement to be declared effective as promptly as practicable, and remain effective until such time as there are no Registrable Securities remaining for offer and sale thereunder.

          (b)   From and after the date hereof, the Issuer shall use its reasonable best efforts to qualify under the provisions of the Securities Act, and thereafter, to continue to qualify at all times, for registration on Form S-3 or any successor thereto. In the event the Issuer fails to so qualify, the Issuer shall be required to use its reasonable best efforts to effect registrations pursuant to this Section 2.1 on Form S-1 or any successor form thereto to the same extent as the Issuer would be required to effect registrations on Form S-3.

          (c)   Upon Investor's written request specifying the amount of Registrable Securities to be sold (such request, a "Shelf Public Offering Request" and such securities, the "Requested Shelf Registered Securities"), Issuer will (subject to any Suspension Period) perform its obligations hereunder with respect to the sale of such Requested Shelf Registered Securities in the manner of sale specified by Investor in such written request, which may include the form of a firm commitment underwritten public offering (a "Shelf Public Offering"); provided, that, the Issuer shall not be required to perform such obligations if the aggregate offering price, as such amount is determined on the cover page of the Registration Statement, for the sale of the Requested Shelf Registered Securities does not equal or exceed the lesser of (i) $50,000,000 and (ii) ten percent (10%) of Issuer's market capitalization determined in good faith as of the date Issuer receives the Shelf Public Offering Request. Investor will not be entitled to include any of its Registrable Securities in a Shelf Public Offering unless it has complied with Section 2.10. Investor may, after consultation with Issuer, select the lead managing underwriter or underwriters for any Shelf Public Offering subject to the prior written consent of Issuer (which such consent may not be unreasonably withheld, delayed or conditioned).

          (d)   In a Shelf Public Offering, if the lead managing underwriter advises Issuer and Investor that, in its view, the number of shares of Registrable Securities requested to be included in such Shelf Public Offering (including any securities that Issuer proposes to be included that are not Registrable Securities and any securities held for the account of any other Person which Investor has agreed to include in such Shelf Public Offering) exceeds the largest number of shares that can be sold without having an adverse effect on such offering, including the price at which the Requested Shelf Registered Securities can be sold (the "Maximum Offering Size"), Issuer will include in such Shelf Public Offering, in the priority listed below, up to the Maximum Offering Size:

              (i)  first, all Requested Shelf Registered Securities Investor requested to be included in the Shelf Public Offering;

             (ii)  second, any securities Issuer proposed to be included in the Shelf Public Offering; and

            (iii)  third, any securities proposed to be included in the Shelf Public Offering for the account of any other Persons, with such priorities among them as Issuer may determine.

          (e)   Without limiting the generality of Section 2.12, Issuer will use its reasonable best efforts to cooperate in a timely manner with any request by Investor in respect of any block trade, hedging transaction or other transaction that is registered pursuant to a Shelf Registration that is not a firm commitment underwritten offering (each, an "Alternative Transaction"), including entering into customary agreements with respect to such Alternative Transactions (and providing customary representations, warranties, covenants and indemnities in such agreements) as well as providing other reasonable assistance in respect of such Alternative Transactions of the type applicable to a Public Offering subject to Section 2.5, to the extent customary for such transactions.

          (f)    Issuer may suspend its obligation to file (but not the preparation of) any Registration Statement in connection with any Shelf Registration (including any Shelf Public Offering), file any amendment to such a Registration Statement, file or furnish any supplement or amendment to a prospectus included in such a Registration Statement, make any other filing with the SEC, cause such a Registration Statement or other filing with the SEC to become or remain effective or take any similar action (collectively, "Registration Actions") upon (i) the issuance by the SEC of a stop order suspending the effectiveness of any such Registration Statement or the initiation of proceedings with respect to such a Registration Statement under Section 8(d) or 8(e) of the Securities Act or (ii) the Issuer Board's determination, in its good faith judgment, that any such Registration Action would materially interfere with, or would require the public disclosure of any material non-public information the disclosure of which would materially interfere with, any material corporate transaction or negotiation, including as to any material financing plans, acquisitions, dispositions, mergers or other material business activities involving the Issuer and its Subsidiaries, taken as a whole. Upon the occurrence of any of the conditions described in (i) or (ii) above in connection with undertaking or suspending to undertake a Registration Action, Issuer will give Investor prompt notice (which shall be delivered within one (1) Business Day of the applicable determination) of such suspension (and whether such action is being taken or failing to be taken pursuant to (i) or (ii) above) (a "Suspension Notice"). Upon the termination of such condition, Issuer will give Investor prompt notice (which shall be delivered within one (1) Business Day of the applicable determination) thereof and will promptly proceed with all Registration Actions that were suspended pursuant to this paragraph. Notwithstanding the foregoing, Issuer may only suspend Registration Actions pursuant to Section 2.1(f) for a reasonable period of time not to exceed sixty (60) consecutive days or 120 days in the aggregate in any 12-month period (each such occasion, a "Suspension Period"). Each Suspension Period will begin on the date the relevant Suspension Notice is received by Issuer and will end on the earlier to occur of (y) the date on which Issuer notifies Investor that the Suspension Period has terminated and (z) the sixtieth (60th) day of such Suspension Period. If filing of any Shelf Registration is suspended pursuant to this Section 2.1(f), once the Suspension Period ends, Investor may request a new Shelf Registration. Issuer will not be required to amend a Shelf Registration (or the related prospectus) to add or change the disclosure regarding selling security holders during any Suspension Period. The Issuer agrees that it will terminate any such Suspension Period as promptly as reasonably practicable. If at the time of receipt of a Suspension Notice, the Investor shall have sold Registrable Securities (or have signed a firm commitment underwriting agreement with respect to the purchase of such shares) and the reason for the Suspension Period is not of a nature that would require a post-effective amendment to the Registration Statement, then the Issuer shall use its reasonable best efforts to take such action as to eliminate any restriction imposed by federal securities laws upon the timely delivery of such shares. Immediately upon receipt of any Suspension Notice, the Investor shall discontinue the disposition of Registrable Securities under the applicable Registration Statement and prospectus relating thereto until the applicable Suspension Period is terminated. After the expiration of any Suspension Period and without any further request from Investor, the Issuer shall as promptly as reasonably practicable prepare a post-effective amendment or supplement to the Registration Statement or the prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the prospectus will not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. If a Suspension Period occurs while a Registration Statement is effective, the Issuer shall cause such amended or replacement Registration Statement to remain effective for a number of days equal to the total number of days during which the distribution of Registrable Securities was suspended thereunder pursuant to this Section 2.1(f).

          (g)   Notwithstanding anything to the contrary in this Agreement, Issuer will not be in breach of, or have failed to comply with, any obligation under this Agreement where it acts or omits to take any action in order to comply with Law, any written interpretation of the staff of the SEC or any order or decree of any court or governmental agency.

        2.2    PIGGYBACK REGISTRATION

          (a)   Subject to Section 1.2, if Issuer proposes to register any Issuer Common Stock under the Securities Act at any time following the expiration of the Restricted Period (other than (x) a registration on Form S-8 or Form S-4 or any similar or successor form under the Securities Act, relating to Issuer Common Stock or any other class of Issuer Securities issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan or in connection with a direct or indirect acquisition by Issuer of another Person or (y) in connection with a rights offering), Issuer will give notice to Investor at least twenty (20) Business Days prior to the anticipated filing date of the registration statement relating to such registration and offer Issuer the opportunity to include in such registration statement the number of Registrable Securities as Investor may request (a "Piggyback Registration"), subject to Section 2.2(b). Upon Investor's request made within ten (10) days after the receipt of such notice from Issuer specifying the number of Registrable Securities intended to be registered by Investor, Issuer will use its reasonable best efforts to effect the registration under the Securities Act of all Registrable Securities that Investor has so requested to include in such registration statement, to the extent required to permit the disposition of the Registrable Securities to be registered in accordance with the plan of distribution intended by Issuer for such registration statement, except that (i) if such registration involves a Public Offering, and if Investor has requested to be included in the applicable registration statement, Investor must sell its Registrable Securities to the underwriters selected by Issuer on the same terms and conditions as apply to the Persons on whose behalf the registration statement was initially undertaken and (ii) if, at any time after giving notice of its intention to register any shares of Issuer Common Stock pursuant to this Section 2.2(a) and prior to the effective date of the registration statement filed in connection with such registration, Issuer determines for any reason not to register such securities, Issuer will give Investor notice thereof and will be relieved of its obligation to register any Registrable Securities in connection with such registration.

          (b)   If a Piggyback Registration involves a Public Offering and the lead managing underwriter advises Issuer that, in its view, the number of shares of Issuer Common Stock that Issuer and such registering stockholders intend to include in such registration exceeds the Maximum Offering Size, Issuer will include in such registration, in the following priority, up to the Maximum Offering Size:

              (i)  first, so many of the number of shares of Issuer Common Stock proposed to be registered for the account of Issuer as would not cause the offering to exceed the Maximum Offering Size; and

             (ii)  second, any securities proposed to be registered for the account of any other Persons, including the Investor, pro rata based on the number of shares of Issuer Common Stock Beneficially Owned by Investor and each such other Person.

        2.3    EXPENSES

        Issuer will bear all expenses (other than Selling Expenses) incurred by Issuer in complying with its obligations pursuant to this Article 2 and in connection with the registration, qualification and disposition of Registrable Securities, including all registration and filing fees, underwriting expenses (other than fees, commissions or discounts), expenses of any audits incident to or required by any such registration, fees and expenses of complying with securities and Blue Sky Laws, printing expenses, fees and expenses of Issuer's counsel and accountants, except that if Investor revokes its request with respect to a Shelf Public Offering, then Investor will reimburse Issuer for or will pay directly all expenses incurred by Issuer relating to such Shelf Public Offering unless (i) the revocation is based upon material adverse information concerning the Issuer that has not been previously considered at or disclosed in connection with a meeting of the Issuer Board or that the Issuer had not specifically publicly disclosed in a report filed with or furnished to the SEC, in each case, at least forty-eight (48) hours prior to the request or (ii) the revocation is based on Issuer notifying the Investor of a Suspension Period with respect to a Shelf Public Offering that has not yet been declared effective. All Selling Expenses relating to Registrable Securities registered pursuant to this Agreement will be borne and paid by Investor.

        2.4    LOCK-UP AGREEMENTS

        Investor will not effect any public sale or distribution (including sales pursuant to Rule 144) of Registrable Securities (or other securities of the Issuer convertible into Registrable Securities) held by the Investor for a period specified by the Representatives of the Issuer's managing underwriters or co-managing underwriters during the ten (10) days prior to and the ninety (90) days following the effective date of the Registration Statement relating to a Public Offering of shares of Issuer Common Stock by the Issuer with respect to which the Issuer gave the Investor an opportunity to participate in accordance with Section 2.2, including as may be determined pursuant to Rule 430B under the Securities Act (which period following the effective date may, in each case, be extended to the extent required by Law); provided, that, (i) executive officers and Directors of the Issuer and other holders of the Issuer Common Stock participating in such Public Offering as selling stockholders enter into similar agreements for an equivalent duration of time and (ii) the Investor's obligations under this Section 2.4, and under any agreement executed in accordance herewith, shall apply only as long as and to the extent such executive officers and Directors remain subject to such agreements. Investor agrees to execute a lock-up agreement in favor of the underwriters in form and substance reasonably acceptable to Investor and the underwriters to such effect and, in any event, that the underwriters in any relevant offering will be third party beneficiaries of this Section 2.4.

        2.5    REGISTRATION PROCEDURES

        Whenever Investor requests that any Registrable Securities be registered pursuant to Section 2.1 or Section 2.2, subject to the provisions of those Sections, Issuer will use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as soon as reasonably practicable, and, in connection with any such request:

          (a)   Issuer will as expeditiously as possible prepare and file with the SEC a Registration Statement on any form for which Issuer then qualifies, subject to the priority of form set forth in Section 2.1(a), and which form will be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its reasonable best efforts to cause such filed Registration Statement to become and remain effective for a period of (A) not less than one hundred eighty (180) days (or, if sooner, until all Registrable Securities have been sold under such Registration Statement), or (B) in the case of a Shelf Registration, until the earlier of the date (x) on which all of the securities covered by such Shelf Registration are no longer Registrable Securities and (y) on which Issuer cannot extend the effectiveness of such Shelf Registration if such Registration Statement was filed on a Form S-3 because it is no longer eligible for use of Form S-3; subject in each case to any Suspension Period (provided, that, in the case of clause (y), Issuer shall be obligated to file a new Registration Statement on an available form with respect to the Registrable Securities that were left unsold on such Form S-3).

          (b)   Prior to filing a Registration Statement or related prospectus or any amendment or supplement thereto (including any documents incorporated by reference therein), or before using any Free Writing Prospectus, Issuer will provide to Investor and each underwriter, if any, with an adequate and appropriate opportunity to review and comment on such Registration Statement, each Prospectus included therein (and each amendment or supplement thereto) and each Free Writing Prospectus proposed to be filed with the SEC, and thereafter Issuer will furnish to Investor and underwriter, if any, such number of copies of such Registration Statement, each amendment and supplement thereto filed with the SEC (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424, Rule 430A, Rule 430B or Rule 430C under the Securities Act and such other documents as Investor or such underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by Investor, except that Issuer will not be required to provide to any Person any materials, information or document required to be filed by Issuer pursuant to the Exchange Act prior to its filing other than in connection with a Public Offering. Investor or its legal counsel may request that Issuer modify any information contained in such Registration Statement, amendment and supplement thereto and Issuer will use its reasonable best efforts to comply with such request, except that Issuer will not have any obligation to so modify any information if Issuer reasonably believes that so doing would cause the prospectus to contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

          (c)   After filing a Registration Statement, Issuer will (A) cause the related prospectus to be supplemented by any required prospectus supplement, and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act, (B) comply with the provisions of the Securities Act applicable to Issuer with respect to the disposition of all Registrable Securities covered by such Registration Statement during the applicable period in accordance with the intended methods of disposition by Investor thereof set forth in such Registration Statement or supplement to such prospectus and (C) promptly notify Investor of any stop order issued or threatened by the SEC or any state securities commission with respect thereto and take all reasonable best actions required to prevent the entry of such stop order or to remove it if entered.

          (d)   Issuer will use its reasonable best efforts to (A) register or qualify the Registrable Securities covered by such Registration Statement under such securities or Blue Sky Laws of such jurisdictions in the United States as Investor reasonably (in light of Investor's intended plan of distribution) or, in the case of an underwritten Public Offering, the managing underwriter reasonably, requests, and continue such registration or qualification in effect in such jurisdiction for the shortest of (1) as long as permissible pursuant to the Laws of such jurisdiction, (2) as long as Investor requests or (3) until all such Registrable Securities are sold and (B) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of Issuer's business and operations and do any and all other acts and things that may be reasonably necessary in accordance with Investor's plan of distribution or advisable to enable Investor to consummate the disposition of Investor's Registrable Securities, except that Issuer will not be required to (x) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 2.5(d),

  (y) subject itself to income taxation in any such jurisdiction or (z) consent to general service of process in any such jurisdiction.

          (e)   Issuer will promptly notify Investor (A) at any time when a prospectus relating to Investor's Registrable Securities is required to be delivered under the Securities Act, upon the discovery that, or upon the occurrence of an event as a result of which, the preparation of a supplement or amendment to such prospectus is required so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements in the light of the circumstances under which they were made not misleading and Issuer will promptly (subject to any applicable Suspension Period) prepare and make available to Investor and file with the SEC any such supplement or amendment, (B) as soon as Issuer becomes aware of any request by the SEC or any federal or state governmental authority for amendments or supplements to a Registration Statement or related prospectus covering Registrable Securities or for additional information relating thereto, (C) as soon as Issuer becomes aware of the issuance or threatened issuance by the SEC of any stop order suspending or threatening to suspend the effectiveness of a Registration Statement covering the Registrable Securities or (D) of Issuer's receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose.

          (f)    In connection with any Public Offering, (A) Issuer will enter into customary agreements (including an underwriting agreement in customary form) and take all other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities in any such Public Offering, including, if required, the engagement of a "qualified independent underwriter" in connection with the qualification of the underwriting arrangements with FINRA and (B) at the request of the Investor, Issuer will use reasonable best efforts to furnish on the date that Registrable Securities are delivered to the underwriters for sale pursuant to such registration a letter dated such date from the independent public accountants retained by the Issuer, addressed to the underwriters, stating that they are independent public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements of the Issuer included in the registration statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Securities Act, and such letter shall additionally cover such other financial matters (including information as to the period ending no more than five (5) Business Days prior to the date of such letter) with respect to such registration as such underwriters may reasonably request.

          (g)   Upon execution of confidentiality agreements in form and substance reasonably satisfactory to Issuer, Issuer will make available for inspection by Investor and any underwriter participating in any disposition pursuant to a Registration Statement being filed by Issuer pursuant to this Section 2.5 and any attorney, accountant or other professional retained by Investor or underwriter (collectively, the "Inspectors"), Issuer's financial and other records, pertinent corporate documents and properties (collectively, the "Records") as may be reasonably necessary to enable them to exercise their due diligence responsibility, and cause Issuer's officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such Registration Statement. Records that Issuer determines, in good faith, to be confidential and that it notifies the Inspectors are confidential will not be disclosed by the Inspectors unless (A) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such Registration Statement, (B) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, (C) disclosure of such Records is necessary to comply with federal or state securities Laws or the rules of any securities exchange or trading market on which the Issuer Common Stock is listed or traded or is otherwise required by Law or

  (D) the information in such Records is or becomes available to the public other than as a result of disclosure by any Inspector in violation the confidentiality agreements. Investor agrees that information obtained by it as a result of such inspections will be deemed confidential and may not be used by it or any of its Affiliates for any other purpose, including as the basis for any market transactions in any of Issuer's securities, unless and until such information is made generally available to the public. Investor further agrees that, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, it may, to the extent permitted by applicable Law, give notice to Issuer and allow Issuer, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

          (h)   Issuer will otherwise comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement or such other document that will satisfy the provisions of Section 11(a) of the Securities Act and the requirements of Rule 158 thereunder.

          (i)    Issuer may require Investor promptly to furnish in writing to Issuer such information regarding the distribution of the Registrable Securities as Issuer may from time to time reasonably request and such other information as may be reasonably required in connection with such registration.

          (j)    Investor agrees that, upon receipt of any notice from Issuer of the happening of any event of the kind described in Section 2.5(e), Investor will promptly discontinue disposition of Registrable Securities pursuant to the Registration Statement (including any Shelf Registration) covering such Registrable Securities until Investor's receipt of (A) copies of the supplemented or amended prospectus from Issuer or (B) further notice from Issuer that distribution can proceed without an amended or supplemented prospectus, and, in the circumstances described in clause (A), if so directed by Issuer, Investor will deliver to Issuer all copies, other than any permanent file copies and electronic copies then in Investor's possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. If Issuer gives such notice, Issuer will extend the period during which such Registration Statement is maintained effective (including the period referred to in Section 2.5(a)) by the number of days during the period from and including the date of the giving of notice pursuant to Section 2.5(e) to the date when Issuer (x) makes available to Investor a prospectus supplemented or amended to conform with the requirements of Section 2.5(e) or (y) delivers to Investor the notice described in clause (B).

          (k)   Issuer will use its reasonable best efforts to list all Registrable Securities of any class or series covered by such Registration Statement on any national securities exchange on which any of the Registrable Securities of such class or series are then listed or traded.

          (l)    Issuer will as soon as reasonably practicable following its actual knowledge thereof, notify Investor: (A) when a prospectus, any prospectus supplement, a Registration Statement or a post-effective amendment to a Registration Statement has been filed with the SEC, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective; (B) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to a Registration Statement, a related prospectus (including a Free Writing Prospectus) or for any other additional information; or (C) of Issuer's receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceedings for such purpose.

          (m)  Issuer will reasonably cooperate with Investor and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made by FINRA.

          (n)   Issuer will take all other steps reasonably necessary to effect the registration of such Registrable Securities and reasonably cooperate with the holders of such Registrable Securities to facilitate the disposition of such Registrable Securities. Such cooperation shall include the endorsement and transfer of any certificates representing Registrable Securities (or a book-entry Transfer to similar effect) Transferred in accordance with this Agreement.

          (o)   Issuer will, within the deadlines specified by the Securities Act, make all required filings of all prospectuses (including any Free Writing Prospectus) with the SEC and make all required filing fee payments in respect of any Registration Statement or related prospectus used under this Agreement (and any offering covered hereby).

          (p)   For purposes of Section 2.1(f), Section 2.5(a), and Section 2.5(c), the period of distribution of Registrable Securities in a firm commitment underwritten Public Offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Registrable Securities in any other registration shall be deemed to extend until the earlier of the sale of all Registrable Securities covered thereby and ninety (90) days after the effective date thereof. In connection with each registration hereunder, the Investor will timely furnish to the Issuer in writing such information with respect to itself and the proposed distribution by it as shall be reasonably necessary in order to assure compliance with federal and applicable state securities Laws. In connection with each registration pursuant to Section 2.1 or Section 2.2 covering an underwritten Public Offering, a Hedging Transaction, a Stock Lending Transaction or a Permitted Pledge, the Issuer and the Investor agree to enter into customary agreements (including an underwriting or similar agreement) with the managing underwriter or co-managing underwriters selected in the manner herein provided or the counterparty to such Hedging Transaction, Stock Lending Transaction or Permitted Pledge, as the case may be, in such form and containing such provisions as are customary in the securities business for such an arrangement between such underwriter or counterparty and companies of the Issuer's size and investment stature.

        2.6    INDEMNIFICATION

          (a)   Notwithstanding any termination of this Agreement, Issuer will indemnify and hold harmless (including the advancement of expenses (subject to customary reimbursement agreements)) the Investor and its Affiliates, stockholders, members, officers, directors, employees and agents, and each Person, if any, who controls Investor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, "Investor Parties") from and against any and all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys' fees and expenses) ("Damages") arising out of, directly or indirectly resulting from, or relating to any untrue statement or allegedly untrue statement of a material fact contained or incorporated by reference in any Registration Statement or any preliminary or final prospectus relating to the Registrable Securities (as amended or supplemented if the Issuer furnishes any amendments or supplements thereto) or any preliminary prospectus or Free Writing Prospectus relating to the Registrable Securities (including any information that has been deemed to be a part of any prospectus under Rule 159 under the Securities Act), or arising out of, directly or indirectly resulting from or relating to any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except that Issuer shall not be liable to any Investor Party for any Damages that arise out of, directly or indirectly result from or relate to any such untrue statement or omission or alleged untrue statement or omission so made based upon information furnished in writing to Issuer by or on behalf of Investor expressly for use therein. Issuer also agrees to indemnify and hold harmless any underwriters of the Registrable Securities, their respective officers and directors and each Person who controls any underwriter within the meaning of Section 15 of the Securities

  Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of Investor provided in this Section 2.6(a).

          (b)   Notwithstanding any termination of this Agreement, Investor will indemnify and hold harmless Issuer and its Affiliates, stockholders, members, officers, directors, employees and agents, and each Person, if any, who controls Issuer within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against all Damages to the same extent as the foregoing indemnity from Issuer to Investor, but only with respect to information furnished in writing by or on behalf of Investor expressly for use in any Registration Statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus or Free Writing Prospectus relating to the Registrable Securities (including any information that has been deemed to be a part of any prospectus under Rule 159 under the Securities Act). Investor will also indemnify and hold harmless any underwriters of the Registrable Securities, their respective officers and directors and each Person who controls any underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of Issuer provided in this Section 2.6(b). As a condition to including Registrable Securities in any Registration Statement filed in accordance with Article 2, Issuer may require that it has received an undertaking reasonably satisfactory to it from any underwriter to indemnify and hold it harmless to the extent customarily provided by underwriters with respect to similar securities and offerings. Investor will not be liable under this Section 2.6(b) for any Damages in excess of the net proceeds realized by it in the sale of Registrable Securities to which such Damages relate.

          (c)   If any proceeding (including any investigation by any governmental authority) is instituted involving any Person in respect of which indemnity may be sought pursuant to Section 2.6(a) or Section 2.6(b), such Person (an "Indemnified Party") must promptly notify the Person against whom such indemnity may be sought (the "Indemnifying Party") in writing and the Indemnifying Party will be entitled to participate in, and to the extent that it shall elect, to assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and will assume the payment of all reasonable fees and expenses, except that the failure of any Indemnified Party so to notify the Indemnifying Party will not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure to notify. Reimbursements payable pursuant to the indemnification contemplated by this Section 2.6 will be made by periodic payments during the course of any investigation or defense, as and when bills are received or expenses incurred. In any such proceeding, any Indemnified Party will have the right to retain its own counsel, but the fees and expenses of such counsel will be paid by such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party have mutually agreed to the retention of such counsel, (ii) the Indemnifying Party shall have failed promptly to assume the defense of such proceeding and to employ counsel (in accordance with this Section 2.6(c)) reasonably satisfactory to such Indemnified Party in any such proceeding or (iii) in the reasonable judgment of such Indemnified Party after receipt of written advice of counsel, representation of both Parties by the same counsel would be inappropriate due to actual or potential conflicting interests between them. It is understood that, in connection with any proceeding or related proceedings in the same jurisdiction, the Indemnifying Party will not be liable for the fees and expenses of more than one (1) separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties. If there is any such separate firm for the Indemnified Parties, such firm will be designated in writing by the Indemnified Parties. Notwithstanding the foregoing, the Parties acknowledge and agree that to the extent a claim is made against any Investor Party which may be indemnifiable pursuant to Section 2.6(a), such Investor Party will be entitled to retain its regular outside counsel to review and produce documents, electronic files and other materials in response to document requests in connection with any claim for which an Investor Party may be entitled to indemnification pursuant to

  Section 2.6(a), and make determinations with respect to and prosecute issues related to confidential information of any Investor Party. The Issuer will pay directly the reasonable fees and expenses of such counsel in connection with any such claim. The Indemnifying Party will not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party will indemnify and hold harmless each Indemnified Party from and against any Damages (to the extent obligated herein) by reason of such settlement or judgment. Without the prior written consent of each affected Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed so long as the Indemnifying Party has complied, and continues to comply, with its covenants and obligations under this Agreement), no Indemnifying Party will effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement (x) includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding and (y) does not result in any limitation or restriction upon the ability of any Investor Affiliate to exercise all rights, privileges and preferences applicable to it as a holder of Issuer Common Stock and its rights under this Agreement.

          (d)   If the indemnification provided for in Section 2.6(a) or Section 2.6(b) is unavailable to the Indemnified Parties or insufficient in respect of any Damages, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, will contribute to the amount paid or payable by such Indemnified Party as a result of such Damages in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and the applicable Indemnified Party, on the other hand, in connection with such actions which resulted in such Damages, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, will be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party and the Parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The Parties agree that it would not necessarily be just and equitable if contribution pursuant to this Section 2.6(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in this paragraph. The amount paid or payable by a party as a result of the Damages referred to in this paragraph will include, subject to the limitations set forth in Sections 2.6(a) and Section 2.6(b), any legal or other expenses reasonably incurred by a party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 2.6(d), Investor will not be required to contribute any amount in excess of the net proceeds (after deducting the underwriters' discounts and commissions) received by Investor in the offering. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

        2.7    PARTICIPATION IN PUBLIC OFFERING

        Investor may not participate in any Public Offering hereunder unless it has (i) agreed to sell its Registrable Securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and the provisions of this Agreement in respect of registration rights.

        2.8    TRANSFER OF REGISTRATION RIGHTS

        Investor shall have the right to transfer, by written agreement, any or all of its rights and obligations granted under this Article 2 (other than to the extent related to Section 2.6(b) with respect to any Registration Statement filed prior to such transfer) to any direct or indirect transferee of its Registrable Securities (each Person to whom such rights and obligations shall have been so transferred hereunder, a "Permitted Transferee"); provided, (i) such transferee is, at the time of such transfer, an Investor Affiliate or (ii) such transferee is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, and in either case (x) such transferee agrees, in writing in form and substance reasonably satisfactory to the Issuer, to be bound by the terms and provisions of this Article 2 being assigned to such Permitted Transferee and (y) such transfer of Registrable Securities shall be effected in compliance with this Agreement. Following any transfer or assignment made pursuant to this Section 2.8 in connection with the transfer by the Investor of a portion of its Registrable Securities, the Investor shall retain all rights under this Agreement with respect to the remaining portion of its Registrable Securities.

        2.9    FREE WRITING PROSPECTUSES

        Except for a prospectus relating to Registrable Securities included in a Registration Statement, an "issuer free writing prospectus" (as defined in Rule 433 under the Securities Act) prepared by the Issuer or other materials prepared by Issuer, Investor represents and agrees that it (a) will not make any offer relating to the Registrable Securities that would constitute an issuer free writing prospectus or that would otherwise constitute a Free Writing Prospectus and (b) will not distribute any written materials in connection with the offer or sale pursuant to a Registration Statement of Registrable Securities, in each case, without the prior written consent of Issuer and, in connection with any Public Offering, the underwriters.

        2.10    INFORMATION FROM AND OBLIGATIONS OF INVESTOR

        Issuer's obligation to include Investor's Registrable Securities in any Registration Statement or related prospectus is contingent upon Investor:

          (a)   furnishing to Issuer in writing its information with respect to its ownership of Registrable Securities and the intended method of disposition of its Registrable Securities as Issuer may reasonably request or as may be required by Law for use in connection with any related Registration Statement or prospectus (or amendment or supplement thereto) and all information required to be disclosed in order to make the information Investor previously furnished to Issuer not contain a material misstatement of fact or necessary to cause such Registration Statement or prospectus (or amendment or supplement thereto) not to omit a material fact with respect to Investor necessary in order to make the statements therein not misleading;

          (b)   complying with (i) the Securities Act and the Exchange Act, (ii) all applicable state securities Laws, (iii) the rules of any securities exchange or trading market on which the Issuer Common Stock is listed or traded and (iv) all other applicable regulations, in each case, in connection with the registration and the disposition of Registrable Securities;

          (c)   following its actual knowledge thereof, notifying Issuer of the occurrence of any event that makes any statement made in a Registration Statement, prospectus, issuer free writing prospectus or other Free Writing Prospectus regarding Investor untrue in any material respect or that requires the making of any changes in a Registration Statement, Prospectus or Free Writing Prospectus so that, in such regard, it will not contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements not misleading;

          (d)   providing Issuer with such information as may be required to enable Issuer to prepare a supplement or post-effective amendment to any such Registration Statement or a supplement to such prospectus or Free Writing Prospectus;

          (e)   using reasonable best efforts to cooperate with Issuer in preparing the applicable Registration Statement and any related prospectus;

          (f)    furnishing Issuer with all information required to be included in such Registration Statement by applicable securities Laws in connection with the disposition of such Registrable Securities as Issuer reasonably requests; and

          (g)   complying with the provisions of Section 5.16 of the Purchase Agreement during such period as the financial statements of Provide Commerce contemplated by such Section 5.16 are reasonably required by Issuer for inclusion or incorporation by reference into such Registration Statement and any related prospectus or prospectus supplement.

        2.11    RULE 144 REPORTING

        With a view to making available to the Investor the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Issuer agrees to use its reasonable best efforts to: (i) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act or any similar or analogous rule promulgated under the Securities Act, at all times from and after the date of this Agreement, (ii) file with the SEC, in a timely manner, all reports and other documents required of the Issuer under the Exchange Act and (iii) so long as the Investor owns any Registrable Securities, furnish to the Investor forthwith upon request: a written statement by the Issuer as to its compliance with the reporting requirements of Rule 144 under the Securities Act and of the Exchange Act; a copy of the most recent annual or quarterly report of the Issuer; and such other reports and documents as the Investor may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any Registrable Securities without registration.

        2.12    REGISTRATION IN CONNECTION WITH A HEDGING TRANSACTION, STOCK LENDING TRANSACTION OR PERMITTED PLEDGE

          (a)   Subject to Section 1.2(d) and this Article 2, the Issuer acknowledges that from time to time (including during the Restricted Period), the Investor may seek to enter into one or more Hedging Transactions, Stock Lending Transactions or a Permitted Pledge with a counterparty. The Issuer agrees that, in connection with any proposed Hedging Transaction, Stock Lending Transaction or Permitted Pledge, if, in the reasonable judgment of counsel to the Investor (after good faith consultation with counsel to the Issuer), it is necessary or desirable to register under the Securities Act sales or Transfers (whether short or long and whether by the Investor or the counterparty to such Hedging Transaction, Stock Lending Transaction or Permitted Pledge) of Registrable Securities or (by the counterparty) other shares of Issuer Common Stock in connection therewith, then a registration statement covering Registrable Securities or such other shares of Issuer Common Stock may be used in a manner otherwise in accordance with the terms and conditions of this Agreement to register such sales or Transfers under the Securities Act.

          (b)   Subject to Section 1.2(d) and this Article 2, if, in the circumstances contemplated by Section 2.12(a), the Investor seeks to register sales or Transfers of Registrable Securities (or the sale or Transfer by a counterparty of other shares of Issuer Common Stock) in connection with a Hedging Transaction, Stock Lending Transaction or Permitted Pledge at a time when a Registration Statement is effective, upon receipt of written notice thereof from the Investor, the Issuer shall use reasonable best efforts to take such actions as may reasonably be required to permit such sales or Transfers in connection with such Hedging Transaction, Stock Lending Transaction or Permitted Pledge to be covered by such effective Registration Statement in a manner otherwise in accordance with the terms and conditions of this Agreement, which may include, among other things, the filing of a prospectus supplement or post-effective amendment including a description of such Hedging Transaction, Stock Lending Transaction or Permitted Pledge, the name of the counterparty, identification of the counterparty or its Affiliates as underwriters or potential underwriters, if applicable, and any change to the plan of distribution contained in the prospectus. Any information regarding a Hedging Transaction, a Stock Lending Transaction or a Permitted Pledge contained in a Registration Statement shall be deemed to be information furnished in writing expressly for use therein by the Investor for purposes of Section 2.6.

        2.13    TERMINATION OF REGISTRATION RIGHTS

        Notwithstanding anything to the contrary contained herein, the registration rights granted under this Article 2 terminate and are of no further force and effect (other than Sections 2.3, 2.6 and 2.11), on the date on which there cease to be any Registrable Securities.

ARTICLE 3.
BOARD OF DIRECTORS

        3.1    INVESTOR DIRECTORS

        From and after the Closing, the manner of selecting nominees for election to the Issuer Board will be as follows:

          (a)   In connection with each annual or special meeting of shareholders of the Issuer at which Directors are to be elected (each such annual or special meeting, an "Election Meeting"), the Investor shall have the right to designate for nomination for election as an Investor Director such number of Investor nominees so that the total number of Investor Directors on the Issuer Board after giving effect to the election of the Investor nominees is equal to the product of the Investor Voting Interest multiplied by the Total Number of Directors, in each case rounded up to the next whole number; provided, that, if the Investor Voting Interest is less than ten percent (10%), then the Investor shall not be entitled to nominate any Person as an Investor Director.

          (b)   The Investor shall give written notice to the Nominating and Corporate Governance Committee of each such nominee for Investor Director not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual Election Meeting; provided, that, if such Election Meeting is called for a date that is not within thirty (30) days before or after such anniversary date, the Investor shall give such notice not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the immediately preceding annual Election Meeting was mailed or public disclosure of the date of such Election Meeting was made, whichever first occurred; provided, further, however, that if the Investor fails to give such notice in a timely manner, then the Investor shall be deemed to have nominated the incumbent Investor Director or Investor Directors, as applicable, in a timely manner; provided, further, that if the number of incumbent Investor Directors is less than the number of Investor Directors the Investor is entitled to designate pursuant to Section 3.1(a), then the Issuer and the Investor shall use their respective reasonable best efforts to mutually agree on a Director or Directors to satisfy the requirements of Section 3.1(a).

          (c)   In the event the Investor Beneficially Owns a number of shares of Issuer Common Stock which would entitle the Investor to nominate a number of Persons for election as a Director to the Issuer Board pursuant to Section 3.1(a) that is less than the number of Investor Directors on the Issuer Board at the time of determination, then the Investor will (x) designate in Investor's sole discretion the Investor Director or Investor Directors who are to resign from the Issuer Board so that the number of Investor Directors on the Issuer Board is equal to the number of Persons the

  Investor is entitled to nominate for election as a Director to the Issuer Board at such time pursuant to Section 3.1(a) and (y) use its reasonable best efforts to cause such Investor Director(s) to resign or otherwise be removed from the Issuer Board.

          (d)   In the event the Investor Beneficially Owns a number of shares of Issuer Common Stock which would entitle the Investor to nominate a number of Persons for election as a Director to the Issuer Board pursuant to Section 3.1(a) that is greater than the number of Investor Directors on the Issuer Board at the time of determination, then the Issuer will promptly take such actions (including increasing the number of Persons constituting the entire Issuer Board) as are necessary to create the appropriate number of vacancies or newly-created directorships on the Issuer Board and will cause those Persons designated by the Investor to fill such vacancies or newly-created directorships so that the number of Investor Directors on the Issuer Board is equal to the number of Persons the Investor is entitled to nominate for election as a Director to the Issuer Board at such time pursuant to Section 3.1(a). Such Persons designated by Investor to fill such vacancies shall be appointed to the class in which the vacancy occurs, and, in the event the number of Persons constituting the Issuer Board is increased, such Persons designated to fill such newly-created directorships shall first (with respect to the first such Person) be appointed to the class of Directors on the Issuer Board that stood for election at the most recent Election Meeting prior to such appointment, and then (with respect to each subsequent such Person) to the class of Directors on the Issuer Board that stood for election at the next-most recent Election Meeting prior to such appointment.

        3.2    SLATE OF DIRECTORS

          (a)   Subject to Section 3.5, the Issuer and the Issuer Board, including the Nominating and Corporate Governance Committee, shall cause each Investor Director designated in accordance with Section 3.1 to be included in management's slate of nominees for election as a Director at each Election Meeting.

          (b)   Until the earliest of (w) (A) five (5) years following the date of this Agreement and (B) if during the five (5) year period specified in clause (A), the Issuer Board ceases to be classified or the Issuer implements majority voting for the election of Directors, an additional one (1) year, for an aggregate of six (6) years following the date of this Agreement, (x) the date on which the Issuer and the Issuer Board fail to comply with the obligations set forth in Section 3.2(a), (y) the date the Investor Percentage Interest exceeds fifty percent (50%) and (z) the date the Investor Percentage Interest is less than ten percent (10%), if at least one (1) Investor Director serves on the Issuer Board, then the Investor will cause all shares of Issuer Common Stock Beneficially Owned by the Investor Affiliates to be voted (i) in favor of all Director nominees nominated by the Nominating and Corporate Governance Committee, (ii) against any other nominees and (iii) against the removal of any Director (including any Non-Investor Director) if the Nominating and Corporate Governance Committee so recommends.

        3.3    PROXY OR INFORMATION STATEMENT

        Within a reasonable time prior to the filing with the SEC of its proxy statement or information statement with respect to each Election Meeting, the Issuer shall, to the extent the Investor is entitled to representation on the Issuer Board in accordance with this Agreement, provide the Investor with the opportunity to review and comment on the information contained in such proxy or information statement applicable to the Investor Directors or Investor nominees.

        3.4    RECOMMENDATION AND VOTE

        The Issuer agrees to use reasonable best efforts to, and to use reasonable best efforts to cause the Issuer Board and the Nominating and Corporate Governance Committee to, cause the election of each Investor Director nominee to the Issuer Board at each Election Meeting (including recommending that the Issuer's stockholders vote in favor of the election of each Investor Director nominee and otherwise supporting the Investor Director nominees for election in a manner no less rigorous and favorable than the manner in which the Issuer supports its other nominees).

        3.5    QUALIFICATION AND REPLACEMENTS

          (a)   Each Person designated by Investor for appointment or election as an Investor Director will meet Issuer's standard qualifications for Directors. If any Investor Director or Person designated by Investor as its nominee for election or appointment as an Investor Director (i) is unable to serve as a nominee for election or appointment as a Director or to serve as a Director, for any reason (including, for the avoidance of doubt, to the extent the Issuer Board or the Nominating and Corporate Governance Committee determines that such Investor Director or Person is not acceptable pursuant to this Section 3.5), (ii) is removed (upon death, resignation or otherwise) or fails to be elected at an Election Meeting solely as a result of such Investor Director failing to receive a plurality of the votes of the shares present in person or represented by proxy at the Election Meeting and entitled to vote on the election of Directors, or (iii) is to be substituted by the Investor (with the relevant Investor nominee's consent and resignation) for election at an Election Meeting, the Investor shall have the right to submit the name of a replacement for each such Investor Director (each a "Replacement") to the Issuer for its approval (such Replacement to meet Issuer's standard qualifications for Directors) and who shall, if so approved, serve as the nominee for election or appointment as a Director or serve as Director in accordance with the terms of this Article 3 in the same class of Directors on the Issuer Board as the Director for which such Person serves as a Replacement. For each proposed Replacement that is not approved by the Issuer, the Investor shall have the right to submit another proposed Replacement to the Issuer for its approval on the same basis as set forth in the immediately preceding sentence. The Investor shall have the right to continue submitting the name of a proposed Replacement to the Issuer for its approval until the Issuer approves that a Replacement may serve as a nominee for election or appointment as a Director or to serve as a Director whereupon such Person is appointed as the Replacement. An Investor Director shall, at the time of nomination and at all times thereafter until such individual's service on the Issuer Board ceases, meet any applicable requirements or qualifications under applicable Law or applicable stock exchange rules. The Issuer acknowledges that, as of the date hereof, the Investor Directors who have joined or been appointed to join the Issuer Board at the Closing pursuant to the Purchase Agreement meet the standards set forth in this Section 3.5. No Investor nominated Person (or Investor Director, as the case may be) will be permitted to serve on the Issuer Board unless such Person has agreed in writing, in a form reasonably acceptable to both the Investor and Issuer, subject to applicable Law, to immediately resign from the Issuer Board in the event that the conditions specified in Section 3.1(c) shall have occurred.

          (b)   Neither the Nominating and Corporate Governance Committee, the Issuer nor the Issuer Board shall be under any obligation to nominate and recommend a proposed Investor Director (other than as provided below) if, as determined in good faith by the majority of the Non-Investor Directors, service by such nominee as a Director would reasonably be expected to fail to meet the independence standard of any stock exchange on which the Issuer Common Stock is listed or traded (including, for the avoidance of doubt, taking into account the position discussed in the first paragraph of IM-5605. Definition of Independence—Rule 5605(a)(2) of the Listing Rules of Nasdaq with respect to stock ownership by itself not precluding a finding of independence) or otherwise violate applicable Law, stock exchange rules or the Corporate Governance Guidelines of the Issuer (consistently applied); provided, that, notwithstanding this Section 3.5(b), the Investor will be entitled to designate as an Investor Director, at a minimum, two (2) Persons, and, at a maximum, no more than fifty percent (50%) of the proposed Investor Directors that do not meet the qualifications of this Section 3.5(b).

        3.6    COMMITTEES

          (a)   In connection with each Election Meeting subject to Section 3.1, the Issuer and the Issuer Board agree to cause the appointment of an Investor Director designated by the Investor to each of the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee, provided that (x) such Investor Director meets the independence and other requirements under applicable Law, such committee's charter and applicable stock exchange rules for such committee and (y) no Investor Director will be permitted to serve as chairperson of the Issuer Board or of any committee thereof; provided, that, the limitation set forth in clause (y) shall cease to apply if and when the Investor Percentage Interest exceeds fifty percent (50%). In the event the inability of an Investor Director to serve on the Issuer Board as described in Section 3.5 results in a vacancy on one of such committees, the Investor shall have the right to submit that the Replacement proposed pursuant to Section 3.5 be appointed to fill such committee vacancy, subject to the provisions of this Article 3. In the event an Investor Director is removed by the Issuer Board from the committee on which such Investor Director serves, the Investor shall have the right to submit the name of another Investor Director to fill the committee vacancy as a result of such removal, subject to the provisions of this Article 3.

          (b)   The Investor shall promptly take all appropriate action to use its reasonable best efforts to cause to resign from any committee set forth in Section 3.6(a) any Investor Director if, as determined in good faith by a majority of the Non-Investor Directors, service by such Investor Director on such committee would reasonably be expected to violate applicable Law or applicable stock exchange rules.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES

        4.1    REPRESENTATIONS AND WARRANTIES OF THE ISSUER

        The Issuer hereby represents and warrants to the Investor that:

          (a)   The Issuer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          (b)   The Issuer has requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Issuer has been duly and validly authorized by all necessary corporate action and no other corporate proceeding on the part of the Issuer is necessary to authorize this Agreement. This Agreement has been duly executed and delivered by the Issuer and, assuming due authorization, execution and delivery by the Investor, constitutes a legally valid and binding obligation of the Issuer, enforceable against Issuer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at Law.

          (c)   The execution and delivery of this Agreement by the Issuer does not, and the performance of the Issuer's obligations hereunder will not, (i) conflict with or violate any provision of the Issuer's Amended and Restated Certificate of Incorporation or Second Amended and Restated Bylaws or (ii) conflict with or violate any Law applicable to the Issuer.

        4.2    REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

        The Investor hereby represents and warrants to the Issuer that:

          (a)   The Investor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          (b)   The Investor has requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Investor has been duly and validly authorized by all necessary corporate action, and no other corporate proceeding on the part of the Investor is necessary to authorize this Agreement. This Agreement has been duly executed and delivered by the Investor and, assuming due authorization, execution and delivery by the Issuer, constitutes a legally valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at Law.

          (c)   The execution and delivery of this Agreement by the Investor does not, and the performance of the Investor's obligations hereunder will not, (i) conflict with or violate any provision of the Investor's Restated Certificate of Incorporation or Amended and Restated Bylaws or (ii) conflict with or violate any Law applicable to the Investor.

          (d)   As of the date of this Agreement, none of the Investor Affiliates Beneficially Own any Issuer Securities, other than the Shares.

ARTICLE 5.
TERMINATION

        5.1    TERMINATION

        Subject to Section 5.2 and other than the termination provisions applicable to particular Sections of this Agreement that are specifically provided elsewhere in this Agreement, this Agreement may only be terminated upon the occurrence of any of the following:

          (a)   upon the mutual written agreement of the Issuer and the Investor;

          (b)   by the Investor upon a material breach by the Issuer of any of the Issuer's representations, warranties, covenants or agreements contained herein and such breach shall not have been cured with ten (10) days after written notice thereof shall have been received by the Issuer;

          (c)   by the Issuer upon a material breach by the Investor of any of the Investor's representations, warranties, covenants or agreements contained herein and such breach shall not have been cured with ten (10) days after written notice thereof shall have been received by the Investor;

          (d)   in the event of any transaction permitted hereunder resulting in the Investor's acquisition of Majority Voting Power; or

          (e)   by either the Issuer or the Investor, in the event that the Investor Affiliates, at any time after the date hereof, hold an Investor Voting Interest of less than ten percent (10%) (after giving effect, for the avoidance of doubt, in the case of a Qualifying Transfer, to the substitution of any Qualifying Transferee as the "Investor" hereunder).

        5.2    EFFECT OF TERMINATION; SURVIVAL

        In the event of any termination of this Agreement pursuant to Section 5.1, this Agreement shall be terminated, and there shall be no further liability or obligation hereunder on the part of any Party hereto; provided, however, that nothing contained in this Agreement (including this Section 5.2) shall relieve either Party from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or occurring prior to such termination. Upon the termination of this Agreement in accordance with Section 5.1, this Agreement shall thereafter be null and void, except that, in the event that such termination occurs in accordance with:

          (a)   Section 5.1(b), then Section 1.1(a), Section 1.1(b), Section 1.1(c) , Section 1.1(g), Section 1.3 (other than Section 1.3(d)), Section 1.4(b), Section 1.5 and Section 1.6 and Article 2, Article 3 (other than Section 3.2(b))and Article 6 shall survive any such termination in accordance with their respective terms;

          (b)   Section 5.1(c), then Section 1.1(a), Section 1.1(d), Section 1.1(e) , Section 1.1(f), Section 1.2, Section 1.3(a), Section 1.3(b), Section 1.4(b) and Section 1.6 and Article 2 and Article 6 shall survive any such termination in accordance with their respective terms;

          (c)   Section 5.1(d), then Section 1.3 (other than Section 1.3(d)) and Section 1.4(b) and Article 2, Article 3 (other than Section 3.1(c), Section 3.2(b) and clause (y) of Section 3.6(a)) and Article 6 shall survive any such termination in accordance with their respective terms; or

          (d)   Section 5.1(e), then Article 2 and Article 6 shall survive any such termination in accordance with their respective terms.

ARTICLE 6.
GENERAL PROVISIONS

        6.1    CONFIDENTIAL INFORMATION

        Investor will hold, and will cause its Affiliates and their Representatives to hold, in strict confidence, and will not disclose to any Person, unless and to the extent disclosure is required by judicial or administrative process or, in the written opinion of its counsel, by other requirement of Law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, "Information") concerning Issuer and its Subsidiaries furnished to it by Issuer or its Representatives pursuant to this Agreement (except to the extent (x) such Information can be shown to have been (a) previously known by Investor on a non-confidential basis, (b) in the public domain through no fault of Investor or (c) later lawfully acquired from other sources by the party to which it was furnished and (y) such Information constitutes Issuer financial Information which is required by the Exchange Act to be set forth in any of the Investor's SEC filings).

        6.2    FEES AND EXPENSES

        Except as otherwise expressly provided herein, all expenses incurred by the Parties in connection with the negotiation, execution and delivery of this Agreement will be borne solely and entirely by the Party incurring such expenses.

        6.3    NOTICES

        Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) upon transmission by electronic mail or facsimile transmission as evidenced by confirmation of transmission to the sender (but only if followed by transmittal of a copy thereof by (x) national overnight courier or (y) hand delivery with receipt, in each case, for delivery by the second (2nd)

Business Day following such electronic mail or facsimile transmission), (iii) on receipt after dispatch by registered or certified mail, postage prepaid and addressed, or (iv) on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to the Issuer, addressed to it at:
FTD Companies, Inc.
3113 Woodcreek Drive
Downers Grove, Illinois 60515
Facsimile:
Attention: Scott D. Levin
E-Mail:
with a copy to:
Jones Day
901 Lakeside Avenue
Cleveland, Ohio 44114
Facsimile:
Attention: Lyle G. Ganske
James P. Dougherty
Email:
If to the Investor, addressed to it at:
Liberty Interactive Corporation
12300 Liberty Boulevard
Englewood, CO 80112
Facsimile:
Attention: Richard N. Baer
E-Mail:
with a copy to:
Baker Botts L.L.P.
30 Rockefeller Plaza
New York, New York 10112
Facsimile:
Attention: Frederick H. McGrath
Jonathan Gordon
E-mail:

        6.4    DEFINITIONS

        For purposes of this Agreement, the term:

        "13D Group" is defined as in Rule 13d-5(b) promulgated under the Exchange Act, except where the context otherwise requires; provided, that a group comprised solely of Investor Affiliates will not constitute a 13D Group for purposes of this Agreement.

        "203 Approval" means the resolution adopted by the Issuer Board prior to the date of the Purchase Agreement in the form attached hereto as Exhibit A.

        "Affiliate" of a Person has the meaning set forth in Rule 12b-2 under the Exchange Act. Notwithstanding anything to the contrary set forth in this Agreement, the Issuer and its Affiliates (other than the Investor Affiliates) shall not be deemed to be Affiliates of the Investor Affiliates for purposes of this Agreement.

        "Aggregate Purchase Price" has the meaning set forth in Section 1.2(f)(iii).

        "Agreement" has the meaning set forth in the preamble to this Agreement.

        "Alternative Transaction" has the meaning set forth in Section 2.1(e).

        "ASRS" has the meaning set forth in Section 2.1(a).

        "Beneficial Ownership" and related terms such as "Beneficially Owned" or "Beneficial Owner" with respect to any securities mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act).

        "Blue Sky Laws" means state securities or "blue sky" laws.

        "Business Day" means any day other than a day on which the SEC is closed.

        "Cap" means 37.5%; provided, however, that the Cap shall increase to 40.0% on December 31, 2016.

        "Change of Control Transaction" means the existence or occurrence of any of the following: (a) the sale, conveyance or disposition of all or substantially all of the assets of the Issuer; (b) the consolidation, merger or other business combination of the Issuer with or into any other entity, immediately following which the then current stockholders of the Issuer fail to own, directly or indirectly, at least Majority Voting Power; (c) a transaction or series of transactions in which any Person or "group" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires Majority Voting Power (other than (i) a reincorporation or similar corporate transaction in which the Issuer's stockholders own, immediately thereafter, interests in the new parent company in essentially the same percentage as they owned in the Issuer immediately prior to such transaction, or (ii) a transaction described in clause (b) (such as a triangular merger) in which the threshold in clause (b) is not passed); (d) the replacement of a majority of the Issuer Board with individuals who were not nominated by the Nominating and Corporate Governance Committee of the Issuer Board or appointed to fill vacancies by at least a majority of the Directors at the time of such replacement; or (e) entry by the Issuer into a definitive agreement approved by the Issuer Board with respect to a transaction involving any of the events described in clauses (a) through (d) of this definition.

        "Closing" means the closing of the transactions contemplated by the Purchase Agreement.

        "Closing Date" has the meaning set forth in Section 1.2(a).

        "Damages" has the meaning set forth in Section 2.6(a).

        "Delaware Courts" has the meaning set forth in Section 6.13.

        "DGCL" means the General Corporation Law of the State of Delaware.

        "Director" means a director of the Issuer.

        "Distribution Transaction" involving any Person that Beneficially Owns all or substantially all of the Issuer Common Stock owned by the Investor Affiliates (for purposes of this defined term excluding clause (ii) of the definition of Investor Affiliate) immediately prior to the Distribution Transaction means any transaction pursuant to which the equity interests of (i) such Person or (ii) any Person that directly or indirectly owns a majority of the equity interests of such Person are distributed (whether by redemption, dividend, share distribution, merger or otherwise) to all the Parent Company Holders, which classes or series of common stock are registered under Section 12(b) or 12(g) of the Exchange Act, on a pro rata basis with respect to each such class or series, or such equity interests of such Person are made available to be acquired by Parent Company Holders (including through any rights offering, exchange offer, exercise of subscription rights or other offer made available to Parent Company Holders), on a pro rata basis with respect to each such class or series, whether voluntary or involuntary.

        "Election Meeting" has the meaning set forth Section 3.1(a).

        "Exercise Notice" has the meaning set forth in Section 1.2(e)(ii).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "FINRA" means the Financial Industry Regulatory Authority, Inc.

        "Free Writing Prospectus" means any "free writing prospectus" as defined in Rule 405 promulgated under the Securities Act relating to the Registrable Securities included in the applicable Registration Statement.

        "Hedging Transaction" means any transaction involving an Investor Affiliate pursuant to which (i) a counterparty may engage in short sales, (ii) a counterparty may purchase and/or sell a swap or option (including a put or call option), (iii) the Investor Affiliate enters into a forward sale transaction (whether for a fixed or variable number of shares or at a fixed or variable price and whether pre-paid or post-paid), (iv) the Investor Affiliate issues a security that derives any significant part of its value from Issuer Common Stock (including a security exchangeable into Issuer Common Stock), and (v) the Investor Affiliate enters into a margin loan, in each case of or with respect to any Issuer Common Stock, and, if applicable to a particular transaction, such term includes (a) a pledge by an Investor Affiliate of any Issuer Common Stock in connection with any of the foregoing to secure the obligations of the pledgor under the Hedging Transaction and (b) the pledge of a Hedging Transaction itself to secure any extension of credit to a party based, in whole or part, on the value thereof.

        "Indemnified Party" has the meaning set forth in Section 2.6(c).

        "Indemnifying Party" has the meaning set forth in Section 2.6(c).

        "Information" has the meaning set forth in Section 6.1.

        "Inspectors" has the meaning set forth in Section 2.5(g).

        "Investor" has the meaning set forth in the preamble to this Agreement.

        "Investor Affiliate" means (i) the Investor, (ii) any Qualified Distribution Transferee, and (iii) each Affiliate of any of the foregoing, until such time as such Person is not an Affiliate of the Investor and/or any Qualified Distribution Transferee.

        "Investor Director" means any Person designated by the Investor (x) to become a member of the Issuer Board at the Closing pursuant to the Purchase Agreement and (y) pursuant to Article 3, in each case who is elected or appointed to the Issuer Board.

        "Investor Parties" has the meaning set forth in Section 2.6(a).

        "Investor Percentage Interest" means, as of any date of determination, the percentage represented by the quotient of (i) the number of shares of Issuer Common Stock that are Beneficially Owned by the Investor Affiliates and (ii) the sum of (x) the number of all outstanding shares of Issuer Common Stock and (y) any shares of Issuer Common Stock included in clause (i) that are issuable upon conversion, exchange or exercise of any equity security of the Issuer and not included in clause (x); provided, that, to the extent the Issuer has different classes or series of capital stock outstanding which have different voting rights than the Issuer Common Stock outstanding as of the date of this Agreement, then Investor Percentage Interest means, as of any date of determination, the percentage voting power represented by the shares of Issuer Common Stock Beneficially Owned by the Investor Affiliates.

        "Investor Voting Interest" means, as of any date of determination, the percentage represented by the quotient of (x) the number of shares of Issuer Common Stock Beneficially Owned by Investor Affiliates

and entitled to vote at an Election Meeting (if such Election Meeting was called as of the date of determination, or at such applicable Election Meeting provided for in Article 3) divided by (y) the total number of shares of Issuer Common Stock entitled to vote at such Election Meeting, disregarding for purposes of calculating such number of shares entitled to vote at such Election Meeting any shares of Issuer Common Stock issued pursuant to Section 1.5(e).

        "Issuer" has the meaning set forth in the preamble to this Agreement.

        "Issuer Acceptance Notice" has the meaning set forth in Section 1.2(f)(ii).

        "Issuer Board" means the Issuer's Board of Directors.

        "Issuer Common Stock" means the Issuer's issued and outstanding common stock, par value $0.0001 per share, and any other common equity security entitled to vote generally for the election of Directors.

        "Issuer Securities" means any securities of the Issuer or bank debt or obligations for borrowed money of Issuer or any of its Subsidiaries (or any rights, options or other securities convertible into or exercisable or exchangeable for such securities, bank debt or obligations for borrowed money), including any swaps or other derivative arrangements, in each case, whether or not any of the foregoing may be acquired or obtained immediately or only after the passage of time or upon the satisfaction of one or more conditions pursuant to any agreement, arrangement or understanding or otherwise.

        "Law" means any foreign or domestic law, statute, code, ordinance, rule, regulation, agency requirement, common law, order, judgment, writ, stipulation, award, injunction or decree.

        "Lent Shares" has the meaning set forth in Section 1.2(d)(ii).

        "Majority Voting Power" means the ownership of shares of (x) Issuer Common Stock and (y) other equity securities of the Issuer having the right to vote generally (and not just in special circumstances) in the election of Directors, which represent in the aggregate a majority of the outstanding voting power of the Issuer in any election of Directors.

        "Market Sale" has the meaning set forth in Section 1.2(e).

        "Market Sale Notice" has the meaning set forth in Section 1.2(e)(i).

        "Maximum Amount" has the meaning set forth in Section 1.5(b).

        "Maximum Offering Size" has the meaning set forth in Section 2.1(d).

        "Minimum Condition" has the meaning set forth in Section 1.1(b)(iv).

        "Nasdaq" means The Nasdaq Stock Market, and references thereto shall be deemed to include any other public stock market on which Issuer may be listed (including, as applicable, for purposes of reference to the rules and regulations thereof).

        "New Issuance Notice" has the meaning set forth in Section 1.5(a).

        "New Securities" has the meaning set forth in Section 1.5(d).

        "Non-Investor Directors" means those members of the Issuer Board that were not designated by Investor.

        "Parent Company" means the publicly traded Person that Beneficially Owns, through an unbroken chain of majority-owned subsidiaries, the Person having record ownership of the Issuer Common Stock. For purposes of this definition, the term "publicly traded" means that the Person in question (x) has a class or series of equity securities registered under Section 12(b) or 12(g) of the Exchange Act or (y) is required to file reports pursuant to Section 15(d) of the Exchange Act.

        "Parent Company Holders" means all the holders of one or more classes or series of common stock of the applicable Parent Company.

        "Permitted Offer" has the meaning set forth in Section 1.1(b).

        "Permitted Pledge" means a pledge of Registrable Securities or creation of a security interest in the Registrable Securities and any Transfer of Registrable Securities as a result of any default, event of default or foreclosure under such pledge or security agreement if (i) the pledgee or the secured party is a financial institution and (ii) the pledge or security interest is created in connection with a bona fide financing transaction or a Hedging Transaction.

        "Permitted Transferee" has the meaning set forth in Section 2.8.

        "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity or group.

        "Piggyback Registration" has the meaning set forth in Section 2.2(a).

        "Prohibited Transferee" means any Person who, directly or indirectly, including through one or more Subsidiaries, is engaged in the business of providing floral products and services to consumers, retail florists or other retail locations offering floral products anywhere in the world and such floral products and services account for greater than twenty percent (20%) of such Person's consolidated revenues.

        "Provide Commerce" has the meaning set forth in the recitals to this Agreement.

        "Public Offering" means an underwritten public offering of Issuer Common Stock pursuant to an effective registration statement under the Securities Act, other than (a) pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form under the Securities Act or (b) in connection with a rights offering.

        "Purchase Agreement" has the meaning set forth in the recitals to this Agreement.

        "Qualified Distribution Transferee" means any Person that meets the following conditions: (i) at the time of any Transfer to it of Issuer Common Stock, it is an Investor Affiliate (for purposes of this defined term excluding clause (ii) of the definition of Investor Affiliate), (ii) thereafter, by reason of a Distribution Transaction, it ceases to be an Investor Affiliate, and (iii) prior to such Transfer, it executes and delivers to the Issuer a written agreement reasonably satisfactory to the Issuer to be bound by, and entitled to the benefits of, this Agreement, prospectively, as contemplated by Section 1.3(a) of this Agreement.

        "Qualifying Amendment" has the meaning set forth in Section 1.3(c).

        "Qualifying Note" means a promissory note or other debt instrument delivered pursuant to Section 1.5(e) made by the Person entering into a definitive agreement for a Change of Control Transaction, which note or other debt instrument (i) is made or guaranteed by a Person which the Issuer Board, in the exercise of its good faith judgment, has determined has the financial capacity to satisfy its obligations on such note on maturity, (ii) is fully recourse to such maker (and any guarantor), (iii) pays interest at an interest rate, and having other terms, which the Issuer Board, in good faith, has determined are consistent with market terms for obligations of such type, (iv) has a maturity date of the first (1st) anniversary of the execution of such note.

        "Qualifying Transfer" shall mean a Transfer, in a single transaction, or in a series of related transactions, (a) to a Person (in each case, other than a Transfer to a Qualified Distribution Transferee, and other than to an Affiliate of Investor), who, following such Transfer, will Beneficially Own greater than fifteen percent (15%) of the outstanding Issuer Common Stock, but whose ownership percentage (calculated in the same manner as Investor Percentage Interest) upon, and giving effect to such Transfer, does not exceed the Cap and (b) following which, the Investor Affiliates will Beneficially Own less than five percent (5%) of the outstanding Issuer Common Stock.

        "Qualifying Transferee" means a Person acquiring shares of Issuer Common Stock in a Qualifying Transfer.

        "Records" has the meaning set forth in Section 2.5(g).

        "Registrable Securities" means, at any time, the Shares, together with (x) any securities distributed thereon or acquired upon exercise of any securities distributed thereon and (y) any shares of Issuer Common Stock with respect to which the Investor acquires Beneficial Ownership following the Closing; provided, such Shares will cease to be Registrable Securities at such time as (i) a Registration Statement covering such shares of Issuer Common Stock or other securities has been declared effective by the SEC and such shares of Issuer Common Stock or other securities have been disposed of pursuant to such effective registration statement, (ii) such shares of Issuer Common Stock or other securities are sold pursuant to Rule 144 (or any similar provisions then in force) or may be sold during any three-month period in a single transaction or series of transactions without volume or manner of sale limitations under Rule 144 (or any similar provisions then in force) or (iii) such shares of Issuer Common Stock or other securities are otherwise Transferred, assigned, sold, conveyed or otherwise disposed of and thereafter such securities may be resold without subsequent registration under the Securities Act; provided, however, that, with respect to this clause (iii), Registrable Securities held by an Investor Affiliate will not cease to be Registrable Securities by reason of the fact that such securities shall have been Transferred, for so long as such Registrable Securities continue to be held by any Investor Affiliate.

        "Registration Actions" has the meaning set forth in Section 2.1(f).

        "Registration Statement" means any registration statement of Issuer under the Securities Act that covers any of the Registrable Securities pursuant to the provisions of this Agreement.

        "Replacement" has the meaning set forth in Section 3.5.

        "Representatives" means, with respect to a Person, such Person's officers, managers, directors, general partner and employees, and, to the extent authorized to act on behalf of such Person, such Person's outside counsel, accountants, consultants or financial advisors or other Persons so acting.

        "Requested Shelf Registered Securities" has the meaning set forth in Section 2.1(c).

        "Restricted Period" has the meaning set forth in Section 1.2(a).

        "ROFO Notice" has the meaning set forth in Section 1.2(f)(i).

        "ROFO Purchase Agreement" has the meaning set forth in Section 1.2(f)(iii).

        "ROFO Purchaser" has the meaning set forth in Section 1.2(f)(ii).

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Selling Expenses" means all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for Investor.

        "Settlement Threshold" has the meaning set forth in Section 1.2(d)(iii).

        "Shares" has the meaning set forth in the recitals to this Agreement.

        "Shelf Public Offering" has the meaning set forth in Section 2.1(c).

        "Shelf Public Offering Request" has the meaning set forth in Section 2.1(c).

        "Shelf Registration" has the meaning set forth in Section 2.1(a).

        "Stockholder Rights Provision" means any stockholder rights plan or similar plan or agreement or any charter or bylaw provision (x) the purpose or reasonably evident effect of which is to restrict or limit the Investor's ability to acquire shares of Issuer Common Stock up to the Cap (or any amount in excess thereafter as provided in this Agreement) or to Transfer Issuer Common Stock among the Issuer Affiliates or in a Distribution Transaction, or to engage in a Qualifying Transfer or (y) the reasonably evident effect of which is to impose on the Investor Affiliate, Qualified Distribution Transferee or Qualifying Transferee, or to cause such Person to incur or suffer, any restriction, limitation, economic detriment or cost (including through disproportionate dilution, relative to other holders of Issuer Common Stock, of such Person's equity or voting power or through a requirement to purchase or otherwise acquire, or offer to acquire, additional equity securities of the Issuer in the form of a mandatory offer requirement, "fair price" or similar provision) as a result of such Person's and/or its Affiliates' acquisition or continued ownership of Issuer Common Stock.

        "Stock Lending Transaction" shall mean a transaction whereby an Investor Affiliate lends shares of Issuer Common Stock to a third party or permits a third party to sell, pledge, rehypothecate, assign, invest, use, commingle or otherwise dispose of, or otherwise use in its business, such shares of Issuer Common Stock.

        "Subject Shares" has the meaning set forth in Section 1.2(f)(i).

        "Subsidiary" means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

        "Suspension Notice" has the meaning set forth in Section 2.1(f).

        "Suspension Period" has the meaning set forth in Section 2.1(f).

        "Target Price" has the meaning set forth in Section 1.2(f)(i).

        "Third Party" means any Person who, in the reasonable good faith judgment of the Non-Investor Directors, is not, directly, or indirectly through one or more intermediaries, acting in concert with the Investor Affiliates.

        "Third Party Offer" has the meaning set forth in Section 1.1(b).

        "Total Number of Directors" means the total number of Persons constituting the entire Issuer Board (as specified in the charter or bylaws of the Issuer or any resolution of the Issuer Board).

        "Trading Day" means (x) with respect to the Issuer Common Stock, any day (i) other than a Saturday, a Sunday, a day on which Nasdaq is not open for business, or a day on which Nasdaq is scheduled, as of the date hereof, to close prior to its normal weekday scheduled closing time and (ii) during which trading of the Issuer Common Stock on Nasdaq has not been suspended for more than ninety (90) minutes, and (y) with respect to any other security, any day (i) other than a Saturday, a Sunday, a day on which the public stock market on which such security is traded is not open for business, or a day on which such public stock market is scheduled, as of the date hereof, to close prior to its normal weekday scheduled closing time and (ii) during which trading of such security on such public stock market has not been suspended for more than ninety (90) minutes.

        "Transfer" by any Person means directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Issuer Common Stock Beneficially Owned by such Person or of any interest (including any voting interest) in any Issuer Common Stock Beneficially Owned by such Person. Notwithstanding the foregoing, any sale or transfer of the Parent Company (or any equity interests therein), or any change of control of the Parent Company, will not constitute a Transfer of the Issuer Common Stock Beneficially Owned by such Parent Company.

        "Transferee" means any Person that is the recipient or beneficiary of any Transfer.

        "Volume Weighted Average Price" means, a price per share of Issuer Common Stock equal to the volume-weighted average price of the Rule 10b-18 eligible trades in the shares of Issuer Common Stock for the specified period of Trading Days as determined by reference to the screen entitled "FTD <EQUITY> AQR SEC" as reported by Bloomberg L.P. (without regard to pre-open or after hours trading outside of any regular trading session for such Trading Day).

        6.5    INTERPRETATION

        When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference is to an Article of, Section of or Exhibit to this Agreement unless otherwise indicated. The words "include", "includes" and "including" when used herein are deemed in each case to be followed by the words "without limitation." The words "hereof", "herein" and "hereunder" and words of like import used in this Agreement refers to this Agreement as a whole and not to any particular provision of this Agreement. The words "date hereof" shall refer to the date of this Agreement. Any reference to "days" means calendar days unless Business Days are expressly specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded and if the last day of such period is not a Business Day, the period shall end at 5:00 p.m. Denver, Colorado time on the next succeeding Business Day. The term "or" is not exclusive and means "and/or" unless the context in which such phrase is used shall dictate otherwise. Terms defined in the singular in this Agreement also include the plural and vice versa. The word "extent" in the phrase "to the extent" means the degree to which a subject or other thing extends, and such phrase does not mean simply "if" unless the context in which such phrase is used dictates otherwise. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Any reference in this Agreement to a person shall be deemed to be a reference to such Person and any successor (by merger, consolidation, transfer or otherwise) to all or substantially all of its assets.

        6.6    HEADINGS

        The headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning, construction or interpretation of this Agreement.

        6.7    SEVERABILITY

        If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        6.8    ENTIRE AGREEMENT

        This Agreement (together with the letter agreement, dated as of February 19, 2014, entered into by Investor and Issuer and the Purchase Agreement and the other documents delivered pursuant thereto) constitutes the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof.

        6.9    ASSIGNMENT

        Except as expressly provided in this Agreement, neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned, in whole or in part, by either Party without the prior written consent of the other Party. Any purported assignment without such prior written consent will be void.

        6.10    FURTHER ASSURANCES

        Each Party shall cooperate and take such action as may be reasonably requested by the other Party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby; provided, however, that no Party shall be obligated to take any actions or omit to take any actions that would be inconsistent with applicable Law.

        6.11    PARTIES IN INTEREST

        This Agreement will be binding upon and inure solely to the benefit of each Party and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that, any Indemnified Party will be deemed a third party beneficiary of the Indemnifying Party's obligations under Section 2.6 hereof and will be entitled to enforce its rights thereunder directly against such Indemnifying Party. The representations and warranties in this Agreement are the product of negotiations between the Parties and are for the sole benefit of the Parties. The representations and warranties in this Agreement may represent an allocation between the Parties of risks associated with particular matters regardless of the knowledge of either Party. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

        6.12    MUTUAL DRAFTING

        Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties and this Agreement shall not be construed against any Party as the principal draftsperson hereof.

        6.13    GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF TRIAL BY JURY

        This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of Laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. The Parties hereby irrevocably and unconditionally submit to the sole and exclusive jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, of any other State Court of the State of Delaware or any Federal Court of the United States of America sitting in the State of Delaware (collectively, the "Delaware Courts"), in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Delaware Courts, or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the Delaware Courts. The Parties hereby consent to and grant the Delaware Courts jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.3 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

        EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.13.

        6.14    COUNTERPARTS

        This Agreement may be executed via facsimile or .pdf and in two (2) or more counterparts, and by the different Parties in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

        6.15    SPECIFIC PERFORMANCE

        The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in addition to any other remedy to which they are entitled at Law or in equity and it is agreed by the Parties that the remedy at Law, including monetary damages, for breach of any such provision will be inadequate compensation for any loss and that any defense or objection in any action for specific performance or injunctive relief for which a remedy at Law would be adequate is waived.

        6.16    AMENDMENT

        This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

        6.17    WAIVER

        At any time, either Party may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other with any of the agreements or conditions contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the Party making such waiver, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure or for any other period not specifically provided in the waiver.

        6.18    ADJUSTMENT OF SHARE NUMBERS AND PRICES

        If, after the effective time of this Agreement, there is a subdivision, split, stock dividend, combination, reclassification or similar event with respect to any of the shares of Issuer Common Stock referred to in this Agreement, then, in any such event, the numbers and types of shares of such Issuer Common Stock referred to in this Agreement and, if applicable, the prices of such shares, shall be adjusted to the number and types of shares of such Issuer Common Stock that a holder of such number of shares of such Issuer Common Stock would own or be entitled to receive as a result of such event if such holder had held such number of shares immediately prior to the record date for, or effectiveness of, such event, and the prices for such shares shall be similarly adjusted.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed, as of the date first written above, by their respective officers thereunto duly authorized.

INVESTOR
LIBERTY INTERACTIVE CORPORATION
By:	Name: Title:
ISSUER
FTD COMPANIES, INC.
By:	Name: Title:

[Signature Page to Investor Rights Agreement]

EXHIBIT A

Resolutions Adopted at a Special Meeting
of the Board of Directors
July 28, 2014

The Acquisition; Issuance of Restricted Company Common Stock

        RESOLVED, that the form, terms and provisions of the Stock Purchase Agreement (the "Stock Purchase Agreement") to be entered into by and among FTD Companies, Inc., a Delaware corporation (the "Company"), Liberty Interactive Corporation, a Delaware corporation ("LIC") and Provide Commerce, Inc., a Delaware corporation ("Target"), including any exhibits, annexes and schedules thereto, in substantially the form presented to the Board of Directors of the Company (the "Board"), with such changes therein and additions thereto as shall be made in accordance with the following resolution, providing, among other things, for the acquisition by the Company of 100% of the stock of Target (the "Acquisition"), and the payment of consideration therefor by the Company consisting of (A) $121,460,980 in cash and (B) the issuance by the Company of 10,203,010 shares of Common Stock of the Company (the "Restricted Stock Issuance"), and the other transactions, actions and instruments contemplated by or incident to the Stock Purchase Agreement be and hereby are authorized, adopted and approved for all purposes;

        FURTHER RESOLVED, that each executive officer of the Company (collectively, the "Authorized Officers") be, and each of them hereby is, authorized for and on behalf of the Company to execute and deliver the Stock Purchase Agreement with such additions, deletions, changes or modifications as such Authorized Officer executing the same shall approve, such execution and delivery to conclusively evidence the authorization and approval thereof by the Company, and are each hereby empowered to take any other action and make any such filings as such Authorized Officer deems necessary or desirable in connection with the execution, delivery and performance of the Stock Purchase Agreement and the consummation of the transactions contemplated thereby, including the Acquisition;

        FURTHER RESOLVED, that the Restricted Stock Issuance be, and it hereby is, authorized and approved, and that when issued under the Stock Purchase Agreement, such Company Common Stock will be validly issued, fully paid and nonassessable shares of common stock of the Company; and

        FURTHER RESOLVED, that, in connection with the Acquisition and the Restricted Stock Issuance, the Company reserves for issuance 10,203,010 shares of Company Common Stock required to be issued to LIC when and as provided in the Stock Purchase Agreement.

Approval of Investor Rights Agreement

        RESOLVED, that the form, terms and provisions of the Investor Rights Agreement (the "Investor Rights Agreement") to be entered into by the Company and LIC upon the consummation of the transactions anticipated by the Stock Purchase Agreement, including any exhibits, annexes and schedules thereto, in substantially the same form presented to the Board, with such changes therein and additions thereto as shall be made in accordance with the following resolution, and the other transactions, actions and instruments contemplated by or incident to the Investor Rights Agreement be and hereby are authorized, adopted and approved for all purposes; and

        FURTHER RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized for and on behalf of the Company to execute and deliver the Investor Rights Agreement upon the consummation of the transaction with such additions, deletions, changes or modifications as such Authorized Officer executing the same shall approve, such execution and delivery to conclusively evidence the authorization and approval thereof by the Company, and are each hereby empowered to take any other action and make any such filings as such Authorized Officer deems necessary or desirable in connection with the execution, delivery and performance of the Investor Rights Agreement and the consummation of the transactions contemplated thereby.

DGCL 203 Waiver

        RESOLVED, that each of the Investor Affiliates (as defined in the Investor Rights Agreement) and any "affiliates" or "associates" thereof (for purposes of this resolution, as defined in and contemplated by Section 203(c)(1) and Section 203(c)(2) of the General Corporation Law of the State of Delaware ("DGCL")), including persons who become "affiliates" or "associates" of the Investor Affiliates after the date hereof, any group composed solely of Investor Affiliates and any "affiliates" or "associates" thereof, and any Qualified Distribution Transferee (as defined in the Investor Rights Agreement) that receives Issuer Common Stock (as defined in the Investor Rights Agreement) in a Distribution Transaction (as defined in the Investor Rights Agreement) and any "affiliates" or "associates" thereof (collectively, the "Exempt Persons"), are approved as an "interested stockholder" within the meaning of Section 203 of the DGCL and that any acquisition of "ownership" of "voting stock" (as defined in and contemplated by Section 203(c)(8) and Section 203(c)(9) of the DGCL) of the Company (or any successor thereto) by any of the Exempt Persons, either individually or as a group, as any such acquisition may occur from time to time (including in circumstances where an Investor Affiliate, or "affiliate" or "associate" thereof ceases to be an "affiliate" of the Investor (as defined in the Investor Rights Agreement) and continues to own voting stock of the Company, so long as such person meets the requirements of a Qualified Distribution Transferee (as defined in the Investor Rights Agreement) or an "affiliate" thereof), be and hereby are approved for purposes of Section 203 of the DGCL, and the restrictions on "business combinations" contained in Section 203 of the DGCL shall not apply to any of the Exempt Persons.

Annex C

July 28, 2014

Board of Directors
FTD Companies, Inc.
3113 Woodcreek Drive
Downers Grove, IL 60515

The Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to FTD Companies, Inc. (the "Company") of the Consideration (as defined below) to be paid by the Company pursuant to the Stock Purchase Agreement (the "Agreement") to be entered into by and among the Company, Liberty Interactive Corporation (the "Seller"), the indirect owner of all of the outstanding common stock of Provide Commerce Inc. (the "Target") and the Target. As more fully described in the Agreement, the Company will acquire all of the outstanding shares of common stock of the Target, par value $0.0001 per share ("Target Common Stock"), in exchange for $121,460,980 of cash and 10,203,010 shares of the common stock, par value $0.0001 per share, of the Company ("Company Common Stock") (such cash and shares of Company Common Stock in the aggregate, the "Consideration"), subject to adjustments as specified in the Agreement (as to which we express no opinion).

        We have acted as your financial advisor in connection with the Transaction and will receive a fee for our services, the principal portion of which is contingent upon the consummation of the Transaction. We will also receive a fee upon delivery of this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and the Target. We have provided investment banking and other services to the Company and to an affiliate of the Seller unrelated to the Transaction and have received compensation for such services, and in the future may provide and receive compensation for such services to the Company and the Seller. In the past two years prior to the date hereof, we acted as, among other things, financial advisor (a) to United Online, Inc. in connection with the spin-off of the Company, and (b) to affiliates of the Seller in connection with a potential sale of the remaining stake of such affiliate to the Seller.

        Our opinion does not address the Company's underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to the Transaction or any other matter. At your direction, we have not been asked to, nor do we, offer any opinion as to any terms of the Agreement or any aspect or implication of the Transaction, except for the Consideration to the extent expressly specified herein. Our opinion relates to the relative values of the Company and the Target. With your consent, we express no opinion as to what the value of Company Common Stock actually will be when issued pursuant to the Transaction or the prices at which Company Common Stock or Target Common Stock may trade at any time. We are not tax, legal, regulatory or accounting experts and have assumed and relied upon, without independent verification, the assessments of the Company and its other advisors with respect to tax, legal, regulatory and accounting matters. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, that the Transaction will be consummated in accordance with its terms and that the parties to the Agreement will comply with all the material terms of the Agreement. We also have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without the imposition of any delay, limitation, restriction, divestiture or condition that would have an adverse effect on the Target or the Company or on the expected benefits to the Company of the Transaction.

        In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Target furnished to us by the Target and the Company, including financial forecasts provided to or discussed with us by the management of the Target and the Company; (iii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company, including financial forecasts provided to or discussed with us by the management of the Company; (iv) reviewed certain internal information relating to cost savings, synergies and related expenses expected to result from the Transaction (the "Expected Synergies") furnished to us by the Company and the Target; (v) conducted discussions with members of the senior managements and representatives of the Company and the Target concerning the information described in clauses (i)-(iv) of this paragraph, as well as the businesses and prospects of the Target and the Company generally; (vi) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (vii) reviewed the financial terms of certain other transactions that we deemed relevant; (viii) reviewed a draft, dated July 28, 2014, of the Agreement; (ix) participated in certain discussions and negotiations among representatives of the Company and the Target and their advisors; and (x) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

        In connection with our review, we have not assumed any responsibility for independent verification of any of the information supplied to, discussed with or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Target or the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and other information relating to the Target, the Company, the Expected Synergies and the proposed adjustment to the Target's EBITDA relating to weather issues occurring in 2014 (the "EBITDA Adjustments"), we have assumed, at your direction, that such forecasts and other information have been reasonably prepared on a basis reflecting (i) the best currently available estimates and judgments of the management of the Target and the Company as to the future performance of the Target, such Expected Synergies (including the amount, timing and achievability thereof) and the amount and appropriateness of the EBITDA Adjustment and (ii) the best currently available estimates and judgments of the management of the Company as to the future performance of the Company. We also have assumed, at your direction, that the future financial results (including Expected Synergies and EBITDA Adjustments) reflected in such forecasts and other information will be achieved at the times and in the amounts projected. Additionally, at management's direction, we have not applied any effect to valuation based upon the proposed pro forma ownership of the combined company, including, without limitation, the significant ownership the Seller will have. Finally, at your direction, we have relied on the assessments of the management of the Company as to the Company's ability to integrate the businesses of the Target and the Company.

        Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

        This opinion is for the use and benefit of the Board of Directors of the Company (in its capacity as such) in its evaluation of the Transaction and may not be disclosed without our prior written consent. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company or the Target.

        In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Consideration or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

        Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Consideration to be paid by the Company in the Transaction is fair from a financial point of view to the Company.

Very truly yours,
MOELIS & COMPANY LLC

PRELIMINARY PROXY MATERIALS, SUBJECT TO COMPLETION FTD Companies, Inc. Special Meeting of Stockholders [•], 2014 [•] Central Time 3113 Woodcreek Drive Downers Grove, Illinois 60515 Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Proxy Statement is available at [•] FTD Companies, Inc. Special Meeting of Stockholders [•], 2014 [•] Central Time This proxy is solicited by the Board of Directors of FTD Companies, Inc. The stockholder(s) hereby appoint(s) [Scott D. Levin and Becky A. Sheehan], or either of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of FTD Companies, Inc. that the stockholders(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at [•] Central Time on [•], 2014, at FTD Companies, Inc.’s Corporate Offices at 3113 Woodcreek Drive, Downers Grove, Illinois 60515, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. If other business is presented at the Special Meeting of Stockholders, this proxy will be voted by the persons named as proxies above in their discretion. Address Changes/Comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side) Continued and to be signed on reverse side

PRELIMINARY PROXY MATERIALS, SUBJECT TO COMPLETION VOTE BY INTERNET – [•] Use the Internet to transmit your voting instructions and for electronic delivery of information up until [•] Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE – [•] Use any touch-tone telephone to transmit your voting instructions up until [.] Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. FTD COMPANIES, INC. 3113 WOODCREEK DRIVE DOWNERS GROVE, IL 60515 VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to [•]. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY FTD COMPANIES, INC. The Board of Directors recommends you vote FOR proposals 1 and 2. For Against Abstain 1. To approve the issuance (the “stock issuance”) of 10,203,010 shares of FTD common stock to a wholly owned subsidiary of Liberty Interactive Corporation (“LIC”), pursuant to the Stock Purchase Agreement, dated July 30, 2014, by and among FTD, LIC and Provide Commerce, Inc., an indirect wholly owned subsidiary of LIC (“Provide Commerce”), pursuant to which FTD (through a wholly owned subsidiary) proposes to acquire from a wholly owned subsidiary of LIC all of the issued and outstanding shares of common stock of Provide Commerce; and 2. To adjourn the special meeting, if necessary or appropriate, for the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to constitute a quorum or to approve the stock issuance. NOTE: To transact such other business as may properly come before the meeting or any adjournment or postponement thereof. For address changes/comments, mark here (see reverse for instructions) Please indicate if you plan to attend this meeting. Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date